     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 2002


                                                      REGISTRATION NO. 333-70520
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                              -------------------

                           MAGNA ENTERTAINMENT CORP.

             (Exact name of registrant as specified in its charter)

              DELAWARE                                7948                               98-0208374
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                                337 MAGNA DRIVE
                            AURORA, ONTARIO L4G 7K1
                                     CANADA
                                 (905) 726-2462

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                  GARY M. COHN
                 VICE-PRESIDENT, SPECIAL PROJECTS AND SECRETARY
                           MAGNA ENTERTAINMENT CORP.
                                337 MAGNA DRIVE
                            AURORA, ONTARIO L4G 7K1
                                     CANADA
                                 (905) 726-2462

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:


                      SCOTT M. FREEMAN                                               MARC D. JAFFE
              SIDLEY AUSTIN BROWN & WOOD LLP                                        LATHAM & WATKINS
                      875 THIRD AVENUE                                              885 THIRD AVENUE
                     NEW YORK, NY 10022                                            NEW YORK, NY 10022
                       (212) 906-2000                                                (212) 906-1200


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this registration statement becomes effective.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                                EXPLANATORY NOTE


    This registration statement contains two forms of prospectus: one to be used in connection with the offerings of Class A Subordinate Voting Stock in the United States (the "U.S. Prospectus") and elsewhere, other than Canada, and one to be used in connection with the offering of such stock in Canada (the "Canadian Prospectus"). The U.S. Prospectus and the Canadian Prospectus are identical except for the cover page, the back page and certain other pages, and except that the Canadian Prospectus includes a "Certificate of the Company" and a "Certificate of the Underwriters". The form of the U.S. Prospectus is included herein and is followed by the cover page, the back page, such other pages and such Certificates to be used in the Canadian Prospectus. Each of the alternate pages for the Canadian Prospectus included herein is labeled "Alternate Page for Canadian Prospectus".

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 8, 2002


PRELIMINARY PROSPECTUS

                               20,000,000 SHARES

                           MAGNA ENTERTAINMENT CORP.

                        CLASS A SUBORDINATE VOTING STOCK
                               ------------------

We are offering shares of our Class A Subordinate Voting Stock in the United States and in Canada.


Our Class A Subordinate Voting Stock is traded on the Nasdaq National Market under the symbol "MIEC" and on The Toronto Stock Exchange under the symbol "MIE.A". On March 7, 2002, the last sale price on the Nasdaq National Market for our Class A Subordinate Voting Stock was U.S. $9.16 per share and the last sale price on The Toronto Stock Exchange for our Class A Subordinate Voting Stock was Cdn. $14.52 per share.



SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT THE RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR CLASS A SUBORDINATE VOTING STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                 PER
                                                                SHARE       TOTAL
                                                              ---------   ---------
Public offering price.......................................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to us............................  $           $

The underwriters may purchase up to an additional 3,000,000 shares of Class A Subordinate Voting Stock from us at the public offering price less the underwriting discount to cover over-allotments.


The underwriters expect to deliver the shares against payment in New York, New
York, on      , 2002.


                            ------------------------

                                CO-LEAD MANAGERS

BEAR, STEARNS & CO. INC.                                                   BMO NESBITT BURNS CORP.
SOLE BOOK-RUNNING MANAGER
                                        CIBC WORLD MARKETS


               The date of this prospectus is            , 2002.

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS THE PRINCIPAL FEATURES OF THIS OFFERING AND SHOULD BE READ TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL DATA AND STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "ADDITIONAL INFORMATION" BEGINNING ON PAGE 85.



    IN THIS PROSPECTUS, WHEN WE USE THE TERMS "WE", "US", "OUR" AND THE "COMPANY", WE ARE REFERRING TO MAGNA ENTERTAINMENT CORP. AND ITS SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES. IN THIS PROSPECTUS, UNLESS STATED OTHERWISE, ALL REFERENCES TO "$" ARE TO U.S. DOLLARS AND ALL REFERENCES TO "CDN. $" ARE TO CANADIAN DOLLARS. ALL PRO FORMA FINANCIAL OR OPERATING INFORMATION IN THIS PROSPECTUS IS DERIVED FROM OUR UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS), WHICH GIVE EFFECT TO ACQUISITIONS THAT WE MADE AFTER JANUARY 1, 2000 AS THOUGH THEY WERE COMPLETED ON THAT DATE. SEE "PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(LOSS)" BEGINNING ON PAGE F-2.


    UNLESS OTHERWISE STATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION HAS NOT BEEN EXERCISED.

OUR COMPANY


    We are the leading owner and operator of thoroughbred racetracks in the United States, based on revenue, and a leading supplier, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. We currently operate eight thoroughbred racetracks, one standardbred racetrack and one greyhound racetrack, as well as the simulcast wagering venues at these tracks. In addition, we operate off-track betting ("OTB") facilities and a national account wagering business known as XpressBet-TM-, which permits customers to place wagers by telephone and over the Internet on horse races at up to 65 racetracks in North America. We also have a one-third ownership interest in Racetrack Television Network, LLC, a new venture formed to telecast races from our racetracks and other racetracks, via satellite, to paying subscribers. On a pro forma basis for the year ended December 31, 2001, our operations generated consolidated revenue of approximately $548.0 million.



    Since December 1998, we have acquired four of the most prestigious racetrack operations in North America: Santa Anita Park near Los Angeles, Gulfstream Park near Miami, and Golden Gate Fields and Bay Meadows near San Francisco. We have also acquired the racetrack operations of The Meadows near Pittsburgh, Thistledown near Cleveland, Remington Park in Oklahoma City and Great Lakes Downs in Muskegon, Michigan. We own all the land on which the above-mentioned racetracks are located, with the exception of Bay Meadows and Remington Park, where we lease the land from third parties. In addition, we recently began to lease and operate Portland Meadows and we recently acquired the operations of and leased Multnomah Greyhound Park, both of which are located in Portland, Oregon. See "Recent Developments". These acquisitions have enabled us to secure the ownership rights to what we believe is some of the highest quality and most popular live horse racing content in North America, based on standard industry measures, such as total handle, average daily attendance and average daily wagering, both on and off-track. We believe that the aggregation of this high-quality content, coupled with a strong branding strategy and the introduction of new media distribution technologies, will enhance the distribution of our content and help us develop new sources of revenues. We intend to continue to acquire strategic racetracks and other related assets on a selective basis.

    Information about our racing operations is set forth below.



                                                                                YEAR ENDED DECEMBER 31, 2001
                                                 LOCAL       -------------------------------------------------------------------
                                                MARKET                                  LIVE     TOTAL HANDLE(2)      REVENUE
                                   DATE      POPULATION(1)                             RACING     (IN MILLIONS)    (IN MILLIONS)
     TRACK AND LOCATION          ACQUIRED    (IN MILLIONS)       RACING SEASON          DAYS       (UNAUDITED)      (UNAUDITED)
-----------------------------   ----------   -------------   ----------------------   --------   ---------------   -------------
Santa Anita Park.............    Dec. 1998       10.9          Jan. 1 to Apr. 16         83         $1,101.4           $143.0(3)
  Los Angeles                                                  and Dec. 26 to 31

                                                              The Oak Tree Meet -        32            323.6
                                                              Sept. 26 to Nov. 5

Gulfstream Park..............   Sept. 1999        4.3          Jan. 3 to Mar. 16         63            704.0             65.1
  Miami

Golden Gate Fields...........    Dec. 1999        5.2          Jan. 1 to Apr. 1         103            534.9             61.4
  San Francisco                                              and Nov. 7 to Dec. 17

Bay Meadows..................    Nov. 2000        5.7          Apr. 4 to Jun. 17        107            495.3             64.6
  San Francisco                                              and Aug. 31 to Nov. 5

The Meadows(4)(5)............    Apr. 2001        2.8               All Year            222            381.1             70.9
  Pittsburgh

Thistledown..................    Nov. 1999        3.0          Apr. 6 to Dec. 31        187            237.4             36.3
  Cleveland

Remington Park...............    Nov. 1999        1.1         Jan. 13 to Feb. 25,       118            133.9             26.6
  Oklahoma City                                                Apr. 7 to June 9
                                                                 and Aug. 11 to
                                                                    Nov. 24

Great Lakes Downs............    Feb. 2000        1.2         Apr. 30 to Oct. 30        127             59.3              6.0
  Muskegon, Michigan

Portland Meadows(4)..........    July 2001        2.0          Jan. 1 to Apr. 30         80             47.0             13.8
  Portland                                                       and Oct. 27 to
                                                                    Dec. 31

Multnomah Greyhound Park(4)..    Oct. 2001        2.0          May 1 to Oct. 16         119             47.1              9.3
  Portland
                                                                                                                       ------
                                                                                                          TOTAL:       $497.0
                                                                                                                       ======


------------------------

(1) Population residing within 40 miles of each of our racetracks, except for Santa Anita Park (30 miles), The Meadows (50 miles) and Great Lakes Downs (50 miles). Data from Urban Systems Inc.


(2) Amounts comprising Total Handle include inter-company transactions for our ten racetracks and our separate OTB facilities, for both our importing and our exporting facilities.



(3) Rental and other revenues earned from The Oak Tree Meet are included in Santa Anita Park's revenue.



(4) Includes unaudited data for periods prior to our ownership.



(5) Includes total revenue and handle of our four OTB facilities and our XpressBet-TM- (then known as "Call-A-Bet") account wagering operations through our Pennsylvania hub.


    We distribute our live racing content to approximately 1,000 off-track and inter-track venues, including other racetracks, OTB facilities and casinos in the United States, Canada, Mexico, the Caribbean and Australia. We intend to expand the distribution of this content in these markets and, to the extent permitted by various regulatory regimes, in additional markets, particularly emerging electronic media-based markets, such as wagering via interactive television and the Internet.


    In addition to our racetracks, we also have significant real estate holdings in the United States, Canada and Austria. As of December 31, 2001, the aggregate net book value of all our real estate

(including certain fixed assets) was $574.7 million. While we are exploring the development of some of our real estate, we intend to continue to sell our non-core real estate in order to generate additional capital to grow and enhance our racing business. During the past three years, we sold non-core real estate with an aggregate net book value of $58.8 million for gross proceeds of $99.4 million. As of December 31, 2001, the aggregate net book value of our remaining non-core real estate was approximately $38.5 million.


OUR STRATEGY


    Since our inception in 1998, we have experienced significant growth in scale and profitability through a disciplined acquisition program and the realization of operating efficiencies. We intend to grow and develop our business further by:



    - Selectively acquiring additional strategic racetracks and related assets;


    - Continuing to integrate our acquisitions by employing "best practice" improvements at our racetracks;


    - Expanding the distribution of our live racing;



    - Further developing an integrated branding and marketing strategy; and


    - Improving the quality of the entertainment experience at our racetracks and OTB facilities.

PARI-MUTUEL WAGERING AND THE THOROUGHBRED HORSE RACING INDUSTRY


    Pari-mutuel wagering on thoroughbred horse racing in the United States increased from approximately $9.4 billion in 1990 to approximately
$14.6 billion in 2001, according to The Jockey Club. This increase resulted primarily from the growth of off-track and inter-track wagering, which has grown by approximately 43.3% from approximately $8.7 billion in 1996 to approximately $12.4 billion in 2001. Simulcasting live racing events to off-track and inter-track venues has been facilitated by technological advances and the introduction of legislative changes.


    We expect that off-track and inter-track wagering will experience continued growth as additional venues able to import simulcast content are established and new distribution channels for pari-mutuel wagering, such as the telephone, Internet and interactive television, are further developed.

    Because of the high quality of our thoroughbred racing content and racetrack properties, we believe we are well positioned to participate in the future growth of off-track, inter-track and account wagering as both a leading exporter and importer of live racing content.


RECENT DEVELOPMENTS



    On March 6, 2002, we entered into a definitive agreement to acquire substantially all the operations and related assets of Lone Star Park at Grand Prairie, a thoroughbred and American quarter horse racetrack located near Dallas, Texas. The acquired assets include the rights under a long-term lease of the Lone Star Park facility and a related purchase option exercisable at the termination of the lease in 2027. The purchase price of the acquisition will be satisfied by the payment of $80.0 million in cash and the assumption of certain liabilities, which includes the Lone Star Park facility capital lease obligation of approximately $19.0 million, subject to usual adjustments at closing. The transaction is expected to close in the second quarter of 2002, subject to certain conditions, including the receipt of regulatory approvals. Lone Star Park's racing season complements our current racing season by adding live racing dates at a premier racetrack in the last three quarters of our fiscal year.



    For the year ended December 31, 2001, Lone Star Park had revenues of approximately $66.0 million and earnings before interest, taxes, depreciation and amortization, adjusted for estimated non-recurring costs, of approximately $7.0 million. Lone Star Park's total handle was approximately $398 million in 2001. In 2001, wagers on Lone Star Park's races placed at Lone Star Park totaled approximately $52 million; wagers placed at other wagering venues to which Lone Star Park's races are exported via simulcast totaled approximately
$168 million; and wagers placed at Lone Star Park on races imported to its inter-track facilities totaled approximately $178 million.



    On February 8, 2002, we signed a commitment letter with the Canadian chartered bank affiliate of BMO Nesbitt Burns Inc. and BMO Nesbitt Burns Corp., with respect to a proposed $75.0 million senior unsecured revolving credit facility. If completed, this proposed credit facility will have a term of approximately one year that may be extended with the consent of both parties.



    In January 2002, we entered into a joint venture with Roberts Communications Network, Inc. and Greenwood Racing, Inc. to establish an equally-owned company that will telecast horse races from racetracks owned by us, Greenwood Racing and others. These telecasts will be carried on the Racetrack Television Network, a private direct-to-home satellite horse racing service. The network will provide up to eight channels of horse racing that can be accessed by paying subscribers through digital set-top boxes in conjunction with small dish satellite receiver technology.



    On January 18, 2002, we announced the rebranding of our national account wagering service as XpressBet-TM- and the introduction of a new online wagering platform, www.xpressbet.com. On January 25, 2002, we announced that our wholly-owned subsidiary that operates XpressBet-TM- had been granted a license, valid until December 31, 2003, to conduct account wagering in the State of California by the California Horse Racing Board.



    On August 2, 2001, we were notified that a joint venture in which we have a one-third ownership interest, GMR-NY LLC, was selected by the City of New York as the successful bidder in an auction to acquire the operations of New York City Off-Track Betting Corporation, or NYCOTB, from the City. The acquisition was subject to substantial conditions, including the passage, by December 31, 2001, of enabling legislation by both the New York State Assembly and Senate. As a result of the events of September 11, 2001 and other factors, the enabling legislation was not passed by this deadline and the prospective transaction was not completed.



    On July 5, 2001, we announced that we had entered into definitive agreements to lease and operate, for up to four years, Portland Meadows thoroughbred racetrack and to acquire the operations and lease of Multnomah Greyhound Park, both of which are located in Portland, Oregon. A dispute with the United States Environmental Protection Agency concerning our backside stormwater retention plan for Portland Meadows caused us to postpone the planned September 1, 2001 opening of that facility. The Portland Meadows facility ultimately opened on October 27, 2001 for an abbreviated race meet which concluded on February 10, 2002. We anticipate commencing, in the near future, construction of a stormwater retention system acceptable to the EPA. We will recommence live racing at Portland Meadows after this construction is completed. See "Our Business--Environmental Matters". In addition, on October 26, 2001, we completed the acquisition of Multnomah Greyhound Park for a total purchase price, including transaction costs, of approximately $5.9 million, net of cash acquired of $0.3 million. Approximately one-third of the purchase price was satisfied by the issuance of 330,962 shares of our Class A Subordinate Voting Stock, and the balance was paid in cash.

                                  THE OFFERING


SHARES OFFERED:                  20,000,000 shares of our Class A Subordinate Voting Stock
                                 are being offered to the public at the offering price set
                                 forth below.

SHARES OUTSTANDING AFTER THIS
  OFFERING:                      45,586,931 shares of Class A Subordinate Voting Stock (after giving effect to the exchange of all the outstanding shares of a Canadian subsidiary that are exchangeable on a
                                 one-for-one basis into shares of our Class A Subordinate
                                 Voting Stock, and without giving effect to the issuance of any shares under our long-term incentive plan after
                                 December 31, 2001). See "Description of Capital Stock".

                                 58,466,056 shares of Class B Stock.

OFFERING PRICE:                  $    per share of Class A Subordinate Voting Stock or Cdn.
                                 $    per share of Class A Subordinate Voting Stock.

OVER-ALLOTMENT OPTION:           We have granted the underwriters an option, exercisable
                                 until 30 days after the closing of this offering, to
                                 purchase up to an additional 3,000,000 shares of Class A
                                 Subordinate Voting Stock at the public offering price less the underwriting discount solely to cover any over-
                                 allotments. See "Underwriting".

USE OF PROCEEDS:                 We intend to use the net proceeds from this offering of
                                 approximately $171.6 million for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, and the potential acquisition or construction and development of additional racetracks and related
                                 entertainment operations, training centers, OTB facilities and account wagering operations. We continually evaluate
                                 opportunities to make strategic investments and acquisitions and expect to be able to make such investments and
                                 acquisitions in the future. We currently have no definitive agreements with respect to any strategic investments or
                                 acquisitions which have not been completed or described
                                 herein. See "Use of Proceeds".

VOTING RIGHTS:                   Holders of our Class A Subordinate Voting Stock are entitled to one vote for each share that they hold. Holders of our
                                 Class B Stock are generally entitled to 20 votes for each
                                 share that they hold. Holders of our Class A Subordinate
                                 Voting Stock and Class B Stock vote together as a single
                                 class, except where a separate class vote is required by our corporate constitution or by applicable law. See
                                 "Description of Capital Stock".

CORPORATE CONSTITUTION:          Our corporate constitution, which is included in our
                                 restated certificate of incorporation:

                                     - specifies, as of 2004, the right of investors to
                                     participate in our profits through dividends;

                                     - establishes, as of 2004, maximum amounts for our
                                     management's profit participation;

                                     - establishes, as of 2004, maximum amounts for
                                     distribution by us in support of social objectives; and

                                     - provides that a minimum of two directors shall be
                                     independent as described in our corporate constitution
                                       and that a majority of our directors will not be our
                                       officers or employees or individuals related to those
                                       persons.

                                 See "Corporate Constitution".

CONTROL OF THE COMPANY AND
  RELATIONSHIP WITH MAGNA
  INTERNATIONAL:                 Magna International currently controls us and will continue to do so after this offering for the foreseeable future as a result of its holdings of our Class B Stock. Upon completion of this offering, Magna International's holdings of our
                                 outstanding stock will represent approximately 97% of the
                                 total voting power of all our outstanding capital stock. See
                                 "Risk Factors--Risks Regarding Our Company--We are
                                 controlled by Magna International and therefore Magna
                                 International is able to prevent any takeover of us by a
                                 third party", "Risk Factors--Risks Regarding Our
                                 Company--Our relationship with Magna International is not at
                                 "arm's length", and therefore Magna International may
                                 influence us to make decisions that are not in the best
                                 interests of our other stockholders", "Principal
                                 Stockholders" and "Relationship with Magna International".

RISK FACTORS:                    Before making an investment in our Class A Subordinate
                                 Voting Stock, you should carefully consider the matters
                                 discussed under the heading "Risk Factors" starting on
                                 page 8.



    Our executive offices are located at 337 Magna Drive, Aurora, Ontario,
L4G 7K1, Canada, and our telephone number is (905) 726-2462. We are incorporated in the State of Delaware and our registered office is located at 1209 Orange Street, Wilmington, Delaware, 19801. Information contained in our websites does not constitute part of this prospectus.

                  SUMMARY FINANCIAL AND OPERATING INFORMATION


    The following tables set forth our summary historical and pro forma consolidated financial and operating data as at and for the years indicated. The summary consolidated financial and operating data as at and for the three years ended December 31, 2001 have been derived from and should be read in conjunction with our audited Consolidated Financial Statements as at and for the three-year period ended December 31, 2001. The summary pro forma consolidated financial and operating data for the year ended December 31, 2001 have been derived from and should be read in conjunction with our unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Income (Loss). The summary financial and operating information should also be read in conjunction with the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Position" included in this prospectus.



                                                                                    PRO FORMA
                                                                                  -------------
                                                    YEAR ENDED DECEMBER 31,        YEAR ENDED
                                                -------------------------------   DECEMBER 31,
INCOME STATEMENT DATA(1):                         1999       2000       2001          2001
-------------------------                       --------   --------   ---------   -------------
                                                                                   (UNAUDITED)
                                                (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
REVENUE
Racetrack....................................   $164,946   $355,249   $459,411      $488,386
Real Estate..................................     21,914     58,314     59,650        59,650
                                                --------   --------   --------      --------
Total Revenue................................    186,860    413,563    519,061       548,036
                                                ========   ========   ========      ========

INCOME FROM OPERATIONS
Racetrack....................................   $  3,564   $ (3,294)  $  4,973      $  6,563
Real Estate..................................     (1,711)     5,062     20,522        20,522
                                                --------   --------   --------      --------
Income before taxes and interest.............      1,853      1,768     25,495        27,085
                                                ========   ========   ========      ========

Net income (loss)............................        (62)       441     13,464        13,658
                                                --------   --------   --------      --------
Diluted earnings per share...................   $   0.00   $   0.01   $   0.16      $   0.16
                                                --------   --------   --------      --------

OTHER OPERATING DATA(1):
EBITDA(2)....................................   $  9,777   $ 21,829   $ 51,689      $ 54,798
Capital expenditures(3)......................     54,762     30,418     32,278        32,514
Depreciation and amortization................      7,924     20,061     26,194        27,713



                                                                    AT
                                                               DECEMBER 31,
BALANCE SHEET DATA(1):                                             2001
----------------------                                        --------------
                                                              (U.S. DOLLARS
                                                              IN THOUSANDS)
Cash and cash equivalents...................................     $ 39,212
Real estate properties and fixed assets, net................      574,677
Total assets................................................      854,256
Total debt..................................................       85,901
Shareholders' equity........................................      567,854


--------------------------


(1) We prepare our financial statements in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, which, as applied to us, do not materially differ from accounting principles generally accepted in Canada, or Canadian GAAP, except as disclosed in Note 15 to our consolidated financial statements.


(2) "EBITDA" consists of earnings before interest, income taxes, depreciation and amortization. EBITDA is a financial metric used by many investors to compare companies on the basis of operating results, asset value and the ability to incur and service debt. It is not intended to represent cash flow or results of operations in accordance with U.S. GAAP, nor is it a measure under Canadian GAAP. EBITDA may not be comparable to similarly titled amounts reported by other companies.

(3) Capital expenditures include both maintenance and strategic capital expenditures less the cost of real estate property additions.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING ANY SHARES OF OUR CLASS A SUBORDINATE VOTING STOCK.

    If any of the following risks, or any of the risks described in the other documents we file with the SEC and the Canadian securities regulatory authorities, actually occur, our business, financial condition, operating results and prospects could be materially adversely affected. In that case, the trading price of shares of our Class A Subordinate Voting Stock could decline substantially and investors may lose all or part of the value of the shares of our Class A Subordinate Voting Stock held by them.

RISKS REGARDING OUR COMPANY

    WE ARE A RELATIVELY NEW COMPANY WITH A SHORT HISTORY OF RACETRACK OPERATIONS. WE MUST SUCCESSFULLY INTEGRATE RECENT RACETRACK ACQUISITIONS OR OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.


    We were incorporated approximately three years ago and acquired our first racetrack in December 1998. Accordingly, although all our racetracks have been in operation for some time, we have a relatively short history of owning and operating racetracks. The acquisition of Santa Anita Park was completed in December 1998, the acquisition of Gulfstream Park was completed in September 1999, the acquisition of Remington Park and Thistledown was completed in November 1999, the acquisition of Golden Gate Fields was completed in December 1999, the acquisition of Great Lakes Downs was completed in February 2000, the acquisition of Bay Meadows was completed in November 2000, the acquisition of The Meadows was completed in April 2001 and the acquisition of Multnomah Greyhound Park was completed in October 2001. The Portland Meadows facility commenced operations under our management in July 2001. Prior to their respective acquisitions, most of these racetracks had been operated separately under different ownership. Completing the integration of these businesses into our operations will require a significant dedication of management resources and further expansion of our information and other operating systems.


    If we do not successfully integrate our recent acquisitions and any future acquisitions, or if this integration consumes a significant amount of our management's time, then these acquisitions may materially adversely affect our efficiency and, therefore, significantly harm our business.

    IF WE DO NOT IDENTIFY, NEGOTIATE AND COMPLETE A SUFFICIENT NUMBER OF STRATEGIC ACQUISITIONS, WE MAY NOT ACHIEVE OUR BUSINESS PLAN AND OUR GROWTH PROSPECTS MAY SUFFER.

    Our current business plan calls for us to continue to actively pursue strategic acquisitions. Our future profitability will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. If we do not do so for any reason, we may not be able to implement our business plan successfully, or grow as quickly as we anticipate, and this could have a material adverse effect on our future profitability.

    WE HAVE RECRUITED MOST OF OUR SENIOR EXECUTIVE OFFICERS FROM OUTSIDE THE RACETRACK INDUSTRY.

    Although our management personnel at our racetracks generally have extensive experience in the racetrack industry, we have recruited most of our senior executive officers from outside the industry. Our chief executive officer, chief operating officer and chief financial officer each joined us during the last two years. This lack of racetrack industry experience may impede the implementation of our strategy and slow our growth.

    WE MAY NOT BE ABLE TO OBTAIN FINANCING OR MAY BE ABLE TO OBTAIN IT ONLY ON UNFAVORABLE TERMS, WHICH MAY AFFECT THE VIABILITY OF OUR EXPANSION PROJECTS OR MAKE EXPANSION MORE COSTLY.

    We may require additional financing in order to expand our operations. It is possible that this financing will not be available or, if available, will not be available on terms that are favorable to us.

Our controlling stockholder, Magna International, has made a commitment to its shareholders that it will not, before June 1, 2006, make any further debt or equity investments in, or otherwise provide financial assistance to, us or any of our subsidiaries without the prior consent of the holders of a majority of Magna International's subordinate voting shares. If we are unable to obtain financing on favorable terms, or at all, we may not be able to expand our operations, which could have a material adverse effect on our future profitability.

    OUR RECENT OPERATING INCOME INCLUDES SUBSTANTIAL GAINS FROM THE SALE OF NON-CORE REAL ESTATE, WHICH SALES WILL SOON DECREASE AND MAY CAUSE OUR FUTURE OPERATING INCOME AND CASH FLOW TO DECREASE.


    Approximately 37% of our pro forma earnings before interest, taxes, depreciation and amortization for the year ended December 31, 2001 resulted from gains from real estate sales. These gains will likely be reduced to zero over the next two years as the balance of our non-core real estate portfolio is sold. Additionally, our short-term and annual operating income and cash flow may decline from the prior year due to decreases in non-core real estate sales. If we do not replace these gains or offset these decreases with additional operating income and cash flow from our racetrack operations, our future operating income and cash flow will decline.


    OUR BUSINESS IS HEAVILY CONCENTRATED AT CERTAIN OF OUR RACETRACKS.


    Four of our racetracks, Santa Anita, Gulfstream, Golden Gate Fields and Bay Meadows, accounted for approximately 61% of our pro forma revenue and 83% of our pro forma earnings before interest, taxes, depreciation and amortization for the year ended December 31, 2001. If a business interruption were to occur and continue for a significant length of time at any of these racetracks, it could harm our operating results. Additionally, certain of our other racetrack properties have experienced negative earnings before interest, income taxes, depreciation and amortization over the past two years. These racetrack properties may not improve their operating performance in the future.


    WE ARE CONTROLLED BY MAGNA INTERNATIONAL AND THEREFORE MAGNA INTERNATIONAL IS ABLE TO PREVENT ANY TAKEOVER OF US BY A THIRD PARTY.


    Magna International owns all our Class B Stock, which is generally entitled to 20 votes per share, and therefore after this offering will be able to exercise approximately 97% of the total voting power of our outstanding stock. It will therefore continue to be able to elect all our directors and to control us. As a result, Magna International is able to cause or prevent a change in our control. See "Description of Capital Stock--Takeover Protection".


    OUR RELATIONSHIP WITH MAGNA INTERNATIONAL IS NOT AT "ARM'S LENGTH", AND THEREFORE MAGNA INTERNATIONAL MAY INFLUENCE US TO MAKE DECISIONS THAT ARE NOT IN THE BEST INTERESTS OF OUR OTHER STOCKHOLDERS.


    Our relationship with Magna International is not at "arm's length". In addition to the ownership of our stock as described in the preceding risk factor, three members of our board of directors are also members of Magna International's board of directors and we have the same chairman. In some cases, the interests of Magna International may not be the same as those of our other stockholders, and conflicts of interest may arise from time to time that may be resolved in a manner detrimental to us or our minority stockholders. Magna International is able to cause us to effect certain corporate transactions without the consent of the holders of our Class A Subordinate Voting Stock, subject to applicable law and the fiduciary duties of our directors and officers. Consequently, transactions effected between us and Magna International may not be on the same terms as could be obtained from independent parties, resulting in the possibility of our minority stockholders' interests being compromised.

    A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR
     BUSINESS.

    Our operations are affected by general economic conditions, and therefore our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions may lead to our customers having less discretionary income to wager on horse racing. This would cause a reduction in our revenues and could therefore have a material adverse effect on our operating results.

    OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING, AND MAY SPEND THE PROCEEDS IN WAYS WITH WHICH YOU DO NOT AGREE.


    The net proceeds of the offering will be approximately $171.6 million after deducting the underwriting discount and commissions and estimated offering expenses. Our management may retain broad discretion as to the use of those proceeds. Accordingly, you may not have an opportunity to evaluate the specific uses of the net proceeds of this offering and you may not agree with those uses. Our failure to use the proceeds effectively could have an adverse effect on our business, financial condition, operating results and prospects.


    WE ARE EXPOSED TO CURRENCY EXCHANGE RATE FLUCTUATIONS.

    Our business outside the United States is generally transacted in currencies other than U.S. dollars. Fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our operating results. Moreover, fluctuations in the U.S. dollar relative to currencies in which earnings are generated outside the United States could result in a reduction in our profitability.

RISKS RELATING TO OUR GAMING OPERATIONS

    A DECLINE IN THE POPULARITY OF HORSE RACING COULD ADVERSELY IMPACT OUR BUSINESS.

    The continued popularity of horse racing is important to our growth plans and our operating results. Our business plan anticipates our attracting new customers to our racetracks, off-track betting facilities and account wagering operations. Even if we are successful in making acquisitions and expanding and improving our current operations, we may not be able to attract a sufficient number of new customers to achieve our business plan. Public tastes are unpredictable and subject to change. Any decline in interest in horse racing or any change in public tastes may adversely affect our revenues and, therefore, our operating results.

    DECLINING ON-TRACK ATTENDANCE AND INCREASING COMPETITION IN SIMULCASTING MAY MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

    There has been a general decline in the number of people attending and wagering at live horse races at North American racetracks due to a number of factors, including increased competition from other forms of gaming, unwillingness of customers to travel a significant distance to racetracks and the increasing availability of off-track wagering. The declining attendance at live horse racing events has prompted racetracks to rely increasingly on revenues from inter-track, off-track and account wagering markets. The industry-wide focus on inter-track, off-track and account wagering markets has increased competition among racetracks for outlets to simulcast their live races. A continued decrease in attendance at live events and in on-track wagering, as well as increased competition in the inter-track, off-track and account wagering markets, could lead to a decrease in the amount wagered at our facilities and on races conducted at our racetracks and may materially adversely affect our business, financial condition, operating results and prospects.

    OUR GAMING ACTIVITIES ARE DEPENDENT ON GOVERNMENTAL REGULATION AND APPROVALS. AMENDMENTS TO SUCH REGULATION OR THE FAILURE TO OBTAIN SUCH APPROVALS COULD ADVERSELY AFFECT OUR BUSINESS.

    All our pari-mutuel wagering operations are contingent upon the continued governmental approval of these operations as forms of legalized gaming. All our current gaming operations are subject to extensive governmental regulation and could be subjected at any time to additional or more restrictive regulation, or banned entirely. See "Our Business--Government Regulation" and
"--Environmental Matters".

    We may be unable to obtain, maintain or renew all governmental licenses, registrations, permits and approvals necessary for the operation of our pari-mutuel wagering facilities. Licenses to conduct live horse racing and simulcast wagering must be obtained annually from each state's regulatory authority. The loss or non-renewal of any of our licenses, registrations, permits or approvals may materially limit the number of races we conduct or the form or types of pari-mutuel wagering we offer, and could have a material adverse effect on our business. In addition, we currently devote significant financial and management resources to complying with the various governmental regulations to which our operations are subject. Any significant increase in governmental regulation would increase the amount of our resources devoted to governmental compliance, could substantially restrict our business, and could materially adversely affect our operating results.

    ANY FUTURE EXPANSION OF OUR GAMING OPERATIONS WILL LIKELY REQUIRE US TO OBTAIN ADDITIONAL GOVERNMENTAL APPROVALS OR, IN SOME CASES, AMENDMENTS TO CURRENT LAWS GOVERNING SUCH ACTIVITIES.

    The high degree of regulation in the gaming industry is a significant obstacle to our growth strategy, especially with respect to account wagering, including telephone, interactive television and Internet-based wagering. Account wagering may currently be conducted only through hubs or bases located in certain states. Our expansion opportunities in this area will be limited unless more states amend their laws to permit account wagering. The necessary amendments to those laws may not be enacted. In addition, the licensing and legislative amendment processes can be both lengthy and costly, and we may not be successful in obtaining required licenses, registrations, permits and approvals.

    In the past, certain state attorneys general, district attorneys and other law enforcement officials have expressed concern over the legality of interstate account wagering. In December 2000, legislation was enacted in the United States that amends the Interstate Horseracing Act of 1978. We believe that this amendment clarifies that inter-track simulcasting, off-track betting and account wagering, as currently conducted by the U.S. horse racing industry, are authorized under U.S. federal law. The amendment may not be interpreted in this manner by all concerned, however, and there may be challenges to these activities by both state and federal law enforcement authorities, which could have a material adverse impact on our business, financial condition, operating results and prospects.

    From time to time, the United States Congress has considered legislation that would inhibit or restrict the use of certain financial instruments, including credit cards, to provide funds for account wagering. For example, in May 2001, the United States Senate Commerce Committee proposed legislation, in the form of the Unlawful Internet Gambling Funding Bill, that would prohibit financial institutions from enforcing credit card debts if they knew the debts were being incurred in order to gamble illegally through the Internet. Further, in July 2001, a bill was reintroduced into the United States House of Representatives that would prohibit any person in a gambling business from knowingly accepting, in connection with the participation of another person in Internet gambling, credit, an electronic funds transfer, a check, a draft or the proceeds of credit or an electronic funds transfer. Legislation of this nature, if enacted, could inhibit account wagering by restricting the use of credit cards and other commonly used financial instruments to fund wagering accounts. This, or any other legislation restricting account wagering, could cause our business and its growth to suffer.

    IMPLEMENTATION OF SOME OF THE RECOMMENDATIONS OF THE NATIONAL GAMBLING IMPACT STUDY COMMISSION MAY HARM OUR GROWTH PROSPECTS.

    In August 1996, the United States Congress established the National Gambling Impact Study Commission to conduct a comprehensive study of the social and economic effects of the gambling industry in the United States. This commission reviewed existing federal, state and local policy and practices with respect to the legalization or prohibition of gambling activities with the aim of formulating and proposing changes in these policies and practices and recommending legislation and administrative actions for these proposed changes. On April 28, 1999, the Commission voted to recommend that there be a pause in the expansion of gaming. On June 18, 1999, the Commission issued a report setting out its findings and conclusions, together with recommendations for legislation and administrative actions. Some of the recommendations were:

    - prohibiting Internet gambling that was not already authorized within the United States or among parties in the United States and any foreign jurisdiction;

    - limiting the expansion of gambling into homes through such mediums as account wagering; and

    - banning the introduction of casino-style gambling into pari-mutuel facilities for the primary purpose of saving a pari-mutuel facility that the market has determined no longer serves the community or for the purpose of competing with other forms of gaming.

    The recommendations made by the National Gambling Impact Study Commission could result in the enactment of new laws and/or the adoption of new regulations in the United States, which would materially adversely impact the gambling industry in the United States in general or our segment in particular and consequently may threaten our growth prospects.

    WE FACE SIGNIFICANT COMPETITION FROM OTHER RACETRACK OPERATORS WHICH COULD HURT OUR OPERATING RESULTS.


    We face significant competition in each of the jurisdictions in which we operate racetracks and we expect this competition to intensify as new racetrack operators enter our markets and existing competitors expand their operations and consolidate management of multiple racetracks. In addition, the introduction of legislation enabling slot machines or video lottery terminals to be installed at racetracks in certain states allows those racetracks to increase their purses and compete more effectively with us for horse owners and trainers. One of our competitors, Churchill Downs Inc., has been in operation for a much longer period of time than we have and may have greater name recognition. Competition from existing racetrack operators, as well as the addition of new competitors, may hurt our future performance and operating results.


    In addition, Florida tax laws have historically discouraged the three Miami-area horse racetracks, Gulfstream Park, Hialeah Park and Calder Race Course, from scheduling concurrent races. A recent tax structure, effective as of July 1, 2001, has eliminated this deterrent. As a result, our Gulfstream Park racetrack may face direct competition from the other Miami-area horse racetracks in the future. This competition could significantly affect the operating results of Gulfstream Park which could reduce our overall profitability.

    COMPETITION FROM NON-RACETRACK GAMING OPERATORS MAY REDUCE THE AMOUNT WAGERED AT OUR FACILITIES AND MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

    We compete for customers with casinos, sports wagering services and other non-racetrack gaming operators, including government-sponsored lotteries, which benefit from numerous distribution channels, including supermarkets and convenience stores, as well as from frequent and extensive advertising campaigns. We do not enjoy the same access to the gaming public or possess the advertising resources that are available to government-sponsored lotteries as well as some of our other non-racetrack competitors, which may adversely affect our ability to effectively compete with them.

    WE DEPEND ON AGREEMENTS WITH OUR HORSEMEN'S INDUSTRY ASSOCIATIONS TO OPERATE OUR BUSINESS.

    The U.S. Interstate Horseracing Act of 1978, as well as various state racing laws, require that, in order to simulcast races, we have written agreements with the horsemen at our racetracks, who are represented by industry associations. In some states, if we fail to maintain operative agreements with the industry associations, we may not be permitted to conduct live racing or simulcasting at tracks within those states. In addition, our simulcasting agreements are generally subject to the approval of the industry associations. Should we fail to renew existing agreements with the industry associations on satisfactory terms or fail to obtain approval for new simulcast agreements, we would lose revenues and our operating results would suffer.

    IF WE ARE UNABLE TO CONTINUE TO NEGOTIATE SATISFACTORY UNION CONTRACTS, SOME OF OUR EMPLOYEES MAY COMMENCE A STRIKE. A STRIKE BY OUR EMPLOYEES OR A WORK STOPPAGE BY BACKSTRETCH PERSONNEL, WHO ARE EMPLOYED BY HORSE OWNERS AND TRAINERS, MAY LEAD TO LOST REVENUES AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.


    As of December 31, 2001, we employed approximately 4,300 full-time employees, approximately 2,500 of whom were represented by unions. A strike or other work stoppage by our employees could lead to lost revenues and have a material adverse effect on our business, financial condition, operating results and prospects.


    Recently enacted legislation in California will facilitate the organization of backstretch personnel in that state. A strike by backstretch personnel could, even though they are not our employees, lead to lost revenues and therefore hurt our operating results.

    WE CURRENTLY FACE SIGNIFICANT COMPETITION FROM INTERNET AND OTHER FORMS OF ACCOUNT WAGERING, WHICH MAY REDUCE OUR PROFITABILITY.


    Internet and other account wagering gaming services allow their customers to wager on a wide variety of sporting events and casino games from home. The National Gambling Impact Study Commission's June 1999 report estimates that there are over 250 on-line casinos, 64 lotteries, 20 bingo games and 139 sports wagering services offering gambling over the Internet. Amounts wagered in the Internet gaming market are estimated to have doubled from approximately
$445 million in 1997 to over $900 million in 1998, according to INTERACTIVE GAMING NEWS, an Internet gaming publication. Although many on-line wagering services are operating from offshore locations in violation of U.S. law by accepting wagers from U.S. residents, they may divert wagering dollars from legitimate wagering venues such as our racetracks and account wagering operations. Moreover, our racetrack operations may require greater ongoing capital expenditures in order to expand our business than the capital expenditures required by Internet and other account wagering gaming operators. Currently, we cannot offer the diverse gaming options offered by many Internet and other account wagering gaming operators and may face significantly greater costs in operating our business. Our inability to compete successfully with these operators could hurt our business.


    In addition, the market for account wagering is affected by changing technology. Our ability to anticipate such changes and to develop and introduce new and enhanced services on a timely basis will be a significant factor in our ability to expand, remain competitive and attract new customers.

    EXPANSION OF GAMING CONDUCTED BY NATIVE AMERICAN GROUPS MAY LEAD TO INCREASED COMPETITION IN OUR INDUSTRY, WHICH MAY NEGATIVELY IMPACT OUR GROWTH AND PROFITABILITY.

    In March 2000, the California state constitution was amended, resulting in the expansion of gaming activities permitted to be conducted by Native American groups in California. This may lead to increased competition and may have an adverse effect on the profitability of Santa Anita Park, Golden Gate Fields, Bay Meadows and our future growth in California. It may also affect the purses that those tracks are able to offer and therefore adversely affect our ability to attract top horses.

    Several Native American groups in Florida have recently expressed interest in opening or expanding existing casinos in southern Florida, which could compete with Gulfstream Park and reduce its profitability.

    Moreover, other Native American groups may open or expand casinos in other regions of the country where we currently operate, or plan to operate, racetracks or other gaming operations. Any such competition from Native American groups could adversely affect our growth and profitability.

    SOME JURISDICTIONS VIEW OUR OPERATIONS PRIMARILY AS A MEANS OF RAISING TAXES, AND THEREFORE WE ARE PARTICULARLY VULNERABLE TO ADDITIONAL OR INCREASED TAXES AND FEES.

    We believe that the prospect of raising significant additional revenue through taxes and fees is one of the primary reasons that certain jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes, and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. For instance, U.S. legislators have proposed the imposition of a U.S. federal tax on gross gaming revenues. It is not possible to determine with certainty the likelihood of any such changes in tax laws or their administration; however, if enacted, such changes could have a material adverse effect on our business.

    OUR OPERATING RESULTS FLUCTUATE SEASONALLY AND MAY BE IMPACTED BY A REDUCTION IN LIVE RACING DATES DUE TO REGULATORY FACTORS.

    We experience significant fluctuations in quarterly operating results due to the seasonality associated with the racing schedules at our racetracks. Generally, our revenues from racetrack operations are greater in the first quarter of the calendar year than in any other quarter. We have a limited number of live racing dates at each of our racetracks and the number of live racing dates varies somewhat from year to year. The allocation of live racing dates in most of the states in which we operate is subject to regulatory approval from year to year and, in any given year, we may not receive the same or more racing dates than we have had in prior years. Recently, the regulatory agencies in California have announced their intention to reduce live racing dates. We are also faced with the prospect that competing racetracks may seek to have some of our historical dates allocated to them. A significant decrease in the number of our live racing dates would reduce our revenues and cause our business to suffer.

    UNFAVORABLE WEATHER CONDITIONS MAY RESULT IN A REDUCTION IN THE NUMBER OF RACES WE HOLD.

    Since horse racing is conducted outdoors, unfavorable weather conditions, including extremely high or low temperatures, excessive precipitation, storms or hurricanes, may cause races to be cancelled or may reduce attendance and wagering. Since a substantial portion of our operating expenses is fixed, a reduction in the number of races held or the number of horses racing due to unfavorable weather would reduce our revenues and cause our business to suffer.


    THE CURRENT LEASE OF THE BAY MEADOWS PROPERTY EXPIRES IN LESS THAN ONE YEAR AND MAY NOT BE RENEWED.



    The Bay Meadows site lease expires on December 31, 2002 (subject to extension through March 31, 2003 if we are holding a race meet). Although we are exploring various alternative venues for the conduct of the racing dates currently held at Bay Meadows, there is a risk that we will be unable to obtain the necessary regulatory approvals to transfer these racing dates to another racetrack operated by us in northern California, which could cause a reduction in our revenues and, therefore, materially adversely affect our operating results.

    THE PROFITABILITY OF OUR RACETRACKS IS PARTIALLY DEPENDENT UPON THE SIZE OF THE LOCAL HORSE POPULATION IN THE AREAS IN WHICH OUR RACETRACKS ARE LOCATED.


    Horse population is a factor in a racetrack's profitability because it generally affects the average number of horses (i.e., the average "field size") that run in races. Larger field sizes generally mean increased wagering and higher wagering revenues due to a number of factors, including the availability of exotic bets (such as "exacta" and "trifecta" wagers). Various factors have led to declines in the horse population in certain areas of the country, including competition from racetracks in other areas, increased costs and changing economic returns for owners and breeders, and Mare Reproductive Loss Syndrome, which last year caused a large number of mares in Kentucky to sustain late term abortions or early embryonic loss. If we are unable to attract horse owners to stable and race their horses at our tracks by offering a competitive environment, including improved facilities, well-maintained racetracks, better living conditions for backstretch personnel involved in the care and training of horses stabled at our tracks, and a competitive purse structure, our profitability could decrease.


    AN EARTHQUAKE IN CALIFORNIA COULD INTERRUPT OUR OPERATIONS AT SANTA ANITA PARK, GOLDEN GATE FIELDS AND BAY MEADOWS, WHICH WOULD ADVERSELY IMPACT OUR CASH FLOW FROM THESE RACETRACKS.

    Three of our largest racetracks, Santa Anita Park, Golden Gate Fields and Bay Meadows, are located in California and are therefore subject to earthquake risks. We do not maintain significant earthquake insurance on the structures at our California racetracks. We maintain fire insurance for fire risks, including those resulting from earthquakes, subject to policy limits and deductibles. There can be no assurance that earthquakes or the fires often caused by earthquakes will not seriously damage our California racetracks and related properties or that the recoverable amount of insurance proceeds will be sufficient to fully cover reconstruction costs and other losses. If an uninsured or underinsured loss occurs, we could lose anticipated revenue and cash flow from our California racetracks.

    OUR BUSINESS DEPENDS ON PROVIDERS OF TOTALISATOR SERVICES.

    In purchasing and selling our pari-mutuel wagering products, our customers depend on information provided by two of the three main totalisator companies operating in North America. These totalisator companies provide the computer systems that accumulate wagers, record sales, calculate payoffs and display wagering data. The loss of any of the totalisator companies as a provider of these critical services would decrease competition in the market for those services and could result in an increase in the cost to obtain them. Additionally, the failure of the totalisator companies to keep their technology current could limit our ability to serve customers effectively or develop new forms of wagering. Because of the highly specialized nature of these services, replicating these totalisator services would be expensive.

REAL ESTATE OWNERSHIP AND DEVELOPMENT RISKS

    OUR OWNERSHIP AND DEVELOPMENT OF REAL ESTATE IS SUBJECT TO RISKS AND MAY INVOLVE SIGNIFICANT ONGOING EXPENDITURES OR LOSSES THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    All real estate investments are subject to risks including: general economic conditions, such as the availability and cost of financing; local real estate conditions, such as an oversupply of residential, office, retail or warehousing space, or a reduction in demand for real estate in the area; governmental regulation, including taxation of property and environmental legislation; and the attractiveness of properties to potential purchasers or tenants. The real estate industry is also capital intensive and sensitive to interest rates. Further, significant expenditures, including property taxes, mortgage payments, maintenance costs, insurance costs and related charges, must be made throughout the period of ownership of real property, which expenditures may negatively impact our operating results.

    WE MAY NOT BE ABLE TO SELL SOME OF OUR NON-CORE REAL ESTATE WHEN WE NEED TO OR AT THE PRICE WE WANT, WHICH MAY MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    At times, it may be difficult for us to dispose of some of our non-core real estate. The costs of holding real estate may be high and, during a recession, we may be faced with ongoing expenditures with little prospect of earning revenue on our non-core real estate properties. If we have inadequate cash reserves, we may have to dispose of properties at prices that are substantially below the prices we desire, and in some cases, below the prices we originally paid for the properties, which may materially adversely affect our financial condition and our growth plans.

    WE REQUIRE GOVERNMENTAL APPROVALS FOR SOME OF OUR PROPERTIES WHICH MAY TAKE A LONG TIME TO OBTAIN OR WHICH MAY NOT BE GRANTED, EITHER OF WHICH COULD MATERIALLY ADVERSELY AFFECT OUR EXISTING BUSINESS OR OUR GROWTH.

    Some of our properties will require zoning and other approvals from local government agencies. The process of obtaining these approvals may take many months and we might not obtain the necessary approvals. Furthermore, in the case of certain land to be held by us in Aurora, Ontario, the transfer of this land to us from Magna International is conditional on our obtaining permission to sever the land from adjoining properties and other approvals. If we do not obtain these approvals, we may not ultimately acquire this land. Holding costs, while regulatory approvals are being sought, and delays may render a project economically unfeasible. If we do not obtain all of our necessary approvals, our plans, growth and profitability could be materially adversely affected.

    WE MAY NOT BE ABLE TO COMPLETE EXPANSION PROJECTS SUCCESSFULLY AND ON TIME, WHICH WOULD MATERIALLY ADVERSELY AFFECT OUR GROWTH AND OUR OPERATING RESULTS.

    We intend to further develop our racetracks and expand our gaming activities. Numerous factors, including regulatory and financial constraints, could cause us to alter, delay or abandon our existing plans. If we proceed to develop new facilities or enhance our existing facilities, we face numerous risks that could require substantial changes to our plans. These risks include the inability to secure all required permits and the failure to resolve potential land use issues, as well as risks typically associated with any construction project, including possible shortages of materials or skilled labor, unforeseen engineering or environmental problems, delays and work stoppages, weather interference and unanticipated cost overruns. For example, Santa Anita Park completed certain upgrades to its facilities in 1999. The disruption caused by these upgrades was greater than anticipated and reduced the total amount wagered at Santa Anita Park's simulcast wagering facilities and attendance at The Oak Tree Meet in 1999. Even if completed in a timely manner, our expansion projects may not be successful, which would affect our growth and could have a material adverse effect on our future profitability.


    We are currently considering a major redevelopment of Gulfstream Park. Although we would schedule the redevelopment so as to minimize any interference with Gulfstream Park's racing season, there is a risk that the redevelopment would not be completed according to schedule, in which case it could cause us to disrupt a racing season and result in a reduction in the revenues and earnings generated at Gulfstream Park during that season. See "Our Business -- Our Properties -- Gulfstream Park".


    WE FACE STRICT ENVIRONMENTAL REGULATION AND MAY BE SUBJECT TO LIABILITY FOR ENVIRONMENTAL DAMAGE, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL RESULTS.


    We are subject to a wide range of requirements under environmental laws and regulations relating to waste water discharge, waste management and storage of hazardous substances. Compliance with environmental laws and regulations can, in some circumstances, require significant capital expenditures. Moreover, violations can result in significant penalties and, in some cases, interruption or cessation of operations. We have been involved in a dispute with the United States Environmental Protection Agency involving the Portland Meadows racetrack, which we currently lease and operate, which dispute caused us to postpone the planned September 1, 2001 opening of that facility. See "Prospectus Summary--Recent Developments" and "Our Business--Environmental Matters."


    Furthermore, we may not have all required environmental permits and we may not otherwise be in compliance with all applicable environmental requirements. Where we do not have an environmental permit but one may be required, we will determine if one is in fact required and, if so, will seek to obtain one and address any related compliance issues, which may require significant capital expenditures.

    Various environmental laws and regulations in the United States, Canada and Europe impose liability on us as a current or previous owner and manager of real property, for the cost of maintenance, removal and remediation of hazardous substances released or deposited on or in properties now or previously owned or managed by us or disposed of in other locations. Our ability to sell properties with hazardous substance contamination or to borrow money using that property as collateral may also be uncertain.

    Changes to environmental laws and regulations, resulting in more stringent terms of compliance, or the enactment of new environmental legislation, could expose us to additional liabilities and ongoing expenses.

    Any of these environmental issues could have a material adverse effect on our business.

RISKS RELATING TO OUR CLASS A SUBORDINATE VOTING STOCK

    OUR STOCK PRICE MAY BE VOLATILE, AND FUTURE ISSUANCES OR SALES OF OUR STOCK MAY DECREASE OUR STOCK PRICE.

    The trading price of our Class A Subordinate Voting Stock has experienced, and may continue to experience, substantial volatility. The following factors have had, and may continue to have, a significant effect on the market price of our Class A Subordinate Voting Stock:

    - our historical and anticipated operating results;

    - the announcement of new wagering and gaming opportunities by us or our competitors;

    - the passage of legislation affecting horse racing or gaming;

    - developments affecting the horse racing or gaming industries generally;

    - sales or other issuances or the perception of potential sales or issuances, including in connection with our past and future acquisitions, of substantial amounts of our shares;

    - sales or the expectation of sales by Magna International of a portion of our shares held by it, as a result of its previously stated intention to reduce its majority equity position in us over time, or by our other significant stockholders; and

    - a shift in investor interest away from the gaming industry, in general.

    These factors could have a material adverse effect on the market price of our Class A Subordinate Voting Stock, regardless of our financial condition and operating results.

    CERTAIN CANADIAN SHAREHOLDERS OF MAGNA INTERNATIONAL, WHO RECEIVED EXCHANGEABLE SHARES AS A DISTRIBUTION FROM MAGNA INTERNATIONAL, MAY SELL THE SHARES OF OUR CLASS A SUBORDINATE STOCK THAT THEY RECEIVE UPON THE EXCHANGE OF EXCHANGEABLE SHARES, WHICH SALES MAY REDUCE THE TRADING PRICE OF OUR CLASS A SUBORDINATE VOTING STOCK.


    Certain Canadian shareholders of Magna International received exchangeable shares of our Canadian subsidiary that are exchangeable on a one-for-one basis for shares of our Class A Subordinate Voting Stock as a distribution from Magna International. As of December 31, 2001, 2,263,372 exchangeable shares were outstanding, excluding those held by us. As certain Canadian shareholders are subject to restrictions on the amount of stock of a non-Canadian company that they may own, after these exchangeable shares are exchanged for shares of our Class A Subordinate Voting Stock, these shareholders may sell the shares of Class A Subordinate Voting Stock that they receive in exchange for the exchangeable shares. This may have a material adverse effect on the market price of our Class A Subordinate Voting Stock, regardless of our financial condition and operating results. See "Description of Capital Stock--Capital Stock".


    THE TRADING PRICE OF OUR CLASS A SUBORDINATE VOTING STOCK COULD DECREASE AS A RESULT OF OUR ISSUING ADDITIONAL SHARES AS CONSIDERATION FOR FUTURE ACQUISITIONS.

    We may issue our Class A Subordinate Voting Stock as full or partial consideration in connection with future acquisitions. To the extent that we do so, the percentage of our common equity and voting stock that our existing stockholders own will decrease and, particularly if such acquisitions do not contribute proportionately to our profitability, the trading price of our shares may also decrease.

    SALES OF OUR CLASS A SUBORDINATE VOTING STOCK BY MAGNA INTERNATIONAL OR BY CERTAIN OTHER OF OUR SIGNIFICANT STOCKHOLDERS UNDER OUR SHELF REGISTRATION STATEMENT COULD DEPRESS OUR STOCK PRICE.


    As of the date of this prospectus, Magna International owns 4,362,328 shares of our Class A Subordinate Voting Stock and 58,466,056 shares of our Class B Stock (which are convertible into shares of our Class A Subordinate Voting Stock on a one-for-one basis). Magna International has announced its intention at an undetermined point in the future to convert some shares of our Class B Stock to shares of our Class A Subordinate Voting Stock and dispose of these shares of our Class A Subordinate Voting Stock when market conditions for doing so are favorable, with the ultimate intention of retaining only a minority equity position but continuing to retain control of us. In addition, we have an effective shelf registration statement that permits the secondary sale of shares of our Class A Subordinate Voting Stock by some of our stockholders who received those shares in connection with our past acquisitions. Up to 881,126 shares covered by that shelf registration statement remain unsold. Sales of a substantial number of shares of our Class A Subordinate Voting Stock, either by Magna International or under our shelf registration statement, could depress the prevailing market prices of our Class A Subordinate Voting Stock.


    WE DO NOT PLAN TO PAY DIVIDENDS UNTIL 2004, IF AT ALL.

    We have not paid any dividends to date on our Class A Subordinate Voting Stock, we do not plan to pay any dividends until 2004 and we may not pay dividends then, or ever. See "Corporate Constitution--Required
Allocations--Dividends".

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements as defined by the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new products and services; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

    Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

    Important factors that could cause such differences include, but are not limited to, the factors discussed above under "Risk Factors".

    Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

                                USE OF PROCEEDS


    We intend to use the net proceeds from this offering of approximately
$171.6 million for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, and the potential acquisition or construction and development of additional racetracks and related entertainment operations, training centers, OTB facilities and account wagering operations. We continuously evaluate opportunities to make strategic investments and acquisitions and expect to be able to make such investments and acquisitions in the future. We currently have no definitive agreements with respect to any strategic investments or acquisitions which have not been completed or described herein. See "Risk Factors -- Risks Regarding Our Company -- Our management has broad discretion over the use of proceeds from this offering, and may spend the proceeds in ways with which you do not agree."

    PRICE RANGE OF CLASS A SUBORDINATE VOTING STOCK AND EXCHANGEABLE SHARES

    The Class A Subordinate Voting Stock is listed and traded on the Nasdaq National Market under the symbol "MIEC" and on The Toronto Stock Exchange under the symbol "MIE.A". The Class A Subordinate Voting Stock commenced trading on the Nasdaq National Market on February 23, 2000 and closed at a price of $3.06 per share, and on The Toronto Stock Exchange on February 23, 2000 where it closed at a price of Cdn. $4.60 per share. The following table sets forth for the calendar periods indicated the high and low sale prices per share of the Class A Subordinate Voting Stock as reported by the Nasdaq National Market and The Toronto Stock Exchange.


                                                            NASDAQ                     TSE
                                                      -------------------   -------------------------
                                                        HIGH       LOW         HIGH           LOW
                                                      --------   --------   -----------   -----------
2000:
  First Quarter.....................................   $5.69      $3.06     Cdn. $ 8.10   Cdn. $ 4.60
  Second Quarter....................................   $7.75      $2.94     Cdn. $11.40   Cdn. $ 4.15
  Third Quarter.....................................   $7.50      $5.81     Cdn. $10.90   Cdn. $ 8.55
  Fourth Quarter....................................   $6.56      $4.38     Cdn. $10.00   Cdn. $ 6.55
2001:
  First Quarter.....................................   $6.13      $3.88     Cdn. $ 8.90   Cdn. $ 6.00
  Second Quarter....................................   $7.30      $4.00     Cdn. $11.00   Cdn. $ 6.21
  Third Quarter.....................................   $8.19      $5.45     Cdn. $12.55   Cdn. $ 8.60
  Fourth Quarter....................................   $7.20      $5.50     Cdn. $11.35   Cdn. $ 9.00
2002:
  First Quarter (through March 7, 2002).............   $9.95      $6.50     Cdn. $15.80   Cdn. $10.41



    On March 7, 2002, the last sale price of the Class A Subordinate Voting Stock as reported by the Nasdaq National Market was $9.16 and by The Toronto Stock Exchange was Cdn. $14.52.



    The exchangeable shares of our Canadian subsidiary MEC Holdings (Canada) Inc., which are exchangeable on a one-for-one basis for shares of our Class A Subordinate Voting Stock, are listed and traded on The Toronto Stock Exchange under the symbol "MEH". The exchangeable shares commenced trading on February 23, 2000 and closed at a price of Cdn. $4.60 per share on that day. The following table sets forth for the calendar periods indicated the high and low sale prices per exchangeable share as reported by The Toronto Stock Exchange.



                                                                         TSE
                                                              -------------------------
                                                                 HIGH           LOW
                                                              -----------   -----------
2000:
  First Quarter.............................................  Cdn. $ 8.10   Cdn. $ 4.60
  Second Quarter............................................  Cdn. $11.20   Cdn. $ 4.20
  Third Quarter.............................................  Cdn. $10.90   Cdn. $ 8.30
  Fourth Quarter............................................  Cdn. $ 9.75   Cdn. $ 6.40
2001:
  First Quarter.............................................  Cdn. $ 9.00   Cdn. $ 6.00
  Second Quarter............................................  Cdn. $10.90   Cdn. $ 6.30
  Third Quarter.............................................  Cdn. $12.77   Cdn. $ 8.40
  Fourth Quarter............................................  Cdn. $11.30   Cdn. $ 8.90
2002:
  First Quarter (through March 7, 2002).....................  Cdn. $15.70   Cdn. $10.50



    On March 7, 2002, the last sale price of the exchangeable shares as reported by The Toronto Stock Exchange was Cdn. $14.25.

                                DIVIDEND POLICY


    The holders of our Class A Subordinate Voting Stock, our Class B Stock and the exchangeable shares of our Canadian subsidiary, MEC Holdings (Canada) Inc., are entitled to receive their proportionate share of dividends declared by our board of directors, except in the case of some stock dividends. Subject to applicable law, we intend to pay quarterly dividends starting in 2004. Any dividends will be declared on our Class A Subordinate Voting Stock and Class B Stock in accordance with our restated certificate of incorporation, including our corporate constitution, which sets forth certain dividend entitlements for our stockholders, subject to applicable law.


    We have not declared any dividends since our Class A Subordinate Voting Stock has been publicly trading.

    See "Description of Capital Stock--Capital Stock" and "Corporate Constitution--Required Allocations--Dividends".

                                 CAPITALIZATION


    Capitalization is the amount invested in a company and is a common measurement of a company's size. The following table represents our consolidated cash and capitalization as at December 31, 2001, and as adjusted to give effect to this offering, assuming that the underwriters' overallotment option is not exercised and a public offering price of $9.16 per share, which was the closing price of our Class A Subordinate Voting Stock on the Nasdaq National Market on March 7, 2002, after deducting the estimated underwriting discount and commissions and offering expenses payable by us. You should read this table in conjunction with the consolidated financial statements and related notes that are included in this prospectus.



                                                                        DECEMBER 31, 2001
                                                                   ----------------------------
                                                                    ACTUAL          AS ADJUSTED
                                                                   --------         -----------
                                                                   (U.S. DOLLARS IN THOUSANDS)
                                                                                    (UNAUDITED)
Cash and cash equivalents...................................       $ 39,212           $210,835
                                                                   ========           ========
Short-term indebtedness(1)..................................       $ 18,133           $ 18,133
Long-term debt (excluding current portion)..................         67,768             67,768
Shareholders' equity(2):
  Class A Subordinate Voting Stock(3).......................        157,633            329,256
  Exchangeable Shares.......................................         16,800             16,800
  Class B Stock.............................................        394,094            394,094
  Contributed surplus.......................................          7,290              7,290
  Retained earnings.........................................         11,474             11,474
  Accumulated comprehensive loss(4).........................        (19,437)           (19,437)
                                                                   --------           --------
      Total shareholders' equity............................        567,854            739,477
                                                                   --------           --------
    Total capitalization....................................       $653,755           $825,378
                                                                   ========           ========


------------------------

(1) Includes bank indebtedness and the current portion of long-term debt.


(2) We are authorized to issue 310,000,000 shares of Class A Subordinate Voting Stock and 90,000,000 shares of Class B Stock. Upon the completion of this offering there will be outstanding 45,586,931 shares of Class A Subordinate Voting Stock including shares of Class A Subordinate Voting Stock issuable upon the exchange of exchangeable shares issued by one of our Canadian subsidiaries, and 58,466,056 shares of Class B Stock.



(3) Excludes approximately 8,000,000 shares of Class A Subordinate Voting Stock issuable under our long-term incentive plan, such shares representing approximately 7.7% of the total outstanding shares of Class A Subordinate Voting Stock (excluding shares issued under our long-term incentive plan after December 31, 2001), which includes the exchangeable shares issued by one of our Canadian subsidiaries and Class B Stock, upon completion of this offering. See "Management--Long-Term Incentive Plan".


(4) Reflects unrealized gains or losses from foreign currency translation.

                  SELECTED FINANCIAL AND OPERATING INFORMATION


    The following tables set forth our selected consolidated financial and operating data for the periods indicated. The selected consolidated financial and operating data as at and for the years ended July 31, 1997 and 1998, as at and for the five months ended December 31, 1998, and as at and for the years ended December 31, 1999, 2000 and 2001 have been derived from and should be read in conjunction with our audited Consolidated Financial Statements included in this prospectus. The selected financial and operating information should also be read in conjunction with the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Position" included in this prospectus.



                                                                       FIVE MONTHS
                                                 YEAR ENDED JULY 31,      ENDED          YEAR ENDED DECEMBER 31,
                                                 -------------------   DECEMBER 31,   ------------------------------
                                                   1997       1998         1998         1999       2000       2001
INCOME STATEMENT DATA(1):                        --------   --------   ------------   --------   --------   --------
                                                           (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Revenue
  Racetrack....................................  $    --    $    --      $ 8,745      $164,946   $355,249   $459,411
  Real Estate..................................   15,276     20,486        6,597        21,914     58,314     59,650
                                                 -------    -------      -------      --------   --------   --------
Total Revenue..................................  $15,276    $20,486      $15,342      $186,860   $413,563   $519,061
                                                 =======    =======      =======      ========   ========   ========

Costs and Expenses
  Racetrack costs and expenses.................  $    --    $    --      $ 8,418      $155,263   $341,017   $430,282
  Real estate costs and expenses...............   13,879     25,864        8,462        21,820     50,717     37,090
  Depreciation and amortization................    1,824      1,852        1,649         7,924     20,061     26,194
                                                 -------    -------      -------      --------   --------   --------
                                                  15,703     27,716       18,529       185,007    411,795    493,566
  Interest expense (income), net...............      955      1,380        1,221          (920)       215      2,682
                                                 -------    -------      -------      --------   --------   --------
Income (loss) before income taxes..............  $(1,382)   $(8,610)     $(4,408)     $  2,773   $  1,553   $ 22,813
                                                 =======    =======      =======      ========   ========   ========
Net income (loss)..............................  $(1,382)   $(8,610)     $(4,231)     $    (62)  $    441   $ 13,464
                                                 =======    =======      =======      ========   ========   ========
Earnings (loss) per share for Class A
  Subordinate Voting Stock, Class B Stock and
  Exchangeable Share
  Basic........................................  $    --    $ (0.11)     $ (0.05)     $   0.00   $   0.01   $   0.16
                                                 =======    =======      =======      ========   ========   ========
  Diluted......................................  $    --    $ (0.11)     $ (0.05)     $   0.00   $   0.01   $   0.16
                                                 =======    =======      =======      ========   ========   ========
Average number of shares of Class A Subordinate
  Voting Stock, Class B Stock and Exchangeable
  Shares outstanding during the period (in
  thousands)
  Basic........................................       --     78,535       78,535        78,686     80,422     82,930
                                                 -------    -------      -------      --------   --------   --------
  Diluted......................................       --     78,535       78,535        78,686     80,424     83,242
                                                 -------    -------      -------      --------   --------   --------

                                                                      FIVE MONTHS              YEAR ENDED
                                                YEAR ENDED JULY 31,      ENDED                DECEMBER 31,
                                                -------------------   DECEMBER 31,   -------------------------------
                                                  1997       1998         1998         1999        2000       2001
OTHER DATA:                                     --------   --------   ------------   ---------   --------   --------
                                                                    (U.S. DOLLARS IN THOUSANDS)
EBITDA(2).....................................  $ 1,397    $(5,378)     $ (1,538)    $   9,777   $ 21,829   $ 51,689
Capital expenditures(3).......................       --         --            --        54,762     30,418     32,278
Cash provided from (used for)
  Operating activities........................   (3,894)    (7,868)       (6,349)       15,226    (16,109)    25,629
  Investment activities.......................  (43,579)   (72,643)     (136,685)     (215,398)   (35,255)    (7,546)
  Financing activities........................   47,576    (80,584)      155,170       238,458     32,906    (10,159)



                                               AT JULY 31,                    AT DECEMBER 31,
                                           -------------------   -----------------------------------------
                                             1997       1998       1998       1999       2000       2001
BALANCE SHEET DATA(1):                     --------   --------   --------   --------   --------   --------
                                                             (U.S. DOLLARS IN THOUSANDS)
Cash and cash equivalents................  $    220   $    295   $ 17,503   $ 50,660   $ 31,976   $ 39,212
Real estate properties and fixed assets,
  net....................................   111,659    182,889    334,911    564,789    568,265    574,677
Total assets.............................   113,175    184,802    364,142    760,353    781,039    854,256
Total debt(4)............................    18,938     19,495     32,335     45,884     83,706     85,901
Shareholders' equity(5)..................    87,917    158,275    302,502    547,087    541,788    567,854


--------------------------


(1) We prepare our financial statements in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, which, as applied to us, do not materially differ from accounting principles generally accepted in Canada, or Canadian GAAP, except as disclosed in Note 15 to our consolidated financial statements.


(2) "EBITDA" consists of earnings before interest, income taxes, depreciation and amortization. EBITDA is a financial metric used by many investors to compare companies on the basis of operating results, asset value and the ability to incur and service debt. It is not intended to represent cash flow or results of operations in accordance with U.S. GAAP, nor is it a measure under Canadian GAAP. EBITDA may not be comparable to similarly titled amounts reported by other companies.

(3) Capital expenditures include both maintenance and strategic capital expenditures less the cost of real estate property additions.

(4) Total debt includes bank indebtedness and long-term debt (including long-term debt due within one year).


(5) As at July 31, 1997 and 1998 and December 31, 1998, represents Magna International's net investment in us.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                    POSITION

OVERVIEW


    We are the leading owner and operator of thoroughbred racetracks in the United States, based on revenue, and a leading supplier, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. We currently operate eight thoroughbred racetracks, one standardbred racetrack and one greyhound track, as well as the simulcast wagering venues at these tracks. In addition, we operate OTB facilities and a national account wagering business known as XpressBet-TM-, previously known as "Call-A-Bet", which permits customers to place wagers by telephone and over the Internet on horse races at up to 65 racetracks in North America. We also have a one-third ownership interest in Racetrack Television Network, LLC, a new venture formed to telecast races from our racetracks and other racetracks, via satellite, to paying subscribers. On a pro forma basis for the year ended December 31, 2001, our operations generated consolidated revenue of $548.0 million.


    Since our inception in 1998, we have experienced significant growth in scale and profitability through a disciplined acquisition program and the realization of operating efficiencies. We intend to grow and develop our business further by:


    - Selectively acquiring additional strategic racetracks and related assets;


    - Continuing to integrate our acquisitions by employing "best practice" improvements at our racetracks;


    - Expanding the distribution of our live racing;



    - Further developing an integrated branding and marketing strategy; and


    - Improving the quality of the entertainment experience at our racetracks and OTB facilities.

    In addition to our racetracks, we also have significant real estate holdings in the United States, Canada and Austria. While we are exploring the development of some of our real estate, we intend to continue to sell our non-core real estate in order to generate additional capital to grow and enhance our racing business.


    The amounts described below are based on our consolidated financial statements, which we prepare in accordance with U.S. generally applied accounting principles ("GAAP"). U.S. GAAP, as applied to us, does not materially differ from accounting principles generally accepted in Canada, or Canadian GAAP, except as disclosed in Note 15 to our consolidated financial statements.


    The following management's discussion and analysis should be read in conjunction with our consolidated financial statements included in this prospectus.

RACING OPERATIONS


    Information about certain of our racing operations is set forth below.



                                                                                YEAR ENDED DECEMBER 31, 2001
                                                 LOCAL       -------------------------------------------------------------------
                                                MARKET                                  LIVE     TOTAL HANDLE(2)      REVENUE
                                   DATE      POPULATION(1)                             RACING     (IN MILLIONS)    (IN MILLIONS)
     TRACK AND LOCATION          ACQUIRED    (IN MILLIONS)       RACING SEASON          DAYS       (UNAUDITED)      (UNAUDITED)
-----------------------------   ----------   -------------   ----------------------   --------   ---------------   -------------
Santa Anita Park.............    Dec. 1998       10.9          Jan. 1 to Apr. 16         83         $1,101.4           $143.0(3)
  Los Angeles                                                  and Dec. 26 to 31

                                                              The Oak Tree Meet -        32            323.6
                                                              Sept. 26 to Nov. 5

Gulfstream Park..............   Sept. 1999        4.3          Jan. 3 to Mar. 16         63            704.0             65.1
  Miami

Golden Gate Fields...........    Dec. 1999        5.2          Jan. 1 to Apr. 1         103            534.9             61.4
  San Francisco                                              and Nov. 7 to Dec. 17

Bay Meadows..................    Nov. 2000        5.7          Apr. 4 to Jun. 17        107            495.3             64.6
  San Francisco                                              and Aug. 31 to Nov. 5

The Meadows(4)(5)............    Apr. 2001        2.8               All Year            222            381.1             70.9
  Pittsburgh

Thistledown..................    Nov. 1999        3.0          Apr. 6 to Dec. 31        187            237.4             36.3
  Cleveland

Remington Park...............    Nov. 1999        1.1         Jan. 13 to Feb. 25,       118            133.9             26.6
  Oklahoma City                                                Apr. 7 to June 9
                                                                 and Aug. 11 to
                                                                    Nov. 24

Great Lakes Downs............    Feb. 2000        1.2         Apr. 30 to Oct. 30        127             59.3              6.0
  Muskegon, Michigan

Portland Meadows(4)..........    July 2001        2.0          Jan. 1 to Apr. 30         80             47.0             13.8
  Portland                                                       and Oct. 27 to
                                                                    Dec. 31

Multnomah Greyhound Park(4)..    Oct. 2001        2.0          May 1 to Oct. 16         119             47.1              9.3
  Portland
                                                                                                                       ------
                                                                                                          TOTAL:       $497.0
                                                                                                                       ======


------------------------


(1) Population residing within 40 miles of each of our racetracks, except for Santa Anita Park (30 miles), The Meadows (50 miles) and Great Lakes Downs (50 miles). Data from Urban Systems Inc.



(2) Amounts comprising Total Handle include inter-company transactions for our ten racetracks and our separate OTB facilities, for both our importing and our exporting facilities.



(3) Rental and other revenues earned from The Oak Tree Meet are included in Santa Anita Park's revenue.



(4) Includes unaudited data for periods prior to our ownership.



(5) Includes total revenue and handle of our four OTB facilities and our XpressBet-TM- (then known as "Call-A-Bet") account wagering operations through our Pennsylvania hub.



    Our primary source of racetrack revenues is commissions earned from pari-mutuel wagering. Pari-mutuel wagering on horse racing is a form of wagering in which wagers on a horse race are aggregated in a commingled pool of wagers (the "mutuel pool") and the payoff to winning customers is determined by both the total dollar amount of wagers in the mutuel pool and the allocation of those dollars among the various kinds of bets. Unlike casino gambling, the customers bet against each other, and not against us, and therefore we bear no risk of loss with respect to any wagering conducted. We retain a pre-determined percentage of the total amount wagered (the "take-out") on each event, regardless of the outcome of the wagering event, and the remaining balance of the mutuel pool is distributed to the winning customers. Of the percentage we retain, a portion is paid to the horse owners in the form of purses or winnings, which encourage the horse owners and their trainers to enter their horses in our races. Our share of pari-mutuel wagering revenues is based on pre-determined percentages of various categories of the pooled wagers at our racetracks. The maximum pre-determined percentages are approved by state regulators. Pari-mutuel wagering on horse racing occurs on the live races being conducted at racetracks, as well as on televised racing signals, or simulcasts, received or imported by the simulcast wagering facilities located at such racetracks or OTB facilities, and through various forms of account wagering. Our racetracks have simulcast wagering facilities to complement our live horse racing, enabling our customers to wager on horse races being held at other racetracks.


    We derive our gross wagering revenues from the following primary sources:

    - Wagers placed at our racetracks or our OTB facilities on live racing conducted at our racetracks;

    - Wagers placed at our racetracks' simulcast wagering venues or our OTB facilities on races imported from other racetracks;


    - Wagers placed at other locations (e.g., other racetracks, OTB facilities or casinos) on live racing signals exported by our racetracks; and



    - Wagers placed by telephone or over the Internet by customers enrolled in our national account wagering program, XpressBet-TM-.



    Wagers placed at our racetracks or our OTB facilities on live racing conducted at one of our racetracks produce more revenue for us than wagers placed on imported racing content, because we must pay the racetrack sending us its signal a fee generally equal to 3% to 4% of the amount wagered on its race. Wagers placed on imported signals, in turn, produce more revenue for us than wagers placed on our signals exported to off-track venues (i.e., other racetracks, OTB facilities or casinos), where we are paid a commission generally equal to only 3% to 4% of the amount wagered at the off-track venue on the signal we export to those venues. Revenues from our telephone and Internet account wagering operations vary depending upon the source of the signal upon which the wager is placed; wagers placed on our signals produce more revenue for us than wagers placed on races imported by us from other racetracks.


    We also generate non-wagering revenues consisting primarily of food and beverage sales, program sales, admissions income, parking revenues and income from the rental of our facilities to other racing operators.


    Live race days are a significant factor in the operating and financial performance of our racing business. Another significant factor is the level of wagering per customer on our racing content on-track, at inter-track simulcast locations and at OTB facilities. There are also many other factors that have a significant impact on our racetrack revenues, which factors include, but are not limited to: attendance at our racetracks; inter-track simulcast locations and OTB facilities; activity through our XpressBet-TM- system; the number of races and the average field size per race; our ability to attract the industry's top horses and trainers; inclement weather; and changes in the economy.

    Set forth below is a list of the total live race days by racetrack for the years ended December 31, 2001, 2000 and 1999, as well as of those live race days during our ownership of the racetracks.



                                                                   YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------------------
                                                    2001                    2000                    1999
                                            ---------------------   ---------------------   ---------------------
                                                       DURING OUR              DURING OUR              DURING OUR
                                             TOTAL     OWNERSHIP     TOTAL     OWNERSHIP     TOTAL     OWNERSHIP
                                            --------   ----------   --------   ----------   --------   ----------
Santa Anita Park(1).......................     83          83          87          87          84          84
Golden Gate Fields........................    103         103         106         106         105          13
Bay Meadows...............................    107         107         106          --         104          --
Gulfstream Park...........................     63          63          63          63          63          --
Thistledown...............................    187         187         187         187         187          18
Remington Park............................    118         118         136         136         123          16
Great Lakes Downs.........................    127         127         132         132         139          --
The Meadows...............................    222         170         231          --         231          --
Portland Meadows..........................     80          28          80          --          80          --


------------------------


(1) Excludes The Oak Tree Meet which consisted of 32 days in 2001, 27 days in 2000 and 31 days in 1999.


    We recognize revenue prior to our payment of purses, stakes, awards and pari-mutuel wagering taxes. The costs relating to these amounts are shown as "purses, awards and other" in our consolidated financial statements.

    Our operating costs include principally salaries and benefits, utilities, the cost of food and beverages sold, racetrack repairs and maintenance expenses, sales and marketing expenses, rent, printing costs, property taxes, licenses and insurance.


    We are currently considering a major redevelopment of our Gulfstream Park racetrack in Florida. See "Our Business--Our Properties--Gulfstream Park".


SEASONALITY


    As a result of the seasonal nature of our racetrack business, our racetrack revenues and operating results for any quarter will not be indicative of the revenues and operating results for the year. Because four of our largest racetracks, Santa Anita Park, Gulfstream Park, Bay Meadows and Golden Gate Fields, run live race meets principally during the first half of the year, our racing operations have historically operated at a loss in the second half of each year, with our third quarter generating the largest loss. This seasonality has resulted in large quarterly fluctuations in revenue and operating results. We expect the seasonality of our business to gradually diminish as our acquisition and account wagering initiatives evolve.


REAL ESTATE OPERATIONS

    We characterize our real estate as follows:

    - real estate at our racetracks to be used in our racing operations ("Revenue-Producing Racetrack Real Estate");

    - excess real estate at our racetracks that we are considering developing with strategic partners ("Excess Racetrack Real Estate");

    - real estate not at our racetracks that is either under development or that we are holding for development ("Development Real Estate");

    - developed real estate not at our racetracks that is currently generating revenue for us ("Revenue-Producing Non-Racetrack Real Estate"); and

    - non-core real estate that we hold for sale ("Non-Core Real Estate").


    As of December 31, 2001, the aggregate net book values of our real estate and certain fixed assets were as follows:



                                                              (IN MILLIONS)
                                                              -------------
Revenue-Producing Racetrack Real Estate.....................      $320.4(1)
Excess Racetrack Real Estate................................        80.8
Development Real Estate.....................................        78.3
Revenue-Producing Non-Racetrack Real Estate.................        56.7(1)
Non-Core Real Estate........................................        38.5
                                                                  ------
  Total.....................................................      $574.7
                                                                  ======


------------------------

(1) Includes fixed assets.


    Approximately 39.5% of our earnings before interest, taxes, depreciation and amortization for the year ended December 31, 2001 resulted from gains from sales of our Non-Core Real Estate. We expect these gains to be reduced to zero over the next two years as the balance of our Non-Core Real Estate is sold. We intend to continue to sell the balance of our Non-Core Real Estate in order to provide capital to grow and enhance our racing business; accordingly, we are currently servicing, improving and seeking zoning and other approvals for some of this real estate in order to enhance its value on sale. See "Risk Factors--Risks Regarding Our Company--Our recent operating income includes substantial gains from the sale of non-core real estate, which sales will soon decrease and may cause our future operating income and cash flow to decrease."


    Included in our Excess Racetrack Real Estate is land adjacent to three of our largest racetracks, Santa Anita Park, Gulfstream Park and Golden Gate Fields, totaling approximately 150 acres. We are considering a variety of options with respect to this excess land, including entertainment and retail-based developments that could be undertaken in conjunction with business partners who would be expected to provide the necessary financing, as we do not intend to devote our capital to the development of our Excess Racetrack Real Estate.


    Our Development Real Estate is largely undeveloped, and includes: 481 acres in Palm Beach County, Florida that are being used to develop a horse training and boarding facility; approximately 1,050 acres of land in Ebreichsdorf, Austria, located approximately 15 miles south of Vienna, on which we have commenced development of a horse racetrack; approximately 110 acres of undeveloped land in Oberwaltersdorf, Austria, also located approximately 15 miles south of Vienna; approximately 800 acres of undeveloped land in upstate New York; and approximately 225 acres of land in northern California between San Francisco and Sacramento.



    Our Revenue-Producing Non-Racetrack Real Estate consists of two golf courses that we operate, Fontana Sports and Magna Golf Club. Fontana Sports, which opened in 1997, is a semi-private sports facility located in Oberwaltersdorf, Austria that includes an 18-hole golf course, a clubhouse which contains a restaurant, pro shop, tennis club and a fitness facility. The Magna Golf Club, which is in Aurora, Ontario, adjacent to our and Magna International's headquarters approximately 30 miles north of Toronto, opened in May 2001. We are currently marketing and accepting memberships in the Magna Golf Club. The clubhouse is expected to be completed in the spring of 2002. When completed, the clubhouse will contain a restaurant, a members' lounge and a pro shop.

    Pursuant to an access arrangement effective as of March 1, 1999, Magna International is paying us an annual fee of 2.5 million Euros to access the Fontana Sports golf course and related recreational facilities for Magna International-sponsored corporate and charitable events, as well as for business development purposes. The access fee relating to Fontana Sports is payable until March 1, 2004. Pursuant to an access agreement effective as of January 1, 2001, Magna International is paying us an annual fee of Cdn. $5.0 million to access the Magna Golf Club. The access fee relating to the Magna Golf Club is payable until December 31, 2003. The Fontana Sports and the Magna Golf Club properties are both subject to rights of first refusal in favor of Magna International if we decide to sell either of them.


RESULTS OF OPERATIONS


    The following is a discussion and comparison of our results of operations and financial position for the years ended December 31, 2001, 2000 and 1999.



YEAR ENDED DECEMBER 31, 2001 COMPARED TO DECEMBER 31, 2000



    RACETRACK OPERATIONS



    Revenues from our racetrack operations were $459.4 million in 2001, compared to $355.2 million in 2000, an increase of $104.2 million or 29.3%. This increase resulted primarily from having nine racetracks open for live racing for some part of the year, compared with having only six open in 2000. We acquired the operations of Bay Meadows on November 17, 2000, the operations of MEC Pennsylvania, formerly Ladbroke Pennsylvania, which include the operations of The Meadows, four OTB facilities and the Pennsylvania hub for XpressBet-TM-, on April 5, 2001 and Multnomah Greyhound Park on October 26, 2001. In addition, in July 2001, we leased a racetrack facility in Portland, Oregon operating as Portland Meadows.



    In 2001, gross wagering revenues for our racetracks increased 30.8% to $394.0 million, compared to $301.3 million in 2000, primarily relating to the increase in live race days due to our acquisitions. Non-wagering revenues in 2001 increased 21.3% to $65.4 million, compared to $54.0 million in 2000. Contributing to the increase in non-wagering revenues were increases in revenues from parking, admissions and program sales related to the increase in live race days due to our acquisitions and the addition of food and beverage revenues from our Gulfstream Park facility, previously contracted out to concession operators.



    Purses, awards and other increased by 28.1% to $243.4 million in 2001 from $190.0 million in 2000, primarily due to the increase in gross wagering revenues for the year. As a percentage of gross wagering revenue, purses, awards and other decreased from 63.1% in 2000 to 61.8% in 2001. Operating costs increased to $152.6 million in 2001 from $128.6 million in 2000. As a percentage of total racetrack revenues, operating costs decreased from 36.2% in 2000 to 33.2% in 2001. The reduction in operating costs as a percentage of revenues was primarily the result of cost savings and other synergies realized on the consolidation of racetrack operations during the year. Racetrack general and administrative expenses were $31.1 million in 2001, compared to $18.1 million in 2000. As a percentage of total racetrack revenue, general and administrative expenses increased from 5.1% in 2000 to 6.8% in 2001. The increase in general and administrative expenses as a percentage of total racetrack revenue in 2001 was primarily related to the higher costs of the corporate head office, where we have continued to add management expertise. These costs were significantly lower during the formative stage of the Company in 2000.



    REAL ESTATE OPERATIONS



    Revenues from real estate operations were $59.6 million in 2001, compared to $58.3 million in 2000. Earnings before interest, taxes, depreciation and amortization from real estate activities increased to $22.6 million in 2001 from $7.6 million in 2000. These increases are primarily attributable to the sale of Non-Core Real Estate in 2001. In 2001, we had gains on the sale of Non-Core Real Estate of $20.4 million, compared to gains of $7.0 million during the same period in 2000. The increase in sales is consistent with management's stated intention to provide capital for future growth by selling our Non-Core Real Estate.



    PREDEVELOPMENT AND OTHER COSTS



    Predevelopment and other costs were $3.2 million in 2001, compared to $4.2 million in 2000. These costs include consultants' fees associated with technology development, feasibility studies, construction designs, market analyses, site models and alternative site investigations.



    DEPRECIATION AND AMORTIZATION



    Depreciation and amortization increased by $6.1 million to $26.2 million in 2001, compared to $20.1 million in 2000. The increase in depreciation and amortization is primarily attributable to our Bay Meadows and MEC Pennsylvania acquisitions and increased depreciation recorded on recent fixed asset additions.



    INTEREST INCOME AND EXPENSE



    Our net interest expense for the year ended December 31, 2001 increased
$2.5 million to $2.7 million from $0.2 million in 2000. The higher net interest expense is attributable to the increase in long-term debt in the fourth quarter of 2000 and the second quarter of 2001, related to the financings of our Bay Meadows and MEC Pennsylvania acquisitions and the purchase of 481 acres of land in Palm Beach County, Florida, offset by interest capitalized on properties under development.



    INCOME TAX PROVISION



    We recorded an income tax provision of $9.3 million on income before income taxes of $22.8 million in 2001, compared to an income tax provision of $1.1 million on income before income taxes of $1.6 million in 2000. Our effective income tax rate in 2001 was 41.0%, compared to 71.6% in 2000, primarily as a result of the higher level of operating losses in certain subsidiaries in 2000 for which we did not recognize the tax benefit in that period.


YEAR ENDED DECEMBER 31, 2000 COMPARED TO DECEMBER 31, 1999

    RACETRACK OPERATIONS

    Revenues from our racetrack operations were $355.2 million in 2000, compared to $164.9 million in 1999, an increase of $190.3 million, or 115.4%. The increase in revenues is primarily the result of the additional racetracks acquired in 2000 and in late 1999. Revenues for 2000 reflect the full year of live racing and simulcast operations for all the racetracks we owned during the period except for Great Lakes Downs and Bay Meadows, revenues for which are included from their dates of acquisition on February 29, 2000 and November 17, 2000, respectively. Revenues for 1999 reflect the full year operations of Santa Anita Park and the operations of Gulfstream Park from September 1, 1999, the date of acquisition, Thistledown and Remington Park from November 12, 1999, their date of acquisition, and Golden Gate Fields from December 10, 1999, the date of acquisition.


    Gross wagering revenues for our racetracks increased 125.0% to $301.3 million in 2000, compared to $133.9 million in 1999, primarily as a result of our racetrack acquisitions. Non-wagering revenues in 2000 were $54.0 million, compared to $31.0 million in 1999, an increase of 74.0%. The increase in non-wagering revenues is lower than the increase in gross wagering revenues because a portion of the gross wagering revenues is earned from simulcast export activities, which do not provide our racetracks with customers that would generate non-wagering revenues.


    Purses, awards and other increased 122.2%, from $85.5 million in 1999 to $190.0 million in 2000. As a percentage of gross wagering revenue, purses, awards and other decreased from 63.9% in 1999 to 63.1% in 2000. Operating costs increased from $63.3 million in 1999 to $128.6 million in 2000. As a percentage of total racetrack revenues, operating costs decreased from 38.4% in 1999 to 36.2% in 2000, purses, awards and other increased from 51.9% to 53.5%, and general and administrative expenses increased from 3.6% to 5.1%. The reduction in operating costs as a percentage of revenues is primarily the result of cost savings and other synergies realized in connection with the consolidation of racetrack operations in 2000. Racetrack general and administrative expenses increased to $18.1 million in 2000, compared to $6.0 million in 1999. The increase was primarily due to the additional racetracks acquired in late 1999 and 2000, the significant costs incurred to restructure our corporate office and other one-time costs, primarily related to severance payments and the closing of our Santa Monica office, of approximately $7.5 million in 2000.

    REAL ESTATE OPERATIONS


    Revenues from our real estate operations were $58.3 million in 2000, compared to $21.9 million in 1999. Earnings before interest, taxes, depreciation and amortization from real estate operations increased to $7.6 million in 2000 from $0.1 million in 1999. This increase was primarily attributable to an increase in the amount of Non-Core Real Estate sold in 2000 compared to 1999. For the year ended December 31, 2000, we had gains of $7.0 million on the sale of real estate, compared to gains of $0.6 million in 1999.


    PREDEVELOPMENT AND OTHER COSTS


    Predevelopment and other costs related to both our racing operations and our real estate operations were $4.2 million in 2000, compared to $0.5 million in 1999, resulting from our increasing our predevelopment activities in 2000.


    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased by $12.2 million to $20.1 million for 2000, compared to $7.9 million in 1999. This increase reflects full year depreciation and amortization charges related to Gulfstream Park, Thistledown, Remington Park and Golden Gate Fields, all acquired in the second half of 1999, and partial year depreciation and amortization charges related to Great Lakes Downs and Bay Meadows, both acquired in 2000.

    INTEREST INCOME AND EXPENSE


    Our net interest expense for 2000 was $0.2 million, compared to net interest income of $0.9 million for 1999. The higher net interest expense is attributable to the increase in long-term debt in 2000 primarily related to the financing of the Bay Meadows acquisition and the purchase of land in Palm Beach County, Florida.


    INCOME TAX PROVISION


    We recorded an income tax provision of $1.1 million on income before income taxes of $1.6 million for 2000, compared to an income tax provision of $2.8 million on income before income taxes of $2.8 million for 1999. The decrease in our income tax provision resulted primarily from the higher level of operating losses in 1999 of some of our subsidiaries, for which we did not recognize the tax benefit in that period.

LIQUIDITY AND CAPITAL RESOURCES


YEAR ENDED DECEMBER 31, 2001



    OPERATING ACTIVITIES



    Cash provided by operations before changes in non-cash working capital increased by $18.6 million from $7.7 million in 2000 to $26.3 million in 2001. The increase was attributable to increases in net income, depreciation and amortization and future income taxes, partially offset by additional gains recorded on the disposal of Non-Core Real Estate. In 2001, cash invested in non-cash working capital balances was $0.7 million.



    INVESTING ACTIVITIES



    Cash used in investing activities in 2001 was $7.5 million, including investments of $40.0 million in real estate property and fixed asset and other asset additions and $24.0 million on the acquisitions of MEC Pennsylvania and Multnomah Greyhound Park, partially offset by $56.5 million of proceeds received on the sale of Non-Core Real Estate. In 2001, we invested $38.9 million in real estate and fixed asset additions, which included $6.4 million for the purchase of real estate, $14.8 million in upgrades to racetrack facilities, normal ongoing maintenance items and other fixed assets, and $10.7 million in the Magna Golf Club in Aurora, Ontario. The remaining $7.0 million of expenditures related to racetrack property enhancements, infrastructure and predevelopment costs on certain of our properties, and account wagering activities, including the telephone and Internet and television distribution.



    FINANCING ACTIVITIES



    Cash used for financing activities was $10.2 million in 2001. During 2001, there were repayments of bank indebtedness of $7.6 million and of long-term debt of $18.0 million, partially offset by the issuance of long-term debt of $15.0 million related to our term loan facility and the issuance of share capital of $0.5 million.


YEAR ENDED DECEMBER 31, 2000

    OPERATING ACTIVITIES


    In 2000, we generated $7.7 million of cash flow from operations and invested $23.8 million in working capital, resulting in a net use of cash of $16.1 million for operating activities. During the comparable period in 1999, we generated $5.9 million of cash flow from operations and our investment in working capital decreased by $9.3 million, resulting in net cash from operating activities of $15.2 million. The decrease in cash flow from operations of $31.3 million from $15.2 million in 1999 to a use of cash of $16.1 million in 2000 is primarily due to the need to fund working capital deficiencies in that period related to acquisitions completed in the latter part of 1999 and early 2000. Those funding requirements had been taken into consideration in the negotiation of the purchase price of those acquisitions.

    INVESTING ACTIVITIES


    Cash used in investing activities was $35.3 million for the year ended December 31, 2000. During 2000, $24.1 million was used to acquire Bay Meadows and $54.0 million was spent on real estate property and other fixed asset additions. Expenditures on real estate included the purchase of 481 acres of property in Palm Beach County, Florida, which we are currently developing into a second horse boarding and training center, for $22.9 million, $22.5 million on continued spending in connection with the Magna Golf Club in Aurora, Ontario and $8.6 million on upgrades to racetrack facilities, normal ongoing maintenance items and other fixed assets. Cash used in investing activities in 2000 was partially offset by proceeds of $33.4 million from the sale of Non-Core Real Estate.


    FINANCING ACTIVITIES


    Cash provided by financing activities for the year ended December 31, 2000 was $32.9 million. The cash provided by financing activities for 2000 relates substantially to the issuance of long-term debt of $48.0 million primarily related to the financing of the Bay Meadows acquisition and other real estate additions, partially offset by the repayment of other long-term debt of $15.9 million. Included in these repayments was $6.8 million of debt assumed in connection with the acquisition of Gulfstream Park and the repayment of a portion of the promissory note issued in connection with the acquisition of Golden Gate Fields.


YEAR ENDED DECEMBER 31, 1999

    OPERATING ACTIVITIES


    Cash provided by operating activities in 1999 of $15.2 million is primarily a result of cash generated by our Santa Anita Park operations of $13.3 million and some of our other racetracks, offset by cash usages at some of our racetracks and other operations.


    INVESTING ACTIVITIES

    Cash used in investing activities in 1999 totaled $215.4 million and included primarily $81.2 million to acquire Gulfstream Park, $14.2 million to acquire Thistledown and Remington Park, $59.0 million to acquire Golden Gate Fields and $6.4 million to acquire the operations and real estate assets of San Luis Rey Downs. Also during 1999, $56.5 million was spent on real estate property and other fixed asset additions, which included $45.0 million of spending on a capital renovation program at Santa Anita Park, $8.0 million on upgrades to our racetrack facilities, normal ongoing maintenance items and other fixed assets, and $3.5 million on the development of the Magna Golf Club in Aurora, Ontario.

    FINANCING ACTIVITIES


    Throughout 1999, cash provided by financing activities was primarily through contributions by Magna International. On September 1, 1999, Magna International invested $250.0 million in cash by way of an equity contribution.


WORKING CAPITAL, CASH AND OTHER RESOURCES


    Our working capital (other than cash and cash equivalents) was ($22.6) million at December 31, 2001, compared to ($11.1) million at December 31, 2000. The decreased investment in working capital (other than cash and cash equivalents) was primarily a result of an increase in accounts payable and other accruals of $11.6 million as a result of increased track level activity and the increased number of tracks operating at December 31, 2001.



    At December 31, 2001, we had cash and cash equivalents of $39.2 million and total shareholders' equity of $567.9 million.

    One of our subsidiaries, The Santa Anita Companies, Inc., is a party to a secured term loan facility, which bears interest at rates ranging between the U.S. prime rate and LIBOR plus 2.2% per annum. At December 31, 2001,
$59.9 million was outstanding under this fully drawn term loan facility. The maturity date of this facility has been extended to November 30, 2004. In addition to this facility, as at December 31, 2001, we had approximately $26.0 million of other long-term debt with various terms and an unused and available operating line of credit of $10.0 million.



    We believe that our current cash resources, cash flow from our racetrack and real estate operations and cash available under our Santa Anita credit facility described above will be sufficient to finance our operations and our maintenance capital expenditure program during the next year. However, in order to complete our acquisition and strategic capital programs, we will be required to seek additional debt and/or equity financing through public or private sources. If such additional financing is not available to us as needed or on terms acceptable to us, we may not be able to complete our acquisition or strategic capital programs.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our primary exposure to market risk (or the risk of loss arising from adverse changes in market rates and prices, including interest rates, foreign currency exchange rates and commodity prices) is with respect to our investments in companies with a functional currency other than the U.S. dollar. Fluctuations in the U.S. dollar exchange rate relative to the Canadian dollar and the Euro will result in fluctuations in shareholders' equity and comprehensive income. We have generally not entered into derivative financial arrangements for hedging purposes, and have not and will not enter into such arrangements for speculative purposes.

    Additionally, we are exposed to interest rate risk. Interest rates are sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control.


    Our future earnings, cash flows and fair values relating to financial instruments are primarily dependent upon prevalent market rates of interest, such as LIBOR and EURIBOR. Based on interest rates at December 31, 2001 and our current credit facilities, a 1% increase or decrease in interest rates on our line of credit and other variable rate borrowings would not materially affect our annual future earnings and cash flows. Based on borrowing rates currently available to us, the carrying amount of our debt approximates its fair value.



ACCOUNTING DEVELOPMENTS



    Under Staff Accounting Bulletin 74, we are required to disclose certain information related to new accounting standards, which have not yet been adopted due to delayed effective dates.



    In 2001, the Financial Accounting Standards Board issued Statements No. 141 ("SFAS 141"), Business Combinations and No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. In addition, SFAS 141 provides new criteria to determine when an acquired intangible asset should be recognized separately from goodwill.



    SFAS 142 requires the application of the non-amortization and impairment rules for existing goodwill and other intangible assets that meet the criteria for indefinite life beginning with fiscal years starting after December 15, 2001. In all cases, SFAS 142 must be adopted at the beginning of a fiscal year.



    We will apply the new standards on accounting for goodwill and other intangible assets beginning in our first quarter of 2002. Application of the non-amortization provisions of SFAS 142 is expected to result in an increase in income before taxes of approximately $8.0 million per year. Although we will perform the required impairment tests on our intangible assets that meet the criteria for indefinite life, as of January 1, 2002, we have not yet determined the impact, if any, of this test on our consolidated financial statements.



    During 2001, the Financial Accounting Standards Board issued Statement
No. 143 ("SFAS 143") Accounting for Asset Retirement Obligations. SFAS 143 requires that legal obligations arising from the retirement of tangible long-lived assets, including obligations identified by a company upon acquisition and construction and during the operating life of a long-lived asset, be recorded and amortized over the asset's useful life using a systematic and rational allocation method. SFAS 143 is effective for fiscal years starting after June 15, 2001.



    Also during 2001, the Financial Accounting Standards Board issued Statement No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144, which supercedes Statement No. 121 ("SFAS 121"), is effective for fiscal years beginning after December 15, 2001. SFAS 144 provides guidance on differentiating between assets held for sale, and assets held for disposal other than by sale. Consistent with SFAS 121, SFAS 144 continues to require the same approach for recognizing and measuring the impairment of assets to be held and used.



    Although we are currently reviewing SFAS 143 and SFAS 144, we have not yet determined the impact, if any, of these pronouncements on our consolidated financial statements.


ENVIRONMENTAL REGULATION


    For a discussion of certain uncertainties that we face with respect to environmental regulations, see "Our Business--Environmental Matters".

                                  OUR BUSINESS

OUR COMPANY


    We are the leading owner and operator of thoroughbred racetracks in the United States, based on revenue, and a leading supplier, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. We currently operate eight thoroughbred racetracks, one standardbred racetrack and one greyhound racetrack, as well as the simulcast wagering venues at these tracks. In addition, we operate OTB facilities and a national account wagering business known as XpressBet-TM-, which permits customers to place wagers by telephone and over the Internet on horse races at up to 65 racetracks in North America. We also have a one-third ownership interest in Racetrack Television Network, LLC, a new venture formed to telecast races from our racetracks and other racetracks, via satellite, to paying subscribers. On a pro forma basis for the year ended December 31, 2001, our operations generated consolidated revenue of approximately $548.0 million.



    Since December 1998, we have acquired four of the most prestigious racetrack operations in North America: Santa Anita Park near Los Angeles, Gulfstream Park near Miami, and Golden Gate Fields and Bay Meadows near San Francisco. We have also acquired the racetrack operations of The Meadows near Pittsburgh, Thistledown near Cleveland, Remington Park in Oklahoma City and Great Lakes Downs in Muskegon, Michigan. We own all the land on which the above-mentioned racetracks are located, with the exception of Bay Meadows and Remington Park, where we lease the land from third parties. In addition, we have recently begun to lease and operate Portland Meadows and we acquired the operations of and leased Multnomah Greyhound Park, both of which are located in Portland, Oregon. See "Prospectus Summary--Recent Developments". These acquisitions have enabled us to secure the ownership rights to what we believe is some of the highest quality and most popular live horse racing content in North America, based on standard industry measures, such as total handle, average daily attendance and average daily wagering, both on and off-track. We believe that the aggregation of this high-quality content, coupled with a strong branding strategy and the introduction of new media distribution technologies, will enhance distribution of our content and help us develop new sources of revenues. We intend to continue to acquire strategic racetracks and other related assets on a selective basis.


    We distribute our live racing content to approximately 1,000 off-track and inter-track venues, including other racetracks, OTB facilities and casinos in the United States, Canada, Mexico, the Caribbean and Australia. We intend to expand the distribution of this content in these markets and, to the extent permitted by various regulatory regimes, in additional markets, particularly emerging electronic media-based markets, such as wagering via interactive television and the Internet.


    In conjunction with our racetrack operations, we own and operate a horse boarding and training center located approximately 45 miles north of San Diego and approximately 90 miles southeast of Santa Anita Park, and we are developing another such facility in Palm Beach County, Florida approximately 40 miles north of Gulfstream Park. We believe that these facilities will provide us with a competitive advantage by helping us to attract additional high-quality horses to our racetracks and to expand our field sizes. We believe that this will allow us to increase both our number of live races and the total amount wagered on our races.



    In addition to our racetracks, we also have significant real estate holdings in the United States, Canada and Austria. As of December 31, 2001, the aggregate net book value of all our real estate (including fixed assets at racetracks and at Revenue-Producing Non-Racetrack Real Estate) was $574.7 million. While we are exploring the development of some of our real estate, we intend to continue to sell our Non-Core Real Estate in order to generate additional capital to grow and enhance our racing business. During the past three years, we sold Non-Core Real Estate with an aggregate net book value of $58.8 million for gross proceeds of $99.4 million. As of December 31, 2001, the aggregate net book value of our remaining Non-Core Real Estate was approximately $38.5 million.

    Please see our financial statements beginning on page F-1 for financial information concerning our business and its segments.

OUR STRATEGY

    Since our inception in 1998, we have experienced significant growth in scale and profitability through a disciplined acquisition program. We intend to grow and develop our business further by:


SELECTIVELY ACQUIRING ADDITIONAL STRATEGIC RACETRACKS AND RELATED ASSETS


    We will selectively pursue the acquisition of strategically important, geographically diverse racetracks and related operations in order to increase our ownership of live racing content. We intend to simulcast this content to other pari-mutuel wagering venues and to increase both the number of days in the year and hours in the day that we offer wagering on live and simulcast races.

CONTINUING TO INTEGRATE OUR ACQUISITIONS BY EMPLOYING "BEST PRACTICE"
  IMPROVEMENTS AT OUR RACETRACKS

    Through our acquisitions, we own what we believe are some of the highest-quality thoroughbred racetracks in North America, as measured in terms of total handle, average daily attendance and average daily wagering both on and off-track. We believe that the increased scale and integration of our racetrack operations will afford us the opportunity to both grow our revenues and achieve significant operational synergies through the implementation of best practices, cost reductions realized from economies of scale and increased efficiencies. We intend to improve the quality of the live racing experience by upgrading and expanding the infrastructure of our properties in order to attract the best available horses, trainers and jockeys.


EXPANDING THE DISTRIBUTION OF OUR LIVE RACING



    We currently distribute our live racing to inter-track and off-track venues in the United States, Canada, Mexico, the Caribbean and Australia. We believe that, subject to applicable regulation, significant opportunities exist to expand the distribution of our content through the further development of our simulcasting operations and our XpressBet-TM- Internet and telephone account wagering business, as well as the development of new forms of account wagering, including interactive television.



FURTHER DEVELOPING AN INTEGRATED BRANDING AND MARKETING STRATEGY


    We intend to combine our racing content, and possibly the racing content from racetracks not owned by us, and market this content under our brand name. We believe that aggregating this content would offer pari-mutuel wagering venues that import our content greater convenience and lower operating costs, while offering customers at their facilities access to more racing content, including signals that the venue operators may not have purchased as stand-alone products. We believe that packaging our product this way will increase the exposure of our smaller racetracks.

IMPROVING THE QUALITY OF THE ENTERTAINMENT EXPERIENCE AT OUR RACETRACKS AND OTB
  FACILITIES

    We believe that the horse racing industry does not currently reach a large portion of its potential customer base. We are attempting to increase attendance at our racetracks and broaden the appeal of horse racing by developing higher-quality racetrack facilities with a wider variety of amenities. We will seek to enter into joint venture arrangements with strategic partners to develop leisure and entertainment-based real estate projects on land surrounding, or adjacent to, certain of our premier racetracks. Such developments could include retail shopping facilities, restaurants, hotels and entertainment projects. Subject to regulatory approval, these developments may also involve the integration of other gaming operations, such as video lottery terminals or similar gaming devices.

OUR HISTORY

    Our parent company, Magna International, is one of the most diversified automotive parts suppliers in the world. In 1999, Magna International entered into a series of transactions in order to separate its non-automotive businesses from its automotive businesses.

    We were incorporated in Delaware on March 4, 1999. In November 1999, Magna International completed a reorganization of its corporate structure (the "Reorganization"), under which Magna International's non-automotive businesses and certain real estate assets were transferred to us. As part of the Reorganization, our capital structure was amended to establish two classes of stock: Class A Subordinate Voting Stock, with one vote per share, and Class B Stock, generally with 20 votes per share.


    In December 1999, Magna International redeemed approximately 14.8 million shares of our Class B Stock for proceeds of $110.0 million. On that same date, Magna International invested $110.0 million in our Canadian subsidiary, MEC Holdings (Canada) Inc. ("Exchangeco"), in return for approximately 14.8 million exchangeable shares of Exchangeco. Each exchangeable share may be exchanged by the holder for one share of our Class A Subordinate Voting Stock at any time. The purpose of these shares was to permit certain Canadian shareholders of Magna International that were subject to limitations on their holdings of shares of non-Canadian issuers to receive shares of a Canadian issuer in the special dividend by Magna International described below. Because the exchangeable shares (together with certain ancillary rights) are economically equivalent to our Class A Subordinate Voting Stock, those exchangeable shares that are still outstanding are included for purposes of calculating our earnings per share and shareholders' equity on a consolidated basis.



    On March 10, 2000, Magna International distributed to holders of its
Class A subordinate voting shares and Class B shares, by way of a special dividend, approximately 15.7 million shares comprised of our Class A Subordinate Voting Stock and the exchangeable shares of Exchangeco. As of the date of this prospectus, Magna International owns, directly or indirectly, all our outstanding Class B Stock and 4,362,328 shares of our outstanding Class A Subordinate Voting Stock. As a result, Magna International will be able to exercise approximately 97% of the total voting power attached to all our outstanding stock after this offering, and therefore will continue to be able to elect all our directors and to control us. Three members of our board of directors are also members of Magna International's board of directors and we have the same chairman.


OVERVIEW OF THE HORSE RACING INDUSTRY

PARI-MUTUEL WAGERING


    Pari-mutuel wagering on horse racing is a form of wagering in which wagers on horse races are aggregated in a commingled pool of wagers (the "mutuel pool") and the payoff to winning customers is determined by both the total dollar amount of wagers in the mutuel pool and the allocation of those dollars among the various kinds of bets. Unlike casino gaming, the customers bet against each other, and not against the operator, and therefore the operator bears no risk of loss with respect to any wagering conducted. The pari-mutuel operator retains a pre-determined percentage of the total amount wagered (the "take-out") on each event, regardless of the outcome of the wagering event, and the remaining balance of the mutuel pool is distributed to the winning customers. Of the percentage retained by the pari-mutuel operator, a portion is paid to the horse owners in the form of purses or winnings, which encourage the horse owners and their trainers to enter their horses in a track's races. Pari-mutuel wagering on horse racing is the largest form of pari-mutuel wagering, and it is currently authorized in over 40 states of the United States, all provinces of Canada and approximately 100 other countries around the world.


RECENT HISTORY

    The horse racing industry is a highly fragmented industry with relatively few high-quality racetracks and relatively few operators owning more than two facilities. Over the past 20 years, live attendance at horse racetracks in the United States has declined substantially due to a number of factors, including the growth in off-track wagering; increased competition from other forms of gaming and leisure entertainment; the attrition of the racing industry's traditional customer base; the lack of, or deterioration in, the quality of live racing events at many racetracks; and the inability of racetrack operators to broaden the appeal of wagering on horse racing. Declines in live attendance have resulted in an overall decline in the amount of money wagered on live horse racing, which has exacerbated the problem of producing high-quality live wagering events and in developing entertaining racetrack facilities.

    In the early 1990s, the introduction of off-track and inter-track wagering became more prevalent and reversed the decline in the total amount of dollars wagered on horse racing. The rise of off-track and inter-track wagering has resulted in a significant increase in total industry revenues, and the creation of larger pools of wagers on horse races at certain racetracks. This has more than offset the decline in live on-track wagering due to declining live attendance. The larger pools of wagers have produced larger purses, which have resulted in higher-quality racing events and an increased interest in horse racing and pari-mutuel wagering. Subsequently, the financial performance of many of the premier racetracks in the United States has improved.

THE GROWTH IN OFF-TRACK AND INTER-TRACK WAGERING


    Pari-mutuel wagering on thoroughbred horse racing in the United States increased from approximately $9.4 billion in 1990 to approximately
$14.6 billion in 2001, according to The Jockey Club. This increase resulted primarily from the growth of off-track and inter-track wagering, which has grown by approximately 43.3% from approximately $8.7 billion in 1996 to approximately $12.4 billion in 2001. Simulcasting live racing events to off-track and inter-track venues has been facilitated by technological advances and the introduction of legislative changes.


              TOTAL U.S. THOROUGHBRED PARI-MUTUEL WAGERING HANDLE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      HANDLE (MILLIONS)
1990             $9,385
1991             $9,393
1992             $9,638
1993             $9,601
1994             $9,897
1995            $10,429
1996            $11,627
1997            $12,542
1998            $13,115
1999            $13,725
2000            $14,321
2001            $14,550


    Source: Equibase Company LLC; The Jockey Club.

             U.S. THOROUGHBRED RACING PARI-MUTUEL HANDLE BREAKDOWN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Pari-Mutuel Handle (Millions)

      OFF-TRACK  ON-TRACK   TOTAL
1996     $8,683    $2,944  $11,627
1997     $9,839    $2,703  $12,542
1998    $10,617    $2,498  $13,115
1999    $11,365    $2,359  $13,724
2000    $11,942    $2,270  $14,212
2001    $12,438    $2,112  $14,550


    Source: Equibase Company LLC; The Jockey Club.


    Simulcasting is the process of transmitting the audio and video signal of a live racing performance from one facility to a satellite for retransmission to other locations or venues where pari-mutuel wagering is permitted. Simulcasting provides racetracks with the opportunity to increase revenues by exporting their live racing content to as many wagering locations as possible, such as other racetracks, OTB facilities and casinos, and by importing racing content from other racetracks.

    Revenues are increased because simulcasting provides racetracks that export their live content with additional customers in multiple locations who would not have otherwise been able to place wagers on the live racing event. Similarly, simulcasting provides operators of pari-mutuel wagering venues who import content from other racetracks with more product upon which their customers can place wagers. Providers of live racing content who export their content to other venues generally charge these venues a percentage of all monies wagered on their content, while operators of pari-mutuel wagering venues that import racing content retain a pre-determined percentage of all amounts wagered at their facility on the imported content. Because the competition for content time slots is relatively intense, the growth of simulcasting has been particularly beneficial to the operators of premier racetracks, which tend to offer higher quality racing, with larger fields and higher purses. Conversely, operators of smaller or lesser quality racetracks have historically benefited less from simulcasting, due to a lack of demand for their content. Part of our strategy involves efforts to broaden the distribution of, and demand for, the racing content from our smaller tracks.

    We expect that off-track and inter-track wagering will experience continued growth as additional venues able to import simulcast content are established and new distribution channels for pari-mutuel wagering, such as the telephone, Internet and interactive television, are further developed.

    Because of the high quality of our thoroughbred racing content and racetrack properties, we believe we are well positioned to participate in the future growth of off-track, inter-track and account wagering as both a leading exporter and importer of live racing content.

OUR CONTENT

    As illustrated in the map below, our racetracks are geographically diversified.

   [MAP]


2002 RACING SCHEDULE



    As illustrated in the chart below, live racing is offered throughout the year at our racetracks. The racing dates for Santa Anita Park indicated below include The Oak Tree Meet.


[CHART]

OUR PROPERTIES


SANTA ANITA PARK

    Santa Anita Park is situated on approximately 305 acres of land in the City of Arcadia, California, approximately 14 miles northeast of Los Angeles. Approximately 10.9 million people are located within a 30-mile radius of Santa Anita Park.


    Santa Anita Park opened for thoroughbred horse racing in 1934 and hosts The Santa Anita Meet. The Santa Anita Meet generally commences on December 26 and runs until April each year. In addition, we lease Santa Anita Park to The Oak Tree Racing Association, which is an unaffiliated not-for-profit California association that holds a license to host The Oak Tree Meet for approximately six weeks each fall. Pursuant to this lease, we receive rent that consists primarily of a percentage of the on-track handle wagered on races run at Santa Anita Park and a percentage of The Oak Tree Racing Association net commissions from fees earned on racing content, exported from or imported to Santa Anita Park. Santa Anita Park has one of the longest racing schedules of the top North American racetracks, totaling approximately 115 racing days each year (including The Oak Tree Meet). Average daily attendance in 2001 was approximately 10,500 customers per live racing day, representing one of the highest average daily attendance figures of all North American racetracks.



    Santa Anita Park had one of the highest total handles, or total amounts wagered, of all North American racetracks in 2001, approximately
$1,425.0 million, including wagers made at Santa Anita Park on its races (including The Oak Tree Meet), wagers made at other wagering venues and through various account wagering operations on Santa Anita Park's races, and wagers made at Santa Anita Park on races imported to its inter-track facilities. Wagers on Santa Anita Park's races (including The Oak Tree Meet and all venues at which wagers were placed) totaled approximately $984.0 million in 2001. Of this amount, approximately $798.7 million in wagers were placed at other wagering venues to which we exported Santa Anita Park's races via simulcast and through various account wagering operations. Santa Anita Park exports its simulcast signal to approximately 1,000 off-track and inter-track wagering facilities in 23 countries. Throughout the year, Santa Anita Park operates as an inter-track wagering facility where customers can wager on races that are imported to Santa Anita Park from other racetracks.


    Santa Anita Park's facilities include a large art deco-style grandstand structure with seating for approximately 19,000 customers, as well as standing room for additional customers, a one-mile oval dirt track as well as a 7/8-mile turf course, stalls for approximately 2,000 horses and parking facilities sufficient to accommodate approximately 20,000 cars.

    In December 1999, we completed a $45.0 million capital renovation program at Santa Anita Park, which included the development of a new 750-seat high-end restaurant, the installation of a 2,120 square foot LED screen in the infield track area for racing customers and other upgrades to the grandstand, the track and other areas of the facility.

    We are considering a variety of retail-based development proposals for approximately 81 acres of Excess Racetrack Real Estate at Santa Anita Park that are not currently in use. This development would be intended to further enhance the entertainment experience at Santa Anita Park, broaden the demographic composition of our customer base and strengthen the loyalty of existing customers. These proposals are preliminary. If, after a detailed review, any of these proposals turn out to be commercially viable, additional time would be required to obtain the necessary regulatory approvals and negotiate with potential business partners who would be expected to provide the necessary financing. We do not intend to devote our capital to the development of Excess Racetrack Real Estate at Santa Anita Park.

GULFSTREAM PARK

    Gulfstream Park is located on approximately 255 acres of land in the cities of Hallandale and Aventura, between Miami and Ft. Lauderdale in Florida. There are approximately 4.3 million people living within a 40-mile radius of Gulfstream Park.


    Gulfstream Park opened in 1939 and for the last several years, the annual meet at Gulfstream Park has lasted for approximately 63 days between January and March. Beginning in 2002, Gulfstream Park has been granted approval to run its meet for 90 days between January and April. The Breeders' Cup, one of the preeminent series of races in the United States, was held at Gulfstream Park three times--in 1989, 1992 and 1999. Average daily attendance in 2001 was approximately 10,300 customers per live racing day.



    Gulfstream Park had one of the highest total handles of all North American racetracks in 2001, approximately $704.0 million, including wagers made at Gulfstream Park on its races, wagers made at other wagering venues and through various account wagering operations on Gulfstream Park's races, and wagers made at Gulfstream Park on races imported to its inter-track facilities. Wagers on Gulfstream Park's races (including all venues at which wagers were placed) totaled approximately $662.4 million in 2001. Of this amount, approximately $538.8 million in wagers were placed at other wagering venues to which we exported Gulfstream Park's races via simulcast and through various account wagering operations. Gulfstream Park exports its simulcast signal to approximately 800 off-track and inter-track wagering facilities in the United States, Canada, the Caribbean and Mexico.


    Gulfstream Park's facilities include a grandstand with permanent seating for approximately 8,700 customers, a clubhouse with seating for an additional 5,800 customers, a one-mile main track, a seven-eighths mile turf track, stalls for approximately 1,390 horses and parking for approximately 14,000 cars.


    We are currently considering a major redevelopment of Gulfstream Park. Should it proceed as currently contemplated, the Gulfstream Park redevelopment would include a simulcast pavilion, sports and entertainment arena, and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand, turf club and annex. The aggregate carrying value at December 31, 2001 of the assets that would be demolished if the Gulfstream Park redevelopment is completed is approximately $23.0 million. If we decide to proceed with the Gulfstream Park redevelopment and obtain the approval of our board of directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.


GOLDEN GATE FIELDS

    Golden Gate Fields is located on approximately 181 acres of land in the cities of Albany and Berkeley, California, approximately eight miles from Oakland and approximately 11 miles from San Francisco. There are approximately
5.2 million people within a 40-mile radius of Golden Gate Fields.


    Golden Gate Fields' racing season of approximately 103 racing days complements the Bay Meadows racing schedule, which runs after the close of Bay Meadows' racing season in the fall through to the end of March, when
Bay Meadows opens again. From the end of December through to the close of the season, Golden Gate Fields operates simultaneously with Santa Anita Park. Average daily attendance in 2001 was approximately 2,700 customers per live racing day.



    Golden Gate Fields had one of the highest total handles of all North American racetracks in 2001, approximately $534.9 million, including wagers made at Golden Gate Fields on its races, wagers made at other wagering venues and through various account wagering operations on Golden Gate Fields' races, and wagers made at Golden Gate Fields on races imported to its inter-track facilities. Wagers on Golden Gate Fields' races (including all venues at which wagers were placed) totaled approximately

$323.9 million in 2001. Of this amount, approximately $289.2 million in wagers were placed at other wagering venues to which we exported Golden Gate Fields' races via simulcast and through various account wagering operations. Golden Gate Fields exports its simulcast signal to approximately 500 off-track and inter-track wagering facilities in the United States, Canada, Mexico and the Caribbean. Throughout the year, Golden Gate Fields operates as an inter-track wagering facility where customers can wager on races that are imported to Golden Gate Fields from other racetracks.



    Golden Gate Fields' facilities include a one-mile main track and a 9/10-mile turf course, stalls for over 1,400 horses, a main grandstand with seating for approximately 8,000 customers, a clubhouse with seating for approximately 5,250 customers, a turf club with seating for approximately 1,150 customers and parking for over 8,500 cars.


BAY MEADOWS

    Bay Meadows is situated on approximately 100 acres of land in San Mateo, California, between San Francisco and San Jose. There are approximately
5.7 million people living within a 40-mile radius of Bay Meadows.


    The racing season at Bay Meadows is divided into a spring meet, which runs approximately 56 days between early April and mid-June, and a fall meet, which runs approximately 51 days between late August and early November. This schedule complements the racing schedule of Golden Gate Fields, which is located approximately 30 miles from Bay Meadows. In addition, we sub-lease Bay Meadows to the San Mateo County Exposition and Fair Association, which hosts The San Mateo County Fair Meet for two weeks during the summer. Average daily attendance in 2001 was approximately 3,600 customers per live racing day.



    Bay Meadows had one of the highest total handles of all North American racetracks in 2001, approximately $495.3 million, including wagers made at Bay Meadows on its races, wagers made at other wagering venues and through various account wagering operations on Bay Meadows' races, and wagers made at Bay Meadows on races imported to its inter-track facilities. Wagers on Bay Meadows' races (including all venues at which wagers were placed) totaled approximately $257.0 million in 2001. Of this amount, approximately $217.8 million in wagers were placed at other wagering venues to which we exported Bay Meadows' races via simulcast and through various account wagering operations. Bay Meadows exports its simulcast signal to approximately 500 off-track and inter-track wagering facilities in the United States, Canada, Mexico and the Caribbean. Throughout the year, Bay Meadows operates as an inter-track wagering facility where customers can wager on races that are imported to Bay Meadows from other racetracks.



    The facilities at Bay Meadows include a grandstand with seating for approximately 8,000 customers (including the clubhouse and turf club), a one-mile oval track with 1 1/4-mile and 3/4-mile chutes, a 7/8-mile turf course and stalls for approximately 900 horses with auxiliary stabling available at Golden Gate Fields for 900 more horses.



    The Bay Meadows property is operated under a lease that expires on the later of (1) December 31, 2002, and (2) the final date of any horse racing meet in progress on December 31, 2002, but in no event later than March 31, 2003. We are exploring various alternatives for the conduct of the Bay Meadows racing days after the expiration of the lease, which include (1) the renewal or extension of the lease, (2) the purchase of the Bay Meadows property, (3) the use of land in the vicinity that we have acquired recently, subject to regulatory approval, and
(4) the transfer of the Bay Meadows racing days to Golden Gate Fields, subject to regulatory approval.

THISTLEDOWN

    Thistledown is located on 128 acres in North Randall, Ohio, approximately 10 miles southeast of downtown Cleveland. There are approximately 3.0 million people living within a 40-mile radius of Thistledown.


    Thistledown has one of the longest racing seasons of all North American thoroughbred racetracks, consisting of approximately 187 racing days between April and December. Thistledown hosts the Summit, Thistledown, Randall and Cranwood meets. Annually, Thistledown hosts the Ohio Derby, which is the premier graded stakes race in Ohio and is one of the top races of three-year old horses in the United States.



    Thistledown's handle was approximately $237.4 million in 2001, including wagers made at Thistledown on its races, wagers made at other wagering venues and through various account wagering operations on Thistledown's races, and wagers made at Thistledown on races imported to its inter-track facilities. Thistledown exports its simulcast signal to as many as 45 off-track and inter-track wagering facilities in the United States. By packaging the simulcast signal from Thistledown with the simulcast signals from our other racetracks, we expect to further increase the number of sites to which Thistledown's simulcast program is exported. Throughout the year, Thistledown operates as an inter-track wagering facility where customers can wager on races that are imported to Thistledown from other racetracks.


    Thistledown's facilities include a grandstand with seating for approximately 8,000 customers, a luxury suite for corporate and group events, a one-mile oval track, stalls for approximately 1,500 horses and parking for approximately 6,000 cars.

REMINGTON PARK


    Remington Park racetrack is situated on approximately 370 acres in Oklahoma City, Oklahoma. There are approximately 1.1 million people living within a 40-mile radius of Remington Park.



    Remington Park offers a total of approximately 118 live racing days during each year. In 2001, the racing schedule consisted of three meets: a quarter horse meet from April to June and two separate thoroughbred meets that ran three to five days per week, from mid-January to late February and mid-August to late November. In 2002, Remington Park will run two meets: a quarter horse meet from April to June, and a thoroughbred meet from August to December.



    Remington Park's handle was approximately $133.9 million in 2001, including wagers made at Remington Park on its races, wagers made at other wagering venues and through various account wagering operations on Remington Park's races, and wagers made at Remington Park on races imported to its inter-track and associated OTB facilities. Wagers on Remington Park's races (including all venues at which wagers were placed) totaled approximately $54.0 million in 2001. Of this amount, approximately $39.3 million in wagers were placed at other wagering venues to which we exported Remington Park's races via simulcast and through various account wagering operations. Remington Park exports its simulcast signal to approximately 35 off-track and inter-track wagering facilities in the United States. By packaging the simulcast signal from Remington Park with the simulcast signals from our other racetracks, we expect to further increase the number of sites to which Remington Park's simulcast program is exported. Throughout the year, Remington Park operates as an inter-track wagering facility where customers can wager on races that are imported to Remington Park from other racetracks.


    Remington Park's facilities include a grandstand with seating for approximately 20,000 customers, 21 luxury suites for corporate and group events, a one-mile dirt track, a 7/8-mile turf course, stalls for approximately 1,300 horses, recently installed lighting to permit night racing and parking facilities sufficient to accommodate approximately 8,000 cars.

    The property on which Remington Park is located is leased from the Oklahoma Zoological Trust pursuant to a lease which extends through 2013, with options to renew until 2063 in ten-year increments.

GREAT LAKES DOWNS

    Great Lakes Downs is situated on approximately 85 acres in Muskegon, Michigan, approximately 35 miles from Grand Rapids. There are approximately
1.2 million people living within a 50-mile radius of Great Lakes Downs.


    Great Lakes Downs, which commenced operations in January 1999, offers approximately 120 live racing days beginning in April or May and ending in October or November of each year.



    Great Lakes Downs' handle was approximately $59.3 million in 2001, including wagers made at Great Lakes Downs on its races, wagers made at other wagering venues and through various account wagering operations on Great Lakes Downs' races, and wagers made at Great Lakes Downs on races imported to its inter-track facilities. Wagers on Great Lakes Downs' races (including all venues at which wagers were placed) totaled approximately $45.7 million in 2001. Great Lakes Downs exports its simulcast signal to approximately 60 off-track and inter-track wagering facilities in the United States. By packaging the simulcast signal from Great Lakes Downs with the simulcast signals from our other racetracks, we expect to further increase the number of sites to which Great Lakes Downs' simulcast program is exported. Throughout the year, Great Lakes Downs operates as an inter-track wagering facility where customers can wager on races that are imported to Great Lakes Downs from other racetracks.


    Great Lakes Downs' facilities include a grandstand with seating for approximately 10,000 customers, a 5/8-mile dirt track, stalls for approximately 800 horses and parking facilities sufficient to accommodate approximately 3,200 cars.

THE MEADOWS

    We acquired The Meadows racetrack, which is our first standardbred (harness racing) track, through the acquisition of Ladbroke Racing Pennsylvania, Inc. (renamed MEC Pennsylvania Racing, Inc.) in April 2001. It is located in Meadow Lands, Pennsylvania, in the greater Pittsburgh area, on approximately 155 acres of land. There are approximately 2.8 million people living within a 50-mile radius of The Meadows.


    The Meadows first opened in 1963 and has a year-round racing schedule encompassing approximately 222 live racing days. As part of this acquisition, we also acquired four OTB facilities in the greater Pittsburgh area, located in New Castle, Harmar Township, Moon Township and West Mifflin.


    The Meadows' facilities include a grandstand with seating for approximately 5,000 customers, a 5/8-mile harness track, stalls for approximately 990 horses and parking facilities to accommodate approximately 3,000 cars. The four OTB facilities acquired with The Meadows each contain a restaurant and bar and offer wagering on simulcast races from racetracks across the country.


    The Meadows and its associated OTB facilities generated approximately
$248.3 million in handle in 2001, including wagers made at The Meadows on its races, wagers made at other wagering venues and through various account wagering operations on The Meadows' races, wagers made at The Meadows on races imported to its inter-track facilities and wagers made at The Meadows' associated OTB facilities. Wagers on The Meadows' races (including all venues at which the wagers were placed) totaled approximately $105.1 million in 2001. Of this amount, approximately $87.2 million in wagers were placed at other wagering venues to which we exported The Meadows' races via simulcast and through various account wagering operations. The Meadows exports its simulcast signal to approximately 125 off-track and inter-track wagering facilities in the United States, Canada and the Caribbean. By packaging the simulcast signal from The Meadows with the simulcast signals from our other racetracks, we expect to further increase the number of sites to which The Meadows' simulcast program is exported. Throughout the year, The Meadows operates as an inter-track wagering facility where customers can wager on races that are imported to The Meadows from other racetracks.



PORTLAND MEADOWS



    In the second quarter of 2001, we entered into a definitive agreement to lease and operate, for up to four years, Portland Meadows thoroughbred racetrack. It is located on approximately 100 acres in the Delta Park area of Portland, Oregon. There are approximately 2.0 million people living within a 40-mile radius of Portland Meadows.



    Portland Meadows first opened in 1946 and offers approximately 80 live racing days between October and April.



    Portland Meadows' facilities include a grandstand with seating for approximately 10,000 customers, a one-mile thoroughbred track, stalls for approximately 850 horses and parking facilities to accommodate approximately 2,500 cars.



    Portland Meadows generated approximately $47.0 million in handle in 2001, including wagers made at Portland Meadows on its races, wagers made at other wagering venues and through various account wagering operations on Portland Meadows' races and wagers on imported races at Portland Meadows and OTB facilities within the State of Oregon during Portland Meadows' live meet. Wagers on Portland Meadows' races (including all venues at which the wagers were placed) totaled approximately $10.0 million in 2001. Of this amount, approximately $7.4 million in wagers were placed at other wagering venues to which we exported Portland Meadows' races via simulcast and through various account wagering operations. Portland Meadows exports its simulcast signal to approximately ten off-track and inter-track wagering facilities in the United States and Canada. By packaging the simulcast signal from Portland Meadows with the simulcast signals from our other racetracks, we expect to further increase the number of sites to which Portland Meadows' simulcast program is exported. Throughout the year, Portland Meadows operates as an inter-track wagering facility where customers can wager on races that are imported to Portland Meadows from other racetracks.



    Due to a dispute with the United States Environmental Protection Agency, we are not currently running live races at Portland Meadows. The dispute with the EPA concerns the amount of stormwater the facility must capture and send to the municipal sewers during heavy rain. We anticipate commencing, in the near future, construction of a stormwater retention system acceptable to the EPA. We will recommence live racing at Portland Meadows after this construction is completed. See "Our Business--Environmental Matters".



MULTNOMAH GREYHOUND PARK



    We acquired the business operations of Multnomah Greyhound Park in October 2001 and entered into a lease for the underlying real estate for a period of up to five years. The leased real estate consists of approximately
32 acres and is located in Wood Village, Oregon, which is near Portland. There are approximately 2.0 million people living within a 40-mile radius of Multnomah Greyhound Park.



    Multnomah Greyhound Park first opened in 1933 and offers approximately 119 live racing days between May and mid-October.



    Multnomah Greyhound Park's facilities include a grandstand with seating for approximately 6,000 customers, a 1/4-mile greyhound track and parking facilities to accommodate approximately 1,200 cars.

    Multnomah Greyhound Park generated approximately $47.1 million in handle in 2001, including wagers made at Multnomah Greyhound Park on its races, wagers made at other wagering venues and through various account wagering operations on Multnomah Greyhound Park's races, and wagers made on imported races at Multnomah Greyhound Park and OTB facilities within the State of Oregon during Multnomah Greyhound Park's live meet. Wagers on Multnomah Greyhound Park's races (including all venues at which the wagers were placed) totaled approximately $17.4 million in 2001. Of this amount, approximately $8.7 million in wagers were placed at other wagering venues to which we exported Multnomah Greyhound Park's races via simulcast and through various account wagering operations. Multnomah Greyhound Park exports its simulcast signal to approximately 30 off-track and inter-track wagering facilities in the United States, Canada and the Virgin Islands. Throughout the year, Multnomah Greyhound Park operates as an inter-track wagering facility where customers can wager on races that are imported to Multnomah Greyhound Park from other racetracks.


SAN LUIS REY DOWNS

    San Luis Rey Downs is a horse boarding and training center situated approximately 45 miles north of downtown San Diego. It is located on approximately 200 acres of land and includes over 500 horse stalls, a one-mile oval dirt main track, a 3/8-mile dirt training track, an equine exercise pool, and related facilities and equipment. Due to its proximity to Santa Anita Park, San Luis Rey Downs supplements Santa Anita Park's stabling facilities, which we believe enables us to continue to attract some of the top horses in North America.


PALM MEADOWS



    On October 18, 2000, we acquired 481 acres of land in Palm Beach County, Florida for a total purchase price of $22.9 million. The property is located approximately 40 miles north of Gulfstream Park. We are currently developing a horse boarding and training center on this land to be operated in conjunction with Gulfstream Park. We believe that this facility will help us to continue to attract high-quality horses to Gulfstream Park and to expand our field sizes.



ACCOUNT WAGERING OPERATIONS



    Account wagering involves the placing of wagers on live horse racing events through various forms of electronic media, which could include telephone, the Internet and interactive television. Currently, fourteen states expressly permit the licensing of an operator to conduct telephone account wagering: California, Connecticut, Kentucky, Louisiana, Maryland, Massachusetts, Nevada,
New Hampshire, New Jersey, New York, North Dakota, Ohio, Oregon and Pennsylvania. Currently, the states that expressly permit telephone account wagering also permit Internet account wagering and interactive television-based wagering.



TELEPHONE ACCOUNT WAGERING AND INTERNET ACCOUNT WAGERING



    Operators of telephone account wagering may establish a hub in one of the states where telephone account wagering is permitted, establish accounts into which customers deposit funds through debit or credit cards or by check to fund their wagering, and receive wagering instructions from these customers. Wagers placed by customers are not allowed to exceed the amounts on deposit in their accounts. States permitting telephone account wagering allow telephone account wagering facilities to accept wagering instructions from customers residing in those states as well as in states where the placing of such wagering instructions by telephone is not expressly prohibited. According to the National Gambling Impact Study Commission's June 1999 report, the amount wagered through telephone account wagering systems in the United States in 1998 was approximately $550.0 million.

    In 2001, we acquired the Call-A-Bet (renamed XpressBet-TM-) telephone account wagering operation as part of our acquisition of Ladbroke Racing Pennsylvania, Inc. Customers of XpressBet-TM- may give wagering instructions on horse races offered at our racetracks and at various racetracks that have entered into agreements with us.



    Since 1997, XpressBet-TM- has been party to a Telecommunications Facilitation System Agreement with YouBet.com, Inc. ("YouBet") whereby YouBet operates an interactive system over the Internet from its website that facilitates the transmission of wagering information from customers to XpressBet-TM-'s Pennsylvania hub account wagering operation. Customers of YouBet's interactive system are customers of XpressBet-TM-, but net revenue is shared equally by XpressBet-TM- and YouBet. In 2001, total handle for amounts wagered through XpressBet-TM-'s Pennsylvania hub was approximately
$132.8 million, of which approximately $72.1 million came through the YouBet interactive system and approximately $60.7 million came from telephone wagering instructions received by XpressBet-TM-'s Pennsylvania hub. Until August 2001, YouBet offered only the XpressBet-TM- system, but now also offers its own interactive wagering system at its website.



    We expect that telephone account wagering through XpressBet-TM- will make wagering on horse racing more convenient for our customers and expand the market for our simulcast product by enabling us to fully utilize an important distribution channel for our horse racing product.



    On January 18, 2002, we introduced a new online wagering platform, www.xpressbet.com. Due to the growth of the Internet and its increased recognition as a medium of both communication and commerce facilitation, we are exploring further opportunities to enhance our Internet-based account wagering services. We believe that this would enable us to increase the market for our simulcast product by maximizing the opportunities offered by the Internet as a distribution channel for our live horse racing content.



    On January 25, 2002, we announced that our wholly-owned subsidiary that operates XpressBet-TM-'s California wagering hub had been granted a license to conduct account wagering in the State of California by the California Horse Racing Board. In the future, we will seek to expand the operations of XpressBet-TM- through a focused marketing effort.



INTERACTIVE TELEVISION-BASED WAGERING



    Interactive television-based wagering involves the transmission of horse racing-related television content through cable or satellite delivery into the homes of subscribers. Subscribers would then be able to use interactive, "real-time" technology, generally through a remote-controlled device connected to a television, to wager on televised broadcasts of live horse races. In order to place wagers, customers must deposit money with the relevant wagering operators through the use of debit or credit cards. The horse racetrack exporting its live signal would be entitled to a simulcast fee based on in-home wagers placed on its races.



    Interactive television-based wagering would allow us to increase the market for our simulcast product by using an important distribution channel for this product. We currently control the rights to broadcast races from our tracks. Interactive television-based wagering would enhance our ability to promote our live horse racing, and we expect that it would enable us to attract new customers to horse racing. We are currently exploring the potential of interactive television-based wagering on horse racing, possibly in conjunction with business partners.



TELEVISION DISTRIBUTION



    We have commenced the first step in our television distribution plans through our participation in the Racing Television Network, LLC ("RTN"). RTN is jointly owned by Roberts Communications

Network, Inc., Greenwood Racing, Inc. and us. It is a direct-to-home satellite service that offers eight channels dedicated to horse racing on a monthly subscription basis.



    The RTN service is being managed independently by Roberts Communications Network, Inc. on behalf of RTN and we are primarily a content provider to the service. We believe that offering core and loyal wagering customers and owners, trainers and breeders this dedicated racing on television is important.



    We also believe that broad television distribution will help increase future interest in the sport and attract additional wagering customers. In the effort to broaden the audience, reach and appeal of horse racing and wagering across North America, we are pursuing carriage agreements with multiple system digital cable operators (MSO) and direct broadcast satellite operators (DBS), for our horse racing TV network concept outlined below.



    Our horse racing TV network will broadcast continuous live horse racing on two channels and will display odds, results and other related wagering information on a third channel. One of our live horse racing channels will showcase our premier live horse racing year-round. Our horse racing TV network will be produced by Santa Anita's award-winning television department and the network is scheduled to launch in June 2002.



    Once our horse racing TV network is operating, the carriage agreements that we are seeking for at least one of the live horse racing channels would package the channel with other digital sports programming sold to DBS and MSO subscribers.


COMPETITION

    We face numerous sources of competition. We compete with other racetracks for customers both with respect to attendance at our racetracks and in the simulcast markets. We also compete with other racetracks for horses, jockeys and backstretch personnel. One of our competitors, Churchill Downs Inc., has been in operation for a much longer period of time than we have and may have greater name recognition. We expect this competition from other racetracks to intensify as new gaming operators enter our markets and existing competitors expand their operations and consolidate management of multiple racetracks.

    We also compete for customers with other sports, entertainment and gaming operators, including casinos and government-sponsored lotteries. We also compete with Internet and other account wagering gaming services that allow their customers to wager on a wide variety of sporting events and Las Vegas-style casino games from home, many of which are currently operating from off-shore locations in violation of U.S. law by accepting wagers from U.S. residents.

    As we develop our account wagering operations, including telephone, Internet and interactive television wagering, we expect our competition with other account wagering operators to increase substantially. In addition, our ability to conduct account wagering on racetracks that we do not own is dependent on our ability to enter into agreements with those racetracks whereby we obtain account wagering rights. Certain racetracks, including those currently owned by Churchill Downs Inc. and those currently operated by the New York Racing Association, have entered into contracts with other account wagering operators, granting such operators exclusive rights to accept account wagering on their races. We may not be able to obtain access to racing content from racetracks not owned by us for our account wagering operations as a result of these exclusive arrangements or otherwise on terms that are acceptable to us.

GOVERNMENT REGULATION

    Horse racing is a highly regulated industry. Individual states control the operations of racetracks located within their state with the intent of, among other things, protecting the public from unfair and illegal gambling practices, generating tax revenue, licensing racetracks and operators and preventing organized crime from involvement in the industry. Although the specific form may vary, states that regulate horse racing generally do so through a horse racing commission or other state gambling regulatory authority. Regulatory authorities perform background checks on all racetrack owners prior to granting them the necessary operating licenses. Horse owners, trainers, jockeys, drivers, stewards, judges and backstretch personnel are also subject to licensing by state authorities. State regulation of horse races extends to virtually every aspect of racing and usually extends to details such as the presence and placement of specific race officials, including timers, placing judges, starters and patrol judges.


    In addition to state regulation of horse racing, the United States government regulates horse racing through the Interstate Horseracing Act of 1978 and the Interstate Wire Act of 1961. As a result of these two statutes, racetracks can commingle wagers from differing racetracks and wagering facilities and broadcast horse racing events to other licensed establishments. Currently, fourteen states expressly permit the licensing of an operator to conduct telephone account wagering: California, Connecticut, Kentucky, Louisiana, Maryland, Massachusetts, Nevada, New Hampshire, New Jersey, New York, North Dakota, Ohio, Oregon and Pennsylvania.



    We currently satisfy the applicable licensing requirements of the racing and gambling regulatory authorities in each state where we maintain racetracks and/or carry on business, including the California Horse Racing Board, the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering, the Oklahoma Horse Racing Commission, the Ohio State Racing Commission, the Office of the Racing Commissioner of the Michigan Department of Agriculture, the Pennsylvania Harness Racing Commission, the Nevada Gaming Commission, the New Jersey Casino Control Commission and the Oregon Racing Commission. As part of this regulation, licenses to conduct live horse racing and to participate in simulcast wagering must be obtained annually, and there is no assurance that these licenses will be granted.



    In California, the California Horse Racing Board is responsible for regulating the form of wagering, the length and conduct of meets and the distribution of the pari-mutuel wagers within the limits set by the California legislature. The California Horse Racing Board has annually licensed one of our subsidiaries, Los Angeles Turf Club, Inc. and The Oak Tree Racing Association to conduct racing meets at Santa Anita Park. At present, the California Horse Racing Board has not licensed other thoroughbred racetracks in Southern California to conduct racing during these meets. However, night quarter horse meets are conducted at other racetracks in Southern California during portions of these meets. The California Horse Racing Board also annually licenses the operations of Golden Gate Fields and Bay Meadows. Furthermore, pursuant to legislation effective January 1, 2002, the California Horse Racing Board granted us, on January 24, 2002, a license to conduct account wagering in California that runs until December 31, 2003. Currently, there are two other licensees in California that are licensed to conduct account wagering in that state. Our financial condition and operating results could be materially adversely affected by legislative changes or action by the California Horse Racing Board that would increase the number of competitive racing days, reduce the number of racing days available to us and The Oak Tree Racing Association, authorize other forms of wagering, grant additional licenses authorizing competitors to conduct account wagering, or remove or limit our authority to conduct account wagering in California.


    In Florida, the Division of Pari-Mutuel Wagering considers applications for annual licenses for thoroughbred, standardbred and quarter horse races. Tax laws in Florida have historically discouraged the three Miami-area racetracks, Gulfstream Park, Hialeah Park and Calder Race Course, from applying for race days outside of their traditional racing season, so the race days for these Miami-area racetracks did not overlap. Effective July 1, 2001, a new tax structure has eliminated this deterrent. As a result, Gulfstream Park applied for and received an additional 27 race days for 2002. This increase in race days may cause an overlap in racing seasons which could result in Gulfstream Park facing direct competition from other Miami-area racetracks in 2002.

    In Ohio, the Ohio State Racing Commission approves annual licenses for thoroughbred, standardbred and quarter horse races. The Ohio State Racing Commission has not licensed any other operators of thoroughbred racetracks in the Cleveland area to conduct racing during Thistledown's meets. However, the Ohio State Racing Commission has licensed an operator of a night harness racing track in the Cleveland area.

    In Oklahoma, the Oklahoma Horse Racing Commission approves annual licenses for thoroughbred, standardbred and quarter horse races.

    In Michigan, the Office of the Racing Commissioner approves annual licenses for thoroughbred, standardbred and quarter horse races. There are currently no other thoroughbred racetracks in Michigan other than Great Lakes Downs. However, the Office of the Racing Commissioner has licensed standardbred racetracks in Michigan.

    In Pennsylvania, the Pennsylvania Harness Racing Commission approves annual licenses for standardbred racetracks. Neither the Pennsylvania Harness Racing Commission nor the Pennsylvania Horse Commission (which approves annual licenses for thoroughbred racetracks) has licensed any other operators of horse racetracks in the Pittsburgh area. However, the Pennsylvania Horse Commission has recently received an application for a thoroughbred racing license for an operation to be located near Erie, Pennsylvania, which is approximately 100 miles from The Meadows.


    In Oregon, the Oregon Racing Commission approves annual licences for horse and greyhound racetracks. The Oregon Racing Commission has not licensed any other operators of horse or greyhound racetracks in the Portland area.


OUR REAL ESTATE PORTFOLIO


    As of December 31, 2001, the aggregate net book values of our real estate and certain fixed assets were as follows:



                                                              (IN MILLIONS)
                                                              --------------
Revenue-Producing Racetrack Real Estate.....................      $320.4(1)
Excess Racetrack Real Estate................................        80.8
Development Real Estate.....................................        78.3
Revenue-Producing Non-Racetrack Real Estate.................        56.7(1)
Non-Core Real Estate........................................        38.5
                                                                  ------
  Total.....................................................      $574.7
                                                                  ======


------------------------

(1) Includes fixed assets.


    Approximately 39.5% of our earnings before interest, taxes, depreciation and amortization for the year ended December 31, 2001 resulted from gains from sales of our Non-Core Real Estate. We expect these gains to be reduced to zero over the next two years as the balance of our Non-Core Real Estate is sold. We intend to continue to sell the balance of our Non-Core Real Estate in order to provide capital to grow and enhance our racing business; accordingly, we are currently servicing, improving and seeking zoning and other approvals for some of this real estate in order to enhance its value on sale. See "Risk Factors--Risks Regarding Our Company--Our recent operating income includes substantial gains from the sale of non-core real estate, which sales will soon decrease and may cause our future operating income and cash flow to decrease."

    Included in our Excess Racetrack Real Estate is land adjacent to three of our largest racetracks, Santa Anita Park, Gulfstream Park and Golden Gate Fields, totaling approximately 150 acres. We are considering a variety of options with respect to this excess land, including entertainment and retail-based developments that could be undertaken in conjunction with business partners who would be expected to provide the necessary financing, as we do not intend to devote our capital to the development of our Excess Racetrack Real Estate.



    Our Development Real Estate is largely undeveloped, and includes: 481 acres in Palm Beach County, Florida that are being used to develop a horse training and boarding facility; approximately 1,050 acres of land in Ebreichsdorf, Austria, located approximately 15 miles south of Vienna, on which we have commenced development of a horse racetrack; approximately 110 acres of undeveloped land in Oberwaltersdorf, Austria, also located approximately 15 miles south of Vienna; approximately 800 acres of undeveloped land in upstate New York; and approximately 225 acres of land in northern California between San Francisco and Sacramento.



    Our Revenue-Producing Non-Racetrack Real Estate consists of two golf courses that we operate, Fontana Sports and Magna Golf Club. Fontana Sports, which opened in 1997, is a semi-private sports facility located in Oberwaltersdorf, Austria that includes an 18-hole golf course, a clubhouse which contains a restaurant, a pro shop, a tennis club and a fitness facility. The Magna Golf Club, which is in Aurora, Ontario, adjacent to our and Magna International's headquarters approximately 30 miles north of Toronto, opened in May 2001. We are currently marketing and accepting memberships in the Magna Golf Club. The clubhouse is expected to be completed in the spring of 2002. When completed, the clubhouse will contain a restaurant, a members' lounge and a pro shop.



    Pursuant to an access arrangement effective as of March 1, 1999, Magna International is paying us an annual fee of 2.5 million Euros to access the Fontana Sports golf course and related recreational facilities for Magna International-sponsored corporate and charitable events, as well as for business development purposes. The access fee relating to Fontana Sports is payable until March 1, 2004. Pursuant to an access agreement effective as of January 1, 2001, Magna International is paying us an annual fee of Cdn. $5.0 million to access the Magna Golf Club. The access fee relating to the Magna Golf Club is payable until December 31, 2003. The Fontana Sports and Magna Golf Club properties are both subject to rights of first refusal in favor of Magna International if we decide to sell either of them.


ENVIRONMENTAL MATTERS

    We are subject to a wide range of requirements under environmental laws and regulations relating to wastewater discharge, waste management and storage of hazardous substances. Those requirements include United States Environmental Protection Agency and state regulations that address the impacts of manure and wastewater generated by concentrated animal feeding operations ("CAFOs") on water quality, including, but not limited to, stormwater discharges. CAFO regulations include permit requirements and water quality discharge standards. Enforcement of CAFO regulations has been receiving increased governmental attention. Compliance with these and other environmental laws and regulations can, in some circumstances, require significant capital expenditures. Moreover, violations can result in significant penalties and, in some cases, interruption or cessation of operations. Historically, environmental laws and regulations have not had a material adverse effect on our financial condition and operating results.


    A dispute with the EPA involving the Portland Meadows racetrack caused us to postpone the planned September 1, 2001 opening of that facility. The dispute with the EPA concerns the amount of stormwater the facility must capture and send to the municipal sewers during heavy rain. The Portland Meadows facility ultimately opened on October 27, 2001 for an abbreviated race meet which concluded on February 10, 2002. We anticipate commencing, in the near future, construction of a stormwater retention system acceptable to the EPA. We will recommence live racing at Portland Meadows after this construction is completed.


    While we have environmental permits for many of our racetracks and are taking steps to comply with them and other applicable environmental legal requirements, we cannot assure you that we have all required environmental permits or are otherwise in compliance with all applicable environmental requirements. Where we do not have an environmental permit, but one may be required, we will determine whether a permit is in fact required and, if so, will seek to obtain one and address any related compliance issues, which may require us to make significant capital expenditures. Also, changes in governmental laws and regulations are ongoing, as evidenced by proposed changes to the CAFO regulations that would significantly increase the burden of CAFO regulations, and may make environmental compliance increasingly expensive. In addition to environmental requirements that regulate our operations, various environmental laws and regulations in the United States, Canada and Europe impose liability on us as a current or previous owner and manager of real property, for the cost of maintenance, removal and remediation of hazardous materials released or deposited on or in properties now or previously managed by us or disposed of in other locations. We believe that environmental legal requirements will not have a material adverse impact on our business, although there can be no assurance of that.

    A subsidiary of Magna International has agreed to indemnify us in respect of environmental remediation costs and expenses relating to existing conditions at some of our Austrian real estate properties.

EMPLOYEES


    As of December 31, 2001, we employed approximately 4,300 full-time employees, approximately 2,500 of whom were represented by unions. Due to the seasonal nature of the live horse racing industry, the number of our seasonal and part-time employees will vary considerably throughout the year.


    Since our inception, we have not had a work stoppage. We consider our relations with our employees to be good. We also believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly-qualified technical and managerial personnel, and upon the continued service of our senior management.

LEGAL PROCEEDINGS

    From time to time, various routine claims incidental to our business are made against us. None of these claims has had, and we believe that none of the current claims, if successful, will have, a material adverse effect upon our business.

ORGANIZATIONAL CHART


    The following chart shows our organizational structure and that of our material subsidiaries, each of which is directly or indirectly wholly-owned, together with the jurisdiction of incorporation of each of them. MEC Pennsylvania Racing, Inc., Mountain Laurel Racing, Inc., Washington Trotting Association, Inc. and Ladbroke Racing Management--Pennsylvania were acquired in our purchase of Ladbroke Racing Pennsylvania, Inc. in April 2001. MEC Oregon Racing, Inc. was established in connection with our agreement to lease and operate Portland Meadows, effective in July 2001. Multnomah Greyhound Park was acquired in October 2001. The California hub for our national account wagering service has been operated by our wholly-owned subsidiary, XpressBet, Inc. since January 2002.


                                    [CHART]

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The names of our directors and executive officers, and their ages and positions with us, are as follows:


               NAME                   AGE                        POSITION WITH THE COMPANY
----------------------------------  --------   --------------------------------------------------------------
Frank Stronach(1)(2)(3)...........     69      Chairman of the Company and Director
Jerry D. Campbell.................     61      Vice-Chairman of the Company and Director
Jim McAlpine(2)...................     55      President and Chief Executive Officer and Director
Donald Amos.......................     57      Executive Vice-President and Chief Operating Officer
Graham J. Orr.....................     55      Executive Vice-President and Chief Financial Officer
F. Jack Liebau....................     62      President, California Operations and Director
Gary M. Cohn......................     41      Vice-President, Special Projects and Secretary
Frank DeMarco, Jr.................     75      Vice-President, Regulatory Affairs
Andrew I. Gaughan.................     36      Vice-President, New Media Initiatives
Edward C. Hannah..................     46      Vice-President and General Counsel
Andrew Stronach(3)................     32      Vice-President, Corporate Development and Director
Douglas R. Tatters................     40      Vice-President and Controller
William G. Davis(1)(2)(4).........     72      Director
Peter M. George(5)(6).............     58      Director
Joseph W. Harper..................     59      Director
J. Terrence Lanni(2)(5)(6)........     59      Director
Edward C. Lumley(1)(6)............     61      Director
James Nicol(4)....................     47      Director
Gino Roncelli(4)(5)...............     66      Director
Ronald J. Volkman.................     63      Director
John C. York II...................     53      Director


------------------------


(1) Frank Stronach, William G. Davis and Edward C. Lumley are also directors of Magna International.


(2) Member of Executive Committee.

(3) Andrew Stronach is the son of Frank Stronach.

(4) Member of Corporate Governance, Human Resources and Compensation Committee.

(5) Member of Special Independent Committee, which reviews our real estate transactions with Magna International.

(6) Member of Audit Committee.

    Directors are elected to serve until the next annual meeting of our stockholders. Officers serve at the pleasure of our board of directors.

EXPERIENCE OF SENIOR MANAGEMENT AND DIRECTORS

    FRANK STRONACH serves as our Chairman. Mr. Stronach has been one of our directors since November 1999. Since 1971, Mr. Stronach has been the Chairman of Magna International, which he founded over 40 years ago. Mr. Stronach is actively involved in racing and breeding thoroughbred horses in New York, Kentucky, California, Florida and elsewhere. Mr. Stronach currently serves on the boards of directors of Breeders' Cup Limited, Florida Thoroughbred Breeders and Owners Association, Decoma International Inc., Intier Automotive Inc. and Tesma International Inc.


    JERRY D. CAMPBELL serves as our Vice-Chairman. Mr. Campbell has been one of our directors since March 2000 and was President and Chief Executive Officer from March 2000 to August 2000. Prior to joining us, Mr. Campbell served as Chairman of the Board and Chief Executive Officer of Republic

Bancorp Inc. from its establishment in April 1986 to December 1999, and he still serves as its Chairman of the Board.


    JIM MCALPINE has served as our President and Chief Executive Officer since January 2001. Mr. McAlpine has been one of our directors since February 2001. Mr. McAlpine currently serves on the board of directors of the National Thoroughbred Racing Association. Prior to joining us, Mr. McAlpine was the President of McAlpine Ford Lincoln Sales Ltd., an automobile dealership in Aurora, Ontario that he established in 1990. From 1984 to 1989, Mr. McAlpine was Chief Financial Officer of Magna International and he also served as Vice-Chairman of Magna International from April 1988 to October 1989.

    DONALD AMOS has served as our Executive Vice-President and Chief Operating Officer since August 2000. Mr. Amos has extensive experience breeding and racing thoroughbred and standardbred horses. Prior to joining us in August 2000, Mr. Amos served in various capacities with Magna International and one of its subsidiaries since 1984, and most recently, held the position of Executive Vice-President, Administration and Human Resources of Magna International from October 1994 to May 2000.

    GRAHAM J. ORR serves as our Executive Vice-President and Chief Financial Officer. Prior to joining us in that capacity in October 2000, Mr. Orr held various executive positions with Magna International and one of its subsidiaries since 1987. Most recently, he served as Executive Vice-President, Corporate Development of Magna International, where he directed the corporate development, treasury/insurance, capital markets and investor relations functions from October 1994 to October 2000. Prior to 1987, Mr. Orr was a partner with KPMG for nine years.

    F. JACK LIEBAU serves as the President of our California operations and has been one of our directors since August 2001. Prior to joining us in November 2000, Mr. Liebau served as President and General Manager of Bay Meadows for approximately eight years.

    GARY M. COHN has served as our Vice-President, Special Projects and Secretary since November 2000. From September 1996 to November 2000, Mr. Cohn was Vice-President and General Counsel of various subsidiaries of Magna International. Prior to that time he was a partner in the Canadian law firm of Heenan Blaikie since January 1995.

    FRANK DEMARCO, JR. serves as our Vice-President, Regulatory Affairs and Executive Director, Secretary and General Counsel of the Los Angeles Turf
Club, Inc., which is an indirect wholly-owned subsidiary of ours. Mr. DeMarco has been a practicing attorney in Los Angeles County since 1951 and has been the Executive Director, General Counsel and Secretary of Los Angeles Turf
Club, Inc. since April 1998.

    ANDREW I. GAUGHAN serves as our Vice-President, New Media Initiatives. Prior to joining us in June 2001, Mr. Gaughan held various positions with Woodbine Entertainment Group (formerly the Ontario Jockey Club). Most recently, he served as Vice-President, Business Development of Woodbine Entertainment Group, where he led the development and management of interactive and new media platforms and investment and was involved in related business and developmental activities.

    EDWARD C. HANNAH serves as our Vice-President and General Counsel. Prior to joining us in June 2001, Mr. Hannah served for approximately eight months as Senior Vice-President and a director of Headline Media Group Inc., a public corporation listed on The Toronto Stock Exchange. From April to November 2000, Mr. Hannah was a consultant to a venture capital firm associated with Headline Media Group Inc. Prior to that time, he was a partner in the Canadian law firm of Davies Ward Phillips & Vineberg since 1985.


    ANDREW STRONACH has served as our Vice-President, Corporate Development and as one of our directors since March 2000. Mr. Stronach has been employed by Magna International since January 1, 2001, and was appointed Executive Vice-President, Business Development of Magna International in May 2001. From 1998 until joining us, Mr. Stronach served as President of Adena Springs Farm and

Stronach Stables. From 1995 to 1998, Mr. Stronach held various senior administrative positions with both Adena Springs Farm and Stronach Stables.


    DOUGLAS R. TATTERS serves as our Vice-President and Controller. Prior to joining us in March 2001, Mr. Tatters worked as a consultant with Decoma International Inc., a subsidiary of Magna International, for approximately six months. From September 1998 to June 2000, he served as Vice-President, Operations and Finance of Mumby & Associates Ltd., a large manufacturer and distributor of paint sundry products. Immediately prior to that, he was the Controller of Magna International from February 1996 to September 1998.


    WILLIAM G. DAVIS has been one of our directors since March 2000. Mr. Davis has served as counsel to Torys, an international law firm, since 1985.
Mr. Davis is the former Premier of the Province of Ontario (1971 to 1985).
Mr. Davis is also a director of Magna International, First American Financial Corporation, Magellan Aerospace Incorporated, Nike Canada Ltd., Power Corporation of Canada, St. Lawrence Cement, BPO Properties Ltd., First American Title Insurance Company and Home Capital Inc.



    PETER M. GEORGE has been one of our directors since March 2000. Mr. George has, since October 2001, been Senior Vice-President and Managing Director of the International Group of Park Place Entertainment, an entertainment, hotel and gaming company. Until his retirement in August 2000, Mr. George previously served as the Vice-Chairman and Chief Executive Officer of Hilton Group plc (formerly Ladbroke Group plc), a British publicly traded company. Mr. George is also a director of Hilton Hotels Corporation and US Airways Group.


    JOSEPH W. HARPER has been one of our directors since March 2000. Mr. Harper has served as President and General Manager of Del Mar Thoroughbred Club, which operates the Del Mar racetrack in California, since 1977.

    J. TERRENCE LANNI has been one of our directors since March 2000. Mr. Lanni is currently the Chairman of the Board and Chief Executive Officer of MGM Mirage, an entertainment, hotel and gaming company. He served as Chief Executive Officer of MGM Grand Inc. from June 1995 to December 1999 and was President and Chief Operating Officer of Caesars World, Inc. from April 1991 to
February 1995.


    EDWARD C. LUMLEY has been one of our directors since March 2000. Mr. Lumley has served as the Vice-Chairman of BMO Nesbitt Burns Inc. (and its predecessor company, Burns Fry Limited), a full-service investment bank, since 1991.
Mr. Lumley is also a director of Air Canada, Canadian National Railway Company, C-MAC Industries Inc., Dollar Thrifty Automotive Group Inc., Magna International and Intier Automotive Inc.



    JAMES NICOL was one of our directors from November 1999 to January 2002 and has been one of our directors since March 2002. In February 2002, Mr. Nicol joined Tomkins plc, an industrial and automotive engineering company, as Chief Executive Officer. From February 2001 to January 2002, Mr. Nicol served as President and Chief Operating Officer of Magna International and, from May 1998 to February 2001, as Vice-Chairman of Magna International. Prior to joining Magna International, Mr. Nicol served for four years as Chairman and Chief Executive Officer of TRIAM Automotive Inc., a publicly traded automotive parts manufacturer.


    GINO RONCELLI has been one of our directors since March 2000. Mr. Roncelli has served as the Chief Executive Officer of Roncelli Plastics Inc., a non-metallic machining company, since 1969.

    RONALD J. VOLKMAN has been one of our directors since March 2000.
Mr. Volkman has served as the Chairman of the Board and President of ATX, Inc., a real estate development corporation, since 1970.

    JOHN C. YORK II has been one of our directors since March 2000. Mr. York currently serves as President and Director of the DeBartolo Corporation and has served as President and Director of Louisiana Downs, Inc. since 1996.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD


    Our business is managed under the direction of our board of directors. The board of directors held eight meetings during fiscal year 2001. All directors attended at least 75% of the meetings of the Board and Committees of which they were members during fiscal year 2001, except for Frank Stronach (who attended five of the eight Board meetings), Peter M. George (who attended two of the three Special Indepedent Committee meetings), Gino Roncelli (who attended two of the three Corporate Governance, Human Resources and Compensation Committee meetings held during the period that he served on such Committee) and John C. York II (who attended four of the eight Board meetings).



    Because of the number of matters requiring board consideration, to make the most effective use of individual board members' capabilities, and to comply with the National Association of Securities Dealers ("NASD") listing standards, our board of directors has established four committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of these committees, their current members and the number of meetings held during 2001 are described below.


EXECUTIVE COMMITTEE


    The Executive Committee, which was established by our board of directors on September 19, 2000, is composed of Frank Stronach, Jim McAlpine, William G. Davis and J. Terrence Lanni. The Executive Committee meets on an "as needed" basis between meetings of the full board of directors. It is empowered to exercise the power of the board of directors in managing our business affairs and property, subject to limitations imposed by law and our board. The Executive Committee is not empowered to approve an acquisition, a capital expenditure or a financial commitment that is for an amount greater than 10 percent of our shareholders' equity. The Executive Committee did not meet during 2001.


CORPORATE GOVERNANCE, HUMAN RESOURCES AND COMPENSATION COMMITTEE


    The Corporate Governance, Human Resources and Compensation Committee is composed of William G. Davis, James Nicol and Gino Roncelli. Mr. Davis and
Mr. Roncelli are independent directors of our board (i.e., directors who do not receive compensation as an officer or employee of ours or any of our affiliates). The Corporate Governance, Human Resources and Compensation Committee administers our Long-Term Incentive Plan. It also reviews and makes recommendations to our board with respect to all direct and indirect compensation, benefits and perquisites of our Chief Executive Officer and President, Chief Financial Officer, Chief Operating Officer and certain other senior management employees, and our policies regarding management benefits and perquisites. This committee is also generally responsible for developing our approach to corporate governance issues, including our relationship with Magna International, and assessing the effectiveness of the system of corporate governance employed by us as a whole. The Corporate Governance, Human Resources and Compensation Committee held four meetings during 2001.


AUDIT COMMITTEE


    The Audit Committee, composed of Peter M. George, J. Terrence Lanni and Edward C. Lumley, is entirely independent of us. Mr. Lumley is also a director of Magna International. The Audit Committee operates in accordance with a charter under which it makes recommendations to our board regarding the selection and employment of our independent accountants and, working with our internal and external auditors, reviews the results and scope of audit and other services provided by our independent accountants and evaluates audit control functions. The Audit Committee held six meetings during 2001.

SPECIAL INDEPENDENT COMMITTEE


    The Special Independent Committee, composed of Peter M. George, J. Terrence Lanni and Gino Roncelli, is entirely independent of us and Magna International. This Committee was established on August 1, 2001 with a mandate to review proposed real estate transactions between us (or our subsidiaries) and Magna International and its subsidiaries. The Special Independent Committee held three meetings during 2001.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The members of the Corporate Governance, Human Resources and Compensation Committee for the prior fiscal year were William G. Davis and Ronald
J. Volkman. Mr. Davis is also a director of Magna International. Neither
Mr. Davis nor Mr. Volkman is or has been an officer or employee of ours or any of our subsidiaries. In addition, there are no compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers of such entities.


COMPENSATION OF DIRECTORS AND OFFICERS

NAMED EXECUTIVE OFFICERS


    The following table sets forth a summary of all compensation earned during 2001 and 2000 by certain of our executive officers. The included compensation is only for the period the designated executive officer served in such capacity.


                                                     ANNUAL COMPENSATION(1)                 LONG TERM COMPENSATION
                                             --------------------------------------   ----------------------------------
                                                                                      RESTRICTED   SECURITIES
                                                                     OTHER ANNUAL       STOCK      UNDERLYING     LTIP
                                              SALARY     BONUS     COMPENSATION(1)      AWARDS      OPTIONS      PAYOUT
NAME AND PRINCIPAL POSITION         YEAR       ($)        ($)            ($)             ($)          (#)         ($)
---------------------------       --------   --------   --------   ----------------   ----------   ----------   --------
Frank Stronach..................    2000           --         --             --              --    1,000,000         --
  Chairman                          2001           --         --             --              --           --         --
Jim McAlpine(2)(3)..............    2000           --         --             --              --           --         --
  President and Chief Executive     2001     $409,600   $800,000             --              --      500,000         --
  Officer
Donald Amos(4)..................    2000     $131,250   $131,250             --              --      300,000         --
  Executive Vice-President          2001     $359,600   $480,565             --              --           --         --
  and Chief Operating Officer
Graham J. Orr(5)................    2000     $ 20,000   $272,927             --              --      300,000         --
  Executive Vice-President          2001     $359,600   $480,565             --              --           --         --
  and Chief Financial
  Officer
Gary M. Cohn(6).................    2000     $ 25,000   $ 12,500             --              --       75,000         --
  Vice-President, Special           2001     $234,600   $120,141             --              --       25,000         --
  Projects and Secretary
Edward C. Hannah(2)(7)..........    2000           --         --             --              --           --         --
  Vice-President and General        2001     $182,900         --             --              --      100,000         --
  Counsel


                                    ALL OTHER
                                  COMPENSATION
NAME AND PRINCIPAL POSITION            ($)
---------------------------       -------------
Frank Stronach..................           --
  Chairman                                 --
Jim McAlpine(2)(3)..............           --
  President and Chief Executive            --
  Officer
Donald Amos(4)..................           --
  Executive Vice-President                 --
  and Chief Operating Officer
Graham J. Orr(5)................           --
  Executive Vice-President                 --
  and Chief Financial
  Officer
Gary M. Cohn(6).................           --
  Vice-President, Special                  --
  Projects and Secretary
Edward C. Hannah(2)(7)..........           --
  Vice-President and General               --
  Counsel


------------------------------

(1) The aggregate amount of perquisites and other personal benefits, securities or property does not exceed the lesser of $50,000 and 10% of the total of annual salary and bonus for any of the named executive officers.

(2) The designated executive officer did not serve in such capacity in 2000.


(3) Mr. McAlpine became an executive officer on January 9, 2001.



(4) Mr. Amos became an executive officer on August 3, 2000.



(5) Mr. Orr became an executive officer on October 1, 2000. His compensation for the last three months of fiscal 2000 was paid by an affiliate of ours.



(6) Mr. Cohn became an executive officer on November 13, 2000.



(7) Mr. Hannah became an executive officer on June 6, 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                              % OF TOTAL
                                                 NUMBER OF     OPTIONS
                                                 SECURITIES    GRANTED
                                                 UNDERLYING       TO       EXERCISE                          GRANT
                                                  OPTIONS     EMPLOYEES     OR BASE                          DATE
                                                 GRANTED(1)   IN FISCAL    PRICE(2)       EXPIRATION       VALUE(3)
NAME                                                (#)          YEAR      ($/SHARE)         DATE          ($/SHARE)
----                                             ----------   ----------   ---------   -----------------   ---------
Frank Stronach.................................         --         --           --                    --       --
Jim McAlpine...................................    500,000(4)    40.0       4.9375     December 31, 2009     2.54
Donald Amos....................................         --         --           --                    --       --
Graham J. Orr..................................         --         --           --                    --       --
Gary M. Cohn...................................     25,000(5)     2.0       4.9375     December 31, 2009     1.99
Edward C. Hannah...............................    100,000(4)     8.0         6.96         July 31, 2011     3.59


------------------------------

(1) Options granted were options to acquire shares of our Class A Subordinate Voting Stock.

(2) Market price on date of grant.


(3) Calculated using the Black-Scholes pricing model. Underlying assumptions used in the calculation include a risk-free interest rate of 4.5 percent per annum, dividend yields of zero percent, volatility factors of the expected market price of 0.542 and expected lives from 3 to 5 years. We have elected to illustrate the potential realizable value using the Black-Scholes pricing model as permitted by the rules of the Securities and Exchange Commission. This does not represent our estimate or projection of future stock price or of the assumptions utilized; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of our Class A Subordinate Voting Stock.



(4) Vested as to one-fifth of the securities underlying the options granted on the date of grant and an additional one-fifth on each of the first four anniversaries of the date of grant.



(5) Vested as to one-third of the securities underlying the options granted on the date of grant and an additional one-third on each of the first and second anniversaries of the date of grant.


                         FISCAL YEAR-END OPTION VALUES


                                                           NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                          OPTIONS/SARS AT FISCAL               OPTIONS/SARS AT
                  SHARES ACQUIRED                               YEAR-END(1)                  FISCAL YEAR-END(2)
NAME              ON EXERCISE(#)    VALUE REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE($)   UNEXERCISABLE($)
----              ---------------   -----------------   -----------   -------------   --------------   ----------------
Frank
  Stronach......           --                 --          666,667        333,333         416,667           208,333
Jim McAlpine....           --                 --          100,000        400,000         206,250           825,000
Donald Amos.....           --                 --          150,000        150,000         139,500           139,500
Graham J. Orr...           --                 --          200,000        100,000         175,000            87,500
Gary M. Cohn....           --                 --           58,333         41,667          85,688            68,625
Edward C.
  Hannah........           --                 --           20,000         80,000             800             3,200


------------------------------

(1) The number of shares of Class A Subordinate Voting Stock underlying options held at fiscal year-end.


(2) The closing sale price of our Class A Subordinate Voting Stock as reported on the Nasdaq National Market on December 31, 2001 was $7.00 per share. Value is calculated by multiplying (a) the difference between $7.00 and the option exercise price by (b) the number of shares of Class A Subordinate Voting Stock underlying the options.


EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with certain executive officers as described below:


    We have an employment arrangement with Mr. McAlpine which provides for a base salary of $409,600 per annum, a guaranteed annual bonus of $400,000 (to be superseded by a mutually agreeable profit-sharing arrangement to be established during 2002), a discretionary bonus based on personal performance, confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by us by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. McAlpine's arrangement also provides for the issuance of stock options to purchase 500,000 shares of our Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $4.9375 per share, was approved by the

Corporate Governance, Human Resources and Compensation Committee of our board of directors on February 19, 2001.



    We have entered into an employment agreement with Mr. Amos which provides for a base salary of $359,600 per annum, an annual bonus based on a percentage of pre-tax profits (with a guaranteed minimum of $350,000), a discretionary bonus based on personal performance, confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by us by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Amos' contract also provides for the issuance of stock options to purchase 300,000 shares of our Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $6.07 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of our board of directors on August 14, 2000.



    We have entered into an employment agreement with Mr. Orr which provides for a base salary of $359,600 per annum, an annual bonus based on a percentage of pre-tax profits (with a guaranteed minimum of $350,000), a discretionary bonus based on personal performance, confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by us by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Orr's contract also provides for the issuance of stock options to purchase 300,000 shares of our Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $6.125 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of our board of directors on October 10, 2000.


    We have entered into employment agreements with the other members of our senior management. These employment agreements generally provide for base salaries and annual bonuses (in some cases based on a specified percentage of our pre-tax profits before profit sharing), confidentiality obligations and non-competition covenants. Each of these employment agreements provides that we may terminate the senior officer's employment by giving minimum advance written notice of termination or by paying a retiring allowance instead. With the approval of the Corporate Governance, Human Resources and Compensation Committee of our board of directors, some of our senior officers have received options to acquire shares of our Class A Subordinate Voting Stock at the fair market value of the shares of such stock on the date of grant of the option.

    Our Corporate Constitution provides that, beginning with the fiscal year commencing January 1, 2004, the aggregate incentive bonuses (which may be paid in cash or deferred for payment in future years or which may be paid in shares of our Class A Subordinate Voting Stock) paid or payable to senior management in respect of any fiscal year shall not exceed 6% of our pre-tax profits before profit sharing for that fiscal year.

    We are not required to make payments under any employment contract with our senior officers in the event of a change in control of us.

DIRECTORS


    Those of our directors who are not our employees or employees of any of our affiliates are paid an annual retainer fee of $30,000 (of which one-half is paid in cash and one-half is paid in shares of our Class A Subordinate Voting Stock). Those of our directors who are not our employees or employees of any of our affiliates are also paid $1,000 for attendance at each meeting of our board of directors and each meeting of each committee of our board of directors on which they serve. Such directors are also paid an annual committee retainer of $4,000 if they are members of our Audit Committee, Executive Committee, Corporate Governance, Human Resources and Compensation Committee, or Special Independent Committee. The chairman of each board committee who is not one of our employees or an employee of any of our affiliates is paid an annual committee retainer fee of $8,000. Compensation for board and committee work and travel days ($1,500 per day) and for the execution of written resolutions ($250) is also provided to directors who are not our employees or employees of our affiliates. In addition, each director receives certain stock options as set forth below under "Long Term Incentive Plan--Nonqualified Stock Options".


LONG-TERM INCENTIVE PLAN

    We have adopted a long-term incentive plan, the purposes of which are:

    - to align the interests of our stockholders and the recipients of awards under the long-term incentive plan by giving recipients of awards an interest in our growth and success;

    - to enable us to attract and retain directors, officers, employees, consultants, independent contractors and agents; and


    - to motivate our directors, officers, employees, consultants, independent contractors and agents to act in our long-term best interests and those of our stockholders.


    Under the long-term incentive plan, we may grant nonqualified stock options, incentive stock options, free standing stock appreciation rights, tandem stock appreciation rights, restricted stock, bonus stock and performance shares. The long-term incentive plan is administered by the Corporate Governance, Human Resources and Compensation Committee of our board of directors, which consists of at least two outside directors. The members of the Corporate Governance, Human Resources and Compensation Committee serve at the pleasure of our board of directors.

NONQUALIFIED STOCK OPTIONS

    Each of our outside directors was granted a nonqualified stock option to purchase 10,000 shares of Class A Subordinate Voting Stock immediately following such director's election to our board of directors, and will be entitled to another such grant immediately following the completion of each five-year period of continuous service as a director. Such stock options will vest as to 20% of the shares of Class A Subordinate Voting Stock included in each such grant on the date of such grant, with an additional 20% of the shares vesting on the second, third, fourth and fifth anniversaries of such grant. On March 5, 2000, our board of directors approved stock options for each outside director to purchase 10,000 shares of Class A Subordinate Voting Stock at an exercise price of $4.875 per share pursuant to the provisions of the long-term incentive plan.

INCENTIVE STOCK OPTIONS

    Incentive stock options may be granted only to our employees and employees of our subsidiaries. If the recipient of an incentive stock option owns more than ten percent of the voting power of all shares of our Class A Subordinate Voting Stock and Class B Stock, the option will not be exercisable later than five years after its grant date and the exercise price of the option will not be less than the greater of (1) the price required by the Internal Revenue Code, as amended (currently 110% of the fair market value of our Class A Subordinate Voting Stock on the option's grant date), and (2) the price of the last traded board lot of shares of our Class A Subordinate Voting Stock sold on The Toronto Stock Exchange prior to the date of grant of the option.

BONUS STOCK AND RESTRICTED STOCK AWARDS

    The long-term incentive plan permits the Corporate Governance, Human Resources and Compensation Committee to grant bonus stock awards, which are vested upon grant, and restricted stock awards which are subject to a restriction period. An award of restricted stock may be subject to performance measures during the restriction period. Unless the Corporate Governance, Human Resources and Compensation Committee decides otherwise, the holder of a restricted stock award will have rights as one of our stockholders, including the right to vote and receive dividends with respect to the shares of restricted stock. Dividends, however, will be subject to the same restrictions that apply to the shares for which the dividend was paid.

PERFORMANCE SHARE AWARDS

    The long-term incentive plan also permits the Corporate Governance, Human Resources and Compensation Committee to grant performance shares. Each performance share is a right, subject to the attainment of performance measures during a performance period, to receive one share of Class A Subordinate Voting Stock, which may be restricted stock, or the fair market value of the performance share in cash. Before a performance share award is settled in shares of Class A Subordinate Voting Stock, the holder of the award will have no rights as one of our stockholders with respect to the shares of stock subject to the award. All the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance share award, or any cancellation or forfeiture of the performance share award upon the holder's termination of employment with us, whether by reason of disability, retirement, death or other termination, shall be contained in the award agreement.

PERFORMANCE GOALS


    Under the long-term incentive plan, the vesting or payment of performance share awards and certain awards of restricted stock will be subject to the satisfaction of certain performance objectives and criteria. These objectives and criteria may include one or more of the following: the attainment by a share of Class A Subordinate Voting Stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on equity, earnings, revenues, market share, cash flow or cost reduction goals, or any combination of these criteria.



            LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR(1)



                                                                        ESTIMATED FUTURE PAYOUTS UNDER
                                       NUMBER OF      PERFORMANCE OR      NON-STOCK PRICE-BASED PLANS
                                     SHARES, UNITS     OTHER PERIOD     -------------------------------
                                       OR OTHER      UNTIL MATURATION   THRESHOLD    TARGET    MAXIMUM
NAME                                    RIGHTS          OR PAYOUT       ($ OR #)    ($ OR #)   ($ OR #)
----                                 -------------   ----------------   ---------   --------   --------
Frank Stronach.....................           --            --              --         --         --
Jim McAlpine.......................           --            --              --         --         --
Donald Amos........................           --            --              --         --         --
Graham J. Orr......................           --            --              --         --         --
Gary M. Cohn.......................           --            --              --         --         --
Edward C. Hannah...................           --            --              --         --         --


------------------------


(1) No awards were made in 2001 under our long-term incentive plan to any of the listed individuals.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information known to us regarding the beneficial ownership of our voting securities by (1) each stockholder known by us to be the beneficial owner of more than five percent of any class of our voting securities and (2) all our directors and executive officers as a group. Such information is presented as of February 27, 2002. The table reflects ownership of our voting securities after this offering without giving effect to the possible exercise of the over-allotment option granted to the underwriters.



                                               BENEFICIAL OWNERSHIP         BENEFICIAL OWNERSHIP AFTER THE
                                               BEFORE THE OFFERING                     OFFERING
                                          ------------------------------   ---------------------------------
                                                         PERCENTAGE OF                       PERCENTAGE OF
                                            NUMBER     TOTAL OUTSTANDING      NUMBER       TOTAL OUTSTANDING
                                          OF SHARES     SHARES OF CLASS      OF SHARES      SHARES OF CLASS
                                          ----------   -----------------   -------------   -----------------
CLASS B STOCK
  Magna International(1)................  58,466,056            100%        58,466,056             100%

CLASS A SUBORDINATE VOTING STOCK(2)
  Magna International(1)................   4,362,328           17.3%         4,362,328             9.6%
  Frank Stronach(1).....................   1,326,565            4.7%         1,326,565             2.6%
  Jerry D. Campbell.....................     238,031       (3)                 238,031         (3)
  Jim McAlpine..........................      20,000       (3)                  20,000         (3)
  Donald Amos...........................     102,582       (3)                 102,582         (3)
  Graham J. Orr.........................      51,020       (3)                  51,020         (3)
  Gary M. Cohn..........................      21,780       (3)                  21,780         (3)
  Frank DeMarco, Jr.....................           0       (3)                       0         (3)
  Andrew Stronach(1)....................       1,070       (3)                   1,070         (3)
  William G. Davis......................       4,747       (3)                   4,747         (3)
  Peter M. George.......................       4,700       (3)                   4,700         (3)
  Joseph W. Harper......................       4,700       (3)                   4,700         (3)
  J. Terrence Lanni.....................       4,700       (3)                   4,700         (3)
  F. Jack Liebau........................           0       (3)                       0         (3)
  Edward C. Lumley......................      14,947       (3)                  14,947         (3)
  James Nicol...........................       2,214       (3)                   2,214         (3)
  Gino Roncelli.........................     101,700       (3)                 101,700         (3)
  Ronald J. Volkman.....................      13,150       (3)                  13,150         (3)
  John C. York II.......................       4,700       (3)                   4,700         (3)
  Andrew I. Gaughan.....................       3,000       (3)                   3,000         (3)
  Edward C. Hannah......................           0       (3)                       0         (3)
  Douglas R. Tatters....................           0       (3)                       0         (3)
  All our directors and executive
    officers as a group.................   1,911,156            7.5%         1,911,156             4.2%


------------------------

(1) The Stronach Trust controls Magna International through the right to direct the votes attached to Magna International's Class B Shares. Mr. Frank Stronach, our Chairman and founder and Chairman of Magna International, and Mr. Andrew Stronach, our Vice-President, Development and one of our directors, together with two other family members, are the trustees of the Stronach Trust. Mr. Frank Stronach and Mr. Andrew Stronach are also two of the members of the class of potential beneficiaries of the Stronach Trust.


(2) Gives effect to the exchange of the outstanding exchangeable shares of our subsidiary MEC Holdings (Canada) Inc., which are exchangeable on a one-for-one basis for our Class A Subordinate Voting Stock.



(3) Constitutes less than 1% of the class.

                     RELATIONSHIP WITH MAGNA INTERNATIONAL

    Magna International, a diversified supplier of automotive components, systems and modules, is a public company, with its Class A subordinate voting shares listed for trading on the New York Stock Exchange and The Toronto Stock Exchange. Magna International's Class B Shares are also listed on The Toronto Stock Exchange. Magna International is the sole holder of our Class B Stock, and will be entitled to exercise approximately 97% of the total voting power of all our outstanding stock following this offering. Magna International will therefore continue to be able to elect all our directors and to control us.

    Our corporate constitution requires that a minimum of two directors be individuals who are not our officers or our employees or officers or employees of any of our affiliates including Magna International, directors of any of our affiliates including Magna International, or persons related to any such officers, employees or directors. Our corporate constitution also requires that a majority of our directors be individuals who are not our officers or our employees or individuals related to these persons. See "Corporate Constitution--Board of Directors".


    Magna International has made a commitment to its shareholders that it will not, prior to June 1, 2006, without the prior consent of the holders of a majority of Magna International's Class A subordinate voting shares: (1) make any further debt or equity investment in, or otherwise give financial assistance to, us or any of our subsidiaries; or (2) invest in any non-automotive-related businesses or assets other than through its investment in us. This commitment is contained in a Forbearance Agreement, dated as of February 8, 2000, between us and Magna International and of which Magna International's shareholders are express third-party beneficiaries.


    Magna International has also stated to its shareholders that it intends to convert part of its holdings of our Class B Stock into our Class A Subordinate Voting Stock and dispose of additional Class A Subordinate Voting Stock when market conditions for doing so are favorable, with the ultimate intention of retaining only a minority equity position in us. This may occur through a combination of: (1) secondary sales by Magna International of our stock held by it; and/or (2) the dilution of its interest through the issuance of Class A Subordinate Voting Stock by us in connection with capital market transactions such as this offering, acquisitions and/or other investments by business partners. We have been advised by Magna International that it intends to retain control over us even though it may not hold a majority equity interest in us.

CONTROL OF THE COMPANY

    Magna International is able to elect all our directors and controls us. Therefore, Magna International is able to cause us to effect certain corporate transactions without the consent of our minority stockholders, subject to applicable law and the fiduciary duties of our directors and officers. In addition, Magna International is able to cause or prevent a change in our control. The Stronach Trust controls Magna International through the right to direct the votes attaching to Class B Shares of Magna International, which carry a majority of the votes attaching to the outstanding voting shares of Magna International. Mr. Frank Stronach, our chairman and founder, and a director and chairman of the board of directors of Magna International, together with Mr. Andrew Stronach, one of our directors and officers, and two other members of their family, are the trustees of the Stronach Trust. Mr. Frank Stronach and Mr. Andrew Stronach are also two of the members of the class of potential beneficiaries of the Stronach Trust.

PURCHASE OF LAND IN AURORA, ONTARIO

    In October 2000, we purchased from The Alpen House Limited, a company associated with members of the family of Mr. Frank Stronach, the chairman of our board of directors and the chairman of the board of Magna International, and Mr. Andrew Stronach, our Vice-President,

Corporate Development and a member of our board of directors, approximately 200 acres of land and improvements in Aurora, Ontario for a purchase price of approximately $11.0 million. The purchased land is adjacent to land currently owned by Magna International and other land which is subject to a conditional sale agreement providing for its sale by Magna International to us. The purchase agreement for the land was originally entered into by a wholly-owned subsidiary of Magna International during the five-month period ended December 31, 1998. The purchase was completed in October 2000 after the satisfaction of certain conditions, including the registration of a subdivision plan following the approval of the relevant governmental authorities. The rights to acquire this land and improvements, as well as the construction then in progress for the Magna Golf Club, were transferred to us as part of the Reorganization.

TRANSACTIONS WITH MAGNA INTERNATIONAL


    Pursuant to a conditional sale agreement, Magna International transferred land to us in Aurora, Ontario with a book value of approximately $17.4 million. The conditional sale agreement is subject to certain conditions, including approval from relevant governmental authorities to sever the land from adjoining properties. If these conditions are not satisfied by June 5, 2004, and Magna International retains ownership of this Aurora land, then Magna International must return to us the purchase price paid with interest from the date of payment. Prior to completion of this conditional sale, the land is being leased to us by Magna International for a nominal amount.



    Pursuant to two other conditional sale agreements, Magna International transferred to us vacant land with a book value of approximately $2.5 million. The conditional sale agreements are subject to certain conditions, including approval from relevant governmental authorities to sever the land from adjoining land. If these conditions are not satisfied by June 5, 2004, and Magna International retains ownership of the land, then Magna International must return to us the purchase price paid with interest from the date of payment. Prior to completion of this conditional sale, the land is being leased to us by Magna International for a nominal amount.


    We granted a limited term option to Magna International to reacquire a parcel of land in Austria for a fixed price equal to its book value of 50 million Austrian Schillings (approximately $3.7 million). This option was exercised during 2000.

    We sold approximately three acres of land in Aurora, Ontario to The Alpen House Limited in October 2000 for a sale price of approximately $200,000.

    During the year ended December 31, 2000, we sold approximately 24.5 acres of land in Vaughan, Ontario to Magna International for a sale price of approximately $5.8 million, which was approximately $1.4 million, net of tax, in excess of its book value and has been recorded as contributed surplus.


    On October 31, 2001, we completed the sale of two non-core properties in Milton, Ontario to Magna International, which resulted in total proceeds of $12.4 million, a gain, before taxes, of approximately $10.0 million and an after-tax gain of approximately $6.0 million. The gain after tax will be accounted for as contributed surplus.


    As a result of the Reorganization, we acquired shares in a subsidiary that has been named as a defendant in a class action brought in United States District Court by various plaintiffs. An Austrian subsidiary of Magna International has agreed to indemnify this subsidiary for any damages or expenses associated with this case.

    A subsidiary of Magna International has agreed to indemnify us in respect of environmental remediation costs and expenses relating to existing conditions at some of our Austrian real estate properties.

ACCESS FEES AND RIGHTS OF FIRST REFUSAL



    Pursuant to an access arrangement effective as of March 1, 1999, Magna International is paying us an annual fee of 2.5 million Euros to access the Fontana Sports golf course and related recreational facilities for Magna International-sponsored corporate and charitable events as well as for business development purposes. During the year ended December 31, 2001, Magna International paid us 2.5 million Euros in access fees. The access fee relating to Fontana Sports is payable until March 1, 2004. Pursuant to an access agreement effective as of January 1, 2001, Magna International is paying us an annual fee of Cdn. $5.0 million to access the Magna Golf Club. The access fee relating to the Magna Golf Club is payable until December 31, 2003. The Fontana Sports and the Magna Golf Club properties are both subject to rights of first refusal in favor of Magna International if we decide to sell either of them.


POTENTIAL CONFLICTS OF INTEREST

    We have entered into or propose to enter into various transactions with Magna International, including agreements relating to real estate described above under "Relationship with Magna International--Transactions with Magna International". We expect to enter into additional agreements with Magna International in the future, the terms of such agreements to be determined by negotiation at such time, and, in the case of material agreements, to be subject to approval by a special committee comprised of independent members of our board of directors. There can be no assurance that transactions between us and Magna International have been or will be on the same terms as could be obtained from independent parties. In some cases, the interests of Magna International may not be the same as those of our other stockholders, and conflicts of interest may arise after the completion of this offering.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

    This section describes the general terms of our capital stock. The capital stock and the rights of common stockholders are subject to the applicable provisions of the General Corporation Law of the State of Delaware and our restated certificate of incorporation.


    Our authorized capital stock consists of 310,000,000 shares of Class A Subordinate Voting Stock, par value $0.01 per share, and 90,000,000 shares of Class B Stock, par value $0.01 per share. As of December 31, 2001, there were 23,323,559 shares of Class A Subordinate Voting Stock outstanding and 58,466,056 shares of Class B Stock outstanding (all of which are owned, directly or indirectly, by Magna International and are convertible into shares of Class A Subordinate Voting Stock).



    In addition, there were 2,263,372 exchangeable shares outstanding as of December 31, 2001, excluding those held by us, which were issued by MEC Holdings (Canada) Inc., one of our Canadian subsidiaries. Magna International, which initially held all 14,823,187 outstanding exchangeable shares, distributed 10,460,859 of its exchangeable shares on March 10, 2000 to certain Canadian shareholders of Magna International in conjunction with a distribution by Magna International to its other shareholders of shares of our Class A Subordinate Voting Stock pursuant to the Reorganization. The exchangeable shares, together with certain ancillary rights, are economically equivalent to the shares of our Class A Subordinate Voting Stock. The exchangeable shares are exchangeable at any time at the option of the holder, and may be redeemed by MEC Holdings (Canada) Inc. at any time on or after October 1, 2001, upon giving 60 days' notice to the holders thereof, on a one-for-one basis, for shares of our Class A Subordinate Voting Stock. As of December 31, 2001, 12,559,815 exchangeable shares had been exchanged for shares of Class A Subordinate Voting Stock. By furnishing instructions to Magna International under a Voting and Exchange Agreement, to which we are a party, holders of the exchangeable shares are able to exercise essentially the same voting rights with respect to us as they would have if they exchanged their exchangeable shares for shares of our Class A Subordinate Voting Stock. Holders of exchangeable shares are also entitled to receive dividends that are economically equivalent to any dividends paid on shares of our Class A Subordinate Voting Stock. The exchangeable shares are subject to adjustment or modification in the event of a stock split, stock dividend or other change to our capital structure so as to maintain the one-to-one relationship between the exchangeable shares and the shares of our Class A Subordinate Voting Stock.



    Immediately following this offering, we will have outstanding 45,586,931 shares of Class A Subordinate Voting Stock (after giving effect to the exchange for Class A Subordinate Voting Stock of all the outstanding exchangeable shares, and excluding those shares issuable upon the exercise of the underwriters' over-allotment option or issued under our long-term incentive plan after December 31, 2001) and 58,466,056 shares of Class B Stock (all of which will be owned, directly or indirectly, by Magna International and are convertible into shares of Class A Subordinate Voting Stock).


    Our Class A Subordinate Voting Stock trades on the Nasdaq National Market under the symbol "MIEC" and on The Toronto Stock Exchange under the symbol "MIE.A". The exchangeable shares trade on The Toronto Stock Exchange under the symbol "MEH". See "Price Range of Class A Subordinate Voting Stock and Exchangeable Shares". There is no market for our Class B Stock.

CLASS A SUBORDINATE VOTING STOCK

    The holders of shares of our Class A Subordinate Voting Stock are entitled:

    - to one vote for each share of Class A Subordinate Voting Stock held (together with the holders of our Class B Stock who are entitled to vote at such meetings on the basis of 20 votes per share of Class B Stock held) at all meetings of our stockholders other than meetings of the holders of another class or series of shares;

    - on a pro rata basis with the holders of our Class B Stock, to receive any dividends (except for certain stock dividends as described below) that may be declared by our board of directors; and

    - after the payment of all our liabilities, to receive, on a pro rata basis with the holders of our Class B Stock, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our stockholders for the purpose of winding-up our affairs.

    Under our restated certificate of incorporation, our board of directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Stock in shares of our Class A Subordinate Voting Stock, and payable on our Class B Stock in shares of our Class A Subordinate Voting Stock or in shares of our Class B Stock. However, no dividend payable in shares of our Class B Stock may be declared on shares of our Class A Subordinate Voting Stock.

    The holders of shares of our Class A Subordinate Voting Stock have additional voting rights under our corporate constitution. See "Corporate Constitution".

    Our restated certificate of incorporation provides that if the approval of the holders of our Class A Subordinate Voting Stock voting as a separate class is required, such approval shall be given by a majority of the votes cast at a meeting of such holders, other than the votes attaching to our Class A Subordinate Voting Stock beneficially owned, directly or indirectly, by Magna International or by any person who, by agreement, is acting jointly with Magna International or over which Magna International or any such person exercises direct or indirect control or direction. These limitations do not apply to any other holder of our Class A Subordinate Voting Stock.

CLASS B STOCK

    The holders of our Class B Stock are entitled:

    - to 20 votes for each share of Class B Stock held (together with the holders of our Class A Subordinate Voting Stock who are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of our stockholders other than meetings of the holders of another class or series of shares;

    - on a pro rata basis with the holders of our Class A Subordinate Voting Stock, to receive any dividends (except for certain stock dividends as described below) that may be declared by our board of directors;

    - after the payment of all our liabilities, to receive, on a pro rata basis with the holders of our Class A Subordinate Voting Stock, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our stockholders for the purpose of winding-up our affairs; and

    - from time to time, to convert shares of our Class B Stock into shares of our Class A Subordinate Voting Stock on a one-for-one basis.

    Under our restated certificate of incorporation, our board of directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Stock in shares of our Class A Subordinate Voting Stock, and payable on our Class B Stock in shares of our Class A Subordinate Voting Stock or in shares of our Class B Stock. However, no dividend payable in shares of our Class B Stock may be declared on shares of our Class A Subordinate Voting Stock.

    None of our Class B Stock may be issued (other than in connection with a stock dividend) without the approval by ordinary resolution of the holders of our Class B Stock, voting as a separate class.

    Holders of our Class B Stock have additional voting rights under our corporate constitution. See "Corporate Constitution".

AMENDMENTS TO STOCK PROVISIONS AND OTHER MATTERS

    Any amendment to our restated certificate of incorporation to add, delete or vary any right, privilege, restriction or condition attaching to the Class A Subordinate Voting Stock that adversely affects the rights of the holders of Class A Subordinate Voting Stock requires the prior written approval of the holders of all our outstanding Class A Subordinate Voting Stock or a resolution authorized by at least two-thirds of the votes cast at a separate meeting of the holders of the Class A Subordinate Voting Stock called and held for that purpose (provided, however, that an amendment to create stock ranking in priority to or on a parity with the Class A Subordinate Voting Stock shall be deemed not to adversely affect the rights of the holders of Class A Subordinate Voting Stock). It is further required that a majority of the votes cast at such a meeting, or in any other vote by Class A Subordinate Voting Stock holders voting as a class, not be votes attaching to the Class A Subordinate Voting Stock beneficially owned, directly or indirectly, by Magna International, or by any person who, by agreement, acts jointly with Magna International or over which Magna International or any such person exercises direct or indirect control or direction.

    Any amendment to our restated certificate of incorporation to add, delete or vary any right, privilege, restriction or condition attaching to the Class B Stock or to create stock ranking in priority to or on a parity with the Class B Stock requires the prior written approval of the holders of all our outstanding Class B Stock or a resolution authorized by at least two-thirds of the votes cast at a separate meeting of the holders of Class B Stock called and held for that purpose.

    Our Class A Subordinate Voting Stock is not redeemable, has no preemptive or conversion rights and is not liable for further assessments or calls. Our
Class B Stock is not redeemable, has no preemptive rights and is not liable for further assessments or calls. Each share of Class B Stock may be converted at any time into one fully-paid share of Class A Subordinate Voting Stock. All shares of Class A Subordinate Voting Stock offered hereby will be fully paid and non-assessable.

TAKEOVER PROTECTION

    Under applicable law, an offer to purchase shares of our Class B Stock would not necessarily result in an offer to purchase shares of our Class A Subordinate Voting Stock. Magna International, as the holder of all our issued and outstanding Class B Stock, has entered into a trust agreement with Computershare Trust Company of Canada (as successor to Montreal Trust Company of Canada) and us. This trust agreement provides that the holders of our Class A Subordinate Voting Stock will not be deprived of any rights under applicable takeover bid laws to which they would have been entitled in the event of a takeover bid (which may include a private offer to purchase) if our Class B Stock and the Class A Subordinate Voting Stock were a single class of stock. For these purposes, a takeover bid is generally defined as an offer to acquire any of our outstanding equity or voting stock where the party making the offer would, if the offer were accepted, own more than 20% of the shares of any class of our stock.

    Under the trust agreement, Magna International agrees not to sell any of our Class B Stock that it owns, directly or indirectly, to any person under circumstances in which (1) the offer is a takeover bid for purposes of Ontario securities laws and (2) those securities laws would have required the same offer to be made to all holders of our Class A Subordinate Voting Stock if the offer had been made for Class A Subordinate Voting Stock rather than Class B Stock. One circumstance where Ontario securities laws would not require the same offer to be made to all holders of Class A Subordinate Voting Stock is where Magna International, as the only holder of our Class B Stock, sells shares of

Class B Stock for a price not exceeding 115% of the average of the closing prices of the Class A Subordinate Voting Stock over the 20 trading days immediately preceding the sale.

    This restriction will not apply if: (1) the sale is made pursuant to an offer to purchase only part of the Class B Stock made to all holders of our Class B Stock and an identical offer in all material respects is made concurrently to purchase our Class A Subordinate Voting Stock, which identical offer has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Class B Stock; or (2) there is a concurrent unconditional offer to purchase all our Class A Subordinate Voting Stock at a price per share at least as high as the highest price per share paid pursuant to the takeover bid for the Class B Stock.

    The trust agreement contains provisions for the authorization of action by the trustee to enforce the rights of the holders of our Class A Subordinate Voting Stock. The trustee only has to enforce these rights if either we or the holders of our Class A Subordinate Voting Stock agree to pay the trustee's costs and to indemnify the trustee. A holder of our Class A Subordinate Voting Stock is not entitled to take action unless the trustee refused to act after a request to do so by holders of at least 10% of our outstanding Class A Subordinate Voting Stock.

    The trust agreement prohibits Magna International from disposing of any shares of our Class B Stock unless the disposition is conditional upon the person acquiring those shares becoming a party to the trust agreement. Conversion of Class B Stock into Class A Subordinate Voting Stock and the subsequent sale of that Class A Subordinate Voting Stock is excluded from this prohibition.

    The trust agreement provides that it may not be amended and material provisions cannot be waived, without the approval of The Toronto Stock Exchange and at least two-thirds of the votes cast by the holders of the Class A Subordinate Voting Stock. The two-thirds majority must include a simple majority of the votes cast by holders of the Class A Subordinate Voting Stock, excluding any of our principal stockholders and their affiliates and any persons who have an agreement to purchase Class B Stock on terms that would constitute a sale for the purposes of the trust agreement.

    The trust agreement does not prevent the holder of our Class B Stock from:

    - granting a security interest in shares of our Class B Stock in connection with a bona fide borrowing, provided that the secured party concurrently agrees in writing to become a party to the trust agreement; or

    - selling, transferring or otherwise disposing of all or any of the shares of our Class B Stock to a company controlled by or under common control with the holder, provided that the transferee concurrently agrees in writing to become a party to the trust agreement.

    No provision of the trust agreement limits the rights of any holder of our Class A Subordinate Voting Stock under any applicable securities legislation.

                             CORPORATE CONSTITUTION

    We have adopted certain organizational and operating policies and principles used by Magna International to define the rights of employees and investors to participate in profits and growth and to impose discipline on management, some of which have been embodied in our corporate constitution. The following description summarizes the material terms and provisions of our corporate constitution, which cannot be amended or varied without the prior approval of the holders of a majority of our Class A Subordinate Voting Stock (not including shares held by Magna International or any person who, by agreement, is acting jointly with Magna International or over which Magna International or any such person exercises direct or indirect control or direction) and our Class B Stock, each voting as a separate class.

BOARD OF DIRECTORS

    Our corporate constitution provides that, unless otherwise approved by the holders of our Class A Subordinate Voting Stock and our Class B Stock, each voting as a separate class, (1) a majority of the members of our board of directors shall be individuals who are not our officers or our employees or individuals related to these persons, and (2) at least two of our directors shall be individuals who are not our officers or employees, or directors, officers or employees of any of our affiliates, including Magna International, nor persons related to any such officers, employees or directors.

EMPLOYEE PROFIT SHARING PLAN

    We are currently examining the establishment of an employee profit sharing plan pursuant to which a percentage of our pre-tax profits before profit sharing for each fiscal year would be allocated to our employee profit sharing plan and/or otherwise be distributed to our employees or the employees of our subsidiaries who do not participate in a similar plan, and who do not receive management incentive bonuses, during that year or the immediately following fiscal year.

REQUIRED ALLOCATIONS

DIVIDENDS

    The holders of our common stock are entitled to receive dividends, as and when declared by our board of directors, out of any legally available funds as follows. In respect of our fiscal years commencing January 1, 2004 and 2005, unless otherwise approved by ordinary resolution of the holders of each of our Class A Subordinate Voting Stock and our Class B Stock, each voting as a separate class, the holders of our Class A Subordinate Voting Stock and our Class B Stock will be entitled to receive and we will pay, as and when declared by our board of directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of each fiscal year so that the aggregate of the dividends paid or payable in respect of that year is at least equal to 10% of our after-tax profits for that fiscal year; in respect of each fiscal year thereafter, holders of our Class A Subordinate Voting Stock and our Class B Stock will be entitled to receive, as and when declared by our board of directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of such fiscal year so that the aggregate of the dividends paid or payable in respect of that year shall be equal to the greater of (1) 10% of our after-tax profits for that fiscal year and (2) an amount such that the aggregate of the dividends paid or payable in respect of that fiscal year and the two immediately preceding fiscal years is at least 20% of our after-tax profits for such three-year period.

    For further information regarding dividends payable with respect to our capital stock, see "Description of Capital Stock--Capital Stock" and "Dividend Policy".

SOCIAL OBJECTIVES

    Pursuant to our corporate constitution, a maximum of 2% of our annual pre-tax profits beginning with 2004 shall be allocated to the promotion of social objectives during each fiscal year or the immediately following fiscal year. Social objectives are objectives that are in our executive management's opinion of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful nature to the communities in which we or our affiliates operate.

INCENTIVE BONUSES

    Our corporate constitution provides that the incentive bonuses paid or payable to our corporate management in respect of each fiscal year, beginning with 2004, shall not, in the aggregate, exceed 6% of our pre-tax profits before profit sharing for such fiscal year. Our executive management, with the approval of our board of directors or a duly appointed committee of our board, has the right to allocate the amount to be paid to individuals within our corporate management as well as to determine the timing and manner of payment (whether in cash or in our shares or otherwise).

AUTHORIZED CAPITAL STOCK

    Our corporate constitution provides that no resolution of our board of directors purporting to:

    - increase the maximum number of authorized shares of any class of our stock; or

    - create a new class or series of stock having voting rights of any kind (other than on default of payment of dividends) or having rights to participate in our profits in whatever manner (other than a class or series convertible into existing classes of stock or a class or series of stock having a fixed dividend or a dividend determined without regard to profits);

shall be effective unless such resolution is approved by ordinary resolution of the holders of each of our Class A Subordinate Voting Stock and our Class B Stock voting separately as a class.

       CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR CANADIAN RESIDENTS

    This summary outlines the principal Canadian federal income tax consequences under the INCOME TAX ACT (Canada) (which we refer to as the Tax Act) to the acquisition, holding and disposition of our Class A Subordinate Voting Stock by a holder who acquires Class A Subordinate Voting Stock pursuant to this prospectus, and who, for purposes of the Tax Act and at all relevant times, is resident or deemed to be resident in Canada, will hold our Class A Subordinate Voting Stock as capital property and deals at arm's length with us and is not affiliated with us. This summary does not apply to a stockholder with respect to whom we are or will be a foreign affiliate within the meaning of the Tax Act. Our Class A Subordinate Voting Stock will generally be considered to be capital property to a holder unless the stock is held in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or was acquired in a transaction or transactions considered to be an adventure in the nature of trade. Our Class A Subordinate Voting Stock held by some financial institutions, including banks, trust companies, credit unions, insurance corporations, registered securities dealers and corporations controlled by one or more of the foregoing, will generally not be held as capital property and will be subject to special "mark-to-market" rules in the Tax Act not discussed in this summary. STOCKHOLDERS THAT ARE FINANCIAL INSTITUTIONS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF THE APPLICATION OF THE MARK-TO-MARKET RULES.


    This summary is based on the current provisions of the Tax Act, the regulations thereunder, and the current published administrative and assessing practices of the Canada Customs and Revenue Agency (or Revenue Canada). This summary also takes into account all specific proposals to amend the Tax Act and the Regulations thereunder publicly announced prior to the date hereof and assumes that they will be enacted substantially as proposed, although no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any Canadian provincial or non-Canadian income tax considerations.


    THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, HOLDING AND DISPOSITION OF OUR CLASS A SUBORDINATE VOTING STOCK.


    For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our Class A Subordinate Voting Stock must be expressed in Canadian dollars including dividends, adjusted cost base and proceeds of disposition; amounts denominated in United States dollars generally must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time of acquisition or disposition, or receipt of dividends.


    DISPOSITION OF OUR CLASS A SUBORDINATE VOTING STOCK

    A disposition or deemed disposition of our Class A Subordinate Voting Stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of our Class A Subordinate Voting Stock immediately before the disposition.

    One-half of any capital gain (the taxable capital gain) realized by a holder will be included in the holder's income for the year of disposition. One-half of any capital loss so realized (the allowable capital loss) may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the holder in the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Tax Act.

    Capital gains realized by an individual or by most trusts may give rise to alternative minimum tax under the Tax Act. A holder that is a Canadian-controlled private corporation (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

    DIVIDENDS ON OUR CLASS A SUBORDINATE VOTING STOCK

    Dividends on our Class A Subordinate Voting Stock, if any, will be required to be included in the recipient's income for the purpose of the Tax Act. The amount of the dividend will include any United States non-resident withholding tax withheld on these dividends. Dividends received by a stockholder who is an individual will not be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from taxable Canadian corporations. A shareholder that is a corporation will include these dividends in computing income and generally will not be entitled to deduct the amount of these dividends in computing its taxable income. A shareholder that is a Canadian-controlled private corporation (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on these dividends. United States non-resident withholding tax on these dividends generally will be eligible for foreign tax credit or deduction treatment where applicable under the Tax Act.

FOREIGN INVESTMENT ENTITY DRAFT LEGISLATION


    On August 2, 2001, the Minister of Finance of Canada released revised draft legislation addressing the taxation of investments in non-resident entities, called "foreign investment entities". On December 17, 2001, the Department of Finance of Canada issued a press release delaying the implementation of the draft legislation for taxation years commencing after 2002 and as a result it is possible that additional amendments will be made to the draft legislation prior to enactment. As the revised legislation is currently drafted, in circumstances where it applies and an interest in an entity that constitutes a "foreign investment entity" at its taxation year end is held during a taxation year, a holder generally would be required to take into account in computing income, on an annual basis, changes in the value of that interest for taxation years commencing after 2002.



    Based on the legislation as currently drafted, these rules will not apply to a holder as long as a holding of our Class A Subordinate Voting Stock is an "exempt interest" at the end of our taxation year. Our Class A Subordinate Voting Stock will constitute an "exempt interest" as long as it is widely held and actively traded and listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange and the Nasdaq National Market) throughout the period during which a holder holds our Class A Subordinate Voting Stock, unless it is reasonable to conclude that a holder had a tax avoidance motive, in the terms contemplated by the draft legislation, for acquiring the Class A Subordinate Voting Stock. As of the date hereof, our Class A Subordinate Voting Stock is widely held and actively traded, and, apart from the effect of a holder's particular circumstances, we would generally not expect a tax avoidance motive to be considered to underlie the acquisition of our Class A Subordinate Voting Stock.

        UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. RESIDENTS

    The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A Subordinate Voting Stock by a non-U.S. holder. In general, a non-U.S. holder is a beneficial owner of Class A Subordinate Voting Stock that is:

    - an individual who is not a citizen or resident of the U.S.;

    - a corporation or other entity taxed as a corporation organized or created under non-U.S. law;

    - an estate that is not taxable in the U.S. on its worldwide income; or

    - a trust that is either not subject to primary supervision over its administration by a U.S. court or not subject to the control of a U.S. person with respect to substantial trust decisions.

    If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds Class A Subordinate Voting Stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership (or entity treated as a partnership) holding Class A Subordinate Voting Stock, we suggest that you consult your tax advisor.

    If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, in any calendar year by virtue of being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in that calendar year (counting for such purposes all the days present in that year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens.

    This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the final and temporary U.S. Treasury Regulations promulgated thereunder and published administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect.

    This discussion does not address all aspects of U.S. federal taxation, and in particular is limited as follows:

    - the discussion assumes that you hold your Class A Subordinate Voting Stock as a capital asset and that you do not have a special tax status, such as a financial institution, an insurance company, a tax-exempt organization or a dealer or trader in securities;

    - the discussion does not consider tax consequences that depend upon your particular tax situation;

    - the discussion does not consider special tax provisions that may be applicable to you if you have relinquished U.S. citizenship or residence;

    - the discussion does not cover state, local or non-U.S. tax consequences;

    - the discussion does not consider the tax consequences for shareholders or partners of a non-U.S. holder; and

    - we have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of owning the Class A Subordinate Voting Stock. As a result, the IRS could disagree with portions of this discussion.

    Each prospective purchaser of Class A Subordinate Voting Stock is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our Class A Subordinate Voting Stock as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction within or outside the United States.

DISTRIBUTIONS

    Distributions paid on the shares of Class A Subordinate Voting Stock generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of your basis in the shares of Class A Subordinate Voting Stock, reducing that adjusted basis, and the balance of the distribution in excess of your adjusted basis will be taxed as capital gain recognized on a sale or exchange of the Class A Subordinate Voting Stock (as discussed below).

    As discussed under the heading "Dividend Policy" we do not currently anticipate making any distributions on our Class A Subordinate Voting Stock until 2004. Subject to the discussion below, any distribution that we make, to the extent it constitutes a dividend under the rules described in the preceding paragraph and is paid to a non-U.S. holder of Class A Subordinate Voting Stock, will generally be subject to a U.S. withholding tax at a 30% rate, unless a reduced withholding tax rate is specified by an applicable income tax treaty. Under the Canada-U.S. Income Tax Treaty, for non-U.S. holders resident in Canada the withholding tax rate will generally be 15%. To obtain the benefit of a reduced withholding tax rate under a treaty, a non-U.S. holder generally must provide to us or our paying agent an IRS Form W-8BEN certifying that the non-U.S. holder qualifies for a reduced withholding tax rate. If Class A Subordinate Voting Stock is held through a foreign partnership or a foreign intermediary, the partnership or intermediary, as well as the partners or beneficial owners, may need to satisfy certification requirements.

    The withholding tax does not apply to dividends paid to a non-U.S. holder that provides to us or our paying agent an IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends generally will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. If the non-U.S. holder is eligible for the benefits of an applicable tax treaty and discloses its reliance on the treaty to the IRS, any effectively connected income will be subject to U.S. federal income tax only if it is attributable to a permanent establishment in the U.S. maintained by the holder. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits for the taxable year, within the meaning of the Code, as adjusted for certain items.

    You may obtain a refund of any excess amounts withheld by filing with the IRS an appropriate claim for refund along with the required information.

GAIN ON DISPOSITION OF CLASS A SUBORDINATE VOTING STOCK

    A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A Subordinate Voting Stock unless:

    - the gain is effectively connected with the trade or business of the non-U.S.holder in the United States or, if certain tax treaties apply, if the gain is attributable to a permanent establishment maintained by such holder in the U.S. If the non-U.S. holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits, within the meaning of the Code, for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty and duly demonstrates such qualification;

    - the non-U.S. holder is an individual, holds the Class A Subordinate Voting Stock as a capital asset, is present in the United States for 183 or more days during the taxable year of the sale and certain conditions are met; or

    - the non-U.S. holder holds (or has held, during the shorter of the five-year period prior to the sale and the period the non-U.S. holder has held the Class A Subordinate Voting Stock) more than 5% of our Class A Subordinate Voting Stock and we are (or have been during such period) a "United States real property holding corporation" for U.S. federal income tax purposes. We currently may be a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    We must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of the holder, and the amount of any tax withheld from the payment. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an income tax treaty or agreement.

    Under some circumstances, information reporting and backup withholding is required on distributions on Class A Subordinate Voting Stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally is reduced by backup withholding at the applicable rate.

    A non-U.S. holder is required to certify its non-U.S. status in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker.

    U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of Class A Subordinate Voting Stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code; or (iv) a foreign partnership with certain U.S. connections, unless in such a case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

FEDERAL ESTATE TAX

    An individual non-U.S. holder who owns Class A Subordinate Voting Stock at the time of his or her death, or who had made certain lifetime transfers of an interest in Class A Subordinate Voting Stock while retaining certain powers, rights or interests in the stock, will be required to include the value of that Class A Subordinate Voting Stock in his or her gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS A SUBORDINATE VOTING STOCK BY NON-U.S. HOLDERS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF OWNERSHIP AND DISPOSITION OF CLASS A SUBORDINATE VOTING STOCK, INCLUDING THE EFFECT OF ANY U.S., STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, AND ANY APPLICABLE INCOME OR ESTATE TAX TREATY.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, for which Bear, Stearns &
Co. Inc., BMO Nesbitt Burns Inc. and CIBC World Markets Corp. are acting as representatives, each of the underwriters has severally agreed to purchase from us the number of shares of Class A Subordinate Voting Stock set forth opposite its name below.

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Bear, Stearns & Co. Inc.....................................
BMO Nesbitt Burns Inc.......................................
CIBC World Markets Corp.....................................
                                                                 ----------
  Total.....................................................  20,000,000
                                                                 ==========

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to various other conditions, and may be terminated by the underwriters on the basis of their assessment of the state of the financial markets and may also be terminated on the occurrence of certain stated events. The underwriting agreement obligates the underwriters to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

    This offering is being made concurrently in the United States and in all the provinces of Canada. The shares will be offered in the United States through the underwriters either directly or through their respective U.S. broker-dealer affiliates or agents. In Canada, the shares will be offered only by dealers registered under the securities laws of the applicable province (which may include the underwriters or their respective affiliated Canadian registrants) or in circumstances where an exemption from the dealer registration requirements is available.


    The underwriters propose initially to offer some of the shares directly to
the public at the public offering price of $    (Cdn. $    ) and some of the
shares to dealers at the public offering price less a concession not in excess
of $    (Cdn. $    ) per share. The underwriters may allow, and such dealers may
re-allow, a concession not in excess of $    (Cdn. $    ) per share on sales to
other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price in the United States and such concessions. The public offering price in Canada may be decreased, and further changed from time to time by the representatives of the underwriters to an amount not greater than the public offering price specified on the cover of this prospectus, provided that the underwriters have made a reasonable effort to sell all the Class A Subordinate Voting Stock offered for sale in Canada by this prospectus at such specified price.


    The public offering price for the shares of Class A Subordinate Voting Stock offered to purchasers resident in the United States or elsewhere other than Canada is payable in U.S. dollars and the public offering price for the shares of Class A Subordinate Voting Stock offered to purchasers resident in Canada is payable in Canadian dollars. The Canadian dollar amount is the approximate equivalent of the U.S. dollar price of the shares of Class A Subordinate Voting Stock based on the prevailing exchange rate for Canadian dollars and U.S. dollars as of the date of this prospectus.


    We expect that delivery of the Class A Subordinate Voting Stock will be made
against payment therefor on or about       , 2002, which will be the third
business day following the date of pricing of the Class A Subordinate Voting Stock.


    We have granted to the underwriters an option, exercisable for 30 days from the date of the closing, to purchase up to 3,000,000 additional shares of our Class A Subordinate Voting Stock exercisable at the public offering price less the underwriting discount. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

    The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933 and applicable provincial securities laws in Canada, or will contribute to payments that the underwriters may be required to make in respect thereof.

    Our officers, directors, Magna International and certain of their controlled affiliates have agreed pursuant to lock-up agreements not to sell or offer to sell or otherwise dispose of any shares of our Class A Subordinate Voting Stock or any securities convertible into our Class A Subordinate Voting Stock, for a period of 90 days after the date of this prospectus (unless the purchaser or transferee of such shares or securities agrees not to sell or otherwise dispose of such shares or securities for the remaining balance of the 90-day period) without the prior written consent of Bear, Stearns & Co. Inc., such consent not to be unreasonably withheld or delayed. In addition, we have agreed that for a period of 90 days after the date of this prospectus we will not, without the prior written consent of Bear, Stearns & Co. Inc., such consent not to be unreasonably withheld or delayed, offer, sell, or otherwise dispose of any shares of our Class A Subordinate Voting Stock or any securities convertible into shares of our Class A Subordinate Voting Stock, other than:

    - the shares of our Class A Subordinate Voting Stock offered hereby;

    - any options granted under our long-term incentive plan and any shares issued upon the exercise thereof;

    - any shares issued upon conversion or exchange of the exchangeable shares of Exchangeco currently outstanding;

    - any shares issued upon conversion of our Class B Stock; and

    - any shares or other securities for the purpose of acquiring a business, any assets or any securities, so long as the recipient of such shares or other securities agrees to be subject to similar restrictions for the remaining balance of the 90-day period.

    In order to facilitate the offering of our Class A Subordinate Voting Stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the market price of our Class A Subordinate Voting Stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the shares of our Class A Subordinate Voting Stock for their own account by selling more shares of our Class A Subordinate Voting Stock than have been sold to them by us. The underwriters may elect to cover any short position by purchasing shares of our Class A Subordinate Voting Stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, such persons may stabilize or maintain the price of our Class A Subordinate Voting Stock by bidding for or purchasing shares of our Class A Subordinate Voting Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of our Class A Subordinate Voting Stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our Class A Subordinate Voting Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our Class A Subordinate Voting Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

    Pursuant to policy statements of the Ontario and Quebec Securities Commissions, the underwriters may not, throughout the period of distribution under this offering, bid for or purchase our Class A Subordinate Voting Stock or Class B Stock, or the exchangeable shares of Exchangeco. This restriction is subject to certain exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent trading in, or raising the price of, our Class A Subordinate Voting Stock. These exceptions include a bid or purchase permitted under the by-laws and rules of applicable stock exchanges relating to market stabilization and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. All such transactions shall also be effected in accordance with Regulation M under the U.S. Securities Exchange Act of 1934.

    The Honourable Edward C. Lumley, Vice-Chairman of BMO Nesbitt Burns Inc. (the parent corporation of BMO Nesbitt Burns Corp.), is one of our directors and a director of Magna International and serves as a member of the Audit Committee of our board of directors.


    The underwriters and their affiliates have from time to time in the past provided, and may in the future provide, investment banking, financial advisory, general financing or banking services to us and our affiliates for which they have received, and expect to receive, customary compensation.



    The Canadian chartered bank affiliate of BMO Nesbitt Burns Inc. and BMO Nesbitt Burns Corp. is proposed to be the agent and a lender under a proposed credit facility with us. Accordingly, we may be considered to be a "connected issuer" of BMO Nesbitt Burns Inc. and BMO Nesbitt Burns Corp. within the meaning of applicable Canadian securities legislation in connection with this offering. This offering was not required, suggested or consented to by the Canadian chartered bank, nor has it participated in the decision to distribute the Class A Subordinate Voting Stock or the determination of the terms of this offering. None of the proceeds of this offering will be applied for the benefit of BMO Nesbitt Burns Inc., BMO Nesbitt Burns Corp. or their affiliates, other than with respect to their portion of the underwriting discount. The Canadian chartered bank would be paid customary fees under the proposed credit facility.


                                 LEGAL MATTERS


    The validity of the offered securities and certain other United States legal matters will be passed upon for us by Sidley Austin Brown & Wood LLP, New York, New York. Certain United States legal matters will be passed upon for the underwriters by Latham & Watkins, New York, New York. Certain Canadian legal matters will be passed upon for us by Osler, Hoskin & Harcourt LLP, New York, New York and for the underwriters by Torys LLP, Toronto, Ontario. Partners and associates of each of Osler, Hoskin & Harcourt LLP and Torys LLP own less than 1% of the outstanding shares of Magna International or its subsidiaries.



    The Honourable William G. Davis, counsel to Torys LLP, is one of our directors and a director of Magna International.

                                    EXPERTS

    The financial statements included in this prospectus have been so included in reliance on the reports of the following firms of independent accountants, given on the authority of those firms as experts in auditing and accounting:

STATEMENTS                                                       INDEPENDENT ACCOUNTANTS
----------                                                    ------------------------------
Magna Entertainment Corp....................................  Ernst & Young LLP
Los Angeles Turf Club, Inc..................................  Ernst & Young LLP
Golden Gate Fields (Pacific Racing Association and related    Ernst & Young LLP
  entities).................................................
Bay Meadows Operating Company, LLC and Bay Meadows            Ernst & Young LLP
  Catering..................................................
Ladbroke Racing Pennsylvania and Subsidiaries...............  Ernst & Young LLP
Sport Broadcasting, Inc.....................................  Ernst & Young LLP
Remington Park, Inc.........................................  Hill, Barth & King LLC
Thistledown, Inc............................................  Hill, Barth & King LLC
Gulfstream Park Racing Association, Inc. and Subsidiary.....  PricewaterhouseCoopers LLP

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Class A Subordinate Voting Stock is Computershare Trust Company Inc., at its principal office in Lakewood, Colorado and the co-transfer agent for our Class A Subordinate Voting Stock is Computershare Trust Company of Canada at its principal office in Toronto, Ontario.

                             ADDITIONAL INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC and with the Canadian securities regulatory authorities. Our SEC filings are available at the SEC's website on the World Wide Web at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges. This registration statement, including all exhibits, has been filed with the SEC through EDGAR. The documents that we have filed with the Canadian securities regulatory authorities are available on the World Wide Web at http://www.sedar.com. Our Class A Subordinate Voting Stock is quoted and traded on the Nasdaq National Market and is listed on The Toronto Stock Exchange. Reports, proxy and information statements and other information concerning us can be inspected at the offices of the National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

      MAGNA ENTERTAINMENT CORP. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Unaudited Pro Forma Consolidated Statement of Operations and
  Comprehensive Income (Loss) of Magna Entertainment Corp.
  for the year ended December 31, 2001......................     F-2

Audited Consolidated Financial Statements of Magna
  Entertainment Corp. as at December 31, 2001 and 2000 and
  for the years ended December 31, 2001, 2000 and 1999 and
  consolidated financial statement schedule as at
  December 31, 2001.........................................     F-8

Audited Financial Statements of Los Angeles Turf Club, Inc.
  as at December 10, 1998 and December 31, 1997 and for the
  periods from January 1, 1998 through December 10, 1998,
  November 6, 1997 through December 31, 1997, January 1,
  1997 through November 5, 1997 and for the year ended
  December 31, 1996.........................................    F-48

Audited Combined Financial Statements of Golden Gate Fields
  (consisting of Pacific Racing Association's operations
  subject to the licensing provisions of the California
  Horse Racing Board, Ladbroke Racing California, Inc. and
  Ladbroke Land Holdings, Inc. (wholly owned subsidiaries of
  Ladbroke Racing Corporation) as at December 31, 1998 and
  1997 and for each of the years in the three year period
  ended December 31, 1998...................................    F-65

Audited Combined Financial Statements of Bay Meadows
  Operating Company, LLC and Bay Meadows Catering as of
  November 17, 2000, December 31, 1999 and 1998 and for the
  periods from January 1, 2000 through November 17, 2000,
  from February 1, 1999 through December 31, 1999 and from
  January 1, 1999 through January 31, 1999, and for the year
  ended December 31, 1998...................................    F-81

Audited Consolidated Financial Statements of Ladbroke Racing
  Pennsylvania and Subsidiaries as at December 31, 2000 and
  1999 and for each of the three years ended December 31,
  2000......................................................    F-95

Audited Financial Statements of Sport Broadcasting, Inc. as
  at December 31, 2000 and 1999 and for each of the three
  years ended December 31, 2000.............................   F-116

Audited Financial Statements of Remington Park, Inc. as at
  December 31, 1998 and 1997 and for each of the years in
  the three year period ended December 31, 1998.............   F-123

Audited Financial Statements of Thistledown, Inc. as at
  December 31, 1998, and 1997 and for each of the years in
  the three year period ended December 31, 1998.............   F-136

Audited Consolidated Financial Statements of Gulfstream Park
  Racing Association, Inc. and Subsidiary as at December 31,
  1998 and 1997 and for each of the years in the three year
  period ended December 31, 1998............................   F-149

                               COMPILATION REPORT

To the Directors of
Magna Entertainment Corp.


    We have reviewed, as to compilation only, the accompanying pro forma consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2001. This pro forma statements of operations and comprehensive income (loss) has been prepared for inclusion in the prospectus relating to the sale and issuance of Class A Subordinate Voting Stock of Magna Entertainment Corp. In our opinion, the unaudited pro forma consolidated statement of operations and comprehensive income (loss) has been properly compiled to give effect to the proposed transactions and assumptions described in the notes thereto.




Toronto, Canada,
March 8, 2002                                                      /s/ ERNST & YOUNG LLP


--------------------------------------------------------------------------------

COMMENT BY INDEPENDENT CHARTERED ACCOUNTANTS FOR UNITED STATES READERS ON DIFFERENCE BETWEEN CANADA AND UNITED STATES REPORTING STANDARDS.


    The above opinion provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma consolidated statements of operations and comprehensive income (loss). United States standards do not provide for the expression of an opinion on the compilation of pro forma consolidated statements of operations and comprehensive income (loss). To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma consolidated statement of operations and comprehensive income (loss) would require an examination which would be greater in scope than the review we have conducted. Consequently, under United States standards, we are unable to express any opinion with respect to the accompanying pro forma consolidated statement of operations and comprehensive income (loss).




Toronto, Canada,
March 8, 2002                                                      /s/ ERNST & YOUNG LLP

 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                                  (UNAUDITED)



    The following unaudited pro forma consolidated statement of operations and comprehensive income (loss) gives effect to the acquisition by the Company of the following entities in exchange for shares of the Company's Class A Subordinate Voting Stock, cash and the assumption of certain debt:


    - Ladbroke Racing Pennsylvania and Subsidiaries (including Sport Broadcasting, Inc.), acquired April 5, 2001


    - MKC Acquisition Co., operating as Multnomah Greyhound Park, acquired on October 26, 2001



    The pro forma consolidated statement of operations and comprehensive income
(loss) has been presented assuming that the acquisitions set forth above had been completed as of January 1, 2001.



    The Company entered into an agreement in July 2001 to lease Portland Meadows, a thoroughbred racetrack in Oregon; however, as this arrangement is not considered an acquisition of operations, no pro forma impact has been recognized in the pro forma consolidated statement of operations and comprehensive income (loss).



    The unaudited pro forma consolidated statement of operations and comprehensive income (loss) has been prepared by the Company based on the historical consolidated financial statements of the Company and the acquired entities included elsewhere in this prospectus, and certain transactions and assumptions as described in the notes thereto.



    This pro forma consolidated statement of operations and comprehensive income
(loss) may not be indicative of actual results if the transactions had been effected on the dates indicated or which may be achieved in the future. The pro forma consolidated statement of operations and comprehensive income (loss) and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company and acquired entities, including the notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Position" each of which appear elsewhere in this prospectus.

                           MAGNA ENTERTAINMENT CORP.


                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)



                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)
             (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                          MAGNA                                                             SPORT
                                      ENTERTAINMENT               LADBROKE            SPORT          BROADCASTING, INC.
                                          CORP.       LADBROKE   ADJUSTMENTS   BROADCASTING, INC.        ADJUSTMENTS
                                      -------------   --------   -----------   -------------------   -------------------
  REVENUE
  Racetrack
    Gross wagering..................    $393,981      $16,759      $1,683
    Non-wagering....................      65,430        1,470
  Real Estate
    Sale of real estate.............      40,600
    Rental and other................      19,050
                                        --------      -------      ------             -----                 -----
                                        $519,061      $18,229      $1,683
                                        --------      -------      ------             -----                 -----
  COSTS AND EXPENSES
  Racetrack
    Purses, awards and other........    $243,389      $ 4,088      $1,302
    Operating costs.................     152,561       10,953
    General and administrative......      31,092          566
  Real Estate
    Cost of real estate sold........      20,171
    Operating costs.................      15,789
    General and administrative......       1,130
  Predevelopment and other costs....       3,240                                      $ 430                 $ 101
  Depreciation and amortization.....      26,194          495         731
  Interest expense, net.............       2,682                      549
                                        --------      -------      ------             -----                 -----
                                        $496,248      $16,102      $2,582             $ 430                 $ 101
                                        --------      -------      ------             -----                 -----
  Income (loss) before income
    taxes...........................    $ 22,813      $ 2,127      $ (899)            $(430)                $(101)
  Income tax provision (benefit)....       9,349          884        (360)
                                        --------      -------      ------             -----                 -----
  Net income (loss).................    $ 13,464      $ 1,243      $ (539)            $(430)                $(101)
  Other comprehensive loss
    Foreign currency translation
      adjustment                          (9,062)
                                        --------      -------      ------             -----                 -----
  Comprehensive income (loss).......    $  4,402      $ 1,243      $ (539)            $(430)                $(101)
                                        ========      =======      ======             =====                 =====
  Earnings per share for the Class A
    Subordinate Voting Stock,
    Class B Stock or Exchangeable
    Share:
      Basic.........................    $   0.16
      Diluted.......................    $   0.16
                                        ========      =======      ======             =====                 =====
  Average number of shares of
    Class A Subordinate Voting
    Stock, Class B Stock and
    Exchangeable Shares outstanding
    during the period (in
    thousands):
      Basic.........................      82,930                      795
      Diluted.......................      83,242                      795
                                        ========      =======      ======             =====                 =====

                                       MULTNOMAH     PRO FORMA
                                       GREYHOUND    CONSOLIDATED
                                         PARK          TOTAL
                                      -----------   ------------
  REVENUE
  Racetrack
    Gross wagering..................    $ 7,102       $419,525
    Non-wagering....................      1,961         68,861
  Real Estate
    Sale of real estate.............                    40,600
    Rental and other................                    19,050
                                        -------       --------
                                        $ 9,063       $548,036
                                        -------       --------
  COSTS AND EXPENSES
  Racetrack
    Purses, awards and other........    $ 1,688       $250,467
    Operating costs.................      6,062        169,576
    General and administrative......        676         32,334
  Real Estate
    Cost of real estate sold........                    20,171
    Operating costs.................                    15,789
    General and administrative......                     1,130
  Predevelopment and other costs....                     3,771
  Depreciation and amortization.....        293         27,713
  Interest expense, net.............        309          3,540
                                        -------       --------
                                        $ 9,028       $524,491
                                        -------       --------
  Income (loss) before income
    taxes...........................    $    35       $ 23,545
  Income tax provision (benefit)....         14          9,887
                                        -------       --------
  Net income (loss).................    $    21       $ 13,658
  Other comprehensive loss
    Foreign currency translation
      adjustment                                        (9,062)
                                        -------       --------
  Comprehensive income (loss).......    $    21       $  4,596
                                        =======       ========
  Earnings per share for the Class A
    Subordinate Voting Stock,
    Class B Stock or Exchangeable
    Share:
      Basic.........................                  $   0.16
      Diluted.......................                  $   0.16
                                        =======       ========
  Average number of shares of
    Class A Subordinate Voting
    Stock, Class B Stock and
    Exchangeable Shares outstanding
    during the period (in
    thousands):
      Basic.........................        276         84,001
      Diluted.......................        276         84,313
                                        =======       ========

                           MAGNA ENTERTAINMENT CORP.


          NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)



                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)


1.  BASIS OF PRESENTATION


    Pro Forma Consolidated Statement of Operations and Comprehensive Income
(Loss)



    The pro forma consolidated statement of operations and comprehensive income for the year ended December 31, 2001 has been prepared from:



    (i) the consolidated statement of operations and comprehensive income of Magna Entertainment Corp. (the "Company") for the year ended December 31, 2001;



    (ii) the unaudited consolidated statement of operations of Ladbroke Racing Pennsylvania and Subsidiaries ("Ladbroke") for the period from January 1, 2001 to April 4, 2001;



   (iii) the unaudited statement of operations of Sport Broadcasting, Inc. ("SBI") for the three-month period ended March 31, 2001; and



    (iv) the unaudited statement of operations of MKC Acquisition Co. ("Multnomah"), for the period from January 1, 2001 to October 26, 2001.



    This pro forma consolidated statement of operations and comprehensive income
(loss) should be read in conjunction with the historical financial statements of the Company, Ladbroke, SBI and Multnomah, including the related notes thereto, presented elsewhere herein.



    This pro forma consolidated statement of operations and comprehensive income
(loss) has been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP").



    This pro forma consolidated statement of operations and comprehensive income
(loss) is not necessarily indicative of the financial position or operating results that would have resulted had the relevant transactions taken place at the respective dates referred to below.


2.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS


    This pro forma consolidated statement of operations and comprehensive income
(loss) has been presented assuming that the acquisitions described below had been completed as of January 1, 2001. The pro forma consolidated statement of operations and comprehensive income (loss) gives effect to the following items:


(a) Ladbroke


    On April 5, 2001, the Company completed the acquisition of Ladbroke Racing Pennsylvania Inc. and Sport Broadcasting, Inc. (collectively "Ladbroke Racing Pennsylvania and Subsidiaries" or "Ladbroke") for a total purchase price, including transaction costs, of $46.6 million, net of cash acquired of $7.0 million. The total purchase price was satisfied by cash payments of $20.1 million, the issuance of two promissory notes totalling $13,250,000 which bear interest at 6% with the first note in the amount of $6,625,000 maturing on the first anniversary of the closing date and the second note in the amount of $6,625,000 maturing on the second anniversary of the closing date, and by the issuance of 3,178,297 shares of Class A Subordinate Voting Stock. Ladbroke includes account wagering operations, The Meadows harness track and four off-track betting facilities. In addition, substantially all the assets of Sport Broadcasting, Inc. consist of an 18.3% interest in The Racing Network. The

                           MAGNA ENTERTAINMENT CORP.


          NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  AND COMPREHENSIVE INCOME (LOSS) (CONTINUED)



                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)



Company has determined that the excess of purchase price over net assets on the Ladbroke acquisition should be allocated to racing licenses rather than goodwill. As a result, the excess has been reflected as racing licenses and, accordingly, a deferred tax liability has been established relating to this asset.



    (i) The pro forma consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2001 includes the results of Ladbroke for the same period.



    (ii) The pro forma consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2001 includes adjustments that arise as a result of the Ladbroke acquisition and the application of purchase accounting. The adjustments to the results of operations of Ladbroke included in the pro forma consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2001 are:


       - The Ladbroke statement of operations presents gross wagering revenues net of pari-mutuel taxes. For the period to our acquisition, these taxes were $1,683,000. An adjustment has been made to increase both gross wagering revenues and purses, awards and other expenses by $1,683,000.

       - Additional amortization expense of $769,000 as a result of the increase in other assets (racing license), based on the purchase price allocation, and accounting policy to amortize the other assets over a 20-year period.

       - The State of Pennsylvania has granted the Company a reduction in pari-mutuel taxes of 0.5% for a period of three years. This reduction has been calculated based on handle to the date of our acquisition of $76,295,000. As such, the tax reduction would decrease purses, awards and other expenses by $381,000.


       - On acquisition, the Company issued promissory notes totalling $13,250,000 which bear interest at 6% per annum. Accordingly, there would be an increase in interest expense of $199,000.



       - On acquisition, the Company paid cash of approximately $20,000,000. Accordingly, there would be decreased interest income earned in the period as a result of these funds being disbursed at the beginning of the period of approximately $350,000.


       - Ladbroke had previously depreciated buildings over a 25-year period. The Company's accounting policy is to depreciate these assets over a 40-year period. Accordingly, depreciation and amortization expense has been reduced by $38,000 to reflect the longer depreciation period.

       - A decrease in income tax expense of $52,000 is required as a result of the above noted adjustments, effected at a combined federal and state tax rate of 40%.

       - A decrease in deferred income tax expense of $308,000 as a result of the reversal of deferred income taxes on the amortization of the other assets (racing license).

(b) Sport Broadcasting, Inc.


    (i) The pro forma consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2001 includes the results of SBI for the same period.

                           MAGNA ENTERTAINMENT CORP.


          NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  AND COMPREHENSIVE INCOME (LOSS) (CONTINUED)



                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)



    (ii) The pro forma consolidated statement of operations and comprehensive income (loss) includes an adjustment to adjust the loss in SBI to only the contributions made to SBI in the year ended December 31, 2001. Contributions during the year ended December 31, 2001 were $943,000. Of these amounts, $531,000 were up to the date of our acquisition and $412,000 were subsequent to our acquisition. Contributions subsequent to our acquisition are included in the Company's balances. As the loss for the period is accounted for by the equity method of accounting, an adjustment to increase pre-development and other costs by $101,000 is required to reflect the $531,000 of contributions made.



(c) MKC Acquisition Co.



    On October 26, 2001, the Company acquired all of the outstanding capital stock of MKC Acquisition Co., operating as Multnomah Greyhound Park, for a total purchase price, including transaction costs, of $5.9 million, net of cash acquired of $0.3 million. Of the total purchase price, $3.9 million was paid in cash and the balance of $2.0 million through the issuance of 330,962 shares of Class A Subordinate Voting Stock. Multnomah Greyhound Park is located in Portland, Oregon and operates a greyhound dog racing and pari-mutuel horse wagering business.



    (i) The pro forma consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2001 includes the results of Multnomah for the period from January 1, 2001 to October 26, 2001.



    (ii) The pro forma consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2001 includes an adjustment that arises as a result of the Multnomah acquisition and the application of purchase accounting. Accordingly, an income tax expense of $14,000 is required as, historically, no taxes were reflected for the entity because of its tax status as an "S" corporation for U.S. federal income tax purposes.



   (iii) No amortization has been recognized with respect to the other assets (racing license) that were recorded based on the purchase price allocation, given that the purchase transaction was consummated subsequent to July 1, 2001.


3.  CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES


    The Company's consolidated financial statements are prepared in accordance with US GAAP. US GAAP, as applied by the Company, does not materially differ from accounting principles generally accepted in Canada ("Canadian GAAP") except as disclosed in Note 15 to the Company's consolidated financial statements as at and for the year ended December 31, 2001.

                       REPORT OF THE INDEPENDENT AUDITORS



To the Shareholders of Magna Entertainment Corp.



    We have audited the accompanying consolidated balance sheets of Magna Entertainment Corp. as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magna Entertainment Corp. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with United States generally accepted accounting principles.



                                                                      /s/
Ernst & Young LLP
Toronto, Canada
February 1, 2002

                           MAGNA ENTERTAINMENT CORP.
     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



                                                                                 YEARS ENDED
                                                                                 DECEMBER 31,
                                                                        ------------------------------
                                                               NOTE       2001       2000       1999
                                                             --------   --------   --------   --------
REVENUES...................................................   11, 12
Racetrack
  Gross wagering...........................................             $393,981   $301,288   $133,924
  Non-wagering.............................................               65,430     53,961     31,022
Real estate
  Sale of real estate......................................               40,600     37,630      2,544
  Rental and other.........................................               19,050     20,684     19,370
                                                                        --------   --------   --------
                                                                         519,061    413,563    186,860
                                                                        --------   --------   --------
COSTS AND EXPENSES
Racetrack
  Purses, awards and other.................................              243,389    190,043     85,520
  Operating costs..........................................              152,561    128,612     63,302
  General and administrative...............................               31,092     18,117      5,987
Real estate
  Cost of real estate sold.................................               20,171     30,656      1,916
  Operating costs..........................................               15,789     18,928     18,071
  General and administrative...............................                1,130      1,133      1,833
Predevelopment and other costs.............................                3,240      4,245        454
Depreciation and amortization..............................               26,194     20,061      7,924
Interest expense (income), net.............................        7       2,682        215       (920)
                                                                        --------   --------   --------
                                                                         496,248    412,010    184,087
                                                                        --------   --------   --------
Income before income taxes.................................       11      22,813      1,553      2,773
Income taxes...............................................        6       9,349      1,112      2,835
                                                                        --------   --------   --------
Net income (loss)..........................................               13,464        441        (62)
Other comprehensive loss
  Foreign currency translation adjustment..................               (9,062)    (8,938)    (7,493)
                                                                        --------   --------   --------
Comprehensive income (loss)................................             $  4,402   $ (8,497)  $ (7,555)
                                                                        ========   ========   ========
Earnings per share for Class A Subordinate Voting Stock,
Class B Stock or Exchangeable Share:
    Basic..................................................        8    $   0.16   $   0.01   $   0.00
    Diluted................................................        8    $   0.16   $   0.01   $   0.00
                                                                        ========   ========   ========
Average number of shares of Class A Subordinate Voting
  Stock, Class B Stock and Exchangeable Shares outstanding
  during the period (in thousands):
    Basic..................................................        8      82,930     80,422     78,686
    Diluted................................................        8      83,242     80,424     78,686
                                                                        ========   ========   ========



                             See accompanying notes

                           MAGNA ENTERTAINMENT CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (U.S. DOLLARS IN THOUSANDS)



                                                                                  YEARS ENDED
                                                                                  DECEMBER 31,
                                                                         ------------------------------
                                                                NOTE       2001       2000       1999
                                                              --------   --------   --------   --------
CASH PROVIDED FROM (USED FOR)
OPERATING ACTIVITIES:
Net income (loss)...........................................             $ 13,464   $    441   $    (62)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities
  Depreciation and amortization.............................               26,194     20,061      7,924
  Future income taxes.......................................      6         7,082     (5,802)    (1,295)
  Gain on disposal of real estate properties................              (20,429)    (6,974)      (628)
                                                                         --------   --------   --------
                                                                           26,311      7,726      5,939
                                                                         --------   --------   --------
Changes in non-cash working capital
  Restricted cash...........................................               (5,053)    (5,709)    (2,691)
  Accounts receivable.......................................               (1,587)    (4,139)    (8,607)
  Prepaid expenses and other................................                3,325      1,563     (2,952)
  Accounts payable..........................................                  769     (5,114)     4,688
  Accrued salaries and wages................................                 (443)     3,172      1,653
  Customer deposits.........................................                2,181         --         --
  Other accrued liabilities.................................                3,278     (6,840)    11,931
  Income taxes payable......................................               (5,023)    (6,146)     6,042
  Deferred revenue..........................................                1,871       (622)      (777)
                                                                         --------   --------   --------
                                                                             (682)   (23,835)     9,287
                                                                         --------   --------   --------
                                                                           25,629    (16,109)    15,226
                                                                         --------   --------   --------
INVESTMENT ACTIVITIES:
Acquisition of businesses, net of cash......................      2       (23,951)   (24,117)  (160,812)
Real estate property additions..............................              (31,009)   (46,493)   (47,430)
Fixed asset additions.......................................               (7,853)    (7,535)    (9,017)
Other assets (additions) disposals..........................               (1,208)     9,493       (683)
Proceeds on real estate sold to Magna.......................     12        12,436      6,147         --
Proceeds on disposal of real estate.........................               44,039     27,250      2,544
                                                                         --------   --------   --------
                                                                           (7,546)   (35,255)  (215,398)
                                                                         --------   --------   --------
FINANCING ACTIVITIES:
(Decrease) increase in bank indebtedness....................               (7,609)       759     (2,722)
Issuance of long-term debt..................................               15,000     48,000         --
Repayment of long-term debt.................................              (18,026)   (15,853)    (3,278)
Issuance of share capital...................................                  476         --         --
Net contribution by Magna...................................                   --         --    244,458
                                                                         --------   --------   --------
                                                                          (10,159)    32,906    238,458
                                                                         --------   --------   --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................                 (688)      (226)       (68)
                                                                         --------   --------   --------
Net increase (decrease) in cash and cash equivalents during
  the year..................................................                7,236    (18,684)    38,218
Cash and cash equivalents, beginning of year................               31,976     50,660     12,442
                                                                         --------   --------   --------
Cash and cash equivalents, end of year......................             $ 39,212   $ 31,976   $ 50,660
                                                                         ========   ========   ========



                             See accompanying notes

                           MAGNA ENTERTAINMENT CORP.
                          CONSOLIDATED BALANCE SHEETS
                          (U.S. DOLLARS IN THOUSANDS)



                                                                            DECEMBER 31,
                                                                         -------------------
                                                                NOTE       2001       2000
                                                              --------   --------   --------
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................             $ 39,212   $ 31,976
  Restricted cash...........................................               18,782     13,461
  Accounts receivable.......................................               33,101     33,399
  Prepaid expenses and other................................                5,162      7,984
                                                                         --------   --------
                                                                           96,257     86,820
                                                                         --------   --------
Real estate properties, net.................................        3     542,006    536,181
                                                                         --------   --------
Fixed assets, net...........................................        4      32,671     32,084
                                                                         --------   --------
Other assets, net...........................................        5     179,665    117,561
                                                                         --------   --------
Future tax assets...........................................        6       3,657      8,393
                                                                         --------   --------
                                                                         $854,256   $781,039
                                                                         ========   ========

                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank indebtedness.........................................             $     --   $  7,609
  Accounts payable..........................................               46,036     39,433
  Accrued salaries and wages................................                7,171      7,614
  Customer deposits.........................................                2,181         --
  Other accrued liabilities.................................               17,418     14,140
  Income taxes payable......................................        6       1,312      1,111
  Long-term debt due within one year........................        7      18,133     12,754
  Deferred revenue..........................................                5,531      3,660
                                                                         --------   --------
                                                                           97,782     86,321
                                                                         --------   --------
Long-term debt..............................................        7      67,768     63,343
                                                                         --------   --------
Other long-term liabilities.................................       14       2,576        234
                                                                         --------   --------
Future tax liabilities......................................        6     118,276     89,353
                                                                         --------   --------

Commitments and contingencies...............................   12, 13

SHAREHOLDERS' EQUITY:
Class A Subordinate Voting Stock............................        8     157,633    100,770
Exchangeable Shares.........................................        8      16,800     57,937
Class B Stock...............................................        8     394,094    394,094
Contributed surplus.........................................       12       7,290      1,352
Retained earnings (deficit).................................               11,474     (1,990)
Accumulated comprehensive loss..............................        9     (19,437)   (10,375)
                                                                         --------   --------
                                                                          567,854    541,788
                                                                         --------   --------
                                                                         $854,256   $781,039
                                                                         ========   ========



                             See accompanying notes

                           MAGNA ENTERTAINMENT CORP.



           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                          (U.S. DOLLARS IN THOUSANDS)


                                              MAGNA'S        CLASS A                                                    RETAINED
                                                NET        SUBORDINATE     EXCHANGEABLE     CLASS B     CONTRIBUTED     EARNINGS
                                            INVESTMENT    VOTING STOCK        SHARES         STOCK        SURPLUS      (DEFICIT)
                                            -----------   -------------   --------------   ---------   -------------   ----------
 Magna's net investment at December 31,
   1998...................................   $ 302,502      $     --         $     --      $      --      $   --        $    --
 ACTIVITY FOR THE THREE-MONTHS ENDED
   MARCH 31, 1999:
 Net income...............................       9,325
 Net distribution to Magna................      (5,542)
 Other comprehensive loss.................      (5,045)
                                             ---------      --------         --------      ---------      ------        -------
 Magna's net investment at March 31, 1999,
   the date at which the net investment
   was fixed..............................     301,240
 ACTIVITY FOR THE SEVEN-MONTH PERIOD ENDED
   ON THE DATE OF THE REORGANIZATION,
   NOVEMBER 5, 1999:
 Net loss.................................      (6,956)
 Cash contribution by Magna...............     250,000
 Other comprehensive loss.................      (1,011)
                                             ---------      --------         --------      ---------      ------        -------
 Magna's net investment at November 5,
   1999, prior to the Reorganization......     543,273
 Completion of the Reorganization as
   described in the principles of
   consolidation and resulting allocation
   to capital stock and net future tax
   liabilities of $3,818..................    (543,273)                                      539,455
                                             ---------      --------         --------      ---------      ------        -------
 Magna's net investment at November 5,
   1999, after completion of the
   Reorganization.........................          --                                       539,455
 ACTIVITY FOR THE TWO-MONTHS ENDED
   DECEMBER 31, 1999:
 Net loss.................................                                                                               (2,431)
 Other comprehensive loss.................
 Conversion of Class B Stock to
   Exchangeable Shares....................                                    110,000       (110,000)
 Issue of shares of Class A Subordinate
   Voting Stock for acquisitions..........                    11,500
                                             ---------      --------         --------      ---------      ------        -------
 Balances at December 31, 1999............          --        11,500          110,000        429,455                     (2,431)
 ACTIVITY FOR THE YEAR ENDED
   DECEMBER 31, 2000:
 Net income...............................                                                                                  441
 Net contribution by Magna................                                                                 1,352
 Other comprehensive loss.................
 Conversion of Class B Stock to Class A
   Subordinate Voting Stock...............                    35,361                         (35,361)
 Issue of Class A Subordinate Voting Stock
   for an acquisition.....................                     1,846
 Conversion of Exchangeable Shares to
   Class A Subordinate Voting Stock.......                    52,063          (52,063)
                                             ---------      --------         --------      ---------      ------        -------
 Balances at December 31, 2000............          --       100,770           57,937        394,094       1,352         (1,990)

                                              ACCUMULATED
                                             COMPREHENSIVE
                                                  LOSS
                                            ----------------
 Magna's net investment at December 31,
   1998...................................      $     --
 ACTIVITY FOR THE THREE-MONTHS ENDED
   MARCH 31, 1999:
 Net income...............................
 Net distribution to Magna................
 Other comprehensive loss.................
                                                --------
 Magna's net investment at March 31, 1999,
   the date at which the net investment
   was fixed..............................
 ACTIVITY FOR THE SEVEN-MONTH PERIOD ENDED
   ON THE DATE OF THE REORGANIZATION,
   NOVEMBER 5, 1999:
 Net loss.................................
 Cash contribution by Magna...............
 Other comprehensive loss.................
                                                --------
 Magna's net investment at November 5,
   1999, prior to the Reorganization......
 Completion of the Reorganization as
   described in the principles of
   consolidation and resulting allocation
   to capital stock and net future tax
   liabilities of $3,818..................
                                                --------
 Magna's net investment at November 5,
   1999, after completion of the
   Reorganization.........................
 ACTIVITY FOR THE TWO-MONTHS ENDED
   DECEMBER 31, 1999:
 Net loss.................................
 Other comprehensive loss.................        (1,437)
 Conversion of Class B Stock to
   Exchangeable Shares....................
 Issue of shares of Class A Subordinate
   Voting Stock for acquisitions..........
                                                --------
 Balances at December 31, 1999............        (1,437)
 ACTIVITY FOR THE YEAR ENDED
   DECEMBER 31, 2000:
 Net income...............................
 Net contribution by Magna................
 Other comprehensive loss.................        (8,938)
 Conversion of Class B Stock to Class A
   Subordinate Voting Stock...............
 Issue of Class A Subordinate Voting Stock
   for an acquisition.....................
 Conversion of Exchangeable Shares to
   Class A Subordinate Voting Stock.......
                                                --------
 Balances at December 31, 2000............       (10,375)

                           MAGNA ENTERTAINMENT CORP.

                          (U.S. DOLLARS IN THOUSANDS)


                                              MAGNA'S        CLASS A                                                    RETAINED
                                                NET        SUBORDINATE     EXCHANGEABLE     CLASS B     CONTRIBUTED     EARNINGS
                                            INVESTMENT    VOTING STOCK        SHARES         STOCK        SURPLUS      (DEFICIT)
                                            -----------   -------------   --------------   ---------   -------------   ----------
 ACTIVITY FOR THE YEAR ENDED
   DECEMBER 31, 2001:
 Net income...............................                                                                               13,464
 Net contribution by Magna................                                                                 5,938
 Other comprehensive loss.................
 Issue of Class A Subordinate Voting Stock
   for acquisitions.......................                    15,250
 Issue of Class A Subordinate Voting Stock
   under the Long-term Incentive Plan.....                       476
 Conversion of Exchangeable Shares to
   Class A Subordinate Voting Stock.......                    41,137          (41,137)
                                             ---------      --------         --------      ---------      ------        -------
 BALANCES AT DECEMBER 31, 2001............   $      --      $157,633         $ 16,800      $ 394,094      $7,290        $11,474
                                             =========      ========         ========      =========      ======        =======

                                              ACCUMULATED
                                             COMPREHENSIVE
                                                  LOSS
                                            ----------------
 ACTIVITY FOR THE YEAR ENDED
   DECEMBER 31, 2001:
 Net income...............................
 Net contribution by Magna................
 Other comprehensive loss.................        (9,062)
 Issue of Class A Subordinate Voting Stock
   for acquisitions.......................
 Issue of Class A Subordinate Voting Stock
   under the Long-term Incentive Plan.....
 Conversion of Exchangeable Shares to
   Class A Subordinate Voting Stock.......
                                                --------
 BALANCES AT DECEMBER 31, 2001............      $(19,437)
                                                ========



                             See accompanying notes

                           MAGNA ENTERTAINMENT CORP.



                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



1. SIGNIFICANT ACCOUNTING POLICIES



BASIS OF PRESENTATION



    These consolidated financial statements have been prepared in U.S. dollars following United States generally accepted accounting principles ("U.S. GAAP"). These policies are also in conformity, in all material respects, with Canadian generally accepted accounting principles, except as described in Note 15 to these consolidated financial statements.



PRINCIPLES OF CONSOLIDATION



    Magna Entertainment Corp. (the "Company") was formed to hold and operate all of the non-automotive related assets (including non-automotive real estate) owned by Magna International Inc. and its subsidiaries ("Magna"). Such assets were reorganized under the Company in various stages, and the capital structure was established (see Note 8), over the period from March 31, 1999, Magna's announcement date of the planned formation of the Company, to November 5, 1999, the completion date of the reorganization (the "Reorganization").



    The consolidated financial statements prior to November 5, 1999 present the historic financial position and operating results of the assets and liabilities reorganized under the Company on a carve out basis from Magna. To give effect to the continuity of Magna's interest in the assets and liabilities of the Company, all assets and liabilities have been recorded in the consolidated balance sheets at Magna's book values and have been included from the date they were acquired by Magna. All significant intercompany balances and transactions have been eliminated.



    The assets and liabilities reorganized under the Company include the following:



RACETRACK OPERATIONS



    - All the outstanding capital stock of The Santa Anita Companies, Inc. ("SAC"). On December 10, 1998, SAC (formerly 234567 Development Inc., a wholly owned inactive subsidiary of Magna) acquired all of the outstanding capital stock of the Los Angeles Turf Club, Inc. ("LATC") which operates the Santa Anita Park racetrack in California. SAC also acquired 305 acres of related real estate.



    - All the outstanding capital stock of Gulfstream Park Racing
      Association, Inc. ("Gulfstream") from the date of acquisition, September 1, 1999. Gulfstream operates the Gulfstream Park racetrack, which is located on approximately 255 acres of land in the cities of Hallandale and Aventura, Florida.



    - All the outstanding capital stock of the Pacific Racing Association and Ladbroke Landholdings, Inc. ("Golden Gate") from the date of acquisition, December 10, 1999. Golden Gate operates the Golden Gate Fields racetrack, which is located on approximately 181 acres of land in the cities of Albany and Berkeley, California.



    - All the outstanding capital stock of Thistledown, Inc. ("Thistledown") and Remington Park, Inc. ("Remington") from the date of acquisition, November 12, 1999. These companies operate the Thistledown and Remington Park racetracks, which are located on approximately 120 acres of

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     land in the city of North Randall, Ohio and 370 acres of land in the city of Oklahoma City, Oklahoma, respectively. The Remington Park property is leased under an agreement that extends through 2013, with options to renew for five 10-year periods.



    - The real estate assets of SLRD Thoroughbred Training Center, Inc. ("SLRD"). SLRD, which operates a horse boarding and training center located near San Diego, California, owns approximately 202 acres of real estate.



REAL ESTATE OPERATIONS



    - All the outstanding capital stock of Fontana Beteiligungs AG (formerly Magna Vierte Beteiligungs AG) ("FVB"). Effective January 1, 1999, the assets and liabilities of Magna Liegenschaftsverwaltungs GmbH ("MLV") were split into two companies. Under the split, all of the assets, liabilities, operations and employees of MLV were transferred to FVB except for two real estate properties and an equivalent amount of debt financing due to Magna. The two real estate properties not transferred to FVB were, from their original acquisition date by MLV, leased back to Magna on a triple net lease basis such that Magna was responsible for the operating costs related to the properties. The assets and operations of MLV transferred to FVB include a golf course and adjacent residential development in Oberwaltersdorf, Austria.



    - All the outstanding capital stock of MEC Projektentwicklungs AG (formerly Magna Projektentwicklungs AG) which owns all of the outstanding capital stock of MEC Grundstucksentwicklungs GmbH (formerly Magna
      Grundstucksentwicklungs GmbH) (collectively "MGE"). MGE's primary asset is a parcel of land held for development in Ebreichsdorf, Austria.



    - Land and improvements in Aurora, Ontario (the "Aurora lands") which are subject to a conditional sale agreement by Magna to the Company. The conditional sale agreement is subject to the successful severance of the affected properties.



    - Various other parcels of land and improvements (the "vacant land portfolio") and other non-automotive properties, including any incidental operations associated with such properties. One of these properties is subject to a conditional sale agreement.



    - Rights to acquire, from an affiliated company (see Note 12), approximately 200 acres of land and improvements in Aurora, Ontario. An 18-hole golf course was subsequently constructed and a clubhouse is currently under construction on the property known as the Magna Golf Club.



    The consolidated statements of operations and comprehensive income (loss) include the following: (a) the historic revenues and expenses of MLV adjusted to exclude the rental revenues earned, depreciation expense and interest on debt due to Magna all related to the two MLV properties not transferred to FVB;
(b) the historic revenues and expenses of MGE; (c) the historic revenues and expenses (which are limited to incidental costs of ownership the most significant of which is property taxes), net of amounts capitalized, related to the Magna Golf Club, the Aurora lands and the vacant land portfolio and other non-automotive properties transferred to the Company; and (d) the historic revenues and expenses of all acquisitions from their date of purchase (see
Note 2).

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    Prior to the Reorganization, the administrative costs associated with managing the Aurora lands, the vacant land portfolio and other non-automotive properties were borne by Magna's real estate management division (the "Division"). The Division was also responsible for administering Magna's automotive related real estate portfolio, none of which has been transferred to the Company. The administrative costs of the Division include personnel costs (salary, benefits, travel), administration office costs and other overheads. Further, the Company has paid no fees to Magna for services provided (including accounting, tax, legal, treasury services and other incidental costs associated with establishing the Company and its operations). An allocation of the Division and Magna's historic administrative costs has been included in these consolidated financial statements based on management's best estimate of the cost of the services provided.



    Prior to the Reorganization, interest expense as presented in the consolidated statements of operations and comprehensive income (loss) includes interest on external debt and amounts due to Magna (included in Magna's net investment) held by SAC, LATC, Gulfstream, Golden Gate, Thistledown, Remington, SLRD, FVB, and MGE. No interest has been charged on Magna's net investment in the Magna Golf Club, the Aurora lands and the vacant land portfolio and the other non-automotive properties transferred to the Company. Under the Reorganization, the transfer of these assets by Magna to the Company is by way of an equity investment.



    Income taxes for U.S. legal entities have been recorded based on a consolidated tax sharing agreement using the liability method of tax allocation. Income taxes with respect to the other components of the consolidated statements of operations and comprehensive income (loss) have been recorded at statutory rates based on income before income taxes as included in the consolidated statements of operations and comprehensive income (loss) as though such components were separate tax paying entities. Given that the revenues and expenses of this latter component of the consolidated statements of operations and comprehensive income (loss) have been prepared on a carve out basis from Magna, the resulting income taxes payable and deferred income tax assets and liabilities have been included in Magna's net investment, prior to November 5, 1999.



    Over the period prior to the completion of the Reorganization on November 5, 1999, Magna's net investment also included Magna's net long-term debt investments (subsequently converted into equity investments as part of the Reorganization) and equity investments in the Company created as part of the Reorganization, the accumulated net income (loss) of the Company, contributions by, less distributions to Magna and the currency translation adjustment.



    As a result of the basis of presentation described above, the consolidated statements of operations and comprehensive income (loss) prior to the Reorganization may not necessarily be indicative of the revenues and expenses that would have resulted had the Company historically operated as a stand-alone entity.



CASH AND CASH EQUIVALENTS



    Cash and cash equivalents include cash on account, demand deposits and short-term investments with original maturities of less than three months at acquisition and excludes restricted cash which represents segregated cash accounts held by the Company on behalf of others, primarily horse owners.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


IMPAIRMENT OF LONG-LIVED ASSETS



    The Financial Accounting Standards Board Statement No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" establishes accounting standards for the impairment of long-lived assets, including real estate properties, fixed and other assets. The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.



    For long-lived assets not available for sale, the Company assesses periodically whether there are indicators of impairment. If such indicators are present, the Company assesses the recoverability of the long-lived assets by determining whether the carrying value of such assets can be recovered through projected undiscounted cash flows. If the sum of expected future cash flows, undiscounted and without interest charges, is less than net book value, the excess of the net book value over the estimated fair value, based upon using discounted future cash flows, is charged to operations in the period in which such impairment is determined by management.



    When long-lived assets are identified by the Company as available for sale, if necessary, the carrying value is reduced to the estimated fair value less costs of disposal. Fair value is determined based upon discounted cash flows of the assets at rates deemed reasonable for the type of property and prevailing market conditions, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.



REAL ESTATE PROPERTIES



Revenue-Producing Racetrack Real Estate



    Revenue-producing racetrack real estate is valued at cost which includes acquisition and development costs. Development costs include all direct construction costs, capitalized interest and indirect costs wholly attributable to development. Buildings are depreciated on a straight-line basis over 40 years.



Excess Racetrack Real Estate



    Excess racetrack real estate is valued at cost which includes acquisition and developmentcosts. Development costs include all direct construction costs, capitalized interest and indirect costs wholly attributable to development.



Development Real Estate



    Development real estate is valued at cost which includes acquisition and development costs. Development costs include all direct construction costs, capitalized interest and indirect costs wholly attributable to development.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Revenue-Producing Non-Racetrack Real Estate



    Revenue-producing non-racetrack real estate is valued at cost which includes acquisition and development costs. Development costs include all direct construction costs, capitalized interest and indirect costs wholly attributable to development. Buildings are depreciated on a straight-line basis over 40 years.



Non-Core Real Estate



    Non-core real estate includes properties available for sale and residential development real estate. Properties available for sale are valued at the lower of cost, which includes acquisition and development costs, and fair value less costs of disposal. The Company evaluates the lower of cost and fair value less costs of disposal whenever events or changes in circumstance indicate possible impairment. Residential development real estate is valued at cost which includes acquisition and construction costs. Construction costs include all direct construction costs, capitalized interest and indirect costs wholly attributable to construction.



FIXED ASSETS



    Fixed assets are recorded at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the fixed assets as follows: machinery and equipment over 3 to 15 years and furniture and fixtures over 5 to 7 years.



    Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.



RACING LICENSES AND GOODWILL



    Racing licenses represent the value attributed to licenses to conduct race meets acquired through the Company's acquisition of racetracks. Goodwill represents the excess of the purchase price of a subsidiary company over the fair value of the underlying net identifiable assets arising on acquisition. Racing licenses and goodwill are amortized on a straight-line basis over 20 years.



REVENUE RECOGNITION



    The Company records operating revenues associated with horse racing on a daily basis, except for season admissions which are recorded ratably over the racing season. Wagering revenues are recognized gross of purses, stakes and awards and pari-mutuel wagering taxes. The costs relating to these amounts are shown as "Purses, awards and other" in the accompanying statement of operations and comprehensive income (loss).



    Revenues from the sale of residential development inventory are recognized in two phases. First, revenue related to sale of land is recognized when the title to the land passes to the purchaser. The remaining revenue is recognized when the unit is constructed by the independent contractor and the collection of the sale proceeds is reasonably assured and all other significant conditions are met.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Properties which have been sold, but for which these criteria have not been satisfied, are included in residential development real estate.



    Golf course annual membership fee revenues are recognized into revenue ratably over the applicable season. Non-refundable golf membership initiation fees are deferred and amortized over the expected membership life.



DEFERRED REVENUES



    Deferred revenues associated with racetrack operations consist primarily of prepaid box seats, admission tickets and parking, which are recognized into revenue ratably over the period of the related race meet.



SEASONALITY OF REVENUES



    The Company's racetrack business is seasonal in nature. The Company's racetrack revenues and operating results for any quarter will not be indicative of the revenues and operating results for the year. A disproportionate share of annual revenues and net earnings are earned in the first quarter of each year.



ADVERTISING



    Costs incurred for producing advertising associated with horse racing are generally expensed when the advertising program commences. Costs incurred with respect to promotions for specific live race days are expensed on the applicable race day.



FOREIGN EXCHANGE



    Assets and liabilities of self-sustaining foreign operations are translated using the exchange rate in effect at the year-end and revenues and expenses are translated at the average rate during the year. Exchange gains or losses on translation of the Company's net equity investment in these operations are deferred in Magna's net investment prior to November 5, 1999. The accumulated exchange gain or loss resulting from translating each foreign subsidiary's financial statements from its functional currency to U.S. dollars is included in comprehensive income (loss) in equity starting November 6, 1999. The appropriate amounts of exchange gains or losses included in accumulated comprehensive income
(loss) are reflected in income when there is a sale or partial sale of the Company's investment in these operations or upon a complete or substantially complete liquidation of the investment.



INCOME TAXES



    The Company follows the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


STOCK-BASED COMPENSATION



    The Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25 ("APB 25"). SFAS 123 encourages, but does not require companies to recognize an expense for stock-based awards based on their fair value at the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25) provided that pro-forma disclosures are made of what net income and earnings per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.



EARNINGS PER SHARE



    Basic earnings per share is computed by dividing net income (loss) by the weighted average number of Class A Subordinate Voting Stock, Class B Stock and Exchangeable Shares outstanding during the year. Diluted earnings per share reflects the assumed conversion of all dilutive securities using the treasury stock method.



USE OF ESTIMATES



    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported and disclosed in the consolidated financial statements. Actual results could differ from those estimates.



IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS



    Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards, which have not yet been adopted due to delayed effective dates.



    In 2001, the Financial Accounting Standards Board issued Statements No. 141 ("SFAS 141"), Business Combinations and No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. In addition, SFAS 141 provides new criteria to determine when an acquired intangible asset should be recognized separately from goodwill.



    SFAS 142 requires the application of the non-amortization and impairment rules for existing goodwill and other intangible assets that meet the criteria for indefinite life beginning with fiscal years starting after December 15, 2001. In all cases, SFAS 142 must be adopted at the beginning of a fiscal year.



    The Company will apply the new standards on accounting for goodwill and other intangible assets beginning in its first quarter of 2002. Application of the non-amortization provisions of SFAS 142 is expected to result in an increase in income before income taxes of approximately $8.0 million per year. Although the Company will perform the required impairment tests on its intangible assets that meet the criteria for indefinite life, as of January 1, 2002, it has not yet determined the impact, if any, of this test on its consolidated financial statements.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    During 2001, the Financial Accounting Standards Board issued Statement
No. 143 ("SFAS 143"), Accounting for Asset Retirement Obligations. SFAS 143 requires that legal obligations arising from the retirement of tangible long-lived assets, including obligations identified by a company upon acquisition and construction and during the operating life of a long-lived asset, be recorded and amortized over the asset's useful life using a systematic and rational allocation method. SFAS 143 is effective for fiscal years starting after June 15, 2001.



    Also during 2001, the Financial Accounting Standards Board issued Statement No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, SFAS 144, which supersedes Statement No. 121 ("SFAS 121"), is effective for fiscal years beginning after December 15, 2001. SFAS 144 provides guidance on differentiating between assets held for sale, and assets held for disposal other than by sale. Consistent with SFAS 121, SFAS 144 continues to require the same approach for recognizing and measuring the impairment of assets to be held and used.



    Although the Company is currently reviewing SFAS 143 and SFAS 144, it has not determined the impact, if any, of these pronouncements on its consolidated financial statements.



RECLASSIFICATION



    Certain comparative figures have been reclassified to conform to the current year's method of presentation.



2. BUSINESS ACQUISITIONS



    The following acquisitions were accounted for using the purchase method:



(a)  Acquisitions in the year ended December 31, 2001



MEC PENNSYLVANIA



    On April 5, 2001, the Company completed the acquisition of Ladbroke Racing Pennsylvania, Inc. and Sport Broadcasting, Inc. (collectively the "Ladbroke Companies" or "MEC Pennsylvania") for a total purchase price, including transaction costs, of $46.6 million, net of cash acquired of $7.0 million. The total purchase price was satisfied by cash payments of $20.1 million, the issuance of two promissory notes totaling $13.25 million which bear interest at 6% with the first note in the amount of $6,625,000 maturing on the first anniversary of the closing date and the second note in the amount of $6,625,000 maturing on the second anniversary of the closing date and by the issuance of 3,178,297 shares of Class A Subordinate Voting Stock. The Ladbroke Companies include account wagering operations, The Meadows harness racetrack and four off-track betting facilities located around the Pittsburgh, Pennsylvania area.



MULTNOMAH GREYHOUND PARK



    On October 26, 2001, the Company acquired all the outstanding capital stock of MKC Acquisition Co., operating as Multnomah Greyhound Park, for a total purchase price, including transaction costs, of $5.9 million, net of cash acquired of $0.3 million. Of the total purchase price,

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



2. BUSINESS ACQUISITIONS (CONTINUED)


$3.9 million was paid in cash and the balance of $2.0 million through the issuance of 330,962 shares of Class A Subordinate Voting Stock. Multnomah Greyhound Park is located in Portland, Oregon and operates a greyhound dog racing and pari-mutuel horse wagering business.



    The purchase price of these 2001 acquisitions, which may be adjusted further, has been allocated to the assets and liabilities acquired as follows:



                                                                             MULTNOMAH
                                                                  MEC        GREYHOUND
                                                              PENNSYLVANIA     PARK       TOTAL
                                                              ------------   ---------   --------
Non-cash working capital deficit............................    $ (6,514)     $  (292)   $ (6,806)
Real estate properties and fixed assets.....................      19,947          292      20,239
Other assets................................................      60,587        9,602      70,189
Future taxes................................................     (27,448)      (3,723)    (31,171)
                                                                --------      -------    --------
Net assets acquired and total purchase price, net of cash
  acquired..................................................    $ 46,572      $ 5,879    $ 52,451
                                                                ========      =======    ========
THE PURCHASE CONSIDERATION FOR THESE ACQUISITIONS IS AS
  FOLLOWS:
Cash........................................................    $ 20,072      $ 3,879    $ 23,951
Issuance of two promissory notes............................      13,250           --      13,250
Issuance of Class A Subordinate Voting Stock................      13,250        2,000      15,250
                                                                --------      -------    --------
                                                                $ 46,572      $ 5,879    $ 52,451
                                                                ========      =======    ========



(b)  Acquisitions in the year ended December 31, 2000



GREAT LAKES DOWNS



    On February 29, 2000, the Company completed the acquisition of Great Lakes Downs, Inc. ("Great Lakes Downs") for a total purchase price, including transaction costs, of $1.8 million, net of cash acquired of $0.08 million. The total purchase price of $1.8 million was satisfied by the issuance of 267,416 shares of Class A Subordinate Voting Stock. Great Lakes Downs, Inc. owns and operates the Great Lakes Downs racetrack, which is located on approximately 85 acres of land in the city of Muskegon, Michigan.



BAY MEADOWS



    On November 17, 2000, the Company completed the acquisition of Bay Meadows Operating Co., LLC and Bay Meadows Catering (collectively "Bay Meadows") for a total cash purchase price, including transaction costs, of $24.1 million, net of cash acquired of $0.09 million. Bay Meadows Operating Co., LLC operates the Bay Meadows racetrack, which is located in the city of San Mateo, California. The property on which the Bay Meadows racetrack is located is leased under an agreement that expires on the later of December 31, 2002 or the final date of any horse racing meet in progress on December 31, 2002, but in no event later than March 31, 2003.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



2. BUSINESS ACQUISITIONS (CONTINUED)


    The purchase price of these 2000 acquisitions, has been allocated to the assets and liabilities acquired as follows:



                                                              GREAT LAKES     BAY
                                                                 DOWNS      MEADOWS     TOTAL
                                                              -----------   --------   --------
Non-cash working capital (deficit)..........................    $(3,370)    $   701    $(2,669)
Real estate properties......................................      7,688          --      7,688
Fixed assets................................................      2,399       1,587      3,986
Other assets................................................      1,340      21,829     23,169
Debt due within one year....................................       (447)         --       (447)
Long-term debt..............................................     (5,840)         --     (5,840)
                                                                -------     -------    -------
Net assets acquired and total purchase price, net of cash
  acquired..................................................    $ 1,770     $24,117    $25,887
                                                                =======     =======    =======

THE PURCHASE CONSIDERATION FOR THESE ACQUISITIONS IS AS
  FOLLOWS:
Cash........................................................                           $24,117
Issuance of Class A Subordinate Voting Stock................                             1,770
                                                                                       -------
                                                                                       $25,887
                                                                                       =======



(c)  Acquisitions in the year ended December 31, 1999



GULFSTREAM PARK



    On September 1, 1999, the Company acquired all the outstanding capital stock of Gulfstream for a cash purchase price, including transaction costs, of $81.2 million, net of cash acquired of $8.0 million. Gulfstream operates the Gulfstream Park racetrack, which is located on approximately 255 acres of land in the cities of Hallandale and Aventura, Florida.



GOLDEN GATE FIELDS



    On December 10, 1999, the Company completed the acquisition of Golden Gate for a total purchase price, including transaction costs, of $83.4 million, net of cash acquired of $1.2 million. Of the total purchase price, $59.1 million was paid in cash, $7.0 million through the issuance of 1,012,195 shares of Class A Subordinate Voting Stock and the balance of $17.3 million, representing the discounted value of a promissory note payable, was satisfied by way of an interest-free promissory note payable, $10.0 million of which matures on the first anniversary of the date of closing and $5.0 million on each of the second and third anniversaries. Golden Gate operates the Golden Gate Fields racetrack, which is located on approximately 181 acres of land in the cities of Albany and Berkeley, California.



THISTLEDOWN AND REMINGTON PARK



    On November 12, 1999, the Company completed the acquisitions of Thistledown and Remington for a total purchase price, including transaction costs, of $18.7 million, net of cash acquired of $5.8 million. Of the total purchase price, $14.2 million was paid in cash and the balance of $4.5 million

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



2. BUSINESS ACQUISITIONS (CONTINUED)


through the issuance of 650,695 shares of Class A Subordinate Voting Stock. These companies operate the Thistledown and Remington Park racetracks, which are located on approximately 120 acres of land in the city of North Randall, Ohio and 370 acres of leased land in the city of Oklahoma City, Oklahoma, respectively. The Remington Park lease extends through 2013, with options to renew for five 10-year periods.



SAN LUIS REY DOWNS



    In May 1999, the Company acquired the real estate assets of SLRD for cash consideration of $6.4 million. SLRD which operates a horse boarding and training center located in San Diego, California, owns approximately 202 acres of real estate.



    The purchase price of these 1999 acquisitions, has been allocated to the assets and liabilities acquired as follows:



                                                                          THISTLEDOWN
                                                                              AND
                                               GULFSTREAM     GOLDEN       REMINGTON    SAN LUIS
                                                  PARK      GATE FIELDS      PARK       REY DOWNS    TOTAL
                                               ----------   -----------   -----------   ---------   --------
Non-cash working capital deficit.............   $ (3,978)     $ (4,372)     $(3,739)     $   --     $(12,089)
Real estate properties.......................     81,700        81,971       17,683       6,375      187,729
Fixed assets.................................      1,643         2,046          432          --        4,121
Other assets.................................     62,543        31,614        7,243          --      101,400
Debt due within one year.....................     (6,800)           --           --          --       (6,800)
Future taxes.................................    (53,904)      (27,888)      (2,927)         --      (84,719)
                                                --------      --------      -------      ------     --------
Net assets acquired and total purchase price,
  net of cash acquired.......................   $ 81,204      $ 83,371      $18,692      $6,375     $189,642
                                                ========      ========      =======      ======     ========

THE PURCHASE CONSIDERATION FOR THESE ACQUISITIONS IS AS FOLLOWS:
Cash.........................................                                                       $160,812
Long-term debt...............................                                                         17,330
Issuance of Class A Subordinate Voting
  Stock......................................                                                         11,500
                                                                                                    --------
                                                                                                    $189,642
                                                                                                    ========



(d)  Pro-forma Impact



    If the acquisitions completed during the years ended December 31, 2001 and 2000 had occurred on January 1, 2000, the Company's unaudited pro-forma revenue would have been $548.0 million and $564.2 million for the years ended
December 31, 2001 and 2000, respectively, and unaudited pro-forma net income would have been $13.6 million and $6.1 million for the years ended December 31, 2001 and 2000, respectively.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



3. REAL ESTATE PROPERTIES



    Real estate properties consist of:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Revenue-producing racetrack real estate
Cost
  Land and improvements.....................................   143,446    136,792
  Buildings.................................................   155,256    131,592
  Construction in progress..................................     5,580     15,019
                                                              --------   --------
                                                               304,282    283,403
Accumulated depreciation
  Buildings.................................................   (12,650)    (4,983)
                                                              --------   --------
Revenue-producing racetrack real estate, net................   291,632    278,420
                                                              --------   --------
Excess racetrack real estate................................    80,839     80,839
                                                              --------   --------
Development real estate
Cost
  Land and improvements.....................................    74,728     67,358
  Construction in progress..................................     3,549      1,195
                                                              --------   --------
Development real estate, net................................    78,277     68,553
                                                              --------   --------
Revenue-producing non-racetrack real estate
Cost
  Land and improvements.....................................    24,892     24,903
  Buildings.................................................    30,449     23,284
  Construction in progress..................................     1,444         --
                                                              --------   --------
                                                                56,785     48,187
Accumulated depreciation
  Buildings.................................................    (3,974)    (3,402)
                                                              --------   --------
Revenue-producing non-racetrack real estate, net............    52,811     44,785
                                                              --------   --------
Non-core real estate
  Land and improvements.....................................    28,705     46,409
  Buildings.................................................    14,190     19,758
                                                              --------   --------
                                                                42,895     66,167
Accumulated depreciation
  Buildings.................................................    (4,448)    (2,583)
                                                              --------   --------
Non-core real estate, net...................................    38,447     63,584
                                                              --------   --------
                                                              $542,006   $536,181
                                                              ========   ========

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



3. REAL ESTATE PROPERTIES (CONTINUED)


    The classifications of properties above represent the Company's current intentions with respect to future use (e.g. development or sale).



4. FIXED ASSETS



    Fixed assets consist of:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Revenue-producing racetrack fixed assets
Cost
  Machinery and equipment...................................  $ 37,008   $ 34,571
  Furniture and fixtures....................................    10,785      6,591
                                                              --------   --------
                                                                47,793     41,162
Accumulated depreciation
  Machinery and equipment...................................   (17,489)   (12,340)
  Furniture and fixtures....................................    (1,510)        --
                                                              --------   --------
Revenue-producing racetrack fixed assets, net...............    28,794     28,822
                                                              --------   --------
Revenue-producing non-racetrack fixed assets
Cost
  Machinery and equipment...................................  $  2,232   $  2,585
  Furniture and fixtures....................................     4,481      3,143
                                                              --------   --------
                                                                 6,713      5,728
Accumulated depreciation
  Machinery and equipment...................................    (1,009)    (1,182)
  Furniture and fixtures....................................    (1,827)    (1,284)
                                                              --------   --------
Revenue-producing non-racetrack fixed assets, net...........     3,877      3,262
                                                              ========   ========
                                                              $ 32,671   $ 32,084
                                                              ========   ========

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



5. OTHER ASSETS



    Other assets consist of:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Racing licenses
  Cost......................................................  $184,550   $114,058
  Accumulated amortization..................................   (14,195)    (6,199)
                                                              --------   --------
                                                               170,355    107,859
Mortgage receivable and other...............................     8,574      8,927
Goodwill, net...............................................       736        775
                                                              --------   --------
                                                              $179,665   $117,561
                                                              ========   ========



6. INCOME TAXES



(a) The provision for income taxes differs from the expense that would be obtained by applying the United States federal statutory rate as a result of the following:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Expected provision:
Federal statutory income tax rate (35%).....................   $7,985     $  544     $  971
State income tax, net of federal benefit....................      571         84        234
Losses not benefited........................................      262        203      1,512
Foreign rate differentials..................................      546        242         96
Other.......................................................      (15)        39         22
                                                               ------     ------     ------
Income tax provision........................................   $9,349     $1,112     $2,835
                                                               ======     ======     ======



    At December 31, 2001, the Company had United States federal and Austrian income tax loss carry-forwards totaling approximately $15.0 million. Of the $15.0 million in loss carry-forwards at December 31, 2001, $9.3 million have no expiration date and the remainder, which are not available until 2005, expire as follows:



YEAR:
-----
2010........................................................   $1,100
2016........................................................    1,900
2017........................................................      500
2018........................................................    2,200
                                                               ------
                                                               $5,700
                                                               ======

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



6. INCOME TAXES (CONTINUED)


(b) The details of income (loss) before income taxes by jurisdiction are as follows:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
United States...............................................  $  (203)    $ (605)   $ 4,506
Foreign.....................................................   23,016      2,158     (1,733)
                                                              -------     ------    -------
                                                              $22,813     $1,553    $ 2,773
                                                              =======     ======    =======



(c)  The details of the income tax provision (benefit) are as follows:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Current provision
  United States.............................................   $1,550    $    --    $ 2,178
  Foreign...................................................      717      3,160      1,952
                                                               ------    -------    -------
                                                                2,267      3,160      4,130
                                                               ------    -------    -------
Future provision
  United States.............................................     (531)      (323)      (345)
  Foreign...................................................    7,613     (1,725)      (950)
                                                               ------    -------    -------
                                                                7,082     (2,048)    (1,295)
                                                               ------    -------    -------
                                                               $9,349    $ 1,112    $ 2,835
                                                               ======    =======    =======



(d) Future income taxes have been provided on temporary differences, which consist of the following:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Tax deferral on sale of real estate.........................  $10,448         --         --
Amortization of purchase accounting fair value increments,
  not allowed for tax purposes..............................  $(2,732)   $(2,174)   $  (522)
Tax gain in excess of book gain on disposal of real estate
  property..................................................   (2,382)      (751)      (640)
Tax gain on revaluation of foreign real estate..............       --         --       (310)
Tax benefit of loss carry-forwards..........................     (205)      (557)    (1,512)
Utilization of loss carry-forwards..........................    1,200      1,231        177
Other.......................................................      761         --         --
Increase in valuation allowance.............................       (8)       203      1,512
                                                              -------    -------    -------
                                                              $ 7,082    $(2,048)   $(1,295)
                                                              =======    =======    =======

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



6. INCOME TAXES (CONTINUED)


(e) Future tax assets and liabilities at December 31, 2001 consist of the following temporary differences:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Assets
Real estate properties tax value in excess of book value....  $ 12,985   $ 17,800
Tax benefit of loss carryforwards
  Pre-acquisition...........................................     1,995      2,614
  Post-acquisition..........................................     3,626      2,936
                                                              --------   --------
                                                                18,606     23,350
Valuation allowance
  Valuation allowance against tax benefit of loss
    carryforwards
    Pre-acquisition.........................................    (1,995)    (1,445)
    Post-acquisition........................................    (2,960)    (2,582)
Valuation allowance against tax benefit of real estate
  properties in
  excess of book value......................................    (9,994)   (10,930)
                                                              --------   --------
Future tax assets...........................................  $  3,657   $  8,393
                                                              ========   ========
Liabilities
  Real estate properties book basis in excess of tax
    basis...................................................  $ 52,892   $ 52,041
  Other assets book basis in excess of tax basis............    56,497     34,690
  Other.....................................................     8,887      2,622
                                                              --------   --------
  Future tax liabilities....................................  $118,276   $ 89,353
                                                              ========   ========



(f)  Income taxes paid in cash were $6.7 million for the year ended
December 31, 2001 (for the year ended December 31, 2000 - $3.2 million; for the year ended December 31, 1999 - $2.9 million).

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



7. DEBT AND COMMITMENTS



(a)  The Company's long-term debt consists of the following:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
A term loan facility, bearing interest at LIBOR [London
  Inter-bank Overnight Rate] plus 2.2% per annum (4.325% at
  December 31, 2001) with a maturity date of November 30,
  2004, (extended during the year from November 30, 2002 to
  November 30, 2004) secured by a deed of trust against
  Santa Anita Park racetrack and related real estate. At
  December 31, 2001, the term loan is fully drawn and is
  repayable in monthly principal amounts of $350 thousand
  until maturity............................................  $59,850    $48,000

Non-interest bearing promissory note (imputed interest of
  8.675%), final installment of $5.0 million which matures
  in December 2002..........................................    4,599      8,833

Promissory note bearing interest at 6% per annum, payable in two equal installments of $6.625 million which mature in
  each of April 2002 and April 2003.........................   13,250         --

Bank term line of credit denominated in Euros, bearing
  interest at EURIBOR plus 0.625% per annum (4.147% at
  December 31, 2001). The term line of credit is repayable
  in annual installments of $2.6 million (Euros
  2.9 million) due in July of 2002, 2003 and 2004. The
  Company has provided two first mortgages on real estate
  properties as security for this facility..................    7,695      8,192

Mortgages outstanding with various Austrian banks and local
  governments repaid in the year............................       --      5,392

Mortgages payable to a United States commercial bank repaid
  in the year...............................................       --      4,877

Other loans to various subsidiaries from various banks, and
  city governments, including mortgage loans, equipment
  loans and a term loan, with interest rates ranging from 4%
  to 9%.....................................................      507        803
                                                              -------    -------

                                                               85,901     76,097

Less due within one year....................................   18,133     12,754
                                                              -------    -------

                                                              $67,768    $63,343
                                                              =======    =======



    The Company is in compliance with all of its debt agreements and related covenants.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



7. DEBT AND COMMITMENTS (CONTINUED)


(b) Future principal repayments on long-term debt at December 31, 2001 are as follows:



2002........................................................  $18,133
2003........................................................   13,425
2004........................................................   54,054
2005........................................................       39
2006........................................................       39
Thereafter..................................................      211
                                                              -------
                                                              $85,901
                                                              =======



(c) At December 31, 2001, the Company has an unused and available operating line of credit of $10.0 million secured by a guarantee from SAC supported by a pledge of the stock of LATC.



(d)  Interest expense and interest income include:



                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Interest cost, gross
  External debt.............................................  $ 8,893    $ 3,263    $ 1,308
  Magna debt................................................       --         --        701
                                                              -------    -------    -------
                                                                8,893      3,263      2,009
Less: Interest capitalized..................................    1,657         --        343
                                                              -------    -------    -------
Interest expense............................................  $ 7,236    $ 3,263    $ 1,666
                                                              -------    -------    -------
Interest income
  External..................................................  $(4,554)   $(3,048)   $  (271)
  Internal..................................................       --         --     (2,315)
                                                              -------    -------    -------
                                                              $(4,554)   $(3,048)   $(2,586)
                                                              -------    -------    -------
Interest expense (income), net..............................  $ 2,682    $   215    $  (920)
                                                              =======    =======    =======



    Interest capitalized relates to real estate properties under development.



    Interest paid in cash for the year ended December 31, 2001 was $7.4 million (for the year ended December 31, 2000 - $2.5 million; for the year ended December 31, 1999 - $2.5 million).



8. CAPITAL STOCK



(a) The Company's authorized, issued and outstanding capital stock is as follows:



    Class A Subordinate Voting Stock with a par value of $0.01 per share (authorized - 310,000,000) have the following attributes:



    (i) Each share is entitled to one vote per share at all meetings of stockholders.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



8. CAPITAL STOCK (CONTINUED)


    (ii) Each share shall participate equally as to dividends with each share of Class B Stock and each Exchangeable Share.



    Class B Stock with a par value of $0.01 per share (authorized -- 90,000,000) have the following attributes:



    (i) Each share is entitled to 20 votes per share at all meetings of stockholders.



    (ii) Each share shall participate equally as to dividends with each share of Class A Subordinate Voting Stock and each Exchangeable Share.



   (iii) Each share may be converted at any time into a fully-paid share of Class A Subordinate Voting Stock.



    In the event that the Class A Subordinate Voting Stock, Class B Stock or Exchangeable Shares are subdivided or consolidated, the other classes shall be similarly changed to preserve the relative position of each class.



(b) On November 5, 1999, Magna completed the Reorganization described in the Principles of Consolidation section set out under "Significant Accounting Policies" in Note 1 to these consolidated financial statements. In addition, the Company's capital structure was established. As of November 5, 1999, 78,535,328 shares of Class B Stock and nil shares of Class A Subordinate Voting Stock were issued and outstanding.



    On December 30, 1999, a further amendment to the Company's capital structure was effected. On this date, MEC Holdings (Canada) Inc., a wholly owned Canadian subsidiary of the Company, amended its Articles of Incorporation to create a new class of shares, referred to as Exchangeable Shares.



    Each Exchangeable Share may be exchanged by the holder for one share of Class A Subordinate Voting Stock of the Company. The Exchangeable Shares entitle holders to dividends and other rights economically equivalent to shares of the Company's Class A Subordinate Voting Stock and, through a Voting and Exchange Agreement between Magna, the Company and MEC Holdings (Canada) Inc., to vote at meetings of stockholders of the Company. The Board of Directors of MEC Holdings (Canada) Inc. has the right to redeem all of the outstanding Exchangeable Shares provided that written notice of this determination is provided 60 days in advance. The redemption price at such time will be satisfied by the delivery of one share of Class A Subordinate Voting Stock of the Company for each Exchangeable Share. The Exchangeable Shares, which have no par value
(authorized -- unlimited), have the following attributes:



    (i) Each share is entitled, by the holder thereof instructing Magna to exercise one vote attached to a share of the Company's Class A Subordinate Voting Stock or Class B Stock held by Magna, to one vote per share at all meetings of stockholders of the Company, but are non-voting with respect to MEC Holdings (Canada) Inc.



    (ii) Each share shall participate equally as to dividends with each share of Class A Subordinate Voting Stock and Class B Stock.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



8. CAPITAL STOCK (CONTINUED)


   (iii) Each share may be converted at any time into a fully-paid share of Class A Subordinate Voting Stock.



    On December 30, 1999, 14,823,187 shares of the Company's Class B Stock held by Magna were redeemed for $110.0 million. On this same date, $110.0 million was invested by Magna in MEC Holdings (Canada) Inc. in return for 14,823,187 Exchangeable Shares. All of the common shares of MEC Holdings (Canada) Inc. continue to be held by the Company. Given that the Exchangeable Shares are economically equivalent to shares of Class A Subordinate Voting Stock of the Company, the Exchangeable Shares are included in shareholders' equity in the Company's consolidated balance sheet.



(c) Changes in the Class A Subordinate Voting Stock, Class B Stock and Exchangeable Shares for the years ended December 31, 2001, 2000 and 1999 are shown in the following table (number of shares in this table are expressed in whole numbers and have not been rounded to the nearest thousand):



                                                CLASS A SUBORDINATE
                                                   VOTING STOCK         EXCHANGEABLE SHARES        CLASS B STOCK
                                               ---------------------   ---------------------   ----------------------
                                               NUMBER OF     STATED    NUMBER OF     STATED     NUMBER OF     STATED
                                                 SHARES      VALUE       SHARES      VALUE       SHARES       VALUE
                                               ----------   --------   ----------   --------   -----------   --------
Issued and outstanding at December 31,
  1998.......................................          --   $     --           --   $    --             --   $     --
Issued on completion of the Reorganization on
  November 5, 1999...........................          --         --           --        --     78,535,328    539,455
Conversion of Class B Stock to Exchangeable
  Shares.....................................          --         --   14,823,187   110,000    (14,823,187)  (110,000)
Issued on acquisitions of subsidiaries.......   1,662,890     11,500           --        --             --         --
                                               ----------   --------   ----------   -------    -----------   --------
Issued and outstanding at December 31,
  1999.......................................   1,662,890     11,500   14,823,187   110,000     63,712,141    429,455
Conversion of Class B Stock to Class A
  Subordinate Voting Stock...................   5,246,085     35,361                            (5,246,085)   (35,361)
Issued on acquisition of subsidiary..........     267,416      1,846
Conversion of Exchangeable Shares to Class A
  Subordinate Voting Stock...................   7,015,756     52,063   (7,015,756)  (52,063)
                                               ----------   --------   ----------   -------    -----------   --------
Issued and outstanding at December 31,
  2000.......................................  14,192,147    100,770    7,807,431    57,937     58,466,056    394,094
Conversion of Exchangeable Shares to Class A
  Subordinate Voting Stock...................   5,544,059     41,137   (5,544,059)  (41,137)
Issued on acquisition of subsidiaries........   3,509,259     15,250
Issued under the Long-term Incentive Plan....      78,094        476
                                               ----------   --------   ----------   -------    -----------   --------
Issued and outstanding at December 31,
  2001.......................................  23,323,559   $157,633    2,263,372   $16,800     58,466,056   $394,094
                                               ==========   ========   ==========   =======    ===========   ========



(d) Basic and diluted earnings per share of Class A Subordinate Voting Stock, Exchangeable Shares or Class B Stock for the year ended December 31, 2001 have been calculated using 82,930,007 and 83,241,974 shares, respectively. Both amounts have been calculated using the weighted average number of shares outstanding during the year. Diluted earnings per share include the dilution effect of options to purchase 311,967 shares.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



8. CAPITAL STOCK (CONTINUED)


    Basic and diluted earnings per share of Class A Subordinate Voting Stock, Exchangeable Shares or Class B Stock for the year ended December 31, 2000 have been calculated using 80,421,795 and 80,424,138 shares, respectively. Both amounts have been calculated using the weighted average number of shares outstanding during the year. Diluted earnings per share include the dilution effect of options to purchase 2,343 shares.



    Basic and diluted loss per share of Class A Subordinate Voting Stock, Exchangeable Shares or Class B Stock for the year ended December 31, 1999 have been calculated using 78,686,300 shares. The total amount is comprised of 63,712,141 shares of Class B Stock and 14,823,187 Exchangeable Shares being the number of each class outstanding after the completion of all capital transactions under the Reorganization, plus 150,972 shares of Class A Subordinate Voting Stock representing the weighted average number of shares issued on acquisitions of subsidiaries during the year.



    The following is a summary of the elements used in calculating basic and diluted earnings per share:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Net income (loss)...........................................  $13,464    $   441    $   (62)
                                                              =======    =======    =======
Weighted average shares outstanding.........................   82,930     80,422     78,686
Net effect of dilutive stock options........................      312          2         --
                                                              -------    -------    -------
Diluted weighted average shares outstanding.................   83,242     80,424     78,686
                                                              =======    =======    =======
Earnings per Share:
  Basic.....................................................  $  0.16    $  0.01    $  0.00
                                                              =======    =======    =======
  Diluted...................................................  $  0.16    $  0.01    $  0.00
                                                              =======    =======    =======



(e) On November 15, 2001, the Company filed an amendment to its registration statement offering 20 million shares of Class A Subordinate Voting Stock for sale.



9. CURRENCY TRANSLATION ADJUSTMENT



    Unrealized translation adjustments arise on the translation to U.S. dollars of assets and liabilities of the Company's self-sustaining foreign operations. During the year ended December 31, 2001, the Company incurred unrealized currency translation losses of $9.1 million from the weakening of the Euro and the Canadian dollar against the U.S. dollar (an unrealized loss of $8.9 million for the year ended December 31, 2000; an unrealized loss of $7.5 million for the year ended December 31, 1999).

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



10. FINANCIAL INSTRUMENTS



(A)  FAIR VALUE



    The methods and assumptions used to estimate the fair value of financial instruments are described below. Management has estimated the fair value of its financial instruments using available market information and appropriate valuation methodologies. Considerable judgement is required in interpreting market data to develop estimates of fair value. Accordingly, estimated fair values are not necessarily indicative of the amounts that could be realized in current market exchanges.



    CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, BANK INDEBTEDNESS, ACCOUNTS
     PAYABLE, INCOME TAXES PAYABLE, CUSTOMER DEPOSITS AND ACCRUED LIABILITIES



    Due to the short period to maturity of these instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of fair value.



    LONG-TERM DEBT



    The fair value of the Company's long-term debt, based on current rates for debt with similar terms and maturities, is not materially different from its carrying value.



(B)  CREDIT RISK



    The Company's financial assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable.



    Cash and cash equivalents, which consist of short-term investments, including commercial paper, are only invested in entities with an investment grade credit rating. Credit risk is further reduced by limiting the amount which is invested in any one government or corporation.



    The Company, in the normal course of business, settles wagers for other racetracks and is thereby exposed to credit risk. However, receivables are generally not a significant portion of the Company's total assets and are comprised of a large number of accounts.



(C)  INTEREST RATE RISK



    The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities and its current levels of long-term debt balances.



11. SEGMENT INFORMATION



OPERATING SEGMENTS



    The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two operating segments: racetrack and real estate operations. The racetrack segment includes the operation of eight thoroughbred racetracks, a standardbred racetrack, a greyhound track and a horse boarding and training center. In addition, the racetrack segment includes off-track betting ("OTB") facilities and a national account wagering business. The real estate segment

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



11. SEGMENT INFORMATION (CONTINUED)


includes the operation of two golf courses and related facilities, a residential housing development adjacent to our golf course located in Austria and other real estate holdings.



    The accounting policies of each segment are the same as those described in
Note 1 to these consolidated financial statements. The following summary presents key information by operating segment.



                                                                 YEAR ENDED DECEMBER 31, 2001
                                                              -----------------------------------
                                                              RACETRACK    REAL ESTATE
                                                              OPERATIONS   OPERATIONS     TOTAL
                                                              ----------   -----------   --------
Revenues....................................................   $459,411      $59,650     $519,061
                                                               ========      =======     ========
Income before income taxes..................................      1,308       21,505       22,813
                                                               ========      =======     ========
Real estate properties and fixed asset additions............     24,343       14,519       38,862
                                                               ========      =======     ========
Real estate properties, fixed and other assets, net.........    611,798      142,544      754,342
Current assets..............................................                               96,257
Future tax assets...........................................                                3,657
                                                                                         --------
Total assets................................................                             $854,256
                                                                                         ========



                                                                 YEAR ENDED DECEMBER 31, 2000
                                                              -----------------------------------
                                                              RACETRACK    REAL ESTATE
                                                              OPERATIONS   OPERATIONS     TOTAL
                                                              ----------   -----------   --------
Revenues....................................................   $355,249      $ 58,314    $413,563
                                                               ========      ========    ========
Income (loss) before income taxes...........................     (3,863)        5,416       1,553
                                                               ========      ========    ========
Real estate properties and fixed asset additions............     46,128         7,900      54,028
                                                               ========      ========    ========
Real estate properties, fixed and other assets, net.........    522,096       163,730     685,826
Current assets..............................................                               86,820
Future tax assets...........................................                                8,393
                                                                                         --------
Total assets................................................                             $781,039
                                                                                         ========

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



11. SEGMENT INFORMATION (CONTINUED)



                                                                 YEAR ENDED DECEMBER 31, 1999
                                                              -----------------------------------
                                                              RACETRACK    REAL ESTATE
                                                              OPERATIONS   OPERATIONS     TOTAL
                                                              ----------   -----------   --------
Revenues....................................................   $164,946      $ 21,914    $186,860
                                                               ========      ========    ========
Income (loss) before income taxes...........................      5,418        (2,645)      2,773
                                                               ========      ========    ========
Real estate properties and fixed asset additions............     48,199         8,248      56,447
                                                               ========      ========    ========
Real estate properties, fixed and other assets, net.........    463,032       202,724     665,756
Current assets..............................................                               88,230
Future tax assets...........................................                                6,367
                                                                                         --------
Total assets................................................                             $760,353
                                                                                         ========



GEOGRAPHIC SEGMENTS



    Revenues by geographic segment of the Company are as follows:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
United States...............................................  $463,958   $362,749   $167,262
Canada......................................................     3,393     24,545         --
Europe......................................................    51,710     26,269     19,598
                                                              --------   --------   --------
                                                              $519,061   $413,563   $186,860
                                                              ========   ========   ========



    Real estate properties, fixed and other assets, net of accumulated depreciation and amortization, by geographic segment are as follows:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
United States...............................................  $629,029   $539,047   $483,117
Canada......................................................    59,201     58,967     75,070
Europe......................................................    66,112     87,812    107,569
                                                              --------   --------   --------
                                                              $754,342   $685,826   $665,756
                                                              ========   ========   ========



12. TRANSACTIONS WITH RELATED PARTIES



(a) During the year ended December 31, 2001, the Company sold two non-core real estate properties located in Milton, Ontario to Magna for total proceeds of approximately $12.4 million. The gain on the sale of the properties of approximately $6.0 million, net of tax, is reported as a contribution to equity.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



12. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)


(b) During the year ended December 31, 2001, the Company entered into an access agreement with Magna for its use of the golf course and the clubhouse meeting, dining and other facilities in Aurora, Ontario. The agreement, which expires on December 31, 2003, stipulates an annual fee of $3.1 million (Cdn $5.0 million). During the year ended December 31, 2001, $2.7 million has been recognized in revenue related to this agreement.



(c) Properties under and held for development includes $17.4 million which represents the book value of the Aurora lands transferred to the Company by Magna under a conditional sale agreement. The conditional sale agreement is subject to the successful severance of the affected properties. If severance is not obtained within a specified period such that Magna retains ownership of the Aurora lands, Magna must return $17.4 million to the Company with interest. Prior to completion of the conditional sale, the property is being leased by the Company from Magna for a nominal amount.



(d) Properties available for sale includes $2.5 million, which represents the book value of vacant land, transferred to the Company by Magna under a conditional sale agreement. The conditional sale agreement is subject to the successful severance of the affected property. If severance is not obtained within a specified period such that Magna retains ownership of the property, Magna must return $2.5 million to the Company with interest. Prior to completion of the conditional sale, the property is being leased by the Company from Magna for a nominal amount.



(e) During the year ended December 31, 2000, the Company completed the purchase from a company associated with members of the family of Mr. F. Stronach, the Chairman of the Board and a Director of the Company and the Chairman of the Board of Magna, and Mr. A. Stronach, the Vice-President, Corporate Development and a Director of the Company, approximately 200 acres of land and improvements in Aurora, Ontario for a purchase price of approximately $11.0 million. This land is adjacent to land currently owned by Magna and other land subject to a conditional sale agreement between Magna and the Company. The purchase agreement for the land was originally entered into by Magna during the five-month period ended December 31, 1998, following review and approval by the unrelated members of the Magna Board of Directors. The purchase was completed in October 2000 after the satisfaction of certain conditions, including the registration of a Plan of Subdivision following the approval of the relevant government authorities. The rights to acquire this land and improvements, as well as golf course construction in progress funded by Magna, were transferred to the Company as part of the Reorganization.



(f) During the year ended December 31, 2000, the Company sold to a company associated with members of the family of Mr. F. Stronach and Mr. A. Stronach approximately three acres of land in Aurora, Ontario for a sale price of approximately $0.2 million.



(g) During the year ended December 31, 2000, the Company sold to Magna approximately 24.5 acres of land in Vaughan, Ontario for a sale price of approximately $5.8 million. The gain on the sale of the property of approximately $1.4 million is reported, net of tax, as a contribution to equity.



(h) The Company had granted a limited term option to Magna to reacquire a real estate property for a fixed price equal to its book value of 50 million Austrian Schillings ($3.7 million). This option was exercised during 2000.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



12. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)


(i) Effective March 1, 1999, the Company began charging Magna an access fee for its use of the golf course and related facilities in Oberwaltersdorf, Austria. The agreement, which expires on March 1, 2004, stipulates a yearly fee amounting to $2.2 million (Euros 2.5 million). During the years ended December 31, 2001, 2000 and 1999, $2.2 million, $2.3 million and $2.6 million, respectively, has been recognized in revenue related to this fee.



    The Company has granted Magna a right of first refusal to purchase the Company's two golf courses.



(j) One of the Company's subsidiaries has been named as a defendant in a class action brought in a United States District Court by various plaintiffs. The plaintiffs in this action claim unspecified compensatory and punitive damages, for restitution and disgorgement of profits, all in relation to forced labor performed by the plaintiffs for such subsidiary and certain other Austrian and German corporate defendants at their facilities in Europe during World War II and certain property right claims. As a result of the Reorganization, the Company acquired the shares of such subsidiary. Under Austrian law, such subsidiary would be jointly and severally liable for the damages awarded in respect of these class action claims. An Austrian subsidiary of Magna has agreed to indemnify such subsidiary for any damages or expenses associated with this case.



(k) A subsidiary of Magna has agreed to indemnify the Company in respect of environmental remediation costs and expenses relating to existing conditions at certain of the Company's Austrian real estate properties.



13. COMMITMENTS AND CONTINGENCIES



(a) The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions and changes in tax laws and gaming laws.



(b) In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.



(c) The Company is currently considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"). Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand, turf club and annex. The aggregate carrying value at December 31, 2001

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



13. COMMITMENTS AND CONTINGENCIES (CONTINUED)


of the assets that would be demolished if the Gulfstream Park Redevelopment is completed is approximately $23.0 million. If the Company decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.



(d) The Company has issued letters of credit to guarantee various construction projects related to activity of its subsidiaries. These letters of credit amount to $4.5 million with expiration dates ranging from 2002 through 2003.



(e) At December 31, 2001, the Company had commitments under operating leases requiring annual rental payments for the years ending December 31 as follows:



2002........................................................   $3,800
2003........................................................    2,799
2004........................................................    1,627
2005........................................................    1,050
2006........................................................      545
                                                               ------
                                                               $9,821
                                                               ======



    For the year ended December 31, 2001, payments under operating leases amounted to approximately $3.2 million (for the year ended December 31, 2000 - $3.0 million; for the year ended December 31, 1999 - $0.8 million).



    The Company occupies land for the Remington Park racing facility under an operating lease that extends through 2013. The lease also contains options to renew for five 10-year periods after the initial term. Under the lease agreement, the Company made an initial payment of $4 million that is being amortized over the initial lease term. In addition to the initial payment, the Company is obligated to pay additional rent based on minimum annual rental payments ranging from $111 thousand to $133 thousand and one-half of one percent of the wagers made at the track in excess of $187 million during the racing season.



(f) Contractual commitments outstanding at December 31, 2001, which related to a land purchase, construction and development projects, amounted to approximately $5.3 million.



14. OTHER LONG-TERM LIABILITIES



    Other long-term liabilities is comprised as follows:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Deferred revenue............................................   $2,494      $ --
Pension liability...........................................       82       234
                                                               ------      ----
                                                                2,576       234
                                                               ======      ====

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



14. OTHER LONG-TERM LIABILITIES (CONTINUED)


EMPLOYEE DEFINED BENEFIT PLANS



    With the acquisition of the Santa Anita Park racetrack in December 1998, the Company assumed the assets and liabilities of the Retirement Income Plan discussed below.



    This plan consists of a non-contributory defined benefit retirement plan for year-round employees who are at least 21 years of age, have one or more years of service, and are not covered by collective bargaining agreements. Plan assets consist of a group of annuity contracts with a life insurance company. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment. Funding requirements comply with federal requirements that are imposed by law. In the event of a "change in control," participants in the defined benefit retirement plan will become fully vested in plan benefits. This occurred on December 10, 1998.



    The net periodic pension cost of the Company for the years ended December 31, 2001, 2000 and 1999 included the following components:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Components of net periodic pension cost:
  Service cost..............................................   $ 361        196        392
  Interest cost on projected benefit obligation.............     556        588        573
  Actual return on plan assets..............................    (262)      (922)      (942)
  Net amortization and deferral.............................    (331)       348        485
                                                               -----      -----      -----
Net periodic pension cost...................................   $ 324      $ 210      $ 508
                                                               =====      =====      =====

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



14. OTHER LONG-TERM LIABILITIES (CONTINUED)


    The following provides a reconciliation of benefit obligations, plan assets and funded status of the plan.



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Change in benefit obligation:
  Benefit obligation at beginning of year...................   $9,198     $8,669     $8,668
  Service cost..............................................      361        196        392
  Interest cost.............................................      556        588        573
  Benefits paid.............................................     (582)      (537)      (508)
  Actuarial losses (gains)..................................    1,257        282       (456)
                                                               ------     ------     ------
Benefit obligation at end of year...........................   10,790      9,198      8,669
                                                               ------     ------     ------
Change in plan assets:
  Fair value of plan assets at beginning of year............    9,142      8,287      7,351
  Actual return on plan assets..............................      262        922        942
  Company contributions.....................................      476        470        502
  Benefits paid.............................................     (582)      (537)      (508)
                                                               ------     ------     ------
Fair value of plan assets at end of year....................    9,298      9,142      8,287
                                                               ------     ------     ------
Funded status of plan (underfunded).........................   (1,492)       (56)      (382)
Unrecognized net gain (loss)................................    1,410       (178)      (112)
                                                               ------     ------     ------
Net pension liability.......................................   $  (82)    $ (234)    $ (494)
                                                               ======     ======     ======



    Assumptions used in determining the funded status of the retirement income plan are as follows:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Weighted average discount rate..............................   6.25%       7.0%       7.0%
Weighted average rate of increase in compensation levels....    5.0%       5.0%       5.0%
Expected long-term rate of return...........................    7.5%       8.0%       8.0%



    The measurement date and related assumptions for the funded status of the Company's retirement income plan are as of the end of the year.



    The Company also participates in several multi-employer benefit plans on behalf of its employees who are union members. Company contributions to these plans were $2.5 million, $3.8 million and $4.8 million, respectively, for the years ended December 31, 2001, 2000 and 1999. The data available from administrators of the multi-employer pension plans is not sufficient to determine the accumulated benefit obligations, nor the net assets attributable to the multi-employer plans in which Company employees participate.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



14. OTHER LONG-TERM LIABILITIES (CONTINUED)


    The Company offers various 401(k) plans (the "Plans") to provide retirement benefits for employees. All employees who meet certain eligibility requirements are able to participate in the Plans. Discretionary matching contributions are determined each year by the Company. The Company contributed to the Plans
$0.4 million in the year ended December 31, 2001, $0.3 million in the year ended December 31, 2000 and approximately $0.2 million in 1999 from the dates of acquisition through December 31, 1999.



LONG-TERM INCENTIVE PLAN



    The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 8.0 million shares can be issued under the Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.5 million are available for issuance pursuant to any other type of award under the Plan.



    The Company grants stock options to certain directors, officers and key employees to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options. Also during 2001, the Company issued 63,094 shares as bonus stock pursuant to the Plan.



    Information with respect to shares under option is as follows:



                                                                                            WEIGHTED
                                                                                             AVERAGE
                                                           SHARES SUBJECT TO OPTION      EXERCISE PRICE
                                                           -------------------------   -------------------
                                                              2001          2000         2001       2000
                                                           -----------   -----------   --------   --------
Balance, Beginning of Year...............................   3,821,666            --     $6.31      $  --
Granted..................................................   1,250,000     4,665,000      5.17       6.39
Exercised................................................     (15,000)           --      4.90         --
Forfeited................................................    (603,333)     (843,334)     6.33       6.73
                                                            ---------     ---------     -----      -----
Balance, End of Year.....................................   4,453,333     3,821,666      5.99       6.31
                                                            =========     =========     =====      =====

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



14. OTHER LONG-TERM LIABILITIES (CONTINUED)


    Information regarding stock options outstanding is as follows:



                                                     OPTIONS OUTSTANDING     OPTIONS EXERCISABLE
                                                    ---------------------   ---------------------
                                                      2001        2000        2001        2000
                                                    ---------   ---------   ---------   ---------
Number............................................  4,453,333   3,821,666   2,475,571   1,451,000
Weighted average exercise price...................      $5.99       $6.31       $6.20       $6.41
Weighted average remaining contractual life
  (years).........................................        7.6         8.4         7.1         7.5



    Pro-forma information regarding net income and earnings per share is required by the Financial Accounting Standard Board Statement No. 123
("SFAS 123"), Accounting and Disclosure of Stock-Based Compensation and has been determined as if the Company had accounted for its stock options under the fair value method under SFAS 123. The average fair values of the stock option grants were $2.90. The fair value of stock option grants was estimated at the date of grant using the following assumptions:



Risk free interest rates....................................    4.5%
Dividend yields.............................................      0%
Volatility factors of expected market price of Class A
  Subordinate Voting Stock..................................   0.542
Weighted average expected life (years)......................    4.28



    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.



    The Company's SFAS 123 pro-forma net income and the related per share amounts for 2001 are as follows:



Net income, as reported.....................................  $13,464
Pro-forma stock compensation expense........................   (3,696)
                                                              -------
Pro-forma net income........................................  $ 9,768
                                                              =======
Pro-forma earnings per share................................     0.12
                                                              =======



    For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                           MAGNA ENTERTAINMENT CORP.

            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



15. CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES



    The Company's accounting policies as reflected in these consolidated financial statements do not materially differ from Canadian generally accepted accounting principles ("Canadian GAAP") except for:



a) Under Canadian GAAP, sale of land to a related party that owns less than 80% of the vendors share capital is considered an income item rather than a contribution to equity as considered under U.S. GAAP.



b)  Under Canadian GAAP there is no requirement to disclose comprehensive income
(loss).



    The following table presents net income (loss) and earnings per share information following Canadian GAAP:



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Net Income (loss) under U.S. GAAP...........................  $13,464     $  441     $ (62)
Adjustments (net of related tax effects)
Gain on sale of land to Magna (a)...........................    5,938      1,352        --
                                                              -------     ------     -----
Net income (loss) under Canadian GAAP.......................  $19,402     $1,793     $ (62)
                                                              =======     ======     =====
Earnings per share:
  Basic.....................................................  $  0.23     $ 0.02     $0.00
                                                              -------     ------     -----
  Diluted...................................................  $  0.23     $ 0.02     $0.00
                                                              -------     ------     -----

                           MAGNA ENTERTAINMENT CORP.



                      SUPPLEMENTARY FINANCIAL INFORMATION



            (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE NOTED AND ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE FIGURES)



QUARTERLY INFORMATION
(UNAUDITED)



FOR THE YEAR ENDED DECEMBER 31, 2001     MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31     TOTAL
------------------------------------     ---------   --------   -------------   ------------   --------
Revenue................................  $244,526    $113,192      $65,832         $95,511     $519,061
Earnings (loss) before interest, income
  taxes, depreciation and amortization
  ("EBITDA")...........................    44,622      11,019       (2,825)         (1,127)      51,689
EBITDA before gains on the sale of real
  estate...............................    32,564       6,025       (2,862)         (4,467)      31,260
Net income (loss)......................    22,468       2,237       (6,227)         (5,014)      13,464
Diluted earnings (loss) per share......      0.28        0.03        (0.07)          (0.06)        0.16
                                         ========    ========      =======         =======     ========



FOR THE YEAR ENDED DECEMBER 31, 2000     MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31     TOTAL
------------------------------------     ---------   --------   -------------   ------------   --------
Revenue................................  $186,468    $102,344      $50,213         $74,538     $413,563
EBITDA.................................    26,434       9,132       (4,063)         (9,674)      21,829
EBITDA before gains on the sale of real
  estate...............................    26,434       6,777       (7,759)        (10,597)      14,855
Net income (loss)......................    11,980       2,752       (5,110)         (9,181)         441
Diluted earnings (loss) per share......      0.15        0.03        (0.06)          (0.11)        0.01
                                         ========    ========      =======         =======     ========



FOR THE YEAR ENDED DECEMBER 31, 1999     MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31     TOTAL
------------------------------------     ---------   --------   -------------   ------------   --------
Revenue................................  $ 97,865    $ 34,712      $10,419         $43,864     $186,860
EBITDA.................................    18,096         583       (6,346)         (2,556)       9,777
EBITDA before gains on the sale of real
  estate...............................    18,096         583       (6,346)         (3,184)       9,149
Net income (loss)......................     9,325      (1,235)      (5,090)         (3,062)         (62)
Diluted earnings (loss) per share......      0.12       (0.02)       (0.06)          (0.04)        0.00
                                         ========    ========      =======         =======     ========

                           MAGNA ENTERTAINMENT CORP.
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 2001
                      (AMOUNTS IN THOUSANDS, U.S. DOLLARS)


                                                                          COSTS CAPITALIZED
                                                    INITIAL COSTS TO        SUBSEQUENT TO        FOREIGN EXCHANGE
                                                         COMPANY             ACQUISITION              IMPACT
                                                  ---------------------  --------------------  ---------------------
                                                           BUILDING AND          BUILDING AND           BUILDING AND
DESCRIPTION                          ENCUMBRANCE   LAND    IMPROVEMENTS   LAND   IMPROVEMENTS   LAND    IMPROVEMENTS
-----------                          -----------  -------  ------------  ------  ------------  -------  ------------
RACETRACK OPERATIONS
  Racing Facilities
    Santa Anita Park (Arcadia,
      California, U.S.A.)..........    59,850      25,072     43,277      5,114     38,700          --         --
    Gulfstream Park (Hallandale,
      Florida, U.S.A.).............        --      46,344     20,264        757     (2,221)         --         --
    Golden Gate Fields (Albany,
      California, U.S.A.)..........        --      56,986     11,128        672      7,080          --         --
    Thistledown (North Randall,
      Ohio, U.S.A.)................        --       1,062      8,114        180        146          --         --
    Remington Park (Oklahoma City,
      Oklahoma, U.S.A.)............        --       1,851      5,302      2,627      1,532          --         --
    Great Lakes Downs (Muskegon,
      Michigan, U.S.A.)............        --       3,997      3,691         --      3,470          --         --
    Bay Meadows (San Mateo,
      California, U.S.A.)..........        --          --         --         --         24          --         --
    MEC Pennsylvania (Pittsburgh,
      Pennsylvania, U.S.A.)........        --       6,448     12,672         --         45          --         --
    MEC Oregon Racing Inc.
      (Portland, Oregon, U.S.A.)...        --          --         --         --        448          --         --
    EquiTech Racing Systems Inc.
      (Dublin, California,
      U.S.A.)......................        --          --         --         --         14          --         --
    SLRD (San Diego, California,
      U.S.A.)......................        --       3,845      2,500        487        192          --         --
  Land held for development
    Santa Anita Park (Arcadia,
      California, U.S.A.)..........        --      52,500         --         --        281          --         --
    Gulfstream Park (Hallandale,
      Florida, U.S.A.).............        --      14,201         --         --         --          --         --
    Golden Gate Fields (Albany,
      California, U.S.A.)..........        --      13,857         --         --         --          --         --
    Dixon Downs (Dixon, California,
      U.S.A.)......................        --       6,584         --         --         --          --         --
    GPRA Training Center (Boynton,
      Florida, U.S.A.).............        --      22,940         --      3,105         --          --         --
REAL ESTATE OPERATIONS
  Golf Course Facilities
    Niederoesterreich, Austria.....        --       3,721         --      8,902     20,203      (1,964)    (7,940)
    Ontario, Canada................        --      11,008         --     12,870      9,593      (1,158)      (101)
  Land
    Ontario, Canada................        --      12,912         --      7,410         --      (2,895)        --
    Ontario, Canada................        --         986         --        124         --        (110)        --
    Ontario, Canada................        --         377         --          4         --         (55)        --
    Ontario, Canada................        --       2,559         --        198         --        (383)        --
    Ontario, Canada................        --       1,669         --        241         --        (276)        --
    Ontario, Canada................        --          14         --         15         --          (2)        --
    Kentucky, U.S.A................        --       2,847         --         75         --          --         --
    Michigan, U.S.A................        --       1,161         --        170         --          --         --
    Michigan, U.S.A................        --       2,782         --       (234)        --          --         --
    Florida, U.S.A.................        --       1,918         --        308         --          --         --
    New York, U.S.A................        --         725         --      1,870         --          --         --
    Niederoesterreich, Austria.....        --       7,099         --        534         --      (2,082)        --
    Niederoesterreich, Austria.....        --      21,449         --      6,413         --      (6,736)        --
  Commercial/Industrial Properties
    Colorado, U.S.A................        --          --        405         --          7          --         --
    Oberoesterreich, Austria.......        --       3,376      8,193      1,541      4,124        (613)    (1,564)
  Residential Properties
    Ontario, Canada................        --          70        112          6         21          (8)       (13)
    Colorado, U.S.A................        --          --      3,208        127        168          --         --
    Niederoesterreich, Austria.....        --          18         30         --         36          (4)        (5)
    Niederoesterreich, Austria.....        --          --         --      3,222      8,716        (464)    (1,631)
  Other............................        --          41          1         (7)        (4)         (2)        --
                                       ------     -------    -------     ------     ------     -------    -------
                                       59,850     330,419    118,897     56,731     92,575     (16,752)   (11,254)
                                       ======     =======    =======     ======     ======     =======    =======


                                      GROSS AMOUNT AT WHICH CARRIED                                           LIFE ON WHICH
                                           AT CLOSE OF PERIOD                                                DEPRECIATION IN
                                     -------------------------------                                         LASTEST INCOME
                                              BUILDINGS AND           ACCUMULATED     DATE OF       DATE      STATEMENT IS
DESCRIPTION                           LAND    IMPROVEMENTS    TOTAL   DEPRECIATION  CONSTRUCTION  ACQUIRED      COMPUTED
-----------                          -------  -------------  -------  ------------  ------------  ---------  ---------------
RACETRACK OPERATIONS
  Racing Facilities
    Santa Anita Park (Arcadia,
      California, U.S.A.)..........   30,186      81,977     112,163     11,802        n/a             1998   40 years
    Gulfstream Park (Hallandale,
      Florida, U.S.A.).............   47,101      18,043      65,144        296        n/a             1999   40 years
    Golden Gate Fields (Albany,
      California, U.S.A.)..........   57,658      18,208      75,866      2,773        n/a             1999   40 years
    Thistledown (North Randall,
      Ohio, U.S.A.)................    1,242       8,260       9,502      2,647        n/a             1999   40 years
    Remington Park (Oklahoma City,
      Oklahoma, U.S.A.)............    4,478       6,834      11,312      1,165        n/a             1999   40 years
    Great Lakes Downs (Muskegon,
      Michigan, U.S.A.)............    3,997       7,161      11,158        431        n/a             2000   40 years
    Bay Meadows (San Mateo,
      California, U.S.A.)..........       --          24          24          4        n/a             2000   40 years
    MEC Pennsylvania (Pittsburgh,
      Pennsylvania, U.S.A.)........    6,448      12,717      19,165        748        n/a             2001   40 years
    MEC Oregon Racing Inc.
      (Portland, Oregon, U.S.A.)...       --         448         448         55        n/a             2001   40 years
    EquiTech Racing Systems Inc.
      (Dublin, California,
      U.S.A.)......................       --          14          14         --        n/a             2001   40 years
    SLRD (San Diego, California,
      U.S.A.)......................    4,332       2,692       7,024        268        n/a             1999   40 years
  Land held for development
    Santa Anita Park (Arcadia,
      California, U.S.A.)..........   52,500         281      52,781         --        n/a             1998      n/a
    Gulfstream Park (Hallandale,
      Florida, U.S.A.).............   14,201          --      14,201         --        n/a             1999      n/a
    Golden Gate Fields (Albany,
      California, U.S.A.)..........   13,857          --      13,857         --        n/a             1999      n/a
    Dixon Downs (Dixon, California,
      U.S.A.)......................    6,584          --       6,584         --        n/a             2001      n/a
    GPRA Training Center (Boynton,
      Florida, U.S.A.).............   26,045          --      26,045         --        n/a             2000      n/a
REAL ESTATE OPERATIONS
  Golf Course Facilities
    Niederoesterreich, Austria.....   10,659      12,263      22,922      3,814       1996             1994   25 years
    Ontario, Canada................   22,720       9,492      32,212         11      Ongoing           1998      n/a
  Land
    Ontario, Canada................   17,427          --      17,427         --        n/a             1997      n/a
    Ontario, Canada................    1,000          --       1,000         --        n/a             1997      n/a
    Ontario, Canada................      326          --         326         --        n/a             1985      n/a
    Ontario, Canada................    2,374          --       2,374         --        n/a             1997      n/a
    Ontario, Canada................    1,634          --       1,634         --        n/a             1987      n/a
    Ontario, Canada................       27          --          27         --        n/a                       n/a
    Kentucky, U.S.A................    2,922          --       2,922         --        n/a             1997      n/a
    Michigan, U.S.A................    1,331          --       1,331         --        n/a             1996      n/a
    Michigan, U.S.A................    2,548          --       2,548         --        n/a             1996      n/a
    Florida, U.S.A.................    2,226          --       2,226         --        n/a             1994      n/a
    New York, U.S.A................    2,595          --       2,595         --        n/a             1998      n/a
    Niederoesterreich, Austria.....    5,551          --       5,551         --        n/a             1994      n/a
    Niederoesterreich, Austria.....   21,126          --      21,126         --        n/a             1996      n/a
  Commercial/Industrial Properties
    Colorado, U.S.A................       --         412         412        141        n/a             1992      n/a
    Oberoesterreich, Austria.......    4,304      10,753      15,057      4,413        n/a             1998      n/a
  Residential Properties
    Ontario, Canada................       68         120         188         --        n/a             1998      n/a
    Colorado, U.S.A................      127       3,376       3,503         --        n/a             1995      n/a
    Niederoesterreich, Austria.....       14          61          75         35        n/a             1998   23 years
    Niederoesterreich, Austria.....    2,758       7,085       9,843         --      Ongoing           1994      n/a
  Other............................       32          (3)         29          7
                                     -------     -------     -------     ------
                                     370,398     200,218     570,616     28,610
                                     =======     =======     =======     ======

                              FINANCIAL STATEMENTS
                          LOS ANGELES TURF CLUB, INC.
           FOR THE PERIODS FROM JANUARY 1, 1998 TO DECEMBER 10, 1998,
             NOVEMBER 6, 1997 TO DECEMBER 31, 1997, JANUARY 1, 1997
          TO NOVEMBER 5, 1997 AND FOR THE YEAR ENDED DECEMBER 31, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder and Board of Directors
Los Angeles Turf Club, Inc.

    We have audited the accompanying balance sheets of the Los Angeles Turf Club, Inc. (the Company) as of December 10, 1998 and December 31, 1997, and the related statements of operations, shareholder's equity (deficit) and cash flows for the periods from January 1, 1998 through December 10, 1998, November 6, 1997 through December 31, 1997, January 1, 1997 through November 5, 1997, and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 10, 1998 and December 31, 1997 and the results of its operations and its cash flows for the periods from January 1, 1998 through December 10, 1998, November 6, 1997 through December 31, 1997, January 1, 1997 through November 5, 1997, and for the year ended December 31, 1996, in conformity with accounting principles generally accepted in the United States.

Los Angeles, California                                    /s/ ERNST & YOUNG LLP
June 11, 1999

                          LOS ANGELES TURF CLUB, INC.
                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 10,    DECEMBER 31,
                                                                  1998            1997
                                                              -------------   -------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $    221        $ 15,632
  Accounts receivable, net of allowance of $238 at
    December 10, 1998, and $367 at December 31, 1997........       2,204           2,417
  Prepaid expenses and other assets.........................       1,221           1,393
                                                                --------        --------
    Total current assets....................................       3,646          19,442
                                                                --------        --------
Equipment...................................................      11,928          10,805
Accumulated depreciation....................................      (1,424)           (224)
                                                                --------        --------
                                                                  10,504          10,581
                                                                --------        --------
Other assets................................................       1,699           1,699
                                                                --------        --------
    Total assets............................................    $ 15,849        $ 31,722
                                                                ========        ========

                           LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
  Accounts payable..........................................    $  1,730        $ 10,736
  Accrued deferred compensation cost........................       3,850           3,977
  Accrued benefit plan cost.................................       1,304           1,304
  Other liabilities.........................................       6,201          10,033
  Borrowing under line of credit............................       2,500              --
  Due to affiliates.........................................      20,719          23,718
                                                                --------        --------
    Total current liabilities...............................      36,304          49,768
Deferred revenue............................................       1,812           1,349
Deferred income taxes.......................................       2,265           2,265
                                                                --------        --------
    Total liabilities.......................................      40,381          53,382
                                                                --------        --------
Shareholder's deficit:
  Common stock, $1,000 par value; 25 shares authorized,
    issued and outstanding..................................          25              25
  Additional paid-in capital................................       8,314           6,960
  Receivable from parent....................................     (15,868)        (13,355)
  Retained earnings (deficit)...............................     (17,003)        (15,290)
                                                                --------        --------
    Total shareholder's deficit.............................     (24,532)        (21,660)
                                                                --------        --------
    Total liabilities and shareholder's deficit.............    $ 15,849        $ 31,722
                                                                ========        ========

                            See accompanying notes.

                          LOS ANGELES TURF CLUB, INC.
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                               PERIOD FROM     PERIOD FROM     PERIOD FROM
                                               JANUARY 1,      NOVEMBER 6,     JANUARY 1,
                                              1998 THROUGH    1997 THROUGH    1997 THROUGH     YEAR ENDED
                                              DECEMBER 10,    DECEMBER 31,     NOVEMBER 5,    DECEMBER 31,
                                                  1998            1997            1997            1996
                                              -------------   -------------   -------------   -------------
Revenues:
  Wagering commissions......................     $41,043         $ 2,950         $39,701         $44,781
  Admission related.........................      21,940           2,278          20,334          23,825
  Interest and other........................         179              39             615             581
                                                 -------         -------         -------         -------
                                                  63,162           5,267          60,650          69,187
                                                 -------         -------         -------         -------
Costs and expenses:
  Horse racing operating costs..............      48,437           6,407          49,279          48,735
  Depreciation and amortization.............       1,200             171           2,570           3,212
  General and administrative................       3,965             742           4,821           6,353
  Interest and other........................       1,089              30             110             788
  Rental expense............................      10,184             740           9,895          10,861
                                                 -------         -------         -------         -------
                                                  64,875           8,090          66,675          69,949
                                                 -------         -------         -------         -------
Loss before income taxes....................      (1,713)         (2,823)         (6,025)           (762)
Income taxes................................          --              --              --              --
                                                 -------         -------         -------         -------
Net loss....................................     $(1,713)        $(2,823)        $(6,025)        $  (762)
                                                 =======         =======         =======         =======
Basic and diluted loss per share............     $ (68.5)        $(112.9)        $(241.0)        $ (30.5)
                                                 =======         =======         =======         =======

                            See accompanying notes.

                          LOS ANGELES TURF CLUB, INC.
                  STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
  FOR THE PERIODS JANUARY 1, 1998 THROUGH DECEMBER 10, 1998, NOVEMBER 6, 1997
    THROUGH DECEMBER 31, 1997, JANUARY 1, 1997 THROUGH NOVEMBER 5, 1997, AND
                        THE YEAR ENDED DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                           COMMON STOCK       ADDITIONAL   RECEIVABLE   RETAINED
                                        -------------------    PAID-IN        FROM      EARNINGS
                                         SHARES     AMOUNT     CAPITAL       PARENT     (DEFICIT)    TOTAL
                                        --------   --------   ----------   ----------   ---------   --------
Balance, December 31, 1995............     25        $25        $1,895      $(16,417)   $ 22,053    $  7,556
  Addition to receivable from
    parent............................     --         --            --          (325)         --        (325)
  Contributed capital.................     --         --         3,208            --          --       3,208
  Net loss............................     --         --            --            --        (762)       (762)
                                           --        ---        ------      --------    --------    --------
Balance, December 31, 1996............     25         25         5,103       (16,742)     21,291       9,677
  Payment of receivable from parent...     --         --            --         4,015          --       4,015
  Contributed capital.................     --         --         1,494            --          --       1,494
  Net loss............................     --         --            --            --      (6,025)     (6,025)
                                           --        ---        ------      --------    --------    --------
Balance, November 5, 1997.............     25         25         6,597       (12,727)     15,266       9,161
  Purchase accounting adjustment......     --         --            --            --     (27,733)    (27,733)
  Addition to receivable from
    parent............................     --         --            --          (628)         --        (628)
  Contributed capital.................     --         --           363            --          --         363
  Net loss............................     --         --            --            --      (2,823)     (2,823)
                                           --        ---        ------      --------    --------    --------
Balance, December 31, 1997............     25         25         6,960       (13,355)    (15,290)    (21,660)
  Addition to receivable from
    parent............................     --         --            --        (2,513)         --      (2,513)
  Contributed capital.................     --         --         1,354            --          --       1,354
  Net loss............................     --         --            --            --      (1,713)     (1,713)
                                           --        ---        ------      --------    --------    --------
Balance, December 10, 1998............     25        $25        $8,314      $(15,868)   $(17,003)   $(24,532)
                                           ==        ===        ======      ========    ========    ========

                            See accompanying notes.

                          LOS ANGELES TURF CLUB, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                               PERIOD FROM     PERIOD FROM     PERIOD FROM
                                               JANUARY 1,      NOVEMBER 6,     JANUARY 1,
                                              1998 THROUGH    1997 THROUGH    1997 THROUGH     YEAR ENDED
                                              DECEMBER 10,    DECEMBER 31,     NOVEMBER 5,    DECEMBER 31,
                                                  1998            1997            1997            1996
                                              -------------   -------------   -------------   -------------
Cash flows from operating activities:
  Net loss..................................     $ (1,713)       $(2,823)        $(6,025)        $  (762)
  Adjustments to reconcile net loss to net
    cash (used in) provided by operating
    activities:
    Depreciation and amortization...........        1,200            171           2,570           3,212
    Deferred income taxes...................           --             --              --            (327)
    Decrease (increase) in accounts
      receivable, net.......................          213             55             (88)            665
    Decrease (increase) in prepaid expenses
      and other assets......................          172            231            (224)           (658)
    (Decrease) increase in accounts
      payable...............................       (9,006)         7,148          (7,243)          1,758
    (Decrease) increase in other
      liabilities, deferred compensation and
      permanent employee compensation.......       (3,959)        (2,831)            764            (842)
    Increase (decrease) in deferred
      revenues..............................          463            540          (1,030)           (540)
                                                 --------        -------         -------         -------
  Net cash (used in) provided by operating
    activities..............................      (12,630)         2,491         (11,276)          2,506
                                                 --------        -------         -------         -------
Cash flows from investing activities:
  Additions to equipment....................       (1,123)        (1,805)         (7,051)         (4,550)
                                                 --------        -------         -------         -------
  Net cash used in investing activities.....       (1,123)        (1,805)         (7,051)         (4,550)
                                                 --------        -------         -------         -------
Cash flows from financing activities:
  Repayment of bank loans payable...........           --            (82)           (785)           (868)
  Borrowing under line of credit............        2,500             --              --              --
  (Decrease) increase in due to/from
    affiliates..............................       (2,999)        10,985           7,823          (2,050)
  Contributed capital.......................        1,354            366           1,494           3,208
  (Increase) decrease in receivable from
    parent..................................       (2,513)          (628)          4,015            (325)
                                                 --------        -------         -------         -------
  Net cash (used in) provided by financing
    activities..............................       (1,658)        10,641          12,547             (35)
                                                 --------        -------         -------         -------
Net (decrease) increase in cash and cash
  equivalents...............................      (15,411)        11,327          (5,780)         (2,079)
Cash and cash equivalents at beginning of
  period....................................       15,632          4,305          10,085          12,164
                                                 --------        -------         -------         -------
Cash and cash equivalents at end of
  period....................................     $    221        $15,632         $ 4,305         $10,085
                                                 ========        =======         =======         =======
Supplemental Cash Flow Information (see
  Notes 3 and 9):
  Interest paid for the period..............     $     58        $    --         $   111         $   288
                                                 ========        =======         =======         =======

                            See accompanying notes.

                          LOS ANGELES TURF CLUB, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

1.  BASIS OF PRESENTATION

    Los Angeles Turf Club, Inc. ("LATC" or the "Company") was incorporated in 1979 and is a successor of a corporation originally organized in 1934 to conduct thoroughbred horse racing at Santa Anita Racetrack ("Santa Anita") in Southern California. Prior to November 5, 1997, LATC was a wholly owned subsidiary of Santa Anita Operating Company and Subsidiaries ("SAOC" or "Parent"). On
November 5, 1997, Meditrust Acquisition Company ("Meditrust") merged with SAOC and changed its name to Meditrust Operating Company. The merger has been accounted for as a purchase and the assets and liabilities of LATC were recorded at their fair market value as of November 5, 1997. A complete change in accounting basis is appropriate because of the change in control of voting interests. The financial statements for the periods subsequent to November 5, 1997 present the financial position of the Company and its results of operations after the allocation of the purchase price relating to the Meditrust acquisition. The accompanying financial statements for the periods prior to and including November 5, 1997 do not include the effects of Meditrust's purchase accounting for the acquisition (Note 3). On December 10, 1998, LATC was acquired by a wholly-owned subsidiary of Magna International Inc.

    The accompanying financial statements include the balance sheet and income statement accounts of LATC. Certain costs incurred by LATC's Parent on the Company's behalf have been allocated to LATC on the specific identification basis. The statement of operations may not necessarily be indicative of the revenues and expenses that would have resulted had LATC operated as a stand alone entity.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, which conform, in all material respects, with accounting principles generally accepted in Canada except as described in Note 11 to these financial statements.

PROPERTY, PLANT AND EQUIPMENT

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS No. 121"). FAS
No. 121 requires that impairment losses be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the undiscounted cash flows to be generated by these assets are less than their carrying amount. No such impairment losses were recorded during the periods January 1, 1998 through December 10, 1998, November 6, 1997 through
December 31, 1997, January 1, 1997 through November 5, 1997 or for the year ended December 31, 1996.

    Depreciation of property, plant and equipment is provided primarily on the straight-line method generally over the following estimated useful lives:

                                                                       5 to
Machinery and other equipment...............................      15 years
                                                                       5 to
Leasehold improvements......................................      15 years

    Expenditures which materially increase property lives are capitalized. The cost of maintenance and repairs is charged to expense as incurred. When depreciable property is retired or disposed of, the

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) related cost and accumulated depreciation is removed from the accounts and any gain or loss reflected in current operations.

DEFERRED REVENUES

    Deferred revenues consist of prepaid admission tickets and parking, which are recognized as income ratably over the period of the related race meet. Also, deferred revenue includes prepaid rent from another thoroughbred horse racing corporation, Oak Tree Racing Association ("OTRA"), which utilizes the Company's racetrack for a portion of the year. Prepaid rent is recognized over the remaining term of the lease.

CASH AND CASH EQUIVALENT

    Highly liquid short-term investments, with remaining maturities of three months or less at the date of acquisition, are considered cash equivalents.

ALLOWANCE FOR BAD DEBTS

    Management periodically evaluates the collectibility of accounts receivable and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible.

ADVERTISING

    Costs incurred for production and communicating advertising are generally expensed when incurred. Costs incurred for promotions for specific live race days are expensed on the applicable race day. Advertising cost of $3,175,000, $262,000, $2,331,000, and $1,773,000 were incurred for the periods of January 1, 1998 through December 10, 1998, November 6, 1997 through
December 31, 1997, January 1, 1997 through November 5, 1997 and the year ended December 31, 1996, respectively and are included in horse racing operating costs in the accompanying financial statements.

REVENUES AND COSTS

    The Company records operating revenues associated with thoroughbred horse racing at Santa Anita Racetrack on a daily basis, except for season admissions which are recorded ratably over the racing season.

HORSE RACING REVENUES AND DIRECT OPERATING COSTS

    Horse racing revenues and direct operating costs are shown net of state and local taxes, stakes, purses and awards.

EARNINGS PER SHARE

    Basic earnings per share is computed by dividing the Company's net income or loss by the weighted average number of common shares outstanding during the period which was 25 shares for each of the periods presented. The Company does not have any dilutive securities.

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS 130 became effective in the first quarter of 1998 and had no impact on the Company's financial statements. SFAS No. 131 establishes new standards on reporting information about operating segments in both annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of the new requirements of SFAS No. 131 did not impact the Company's disclosure of segment information because the Company operates in one line of business.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.133, "Accounting for Derivative Instruments" ("SFAS No. 133"). SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives either as assets or liabilities and measure those instruments at fair market value. Presently, the Company does not use derivative instruments either in hedging activities or as investments. Accordingly, the Company believes that adoption of SFAS No. 133 will have no impact on its financial position or results of operations.

CONCENTRATION OF RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash investments and receivables. The Company places its cash investments in investment grade short-term instruments and limits the amount of credit exposure to any one commercial issuer. Concentrations of credit risk with respect to accounts receivable are limited due to the number of satellite locations and Santa Anita group event patrons.

    The Company generates the majority of its revenue from wagering activities in Southern California and therefore it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions and changes in tax laws and gaming laws.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Management has estimated the fair value of its financial instruments using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimated values for the Company as of December 10, 1998 and December 31, 1997 are not necessarily indicative of the amounts that could be realized in current market exchanges.

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    For those financial instruments for which it is practicable to estimate value, management has determined that the carrying amounts of the Company's financial instruments approximate their fair value as of December 10, 1998 and December 31, 1997.

RISKS AND UNCERTAINTIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates in the near term.

3.  ACQUISITION OF THE COMPANY BY MEDITRUST ACQUISITION COMPANY

    On November 5, 1997, Meditrust acquired LATC. Accordingly, the Company has adjusted the carrying value of its assets and liabilities to reflect the cost of Meditrust's investment in LATC in accordance with Accounting Principle Board Opinion No. 16. As a result, $19,100,000 was allocated to assets and $37,672,000 was allocated to liabilities, with the remaining balance being recorded as a reduction to shareholder's equity.

    The Company's statement of operations reflects depreciation and amortization based on a historic basis through November 5, 1997 and incorporates the adjusted basis of the Company's assets and liabilities subsequent to November 5, 1997.

4.  EXECUTIVE SEVERANCE

    During the period of January 1, 1997 through November 5, 1997 and the year ended December 31, 1996, pursuant to resignation agreements with certain executive officers, the Company incurred $351,000 and $851,000, respectively, in executive severance costs which have been charged to general and administrative expenses in the statements of operations.

5.  LOANS PAYABLE

    The Company entered into a sale-leaseback transaction related to the financing of television, video monitoring and production equipment under a five-year lease which expired in December 1997. This financing arrangement was accounted for as a capital lease.

6.  BORROWING UNDER LINE OF CREDIT

    At December 10, 1998, the Company had $2,500,000 outstanding under an unsecured line of credit. Interest on the line of credit was based on prime plus 0.5% (8.25% at December 10, 1998). The outstanding balance under the line of credit was paid off subsequent to December 10, 1998.

7.  INCOME TAXES

    Income taxes are calculated on a separate return basis. Historically, the Company has filed consolidated returns with its Parent. Deferred income taxes arise from temporary differences in the recognition of some items of revenue and expense for financial statement and tax reporting purposes.

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

7.  INCOME TAXES (CONTINUED)
The sources of temporary differences and their related tax effects for the periods of January 1, 1998 through December 10, 1998, November 6, 1997 through December 31, 1997, January 1, 1997 through November 5, 1997 and the year ended December 31, 1996 are as follows:

                                               JANUARY 1,      NOVEMBER 6,     JANUARY 1,
                                              1998 THROUGH    1997 THROUGH    1997 THROUGH    YEAR ENDED
                                              DECEMBER 10,    DECEMBER 31,    NOVEMBER 5,    DECEMBER 31,
                                                  1998            1997            1997           1996
                                              -------------   -------------   ------------   -------------
Accelerated depreciation and amortization
  methods utilized for tax reporting
  purposes..................................    $ 308,000      $  (233,000)   $  (498,000)     $ 675,000
Net operating loss carryovers...............     (879,000)      (1,029,000)    (2,197,000)      (784,000)
Deductions previously deducted for book
  purposes, deductible for tax purposes
  currently.................................       53,000           71,000        150,000        435,000
Income previously included for book
  purposes, not includable for tax purposes
  currently.................................           --               --             --       (326,000)
Increase in valuation allowance for deferred
  tax assets................................      518,000        1,191,000      2,545,000             --
                                                ---------      -----------    -----------      ---------
                                                $      --      $        --    $        --      $      --
                                                =========      ===========    ===========      =========

    A reconciliation of the Company's total income tax provision for the periods of January 1, 1998 through December 10, 1998, November 6, 1997 through
December 31, 1997, January 1, 1997 through November 5, 1997 and the year ended December 31, 1996 to the statutory federal corporate income tax rate of 34% and the state rate of 9.3% for the year ended December 31, 1996 and 8.84% for the periods of January 1, 1997 through November 5, 1997, November 6, 1997 through December 31, 1997 and January 1, 1998 through December 10, 1998, is as follows:

                                               JANUARY 1,      NOVEMBER 6,     JANUARY 1,
                                              1998 THROUGH    1997 THROUGH    1997 THROUGH    YEAR ENDED
                                              DECEMBER 10,    DECEMBER 31,    NOVEMBER 5,    DECEMBER 31,
                                                  1998            1997            1997           1996
                                              -------------   -------------   ------------   -------------
Computed "expected" tax recovery for federal
  income taxes, net of state income taxes...    $(734,000)     $(1,209,000)   $(2,581,000)     $(330,000)
Nondeductible political contributions.......       73,000            2,000          5,000         82,000
Unrecognized tax net operating loss
  carryforwards, net........................      661,000        1,207,000      2,576,000        194,000
Other, net..................................           --               --             --         54,000
                                                ---------      -----------    -----------      ---------
                                                $      --      $        --    $        --      $      --
                                                =========      ===========    ===========      =========

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

7.  INCOME TAXES (CONTINUED)
    The deferred tax assets and liabilities as of December 10, 1998 and December 31, 1997 consist of the following:

                                                              DECEMBER 10,    DECEMBER 31,
                                                                  1998            1997
                                                              -------------   -------------
Deferred tax assets:
  Compensation deductible for tax purposes when paid........   $   125,000     $   180,000
  Pension contribution deductible for tax purposes when
    paid....................................................       581,000         581,000
  Contribution carryover....................................         8,000           7,000
  Other.....................................................       452,000         452,000
  Federal tax benefit of state deferred liabilities.........       562,000         562,000
  Federal net operating loss carryovers.....................     3,664,000       2,876,000
  State net operating loss carryovers.......................       441,000         350,000
  Valuation allowance.......................................    (5,413,000)     (4,895,000)
                                                               -----------     -----------
    Total deferred assets...................................       420,000         113,000
                                                               -----------     -----------
Deferred tax liabilities:
  Difference between tax and book depreciation..............    (1,028,000)       (721,000)
  Income previously included for book purposes, not
    includable for tax purposes.............................       (11,000)        (11,000)
  State income tax deductible when paid for federal tax
    purposes................................................    (1,646,000)     (1,646,000)
                                                               -----------     -----------
    Total deferred tax liabilities..........................    (2,685,000)     (2,378,000)
                                                               -----------     -----------
Net liability for deferred income taxes.....................   $(2,265,000)    $(2,265,000)
                                                               ===========     ===========

    There were no taxes paid for the periods of January 1, 1998 through December 10, 1998, November 6, 1997 through December 31, 1997, January 1, 1997 through November 5, 1997 and the year ended December 31, 1996.

8.  COMMITMENTS AND CONTINGENCIES

    Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters are adequately covered by insurance or, if not covered, are without merit or are of such a nature or involve minor damages that would not have a significant effect on the financial position or results of operations if disposed of unfavorably.

    The Company leases the racetrack from an affiliate. The lease agreement covers the period through December 31, 2010 (see note 10). The Company has sublet the racetrack for certain periods during the year to OTRA through 2010 (see Note 10).

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

9.  EMPLOYEE BENEFIT PLANS

STOCK OPTION PROGRAM

    Prior to December 10, 1998, SAOC and its successor Meditrust Operating Company were part of a "paired shared real estate investment trust" structure. As such SAOC and Meditrust Operating Company's shares were traded as a single unit with Santa Anita Realty Enterprises, Inc. (SARE) and Meditrust Corporation, respectively, under a stock-pairing agreement.

    Stock options granted by LATC's parent were matched with the corresponding paired share of SARE or its successor Meditrust Corporation once the employees exercised their option. On November 5, 1997, the stock options outstanding were deemed exercised and accordingly, a liability for these stock options were recorded as part of the Meditrust purchase price adjustment.

RESTRICTED STOCK AWARDS

    Under the 1995 Share Award Plan, SAOC granted 126,647 shares of common stock as a Restricted Stock Award at a value of $15.50 per paired share. Of the shares issued in 1995; 59,291 shares vested in 1996, and 8,065 shares vested in 1995. Based on the Restricted Stock Award agreement SAOC purchased 43,161 shares back in 1997. The remaining 16,130 shares vested in 1997 upon change in control. Compensation of $61,000 and $524,000 for the years ended December 31, 1997 and 1996, respectively, are included in the general and administrative expenses in the accompanying statements of operations.

RETIREMENT INCOME PLAN

    The Company's parent has a non-contributory defined benefit retirement plan for year-round employees who are at least 21 years of age, have one or more years of service, and are not covered by collective bargaining agreements. Plan assets consist of a group annuity contract with a life insurance company. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment. Funding requirements comply with federal requirements that are imposed by law. In the event of a "change in control," participants in the defined benefit retirement plan become fully vested in plan benefits, which occurred at November 5, 1997.

    The net periodic pension cost allocated to the Company by its Parent for the periods of January 1, 1998 through December 10, 1998, November 6, 1997 through December 31, 1997, January 1, 1997 through November 5, 1997 and the year ended December 31, 1996 for the retirement income plan included the following components:

                                               JANUARY 1,      NOVEMBER 6,     JANUARY 1,
                                              1998 THROUGH    1997 THROUGH    1997 THROUGH    YEAR ENDED
                                              DECEMBER 10,    DECEMBER 31,    NOVEMBER 5,    DECEMBER 31,
COMPONENTS OF NET PERIODIC PENSION COST           1998            1997            1997           1996
---------------------------------------       -------------   -------------   ------------   -------------
Service cost................................    $ 327,000       $ 38,000       $ 211,000       $ 277,000
Interest cost on projected benefit
  obligation................................      429,000         65,000         361,000         441,000
Actual return on plan assets................     (490,000)       (68,000)       (377,000)       (387,000)
Net amortization and deferral...............      171,000         19,000         106,000         101,000
                                                ---------       --------       ---------       ---------
  Net periodic pension cost.................    $ 437,000       $ 54,000       $ 301,000       $ 432,000
                                                =========       ========       =========       =========

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following provides a reconciliation of benefits obligations, plan assets and funded status of the plan.

                                                              DECEMBER 10,    DECEMBER 31,
                                                                  1998            1997
                                                              -------------   -------------
Change in benefit obligation:
  Benefit obligation at beginning of period.................   $ 6,603,000     $ 5,999,000
  Service cost..............................................       327,000         249,000
  Interest cost.............................................       429,000         427,000
  Benefits paid.............................................      (384,000)       (362,000)
  Actuarial losses..........................................        22,000         290,000
                                                               -----------     -----------
    Benefit obligation at end of period.....................     6,997,000       6,603,000
                                                               -----------     -----------
Change in plan assets:
  Fair value of plan assets at beginning of period..........     5,299,000       4,868,000
  Actual return on plan assets..............................       490,000         445,000
  Company contributions.....................................       288,000         348,000
  Benefits paid.............................................      (384,000)       (362,000)
                                                               -----------     -----------
    Fair value of plan assets at end of period..............   $ 5,693,000     $ 5,299,000
                                                               -----------     -----------
    Funded status of the plan (underfunded).................   $(1,304,000)    $(1,304,000)
                                                               ===========     ===========

    Assumptions used in determining the funded status of the retirement income plan are as follows:

                                                                1998       1997       1996
                                                              --------   --------   --------
Weighted average discount rate..............................    6.0%       6.8%       7.5%
Weighted average rate of increase in compensation levels....    3.5%       3.5%       3.5%
Expected long-term rate of return...........................    8.0%       8.0%       8.0%

    The measurement date and related assumptions for the funded status of the Company's retirement income plan were as of the end of the year.

    The Company also participates in several multi-employer pension plans for the benefit of its employees who are union members. Company contributions to these plans were $4,391,000 for the period of January 1, 1998 to December 10, 1998, $672,000 for the period of November 6, 1997 through December 31, 1997, $3,709,000 for the period of January 1, 1997 through November 5, 1997, and $4,377,000 for the year ended December 31, 1996.

    The data available from administrators of the multi-employer pension plans is not sufficient to determine the accumulated benefit obligations, nor the net assets attributable to the multi-employer plans in which Company employees participate.

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
DEFERRED COMPENSATION PLAN

    The Company's parent has defined benefit deferred compensation agreements which provide selected prior management employees with a fixed benefit at retirement age. During 1995, the outstanding agreements for active employees were curtailed and replaced by awards of restricted stock under the 1995 Share Award Plan. Plan benefits are based primarily on years of service and qualifying compensation.

    Net periodic pension cost for the periods of January 1, 1998 to December 10, 1998, November 6, 1997 through December 31, 1997, January 1, 1997 through November 5, 1997 and for the year ended December 31, 1996 for the deferred compensation plan included the following components:

                                               JANUARY 1,      NOVEMBER 6,     JANUARY 1,
                                              1998 THROUGH    1997 THROUGH    1997 THROUGH    YEAR ENDED
                                              DECEMBER 10,    DECEMBER 31,    NOVEMBER 5,    DECEMBER 31,
COMPONENTS OF NET PERIODIC PENSION COST           1998            1997            1997           1996
---------------------------------------       -------------   -------------   ------------   -------------
Service costs...............................    $     --          $    --       $     --       $     --
Interest cost on projected benefit
  obligation................................     237,000           43,000        240,000        231,000
Amortization of unrecognized net obligation
  and experience losses.....................      66,000               --             --             --
                                                --------          -------       --------       --------
  Net periodic pension cost.................    $303,000          $43,000       $240,000       $231,000
                                                ========          =======       ========       ========

    The following provides a reconciliation of benefit obligations and funded status of the plan. The plan has no assets.

                                                              DECEMBER 10,    DECEMBER 31,
                                                                  1998            1997
                                                              -------------   -------------
Change in benefit obligation:
  Benefit obligation at beginning of period.................   $ 3,977,000     $ 3,737,000
  Service cost..............................................            --              --
  Interest cost.............................................       237,000         283,000
  Benefits paid.............................................      (532,000)       (539,000)
  Actuarial losses..........................................       168,000         496,000
                                                               -----------     -----------
    Benefit obligation at end of period.....................   $ 3,850,000     $ 3,977,000
                                                               ===========     ===========
    Funded status of the plan (underfunded).................   $(3,850,000)    $(3,977,000)
                                                               ===========     ===========

    Assumptions used in determining the funded status of the deferred compensation plan are as follows:

                                                                1998       1997       1996
                                                              --------   --------   --------
Weighted average discount rate..............................    6.0%       6.8%       7.5%

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The measurement date and related assumptions for the funded status of the Company's deferred compensation plan were as of the end of the year.

10.  RELATED PARTY TRANSACTIONS

    The Company leases the racetrack from an affiliate for the full year for a fee of 1.5% of the on-track wagering on live races at Santa Anita Racetrack, which includes the OTRA meet. In addition, the Company pays to the affiliate 26.5% of its wagering commissions from satellite wagering (not to exceed 1.5% of such wagering). When the Company operates as a satellite for Hollywood Park Racetrack, Del Mar Racetrack and Pomona Fairplex, the Company pays 26.5% of its wagering commissions as additional rent to the affiliate. For the periods January 1, 1998 through December 10, 1998, November 6, 1997 through
December 31, 1997, January 1, 1997 through November 5, 1997 and the year ended December 31, 1996, LATC paid the affiliate (including charity days) $10,184,000, $740,000, $9,895,000, and $10,861,000 in rent.

    The lease arrangement between the Company and the affiliate requires the Company to assume costs attributable to utilities, taxes, maintenance and insurance.

    The Company has sublet the racetrack to OTRA (through 2010) to conduct OTRA's annual thoroughbred horse racing meet, which commences in late September or early October. OTRA races five weeks in even-numbered years and six weeks in odd-numbered years. The Company received $5,233,462, $7,446, $3,797,266 and $4,807,724, included in wagering commissions, respectively, in rent from OTRA for the periods January 1, 1998 through December 10, 1998, November 6, 1997 through December 31, 1997, January 1, 1997 through November 5, 1997 and the year ended December 31, 1996.

    As of December 31, 1997, due to affiliates consists of $23,718,000 due to Meditrust Corporation including $5,500,000 loan payable to Meditrust Corporation. The loan bore interest at 7% and was repaid in 1998. The affiliate started charging 7% interest to the Company beginning January 1, 1998 on a portion of the payable balance. No interest was charged on borrowing from affiliates prior to January 1, 1998.

    As of December 10, 1998, due to affiliates consists of $20,719,000 due to Meditrust Corporation. Interest of $880,000 was incurred on borrowings from affiliates and is included in interest and other expenses in the accompanying statement of operations.

    Costs incurred by LATC's parent have been allocated to LATC on the specific identification basis and were $1,354,000, $363,000, $1,494,000 and $3,208,000 for the periods January 1, 1998 through December 10, 1998, November 6, 1997 through December 31, 1997, January 1, 1997 through November 5, 1997 and the year ended December 31, 1996, respectively. Such costs are included in the accompanying statement of operations.

                          LOS ANGELES TURF CLUB, INC.

                 DECEMBER 10, 1998, DECEMBER 31, 1997 AND 1996

11.  CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Company's accounting policies as reflected in these financial statements do not differ materially from accounting principles generally accepted in Canada ("Canadian GAAP") except for:

    (a) The receivable from parent is shown as a deduction from shareholder's deficit. Under Canadian GAAP, the receivable from parent would be presented as a non-current asset. Under Canadian GAAP, total assets at December 10, 1998 and December 31, 1997 would be $31,717,000 and $45,077,000, respectively, and shareholder's deficit would be $8,664,000 and $8,305,000, respectively.

    (b) For purposes of reconciling to Canadian GAAP, the Company has early adopted the provisions of the Canadian Institute of Chartered Accountants Handbook Section 3461, "Employee Future Benefits," on a retroactive basis. Accordingly, net pension expense and accrued pension liabilities are the same as those determined by the application of U.S. GAAP.

                         COMBINED FINANCIAL STATEMENTS

                       GOLDEN GATE FIELDS (CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
                     SUBJECT TO THE LICENSING PROVISIONS OF
                       THE CALIFORNIA HORSE RACING BOARD,
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
                         (WHOLLY OWNED SUBSIDIARIES OF
                         LADBROKE RACING CORPORATION))

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Pacific Racing Association,
Ladbroke Racing California, Inc. and
Ladbroke Land Holdings, Inc.

    We have audited the accompanying combined statement of assets and liabilities of Pacific Racing Association's operations subject to the licensing provisions of the California Horse Racing Board ("Pacific Racing Association"), Ladbroke Racing California, Inc. and Ladbroke Land Holdings, Inc. (collectively, "Golden Gate Fields" or the "Company") as of December 31, 1998, and 1997, and the related combined statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying combined financial statements present the financial position and results of operations of the Golden Gate Fields racetrack facility and are not intended to include a complete presentation of the financial position and results of operations of Pacific Racing Association.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined assets and liabilities of Pacific Racing Association, Ladbroke Racing California, Inc. and Ladbroke Land Holdings, Inc. at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                                              /s/ ERNST & YOUNG LLP

Walnut Creek, California
October 4, 1999, except paragraph 1 of Note 5, as to which the date is October 19, 1999

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)
                 COMBINED STATEMENTS OF ASSETS AND LIABILITIES

                                                                               DECEMBER 31,
                                                        SEPTEMBER 30,    -------------------------
                                                             1999           1998          1997
                                                        --------------   -----------   -----------
                                                         (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents...........................   $   739,839     $   714,691   $ 1,426,313
  Equity in pooled cash and cash equivalents..........    45,991,536      41,117,870    34,998,292
  Accounts receivable, net of allowance for doubtful
    accounts of $20,989 in 1997, $236,687 in 1998 and
    $160,092 at September 30, 1999....................       822,479       3,100,143     3,661,060
  Other current assets................................       127,386         479,827       779,343
                                                         -----------     -----------   -----------
    Total current assets..............................    47,681,240      45,412,531    40,865,008
Racetrack properties and equipment, net...............    48,532,678      48,429,435    24,070,678
Intangible assets, net................................     2,473,259       3,044,009    14,380,010
                                                         -----------     -----------   -----------
    Total assets......................................   $98,687,177     $96,885,975   $79,315,696
                                                         ===========     ===========   ===========

                               LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Notes payable to affiliate, current portion.........   $ 2,594,191     $ 1,448,415   $        --
  Accounts payable....................................       703,270       4,055,475     4,301,635
  Accrued compensation................................     1,265,620       1,743,079     1,772,730
  Other accrued liabilities...........................     2,216,315       1,213,890     1,440,484
  Due to affiliates...................................    20,657,507      17,149,343     4,414,034
                                                         -----------     -----------   -----------
    Total current liabilities.........................    27,436,903      25,610,202    11,928,883
                                                         -----------     -----------   -----------
Note payable to affiliate.............................    59,591,322      58,183,681    42,722,954
                                                         -----------     -----------   -----------
Notes payable.........................................            --              --    10,025,915
                                                         -----------     -----------   -----------

Stockholder's equity:
  Common stock, authorized 111,000 shares, issued and
    outstanding 80,347 shares.........................     1,494,000       1,494,000     1,494,000
  Paid-in capital.....................................    13,360,000      13,360,000    13,360,000
  Accumulated deficit.................................    (3,195,048)     (1,761,908)     (216,056)
                                                         -----------     -----------   -----------
    Total stockholder's equity........................    11,658,952      13,092,092    14,637,944
                                                         -----------     -----------   -----------
    Total liabilities and stockholder's equity........   $98,687,177     $96,885,975   $79,315,696
                                                         ===========     ===========   ===========

                            See accompanying notes.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)
                       COMBINED STATEMENTS OF OPERATIONS

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                -------------------------   ---------------------------------------
                                   1999          1998          1998          1997          1996
                                -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)
Operating revenues:
  Mutual commission and
    breakage..................  $14,202,234   $12,470,873   $17,362,961   $16,555,897   $15,786,982
  Admissions..................      982,313     1,026,560     1,347,652     1,717,753     1,923,166
  Catering operations.........    1,860,094     1,742,275     2,269,092     2,288,534     2,313,021
  Parking.....................      700,497       707,180       937,434       922,325       954,876
  Programs....................      959,955       905,408     1,227,601     1,272,416     1,269,256
  Indirect revenues...........    2,194,208     2,142,788     2,506,497     2,754,653     2,684,698
                                -----------   -----------   -----------   -----------   -----------
                                 20,899,301    18,995,084    25,651,237    25,511,578    24,931,999
                                -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Salaries, wages, benefits
    and other payroll-related
    expenses..................    8,777,260     8,465,979    11,895,359    11,401,172    10,689,267
  Rental of facilities and
    equipment.................      277,386       501,806       654,927       749,870     1,661,174
  Operating and maintenance
    services..................    2,821,788     2,756,420     4,997,209     4,508,930     3,921,650
  Depreciation and
    amortization..............    1,902,154     3,131,997     3,621,315     3,828,330     3,987,359
  Taxes and licenses..........      677,488       615,012       726,613       789,325       707,031
  Advertising and public
    relations.................    1,371,491       968,036     1,269,124     1,301,954     1,294,999
  General and
    administrative............    2,268,537     2,316,127     2,047,403     1,494,073     2,327,842
  Charity days expense........       66,841        64,183        86,976        96,815        98,356
                                -----------   -----------   -----------   -----------   -----------
                                 18,162,945    18,819,560    25,298,926    24,170,469    24,687,678
                                -----------   -----------   -----------   -----------   -----------
Income from operations........    2,736,356       175,524       352,311     1,341,109       244,321
Other income (expense):
  Interest income, principally
    from affiliate............    1,667,796     1,609,183     2,148,526     1,976,792     1,714,396
  Interest expense to
    affiliate.................   (3,501,074)   (2,648,491)   (3,845,028)   (2,516,408)   (2,310,728)
                                -----------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes.......................      903,078      (863,784)   (1,344,191)      801,493      (352,011)
Provision for federal and
  state income taxes..........   (2,336,218)      (88,749)     (201,661)   (1,888,195)   (1,000,490)
                                -----------   -----------   -----------   -----------   -----------
Net loss......................  $(1,433,140)  $  (952,533)  $(1,545,852)  $(1,086,702)  $(1,352,501)
                                ===========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THELICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)
                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                         RETAINED         TOTAL
                                               COMMON       PAID-IN      EARNINGS     STOCKHOLDER'S
                                               STOCK        CAPITAL      (DEFICIT)       EQUITY
                                             ----------   -----------   -----------   -------------
Balance at December 31, 1995...............  $1,494,000   $13,360,000   $ 2,223,147    $17,077,147
  Net loss.................................          --            --    (1,352,501)    (1,352,501)
                                             ----------   -----------   -----------    -----------
Balance at December 31, 1996...............   1,494,000    13,360,000       870,646     15,724,646
  Net loss.................................          --            --    (1,086,702)    (1,086,702)
                                             ----------   -----------   -----------    -----------
Balance at December 31, 1997...............   1,494,000    13,360,000      (216,056)    14,637,944
  Net loss.................................          --            --    (1,545,852)    (1,545,852)
                                             ----------   -----------   -----------    -----------
Balance at December 31, 1998...............   1,494,000    13,360,000    (1,761,908)    13,092,092
  Net loss (unaudited).....................          --            --    (1,433,140)    (1,433,140)
                                             ----------   -----------   -----------    -----------
Balance at September 30, 1999
  (unaudited)..............................  $1,494,000   $13,360,000   $(3,195,048)   $11,658,952
                                             ==========   ===========   ===========    ===========

                            See accompanying notes.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THELICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)
                       COMBINED STATEMENTS OF CASH FLOWS

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,
                                       -------------------------   -----------------------------------------
                                          1999          1998           1998           1997          1996
                                       -----------   -----------   ------------   ------------   -----------
                                              (UNAUDITED)
OPERATING ACTIVITIES
Net loss.............................  $(1,433,140)  $  (952,533)  $ (1,545,852)  $ (1,086,702)  $(1,352,501)
Adjustments to reconcile net loss to
  net cash provided by operating
  activities:
  Depreciation.......................    1,331,404     1,545,747      1,097,814        952,329     1,111,358
  Amortization.......................      570,750     1,586,250      2,523,501      2,876,001     2,876,001
  Provision for doubtful accounts....           --            --        215,698         13,239            --
  Changes in operating assets and
    liabilities:
    Accounts receivable..............    2,277,664     2,661,289        345,219     (1,356,568)   (1,672,357)
    Other current assets.............      352,441       175,602        299,516       (355,913)      (79,900)
    Accrued interest on notes payable
      to affiliate...................    3,405,136     2,648,491      3,363,540      2,502,802     1,882,816
    Accounts payable.................   (3,352,205)      199,610       (246,160)    (1,409,619)    4,333,346
    Accrued compensation.............     (477,459)      424,042        (29,651)       387,530        93,023
    Other accrued liabilities........    1,002,425       441,023       (226,594)       141,458       283,112
    Due to affiliates................    2,220,046    (2,891,340)     2,709,394      1,608,121       534,269
                                       -----------   -----------   ------------   ------------   -----------
Net cash provided by operating
  activities.........................    5,897,062     5,838,181      8,506,425      4,272,678     8,009,167
                                       -----------   -----------   ------------   ------------   -----------
INVESTING ACTIVITIES
Purchase of racetrack properties and
  equipment..........................     (998,248)   (6,646,593)   (16,644,071)   (19,582,404)   (1,910,089)
                                       -----------   -----------   ------------   ------------   -----------
Net cash used in investing
  activities.........................     (998,248)   (6,646,593)   (16,644,071)   (19,582,404)   (1,910,089)
                                       -----------   -----------   ------------   ------------   -----------
FINANCING ACTIVITIES
Borrowings from affiliates for
  racetrack property purchase........           --     6,195,469     13,545,602      7,879,398            --
Issuance of note payable.............           --            --             --     10,025,915            --
                                       -----------   -----------   ------------   ------------   -----------
Net cash provided by financing
  activities.........................           --     6,195,469     13,545,602     17,905,313            --
                                       -----------   -----------   ------------   ------------   -----------
Increase in cash and cash equivalents
  and equity in pooled cash and cash
  equivalents........................    4,898,814     5,387,057      5,407,956      2,595,587     6,099,078
Cash and cash equivalents and equity
  in pooled cash and cash equivalents
  at beginning of period.............   41,832,561    36,424,605     36,424,605     33,829,018    27,729,940
                                       -----------   -----------   ------------   ------------   -----------
Cash and cash equivalents and equity
  in pooled cash and cash equivalents
  at end of period...................  $46,731,375   $41,811,662   $ 41,832,561   $ 36,424,605   $33,829,018
                                       ===========   ===========   ============   ============   ===========

                            See accompanying notes.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

1. BUSINESS AND BASIS OF PRESENTATION

BUSINESS

    Pacific Racing Association's operations subject to the licensing provisions of the California Horse Racing Board ("PRA"), Ladbroke Racing California, Inc. ("LRCA") and Ladbroke Land Holdings, Inc. ("LLH") (collectively, "Golden Gate Fields" or the "Company") wholly owned subsidiaries of Ladbroke Racing Corporation ("LRC"), are engaged in operating the Golden Gate Fields racetrack facility for thoroughbred horse racing, the conduct of which is subject to the licensing provisions of the California Horse Racing Board. PRA operates the racetrack facility, LRCA leased the racetrack facility from a third party through October 1998 and LLH purchased the racetrack facility from a third party effective October 1998.

BASIS OF PRESENTATION

    The accompanying combined financial statements present the financial position and results of operations of the Golden Gate Fields racetrack facility and include the accounts of LRCA, LLH and those components of PRA's operations subject to the licensing provisions of the California Horse Racing Board. The components of PRA's operations not included in the combined financial statements are two subsidiaries (Ladbroke Gaming California, Inc. and Golden Gate Catering Company) as these are not associated with the operations of the Golden Gate Fields racetrack facility and are not being acquired by Magna Entertainment Corp. (see Note 10). The accompanying financial statements are not intended to include a complete presentation of the financial position and results of operations of Pacific Racing Association.

    In addition, LRCA is not being acquired by Magna Entertainment Corp. although its results are included in these combined financial statements. Through October 1998, LRCA leased the Golden Gate Fields racetrack facility from a third party and then subleased the facility to PRA. This lease was cancelled in October 1998 when LLH purchased the racetrack facility. In order to more fairly present the results of operations of the Golden Gate Fields racetrack facility prior to October 1998, LRCA has been included in these combined financial statements.

    All significant intercompany accounts and transactions between PRA, LRCA and LLH have been eliminated.

    The financial statements have been prepared in accordance with accounting principles generally accepted in the United States which conform in all material respects with accounting principles generally accepted in Canada.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

EQUITY IN POOLED CASH AND CASH EQUIVALENTS

    The Company participates in a pooled cash and cash equivalents management system sponsored by its ultimate U.S. parent, Ladstock Holding Corporation. Monies included in the pool are from the Company, the parent and other
U.S. affiliates. Cash and cash equivalents recorded by the Company are based on the parent's tracking of each subsidiary's cash activity. The balance at year end represents cash and cash equivalents, less outstanding checks.

    The Company earns interest income based on its net daily position in the pool. The Company was allocated interest income of approximately $2.1 million, $2.0 million and $1.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, and $1.6 million and $1.6 million for the nine months ended September 30, 1999 and 1998, respectively.

    For purposes of financial statement presentation, the Company considers all highly liquid investment instruments with original maturities of three months or less to be cash equivalents.

RACETRACK PROPERTIES AND EQUIPMENT

    Racetrack properties, buildings, improvements and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3 years to 30 years.

LONG-LIVED ASSETS INCLUDING INTANGIBLE ASSETS

    In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"), the carrying value of long-lived assets and related goodwill and other intangibles is reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value of these assets will not be recoverable, as determined based on the undiscounted net cash flows of the entity over the remaining amortization period, the Company's carrying value is reduced to its estimated fair value (based on an estimate of discounted future net cash flows).

INCOME TAXES

    The Company files a consolidated federal income tax return with its parent and other affiliated companies. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    Revenues from mutuel commissions are recognized when earned upon the completion of each thoroughbred horse race. Revenues from the operations of the Golden Gate Fields racetrack facility (primarily admissions, catering, and event programs) are recognized when the service is rendered or the goods are delivered which generally corresponds to the receipt of cash from the customer.

ADVERTISING

    Costs incurred for production and communicating advertising are expensed when incurred. Costs incurred for promotions for specific live race days are expensed on the applicable race day.

CONCENTRATION OF RISK

    The Company's accounts receivable balances related primarily to amounts due from other non-affiliated racetrack facilities throughout the United States for simulcast and off-track activities. The Company performs ongoing credit evaluations of its customers and does not require collateral. The Company maintains reserves for estimated potential credit losses and such losses to date have not been material.

    The Company generates the majority of its revenue from wagering activities in Northern California and therefore it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions and change in tax laws and gaming laws.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Management has estimated the fair value of its financial instruments using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimated fair values are not necessarily indicative of the amounts that could be realized in current market exchanges.

    The carrying values of cash and cash equivalents, equity in pooled cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and due to affiliates approximate fair value due to the short term nature of the instruments.

    The carrying value of the Company's note payable to affiliate approximates fair value as interest on these notes is variable and based on LRC's borrowing rate.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMMON STOCK

    The combined common stock consists of the following:

                                                                           ISSUED AND
                                                              AUTHORIZED   OUTSTANDING
                                                                SHARES       SHARES
                                                              ----------   -----------
Pacific Racing Association, no par value....................    100,000      69,347
Ladbroke Racing California, $1 par value....................     10,000      10,000
Ladbroke Land Holdings, Inc., no par value..................      1,000       1,000
                                                                -------      ------
                                                                111,000      80,347
                                                                =======      ======

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives either as assets or liabilities and measure those instruments at fair market value. Presently, the Company does not use derivative instruments either in hedging activities or as investments. Accordingly, the Company believes that adoption of SFAS 133 will have no impact on its financial position or results of operations.

INTERIM FINANCIAL INFORMATION

    The interim financial information at September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full fiscal year.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

3. RACETRACK PROPERTIES AND EQUIPMENT

    Racetrack properties and equipment consist of the following:

                                                                              DECEMBER 31,
                                                      SEPTEMBER 30,    ---------------------------
                                                           1999            1998           1997
                                                      --------------   ------------   ------------
                                                       (UNAUDITED)
Land................................................   $ 25,256,936    $ 25,256,936   $ 17,905,313
Buildings...........................................     17,231,479      17,231,479             --
Building improvements...............................      9,890,717       9,018,654      8,460,063
Equipment...........................................      8,639,810       8,077,230      7,762,352
                                                       ------------    ------------   ------------
                                                         61,018,942      59,584,299     34,127,728
Less accumulated depreciation.......................    (12,486,264)    (11,154,864)   (10,057,050)
                                                       ------------    ------------   ------------
                                                       $ 48,532,678    $ 48,429,435   $ 24,070,678
                                                       ============    ============   ============

    LLH was formed in order to purchase and develop income producing properties in anticipation of swapping such properties (in a Section 1031 like-kind exchange) for the land and buildings constituting Golden Gate Fields racetrack. This transaction had been agreed to in the "Option Agreement and Agreement of Purchase and Sale" ("Option Agreement") entered into on July 25, 1997. The racetrack property had been subject to a lease between Golden Gate Fields consisting of the third party property owner and LRCA. The Section 1031 exchange ("Exchange") was finalized in October 1998 and the Company obtained title to the property. The properties were exchanged on the basis of cost, and no gain or loss was recognized on the transaction. If an agreement to sell LLH is entered into, LRCA may be contingently liable for a portion of any excess proceeds received on the sale as defined in the Option Agreement.

    In 1997, a note payable was entered into with the former owner of the Golden Gate Fields racetrack facility in the amount of $10,025,915. The note was settled in 1998 in conjunction with the exchange transaction described above. This settlement was financed by affiliates.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

4. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                              DECEMBER 31,
                                                      SEPTEMBER 30,    ---------------------------
                                                           1999            1998           1997
                                                      --------------   ------------   ------------
                                                       (UNAUDITED)
Prepaid lease.......................................   $         --    $         --   $ 29,610,000
Goodwill............................................      7,503,119       7,503,119      7,503,119
Racing rights.......................................      3,049,000       3,049,000      3,049,000
Other...............................................        101,900         101,900        101,900
                                                       ------------    ------------   ------------
                                                         10,654,019      10,654,019     40,264,019
Less accumulated amortization.......................     (8,180,760)     (7,610,010)   (25,884,009)
                                                       ------------    ------------   ------------
                                                       $  2,473,259    $  3,044,009   $ 14,380,010
                                                       ============    ============   ============

PREPAID LEASE

    The prepaid lease is stated at cost and was being amortized on a straight-line basis over the term of the original lease agreement, which expires in 2002. In connection with the exchange transaction described in Note 3, the lease agreement between the former owner of the Golden Gate Fields racetrack and LRCA was terminated and the remaining unamortized balance of the prepaid lease of $8,812,500 was included in the cost of the racetrack facility acquired.

    Prior to the purchase of the racetrack facility in October 1998, LRCA incurred rent expense under the lease agreement of $250,000, $347,202 and $1,293,662 in the years ended December 31, 1998, 1997, and 1996, respectively, and none and $225,282 in the nine months ended September 30, 1999 and 1998, respectively.

GOODWILL

    The amount of the purchase price paid in excess of the net book value of assets acquired to purchase PRA on January 3, 1989 is classified as goodwill and is being amortized on a straight-line basis through 2002.

PURCHASED RACING RIGHTS

    Included in intangible assets is a $3,900,000 payment made to acquire certain racing rights. The acquisition of racing rights allows the Company additional racing days at Golden Gate Fields. The prepayment is being amortized on a straight-line basis through 2002, which conforms to the life of the racing rights purchased.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

5. RELATED-PARTY TRANSACTIONS

    The Company has loan agreements with an affiliate with outstanding balances of $59,632,096 and $42,722,954 at December 31, 1998 and 1997, respectively, and
$62,185,513 at September 30, 1999. Amounts borrowed under the agreement bear interest at the affiliate's internal lending rate (6.8% at December 31, 1998 and 7.0% at December 31, 1997), and interest and principal are payable upon maturity. Based upon an amendment to the loan agreement dated February 1, 1999 and October 19, 1999, outstanding principal in the amount of $40,327,639 including unpaid interest is due in full on December 31, 2004. At December 31, 1998, the principal outstanding and unpaid interest are due as follows:

1999........................................................  $ 1,448,415
2000........................................................      617,496
2001........................................................      617,496
2002........................................................      617,496
2003........................................................      617,496
Thereafter..................................................   55,713,697
                                                              -----------
                                                              $59,632,096
                                                              ===========

    Interest expense in the years ended December 31, 1998, 1997 and 1996 under these loan agreements was $3,363,772, $2,502,807 and $2,289,258, respectively, and in the nine months ended September 30, 1999 and 1998 was $1,870,764 and $1,939,536, respectively.

    The Company also has intercompany payables to affiliates. Such advances bear interest at internal borrowing rates (6.5% at December 31, 1998 and 7.6% at December 31, 1997) and are due on demand. Interest expense on such advances was $481,256, $13,601 and $21,470 for the years ended December 31, 1998, 1997 and
1996, respectively, and $1,630,310 and $708,955 for the nine months ended September 30, 1999 and 1998, respectively.

    LRC allocates corporate overhead expenses to its subsidiaries on a pro rata basis according to a formula determined by LRC. Corporate overhead expenses of $1,510,556, $820,455 and $675,236 were allocated by LRC in the years ended December 31, 1998, 1997 and 1996, respectively, and $988,562 and $988,562 for the nine months ended September 30, 1999 and 1998, respectively. Such amounts are included in general and administrative expense in the accompanying statements of operations.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

6. INCOME TAXES

    The provision for income taxes consists of the following:

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                     -----------------------   ------------------------------------
                                        1999         1998         1998         1997         1996
                                     ----------   ----------   ----------   ----------   ----------
                                                              (UNAUDITED)
Currently payable:
  Federal..........................  $2,336,218   $       --   $       --   $1,227,683   $  768,061
  State............................          --       88,749      201,661      660,512      232,429
                                     ----------   ----------   ----------   ----------   ----------
                                      2,336,218       88,749      201,661    1,888,195    1,000,490
Deferred...........................          --           --           --           --           --
                                     ----------   ----------   ----------   ----------   ----------
                                     $2,336,218   $   88,749   $  201,661   $1,888,195   $1,000,490
                                     ==========   ==========   ==========   ==========   ==========

    As wholly owned subsidiaries of LRC, PRA, LLH and LRCA do not file separate federal or state income tax returns. However, under a tax-sharing arrangement with LRC, PRA, LLH and LRCA record federal tax provisions and resulting liabilities as if each of these entities was filing a separate return, except that the tax-sharing arrangement does not allow for income tax benefits to be recognized when operating losses are incurred except to the extent that such benefits can be used by the parent. State tax provisions are recorded based upon an allocation of LRC's state tax provision as determined by LRC.

    A reconciliation of the income tax provision (benefit) at the U.S. federal statutory rate (34%) to the income tax provision at the effective tax rate is as follows:

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                     -----------------------   ------------------------------------
                                        1999         1998         1998         1997         1996
                                     ----------   ----------   ----------   ----------   ----------
                                           (UNAUDITED)
Income taxes provision (benefit)
  computed at the U.S. federal
  statutory rate...................  $  307,000   $ (294,000)  $ (457,000)  $  272,500   $ (119,700)
State taxes, allocated by parent...          --       88,749      201,661      660,512      232,429
Unutilized net operating losses....   2,029,218      294,000      457,000      955,183      887,761
                                     ----------   ----------   ----------   ----------   ----------
Income tax provision...............  $2,336,218   $   88,749   $  201,661   $1,888,195   $1,000,490
                                     ==========   ==========   ==========   ==========   ==========

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

6. INCOME TAXES (CONTINUED)
purposes. Significant components of the Company's deferred tax assets at December 31, 1998 and 1997 are as follows:

                                                                 1998          1997
                                                              -----------   -----------
Deferred tax assets:
  Amortization of prepaid lease.............................  $   872,000   $   230,000
  Depreciation..............................................      787,000       819,000
  Capitalized interest......................................      316,000            --
  Capitalized asset acquisition costs.......................      111,000            --
  Accrued expenses..........................................      163,000       175,000
                                                              -----------   -----------
Total deferred tax assets...................................    2,249,000     1,224,000
Valuation allowance.........................................   (2,249,000)   (1,224,000)
                                                              -----------   -----------
Net deferred tax assets.....................................  $        --   $        --
                                                              ===========   ===========

    The valuation allowance increased $1,025,000 for the year ended
December 31, 1998. Based upon its losses from operations, the Company believes that there is sufficient uncertainty regarding the realizability of the deferred tax assets, and accordingly, a full valuation allowance has been recorded. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

7. PENSION PLANS

    Substantially all of PRA's hourly workers are represented by various unions through collective bargaining agreements that expire from January 1999 through December 2000.

    The Company contributes to several multi-employer defined benefit pension plans for union employees and to the California Racetrack Pension Plan for nonunion employees. The total expense under these plans was $889,981, $790,104 and $804,120 in the years ended December 31, 1998, 1997 and 1996, respectively, and $582,087 and $660,630 for the nine months ended September 30, 1999 and 1998, respectively. Pension expense for the nonunion pension plan includes the cost of current service and the amortization of past service costs over periods of 20 to 30 years. Pension costs are funded currently. The weighted-average assumed rate of return used in determining the actuarial present value of pension benefits was 7.0% for 1998, 7.0% for 1997 and 7.5% for 1996. Information about the accumulated plan benefits and plan net assets relative to the participation of the Company in the various plans has not been separately determined.

                        GOLDEN GATE FIELDS CONSISTING OF
                    PACIFIC RACING ASSOCIATION'S OPERATIONS
    SUBJECT TO THE LICENSING PROVISIONS OF THE CALIFORNIA HORSE RACING BOARD
                        LADBROKE RACING CALIFORNIA, INC.
                        AND LADBROKE LAND HOLDINGS, INC.
           (WHOLLY OWNED SUBSIDIARIES OF LADBROKE RACING CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

8. SATELLITE WAGERING

    On June 30, 1992, an organization, Northern California Off-Track
Wagering, Inc. ("NCOTWINC"), was incorporated as a closed corporation to operate the Satellite Wagering System. The Company holds 25% of the outstanding shares of NCOTWINC at a cost of $48,000. NCOTWINC does not generate revenues but rather receives reimbursement of expenses from its host shareholders for operating expenses that it incurs on their behalf to conduct satellite wagering.

    The Company recorded as other indirect revenue $312,189, $323,568 and $345,743 for the years ended December 31, 1998, 1997 and 1996, respectively, and $334,896 and $258,001 for the nine months ended September 30, 1999 and 1998, respectively, as NCOTWINC's operations generated amounts in excess of the Company's portion of the operating expenses.

9. CONTINGENCIES

    In the ordinary course of business, the Company is involved as a plaintiff or defendant in various legal proceedings. The claims and counterclaims in such litigation involve amounts that may be material. However, it is the opinion of the Company's management, based in part upon the advice of its counsel, that the ultimate disposition of pending litigation will not be material in relation to the Company's combined financial position.

10. SUBSEQUENT EVENT--UNAUDITED

    On November 5, 1999, Ladbroke Racing Corporation and Magna Entertainment Corp. entered into a Stock Purchase Agreement for the sale of the Golden Gate Fields racetrack facility (as defined in Note 1) to Magna Entertainment Corp. The purchase price will be approximately $87 million, subject to adjustment based on the closing balance sheet of the combined operations of PRA and LLH (as defined).

    As disclosed in Note 1, LRCA is not being acquired by Magna Entertainment Corp. The assets and liabilities of LRCA included in these financial statements but that are not being acquired by Magna Entertainment Corp. are $45,534,250 of equity in pooled cash and cash equivalents, $8,591,500 of net race track properties and equipment, $34,208 of accounts payable, $2,594,191 and $34,383,886 representing the current and long-term portion of notes payable to affiliate, and ($3,214,577) representing the amount due to affiliates.

    Prior to closing, Ladbroke Racing Corporation agreed to contribute to the paid-in capital of PRA and LLH $25,207,436 representing the long-term portion of notes payable to affiliate and $23,872,084 representing the amount due to affiliates by PRA and LLH. The transaction will be accounted for under the purchase method of accounting.

                         COMBINED FINANCIAL STATEMENTS
                       BAY MEADOWS OPERATING COMPANY, LLC
                            AND BAY MEADOWS CATERING
 FOR THE PERIODS FROM JANUARY 1, 2000 TO NOVEMBER 17, 2000, FEBRUARY 1, 1999 TO DECEMBER 31, 1999, JANUARY 1, 1999 TO JANUARY 31, 1999 AND FOR THE YEAR ENDED
                               DECEMBER 31, 1998

                         REPORT OF INDEPENDENT AUDITORS

The Management Committee
Bay Meadows Operating Company, LLC
and Bay Meadows Catering

    We have audited the accompanying combined balance sheets of Bay Meadows Operating Company, LLC and Bay Meadows Catering (collectively the "Companies") as of November 17, 2000 (Disposition Date) and December 31, 1999 and 1998, and the related combined statements of income, equity, and cash flows for the periods from January 1, 2000 through November 17, 2000, from February 1, 1999 through December 31, 1999, from January 1, 1999 through January 31, 1999, and for the year ended December 31, 1998. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies at November 17, 2000 and December 31, 1999 and 1998, and the combined results of their operations and their cash flows for the periods from January 1, 2000 through November 17, 2000 (Disposition Date), from February 1, 1999 through December 31, 1999, from January 1, 1999 through January 31, 1999, and for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                                                    /s/ ERNST & YOUNG LLP

San Francisco, California
December 22, 2000

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

                            COMBINED BALANCE SHEETS

                                                         NOVEMBER 17,    DECEMBER 31,    DECEMBER 31,
                                                             2000            1999            1998
                                                         -------------   -------------   -------------
                                                ASSETS
Current assets:
Cash and cash equivalents..............................   $   83,200      $ 1,469,700     $1,452,000
Amounts held on deposit for Thoroughbred horse
  owners...............................................           --          221,700        112,000
Accounts receivable, net of allowance for doubtful
  accounts of $68,700 in 2000
  (1999--$56,500; 1998--$45,000).......................    4,339,000        2,027,400      1,766,000
Due from affiliates....................................           --          807,000         65,000
Prepaid expenses and other current assets..............      376,400          244,500        191,000
                                                          ----------      -----------     ----------
Total current assets...................................    4,798,600        4,770,300      3,586,000
Racetrack property improvements and equipment, net.....    1,545,900        8,161,300      4,217,000
Other assets...........................................       49,800          148,000        175,000
                                                          ----------      -----------     ----------
Total assets...........................................   $6,394,300      $13,079,600     $7,978,000
                                                          ==========      ===========     ==========

                                        LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities...............   $3,861,600      $ 2,286,300     $2,327,000
Due to Thoroughbred horse owners.......................           --          221,700        150,000
Due to affiliates......................................       27,400               --      1,626,000
Uncashed pari-mutuel tickets and vouchers..............      707,700          503,300        260,000
Other liabilities......................................      517,500          165,600         23,000
                                                          ----------      -----------     ----------
Total current liabilities..............................    5,114,200        3,176,900      4,386,000
                                                          ==========      ===========     ==========

COMMITMENTS AND CONTINGENCIES
  (NOTES 3, 8 AND 9)
Equity:
Common Stock, $100 par value--authorized 250 shares,
  issued and outstanding 250 shares....................       25,000           25,000         25,000
Members' interest and retained earnings................    1,255,100        9,877,700      3,567,000
                                                          ----------      -----------     ----------
Total equity...........................................    1,280,100        9,902,700      3,592,000
                                                          ----------      -----------     ----------
Total liabilities and equity...........................   $6,394,300      $13,079,600     $7,978,000
                                                          ==========      ===========     ==========

          See accompanying notes to the combined financial statements.

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

                         COMBINED STATEMENTS OF INCOME

                                                            FOR THE PERIODS FROM
                                ----------------------------------------------------------------------------
                                 JANUARY 1,      JANUARY 1,      FEBRUARY 1,     JANUARY 1,     JANUARY 1,
                                2000 THROUGH    1999 THROUGH    1999 THROUGH    1999 THROUGH   1998 THROUGH
                                NOVEMBER 17,    DECEMBER 31,    DECEMBER 31,    JANUARY 31,    DECEMBER 31,
                                    2000            1999            1999            1999           1998
                                -------------   -------------   -------------   ------------   -------------
Operating revenues:
Pari-mutuel revenues..........   $19,183,600     $18,675,900     $17,072,900     $1,603,000     $17,848,000
Producer fees.................       250,000         249,800         218,800         31,000         686,000
Admissions....................     1,725,900       1,816,000       1,693,000        123,000       1,892,000
Catering operations...........     3,322,000       3,309,300       3,141,300        168,000       3,438,000
Parking.......................       767,400         805,600         745,600         60,000         859,000
Programs......................     1,783,200       2,035,300       1,861,300        174,000       1,866,000
Rental revenues...............     2,052,100       2,520,700       2,420,700        100,000       1,333,000
Other operating revenues......       755,800         896,500         796,500        100,000         801,000
                                 -----------     -----------     -----------     ----------     -----------
                                  29,840,000      30,309,100      27,950,100      2,359,000      28,723,000
                                 ===========     ===========     ===========     ==========     ===========
Operating expenses:
Salaries, wages, benefits, and
  other payroll-related
  expenses....................    11,687,100      11,779,900      10,799,900        980,000      10,712,000
Rental of facilities and
  equipment...................        14,800       1,918,300       1,487,300        431,000       5,237,000
Operating and maintenance
  services....................     4,337,000       4,744,500       4,270,500        474,000       5,253,000
Cost of catering..............     1,291,100       1,133,400       1,078,400         55,000       2,412,000
Depreciation and
  amortization................       985,200       1,211,400       1,141,400         70,000         699,000
Advertising and public
  relations...................     1,199,500       1,061,200         930,200        131,000       1,100,000
General and administrative....     1,184,900       1,372,200       1,270,200        102,000       1,020,000
Other operating expenses......        83,800          88,400          81,400          7,000          96,000
                                 -----------     -----------     -----------     ----------     -----------
                                  20,783,400      23,309,300      21,059,300      2,250,000      26,529,000
                                 -----------     -----------     -----------     ----------     -----------
Income from operations........     9,056,600       6,999,800       6,890,800        109,000       2,194,000
Other income and
  expenses--net...............       173,900         122,800         115,800          7,000          58,000
                                 -----------     -----------     -----------     ----------     -----------
Income before provision for
  federal and state income
  taxes                            9,230,500       7,122,600       7,006,600        116,000       2,252,000
Provision for federal and
  state income taxes..........            --              --              --             --              --
                                 -----------     -----------     -----------     ----------     -----------
Net income....................   $ 9,230,500       7,122,600     $ 7,006,600     $  116,000     $ 2,252,000
                                 ===========     ===========     ===========     ==========     ===========

          See accompanying notes to the combined financial statements.

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

                         COMBINED STATEMENTS OF EQUITY

   FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE PERIODS FROM JANUARY 1, 1999
                                    THROUGH
       JANUARY 31, 1999, FEBRUARY 1, 1999 THROUGH DECEMBER 31, 1999, AND
          JANUARY 1, 2000 THROUGH NOVEMBER 17, 2000 (DISPOSITION DATE)

                                                                       MEMBERS'
                                                                     INTEREST AND
                                                           COMMON      RETAINED
                                                           STOCK       EARNINGS     TOTAL EQUITY
                                                          --------   ------------   ------------
Balance at January 1, 1998..............................  $25,000    $  1,315,000   $  1,340,000
  Distributions.........................................       --              --             --
  Net income............................................       --       2,252,000      2,252,000
                                                          -------    ------------   ------------
Balance at December 31, 1998............................   25,000       3,567,000      3,592,000
  Distributions.........................................       --              --             --
  Net income............................................       --         116,000        116,000
                                                          -------    ------------   ------------
Balance at January 31, 1999.............................   25,000       3,683,000      3,708,000
  Purchase accounting adjustment........................       --       6,963,900      6,963,900
  Distributions.........................................       --      (7,775,800)    (7,775,800)
  Net income............................................       --       7,006,600      7,006,600
                                                          -------    ------------   ------------
Balance at December 31, 1999............................   25,000       9,877,700      9,902,700
  Distributions.........................................       --     (12,200,000)   (12,200,000)
  Distribution of fixed assets..........................       --      (5,653,100)    (5,653,100)
  Net income............................................       --       9,230,500      9,230,500
                                                          -------    ------------   ------------
Balance at November 17, 2000............................  $25,000    $  1,255,100   $  1,280,100
                                                          =======    ============   ============

          See accompanying notes to the combined financial statements.

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 FOR THE PERIODS FROM
                                     ----------------------------------------------------------------------------
                                      JANUARY 1,      JANUARY 1,      FEBRUARY 1,     JANUARY 1,     JANUARY 1,
                                     2000 THROUGH    1999 THROUGH    1999 THROUGH    1999 THROUGH   1998 THROUGH
                                     NOVEMBER 17,    DECEMBER 31,    DECEMBER 31,    JANUARY 31,    DECEMBER 31,
                                         2000            1999            1999            1999           1998
                                     -------------   -------------   -------------   ------------   -------------
OPERATING ACTIVITIES:
Net income.........................   $ 9,230,500     $ 7,122,600     $ 7,006,600     $  116,000     $ 2,252,000
Adjustments to reconcile net income
  to cash provided by operating
  activities:
  Depreciation and amortization....       985,200       1,211,400       1,141,400         70,000         699,000
  Loss on disposal of assets.......        12,000          16,700          16,700             --          76,000
Changes in operating assets and
  liabilities:
  Decrease (increase) in accounts
    receivable.....................    (2,311,600)       (261,400)      1,390,600     (1,652,000)        360,000
  Decrease (increase) in prepaid
    expenses and other current
    assets.........................      (131,900)        (53,500)        (78,500)        25,000         167,000
  Decrease (increase) in other
    assets.........................        98,200          27,000          25,000          2,000         (29,000)
  Increase (decrease) in due
    to/from affiliates.............       834,400        (312,000)       (632,000)       320,000      (1,704,000)
  Increase (decrease) in accounts
    payable and accrued
    liabilities....................     1,575,300          28,600      (1,278,400)     1,307,000         770,000
  Increase in amounts held/due to
    Thoroughbred horse owners......            --         (38,000)             --        (38,000)         44,000
  Increase in uncashed pari-mutuel
    tickets and vouchers...........       204,400         243,300          21,300        222,000        (466,000)
  Increase (decrease) in other
    liabilities....................       351,900         142,600        (134,400)       277,000         (96,000)
                                      -----------     -----------     -----------     ----------     -----------
  Net cash provided by operating
    activities.....................    10,848,400       8,127,300       7,478,300        649,000       2,073,000
                                      ===========     ===========     ===========     ==========     ===========
INVESTING ACTIVITIES:
Purchase of racetrack property
  improvements and equipment.......       (66,000)       (363,400)       (266,400)       (97,000)     (1,899,000)
Proceeds from sale of racetrack
  property improvements and
  equipment........................        31,100          29,600          29,600             --           3,000
                                      -----------     -----------     -----------     ----------     -----------
Net cash provided by (used in)
  investing activities.............       (34,900)       (333,800)       (236,800)       (97,000)     (1,896,000)
                                      ===========     ===========     ===========     ==========     ===========

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

                 COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                 FOR THE PERIODS FROM
                                     ----------------------------------------------------------------------------
                                      JANUARY 1,      JANUARY 1,      FEBRUARY 1,     JANUARY 1,     JANUARY 1,
                                     2000 THROUGH    1999 THROUGH    1999 THROUGH    1999 THROUGH   1998 THROUGH
                                     NOVEMBER 17,    DECEMBER 31,    DECEMBER 31,    JANUARY 31,    DECEMBER 31,
                                         2000            1999            1999            1999           1998
                                     -------------   -------------   -------------   ------------   -------------
FINANCING ACTIVITIES:
Distributions......................   (12,200,000)     (7,775,800)     (7,775,800)            --              --
Advances from affiliates...........            --              --              --             --       2,360,000
Payments on advances from
  affiliates.......................            --              --              --             --      (2,513,000)
                                      -----------     -----------     -----------     ----------     -----------
Net cash used in financing
  activities.......................   (12,200,000)     (7,775,800)     (7,775,800)            --        (153,000)
                                      ===========     ===========     ===========     ==========     ===========
Increase (decrease) in cash and
  cash equivalents.................    (1,386,500)         17,700        (534,300)       552,000          24,000
Cash and cash equivalents,
  beginning of period..............     1,469,700       1,452,000       2,004,000      1,452,000       1,428,000
                                      -----------     -----------     -----------     ----------     -----------
Cash and cash equivalents, end of
  period...........................   $    83,200       1,469,700     $ 1,469,700     $2,004,000     $ 1,452,000
                                      ===========     ===========     ===========     ==========     ===========
NONCASH INVESTING ACTIVITIES:
Distribution of racetrack property
  improvements and equipment to
  parent company...................   $ 5,653,100              --              --             --              --
Fair value increment to racetrack
  property and improvements and
  equipment at Acquisition Date....            --     $ 4,838,600     $ 4,838,600             --              --
                                      ===========     ===========     ===========     ==========     ===========

          See accompanying notes to the combined financial statements.

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

                     NOTES TO COMBINED FINANCIAL STATEMENTS

   FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE PERIODS FROM JANUARY 1, 1999
                                    THROUGH
       JANUARY 31, 1999, FEBRUARY 1, 1999 THROUGH DECEMBER 31, 1999, AND
          JANUARY 1, 2000 THROUGH NOVEMBER 17, 2000 (DISPOSITION DATE)

1. BUSINESS AND ACCOUNTING POLICIES

BUSINESS

    Bay Meadows Operating Company, LLC ("BMOC") is a Delaware limited liability company. BMOC was formed on July 1, 1997 (Inception), and is engaged primarily in operating the Bay Meadows racetrack for Thoroughbred horse racing, the conduct of which is subject to the licensing provisions of the California Horse Racing Board ("CHRB"). The Bay Meadows racetrack is located in San Mateo, California. Bay Meadows Catering ("BMC") is a California corporation formed in 1965 and provides the food and beverage service to the Bay Meadows racetrack. BMOC and BMC are referred to, collectively, as the "Companies."

    For the period from January 1, 1998 through to January 31, 1999, Wyndham International Operating Partnership ("Wyndham") and Patriot Holding LLC were 99% and 1% members, respectively of BMOC. Also during this period, BMC was owned 100% by Wyndham.

    On February 1, 1999 ("Acquisition Date"), BMOC Acquisitions XIV, LLC, a newly formed Delaware limited liability company, purchased all membership interests in BMOC and all of the capital stock in BMC for a purchase price of $10,671,900 of which $2,003,900 represented net cash acquired at the Acquisition Date.

    The acquisition was accounted for under the purchase method of accounting, accordingly, the assets and liabilities of BMOC and BMC were recorded at their fair market value as of February 1, 1999. A complete change in accounting basis was appropriate given the change in control of voting interests. The financial statements for periods subsequent to February 1, 1999 present the financial position of the Companies and its results of operations after the allocation of the purchase price relating to the BMOC Acquisitions XIV, LLC acquisition. The accompanying financial statements for the periods prior to and including January 31, 1999 do not include the effects of the above purchase accounting adjustments.

    On November 17, 2000, Magna Entertainment Corporation, a publicly traded Delaware company, purchased all membership interests in BMOC and all of the capital stock in BMC for a purchase price of $24,100,000.

    In order to conduct a Thoroughbred horse racing meet and to act as a satellite facility, BMOC needs to secure, on an annual basis, a license from the CHRB. The issuance of this license to BMOC is essential for it to continue to conduct Thoroughbred horse racing meets at Bay Meadows racetrack. Although BMOC has received its license for the 2000 race meet, there is no assurance that BMOC will continue to receive this annual license. Bay Meadows has been granted an annual license each year since 1934.

    Thoroughbred horse racing is highly regulated by state law, and the number of days available for racing in Northern California is within the discretion of the CHRB, but subject to a maximum number established by statute. There is no assurance that competition for racing days will not affect the allocation of racing days to BMOC in the future.

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE PERIODS FROM JANUARY 1, 1999
                                    THROUGH
       JANUARY 31, 1999, FEBRUARY 1, 1999 THROUGH DECEMBER 31, 1999, AND
          JANUARY 1, 2000 THROUGH NOVEMBER 17, 2000 (DISPOSITION DATE)

1. BUSINESS AND ACCOUNTING POLICIES (CONTINUED)
BASIS OF PRESENTATION

    The accompanying combined financial statements include the accounts of the Companies and all intercompany transactions have been eliminated in combination.

    The financial statements have been prepared in accordance with accounting principles generally accepted in the United States which conform in all material respects with accounting principles generally accepted in Canada.

OPERATING REVENUES AND COSTS

    The Companies record operating revenues associated with Thoroughbred horse racing (including food and beverage operations) at the Bay Meadows racetrack on a daily basis, except for season admission tickets, which are recorded ratably over the racing season. Costs and expenses associated with Thoroughbred horse racing revenues are charged to operations in those periods in which the Thoroughbred horse racing revenues are recognized. Other costs and expenses are recognized as they actually occur throughout the year.

INCOME TAXES

    BMOC, as a limited liability company, is treated as a partnership for income tax purposes; therefore, BMOC does not provide for income taxes since all results of operations flow through to its members for inclusion in their tax returns.

    BMC provides for income taxes under the provisions of Financial Accounting Standards ("FAS") No. 109 "Accounting for Income Taxes". This statement requires an asset and liability based approach in accounting for income taxes.

CASH AND CASH EQUIVALENTS

    For purposes of combined financial statement presentation, the Companies consider all highly liquid investment instruments with original maturities of three months or less to be cash equivalents.

AMOUNTS HELD ON DEPOSIT FOR THOROUGHBRED HORSE OWNERS

    Amounts held on deposit for Thoroughbred horse owners (and the corresponding liability) represent purses, net of entry fees, collected by BMOC and placed on deposit for the benefit of certain Thoroughbred owners. These amounts and a portion of the interest earned on these amounts, both of which are not available for BMOC's purposes, are the property of such Thoroughbred owners and are physically segregated in accordance with an agreement between the owners and BMOC.

ADVERTISING

    Advertising costs are expensed as incurred.

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE PERIODS FROM JANUARY 1, 1999
                                    THROUGH
       JANUARY 31, 1999, FEBRUARY 1, 1999 THROUGH DECEMBER 31, 1999, AND
          JANUARY 1, 2000 THROUGH NOVEMBER 17, 2000 (DISPOSITION DATE)

1. BUSINESS AND ACCOUNTING POLICIES (CONTINUED)
INVENTORY

    BMC inventory is recorded at the lower of cost or market and is included in other assets. At November 17, 2000, inventory totaled $80,000 (December 31, 1999--$76,700; December 31, 1998--$67,000).

CONCENTRATIONS OF CREDIT RISKS

    Financial instruments which potentially subject the Companies to concentrations of credit risk are primarily cash investments and receivables. The Companies place their cash in institutions, which limit the amount of credit exposure to any one commercial issuer. Concentrations of credit risk with respect to accounts receivable are limited due to the numbers of satellite locations and Bay Meadows group event patrons.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

2. RACETRACK PROPERTY AND EQUIPMENT

    BMOC recorded racetrack property improvements at their estimated market value at Inception; BMC equipment was recorded at cost. For the period from Inception through January 31, 1999, additions acquired were recorded at cost. Racetrack property improvements were amortized using the straight line method over the lesser of the remaining lease term or the estimated useful lives of the improvements (see Note 4 for discussion of leasing contract). Depreciation was calculated using the straight-line method over the estimated useful lives of the equipment, ranging from three to seven years.

    The Companies' racetrack property improvements and equipment were recorded at their estimated fair market value at the Acquisition Date. Additions acquired subsequent to the Acquisition Date are recorded at cost. Racetrack property improvements are depreciated using the straight-line method over the 15 year estimated useful life of the improvements. Equipment is depreciated using the straight-line method over the estimated useful lives, ranging from three to seven years.

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE PERIODS FROM JANUARY 1, 1999
                                    THROUGH
       JANUARY 31, 1999, FEBRUARY 1, 1999 THROUGH DECEMBER 31, 1999, AND
          JANUARY 1, 2000 THROUGH NOVEMBER 17, 2000 (DISPOSITION DATE)

2. RACETRACK PROPERTY AND EQUIPMENT (CONTINUED)
    Racetrack property improvements and equipment consist of the following:

                                                         NOVEMBER 17,    DECEMBER 31,    DECEMBER 31,
                                                             2000            1999            1998
                                                         -------------   -------------   -------------
Racetrack property improvements........................   $        --     $ 6,559,900     $ 2,466,000
Equipment..............................................     2,609,200       2,736,700       3,378,000
                                                          -----------     -----------     -----------
                                                            2,609,200       9,296,600       5,844,000
Less accumulated depreciation..........................    (1,063,300)     (1,135,300)     (1,627,000)
                                                          -----------     -----------     -----------
                                                          $ 1,545,900     $ 8,161,300     $ 4,217,000
                                                          ===========     ===========     ===========

    The Companies evaluates their racetrack property improvements and equipment in accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (FAS 121).
FAS 121 requires that when events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable, companies should evaluate the need for an impairment write-down. Management believes that no impairment of long-lived assets has occurred as of November 17, 2000, since management's estimate of undiscounted cash flows to be generated from future Thoroughbred horse racing activities at the Bay Meadows race track are in excess of the carrying value of the Companies' racetrack property improvements and equipment as of November 17, 2000.

    The estimation process involved in the determination of future undiscounted cash flows is inherently uncertain since it requires estimates as to future events and conditions. Management's future cash flow estimates assume the continuation of Thoroughbred horse racing activities at the Bay Meadows racetrack. Should such horse racing activities be discontinued, the fair value of the racetrack property improvements and equipment could be impaired and the amount of the impairment could be material.

3. OPERATING LEASE

    BMOC entered into an operating lease for two starting gates with an unrelated third party commencing on January 22, 1998, with a term covering the 2000 racing season, with no option to extend. The lease term specifies that BMOC leases the gates only on live racing days, and that the lessor can remove the gates on non-live racing days. Rent per racing day for the period ended
November 17, 2000, totaled $325 (1999--$325; 1998--$300). For the period
January 1, 2000 to November 17, 2000, BMOC incurred $34,450 (for the period from February 1, 1999 through December 31, 1999--$30,450; for the period from
January 1, 1999 through January 31, 1999--$2,700; and for the year ended December 31, 1998--$31,000) in starting gate lease expense, all of which was paid. Starting gate lease expense is included in operating and maintenance services.

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE PERIODS FROM JANUARY 1, 1999
                                    THROUGH
       JANUARY 31, 1999, FEBRUARY 1, 1999 THROUGH DECEMBER 31, 1999, AND
          JANUARY 1, 2000 THROUGH NOVEMBER 17, 2000 (DISPOSITION DATE)

4. RELATED-PARTY TRANSACTIONS

(a) For the period from January 1, 1998 through January 31, 1999

    From time to time, Wyndham and certain of its affiliates provided working capital and capital improvement advances to the Companies to meet the operational needs in the off-season. Payables to affiliates at December 31, 1998 represent such amounts advanced, do not bear interest, and are due on demand.

    BMOC leased the race track facilities, including the grandstand and race track, from Patriot Racetrack Land LLC ("Patriot Racetrack"), an affiliate of Wyndham. Pursuant to the terms of the lease agreement, which commenced on July 1, 1997 and contracted to expire on June 29, 2004, Patriot Racetrack received the greater of (i) $1,000,000 annually or (ii) the sum of (1) a percentage amount calculated as follows: 1% (for the period from July 1, 1997 through March 31, 2001) or .6% (for the period from April 1, 2001 through
June 29, 2004) of the on-track racing handle at BMOC and at guest locations that constitute part of the Northern California Satellite Network; plus (2) the applicable percentage following of all racing handle at BMOC on live races conducted at a Northern California race track or at a California race track conducting harness or quarter horse races at night; the percentages shall be 1%, ..85%, .4%, .5% and .25% for the periods July 1, 1997 through March 31, 1999, April 1, 1999 through March 31, 2000, April 1, 2000 through March 31, 2001, April 1, 2001 through March 31, 2001, and April 1, 2002 though March 29, 2004, respectively.

    Rent of $500,000 was due on December 10 of each year, with the balance payable by April 30 of the following year. For year ended December 31, 1998, BMOC incurred $2,039,000 (for the month ended January 1999--$159,000) of rent expense on the race track facilities, all of which was paid. At December 31, 1998, BMOC had a prepaid rent amount of $440,000, which is offset against payable to affiliates. At Acquisition Date, this lease was cancelled.

    BMOC also leased the land under the race track facilities from Patriot Racetrack, which commenced on July 1, 1997 and expired June 29, 2004. Rent expense of $3,188,000 associated with the land lease was incurred in 1998, all of which was paid.

(b) For the period from February 1, 1999 (Acquisition Date) through November 17, 2000
(Disposal Date)

    BMOC leased the land under the racetrack facilities from PW Acquisitions
IV, LLC an affiliate of the Companies. The lease agreement was assumed at the Acquisition Date and was subsequently terminated on July 7, 1999. Rent expense of $1,474,200 was incurred and paid from February 1, 1999 to the lease termination date of July 7, 1999, all of which is included in rental of facilities and equipment. Subsequent to July 7, 1999, BMOC has not incurred rent expenses for its use of the Bay Meadows racetrack.

    Due from affiliates represents reimbursements due to BMOC from Northern California Off-Track Wagering, Inc. ("NCOTWINC") related to vanning and stabling expenses and the distribution of excess revenue over expenses.

    Due to affiliates represents amounts due to NCOTWINC.

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE PERIODS FROM JANUARY 1, 1999
                                    THROUGH
       JANUARY 31, 1999, FEBRUARY 1, 1999 THROUGH DECEMBER 31, 1999, AND
          JANUARY 1, 2000 THROUGH NOVEMBER 17, 2000 (DISPOSITION DATE)

5. SATELLITE WAGERING

    On June 30, 1992, NCOTWINC was incorporated as a closely held corporation to operate the Satellite Wagering System. BMOC holds 25% of the outstanding shares of NCOTWINC at a cost of $48,000 that is included in other assets. BMOC's investment in NCOTWINC is accounted for under the cost basis of accounting. NCOTWINC does not generate revenues, but rather receives statutory amounts based on handle from its host shareholders for operating expenses that it incurs on their behalf to conduct satellite wagering. The statutory distribution from BMOC to NCOTWINC totaled $4,989,091 for the period from January 1, 2000 to November 17, 2000 (for the period from February 1, 1999 through December 31, 1999--$4,469,600; for the month ended January 31, 1999 -$414,661; and for the year ended December 31, 1998--$3,629,000) for satellite wagering expenses. These distributions have been offset against pari-mutuel revenues.

    BMOC recorded $350,091 for the period from January 1, 2000 through November 17, 2000 (for the period from February 1, 1999 through December 31, 1999--$324,300; for the month ended January 31, 1999--$41,184; and for the year ended December 31, 1998--$44,000) as other operating revenues, which represents distributions due to excess revenue generated over expenses incurred by NCOTWINC.

6. INCOME TAXES

    Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred tax assets are recorded to reflect deductible temporary differences and operating loss and tax credit carryfowards while deferred tax liabilities are recorded to reflect taxable temporary differences.

    At November 17, 2000, BMC has a net operating loss carryforward for federal income tax purposes of approximately $248,000, of which approximately $62,000 expires in 2012 and $186,000 expires in 2020. In addition, as of November 17, 2000, BMC has a state net operating loss carry forward of approximately $102,000 expiring in 2010. For financial reporting purposes, a valuation allowance of $89,000 has been recognized to offset the deferred tax assets related to those carryforwards. Significant components of BMC's deferred tax asset are as follows:

                                                          NOVEMBER 17,    DECEMBER 31,    DECEMBER 31,
                                                              2000            1999            1998
                                                          -------------   -------------   -------------
Current
Federal net operating loss carryforward.................    $ 80,000        $ 63,900        $ 73,000
State net operating loss carryforward...................       9,000           8,000              --
                                                            --------        --------        --------
                                                              89,000          71,900          73,000
Less valuation allowance................................     (89,000)        (71,900)        (73,000)
                                                            --------        --------        --------
                                                            $     --        $     --        $     --
                                                            ========        ========        ========

                     BAY MEADOWS OPERATING COMPANY, LLC AND
                              BAY MEADOWS CATERING

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

   FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE PERIODS FROM JANUARY 1, 1999
                                    THROUGH
       JANUARY 31, 1999, FEBRUARY 1, 1999 THROUGH DECEMBER 31, 1999, AND
          JANUARY 1, 2000 THROUGH NOVEMBER 17, 2000 (DISPOSITION DATE)

7. PENSION PLANS

    The Companies contribute to several multi-employer defined benefit pension plans for union employees and to the California Race Track Pension Plan for nonunion employees. The total expense under these plans was $700,900 for the period from January 1, 2000 through November 17, 2000 (for the period from February 1, 1999 through December 31, 1999--$759,900; for the month ended January 31, 1999--$95,000; and for the year ended December 31, 1998--$872,000).
Pension costs are funded currently.

    Information about the accumulated plan benefits and plan net assets relative to the participation of the Companies in the various plans has not been separately determined.

8. UNION CONTRACTS

    The following is a list of the union contracts that are scheduled to be renegotiated during 2001:

    International Brotherhood of Electrical Workers, Local #617
    International Brotherhood of Teamsters, Local #495

    Certain of the Companies' employees are members of unions. These unions provide services for pari-mutuel wagering, building maintenance and racing officials and comprise 2% of the Companies' total workforce during live race days. Management expects to renew the union contracts when they become due in the normal course of business.

9. COMMITMENTS AND CONTINGENCIES

    As a result of the purchase of the Companies by Magna Entertainment Corporation, the Companies' accounting for certain of its health and welfare benefits has come into question. The Companies do not believe any additional commitment exists beyond that recorded in its financial statements, and any additional commitment, if actualized, would not have a material effect on the 2000 combined financial statements.

    In the ordinary course of business, the Companies are involved as plaintiff or defendant in various legal proceedings and are subject to regulation by various government agencies with respect to environmental and other laws. The claims and counterclaims in such litigation, including those for punitive damages, individually in certain cases and in the aggregate, involve amounts which may be material. However, it is the opinion of the Companies' management, based in part upon the advice of legal counsel, that the ultimate resolution of pending litigation or administrative proceedings will not be material in relation to the Companies' combined financial position and results of operations.

                       CONSOLIDATED FINANCIAL STATEMENTS
                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                    CONTENTS


Report of Independent Auditors..............................      F-97

Audited Consolidated Financial Statements

  Consolidated Balance Sheets...............................      F-98
  Consolidated Statements of Operations.....................      F-99
  Consolidated Statements of Changes in Stockholder's
    Equity..................................................     F-100
  Consolidated Statements of Cash Flows.....................     F-101
  Notes to Consolidated Financial Statements................     F-102

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Ladbroke Racing Pennsylvania and Subsidiaries

    We have audited the accompanying consolidated balance sheets of Ladbroke Racing Pennsylvania and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our report dated January 28, 2000, we expressed an opinion that except for the effects of the departure from generally accepted accounting principles related to applying the disclosure provisions of Financial Accounting Standards Board Statement No. 109 (FASB No. 109), the 1999 financial statements were presented fairly in conformity with generally accepted accounting principles. As described in Note 7, the Company has provided the required disclosures under FASB No. 109 to conform with accounting principles generally accepted in the United States. Accordingly, our present opinion on the 1999 financial statements, as presented herein, is unqualified rather than qualified.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ladbroke Racing Pennsylvania and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                               /S/ ERNST & YOUNG LLP

February 15, 2001.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,217,578   $  2,368,484
  Equity in pooled cash and cash equivalents................    13,342,611     72,374,454
  Short-term investments....................................       241,156        229,213
  Accounts and other receivables............................     5,199,293      2,638,956
  Inventories...............................................       182,489        205,635
  Prepaid expenses and other current assets.................       385,091        171,141
  State income taxes receivable.............................            --        213,219
                                                              ------------   ------------
Total current assets........................................    21,568,218     78,201,102
  Goodwill, net of accumulated amortization of $2,864,998 in
    2000 and $2,626,248 in 1999.............................     6,684,998      6,923,748
Racetrack properties:
  Land......................................................     1,900,613      1,900,613
  Buildings.................................................    10,053,695     10,053,695
  Leasehold improvements....................................    13,650,349     16,398,164
  Furniture, fixtures and equipment.........................    10,499,470     10,393,676
                                                              ------------   ------------
                                                                36,104,127     38,746,148
  Less accumulated depreciation and amortization............   (18,146,342)   (18,753,067)
                                                              ------------   ------------
Net racetrack properties....................................    17,957,785     19,993,081
                                                              ------------   ------------
Total assets................................................  $ 46,211,001   $105,117,931
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 10,700,206   $  9,973,737
  State income taxes payable................................       386,944        352,044
  Due to affiliate, net.....................................     1,952,735      7,524,600
  Notes and accrued interest payable to affiliates..........            --     27,326,523
  Outstanding pari-mutuel tickets payable...................       704,872        711,987
                                                              ------------   ------------
Total current liabilities...................................    13,744,757     45,888,891
Notes and accrued interest payable to affiliates............            --     31,610,818
Deferred income taxes.......................................       472,531        488,884
Stockholder's equity:
  Common stock--5,000 shares authorized, issued and
    outstanding, $1 par value...............................         5,000          5,000
  Additional paid-in capital................................    11,193,748     11,193,748
  Retained earnings.........................................    20,794,965     15,930,590
                                                              ------------   ------------
Total stockholder's equity..................................    31,993,713     27,129,338
                                                              ------------   ------------
Total liabilities and stockholder's equity..................  $ 46,211,001   $105,117,931
                                                              ============   ============

                            See accompanying notes.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Revenues from operations:
  Pari-mutuel commissions and breakage......................  $64,281,881   $57,539,712
  Admissions................................................       91,031       102,737
  Food and beverage.........................................    3,803,714     4,298,185
  Parking...................................................          879           843
  Program sales.............................................      819,289       940,037
  Other operating income....................................    1,637,884     2,220,736
                                                              -----------   -----------
Total operating revenues....................................   70,634,678    65,102,250
Operating expenses:
  Purse payments............................................   14,244,032    13,564,519
  Salaries and wages........................................   11,385,958    11,533,047
  Operating expenses........................................   23,369,612    19,327,540
  Advertising and publicity.................................    1,530,165     1,123,648
  Equipment rental and other contractual services...........    1,087,861     1,190,606
  Establishment.............................................    4,246,737     4,545,418
  Depreciation and amortization.............................    2,221,343     2,278,784
  Loss on the sale of OTB site..............................    1,730,174            --
  General and administrative................................    4,491,721     4,672,175
                                                              -----------   -----------
Total operating expenses....................................   64,307,603    58,235,737
                                                              -----------   -----------
Income from operations......................................    6,327,075     6,866,513
Other income (expense):
  Interest, net.............................................    1,873,983    (1,675,116)
                                                              -----------   -----------
Income before income taxes..................................    8,201,058     5,191,397
Income taxes:
  Current:
    Federal.................................................    2,627,874     1,559,500
    State...................................................      725,162       348,457
                                                              -----------   -----------
  Total current income taxes................................    3,353,036     1,907,957
  Deferred:
    Federal.................................................      (13,900)      (79,332)
    State...................................................       (2,453)      (14,000)
                                                              -----------   -----------
  Total deferred income taxes...............................      (16,353)      (93,332)
                                                              -----------   -----------
Total income taxes..........................................    3,336,683     1,814,625
                                                              -----------   -----------
Net income..................................................  $ 4,864,375   $ 3,376,772
                                                              ===========   ===========

                            See accompanying notes.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                           ADDITIONAL
                                                 COMMON      PAID-IN      RETAINED
                                                 STOCK       CAPITAL      EARNINGS        TOTAL
                                                --------   -----------   -----------   -----------
Balance at December 31, 1998..................   $5,000    $11,193,748   $12,553,818   $23,752,566
  Net income..................................       --             --     3,376,772     3,376,772
                                                 ------    -----------   -----------   -----------
Balance at December 31, 1999..................    5,000     11,193,748    15,930,590    27,129,338
  Net income..................................       --             --     4,864,375     4,864,375
                                                 ------    -----------   -----------   -----------
Balance at December 31, 2000..................   $5,000    $11,193,748   $20,794,965   $31,993,713
                                                 ======    ===========   ===========   ===========

                            See accompanying notes.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31
                                                              --------------------------
                                                                  2000          1999
                                                              ------------   -----------
OPERATING ACTIVITIES
Net income..................................................  $  4,864,375   $ 3,376,772
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     2,221,343     2,278,784
  Loss on the sale of OTB site..............................     1,730,174            --
  Provision for deferred income taxes.......................       (16,353)      (93,332)
  Changes in operating assets and liabilities:
    Accounts and other receivables..........................    (2,560,337)   (1,273,075)
    Inventories.............................................        23,146        37,342
    Prepaid expenses and other current assets...............      (213,950)      (15,951)
    State income taxes receivable...........................       213,219       (17,544)
    Accounts payable and accrued expenses...................       726,469     5,151,652
    State income taxes payable..............................        34,900       142,776
    Due to affiliate, net...................................    (5,571,865)    1,889,272
    Outstanding pari-mutuel tickets payable.................        (7,115)     (182,315)
                                                              ------------   -----------
Net cash provided by operating activities...................     1,444,006    11,294,381
INVESTING ACTIVITIES
Purchase of racetrack properties, net of disposals..........    (1,677,471)     (660,046)
Increase in short-term investments..........................       (11,943)       (8,279)
                                                              ------------   -----------
Net cash used by investing activities.......................    (1,689,414)     (668,325)
FINANCING ACTIVITIES
Payment of notes and accrued interest payable to
  affiliates................................................   (58,937,341)           --
Increase in notes and accrued interest payable to
  affiliates................................................            --     4,597,116
                                                              ------------   -----------
Net cash (used in) provided by financing activities.........   (58,937,341)    4,597,116
                                                              ------------   -----------
(Decrease) increase in cash and cash equivalents and equity
  in pooled cash and cash equivalents.......................   (59,182,749)   15,223,172
Cash and cash equivalents and equity in pooled cash and cash
  equivalents at beginning of year..........................    74,742,938    59,519,766
                                                              ------------   -----------
Cash and cash equivalents and equity in pooled cash and cash
  equivalents at end of year................................  $ 15,560,189   $74,742,938
                                                              ------------   -----------

                            See accompanying notes.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1. CORPORATE ORGANIZATION AND BASIS OF PRESENTATION

    Ladbroke Racing Pennsylvania (LRP) and its wholly owned subsidiaries, Washington Trotting Association, Inc. (WTA) and Mountain Laurel Racing, Inc.
(MLR), are engaged in racetrack and related operations involving harness racing events. Through October 16, 2000, LRP (the Company) was a wholly owned subsidiary of Ladbroke Racing Corporation (LRC). On October 17, 2000, Ladbroke Racing Wyoming, Inc. (LRW), a wholly owned subsidiary of LRC, issued 400 shares of stock to LRC for its wholly owned investment in LRP. LRP and LRW are under common control of LRC; therefore, the historic basis of accounting was maintained for LRP. The ultimate parent corporation of LRC and its subsidiaries is Hilton Group PLC (formerly Ladbroke Group PLC), a United Kingdom corporation. Also included in these financial statements is Ladbroke Food Service (LFS), a wholly owned subsidiary of LRP, and Ladbroke Racing Management Pennsylvania
(LRMP), a partnership owned equally by WTA and MLR which currently operates four off-track wagering locations in Western Pennsylvania.

    WTA and MLR are licensed and regulated by the Commonwealth of Pennsylvania in order to engage in racetrack and related operations involving harness racing events. The nature of these operations is highly dependent on regulations and statutes enacted by the Commonwealth of Pennsylvania.

    The financial statements have been prepared in accordance with accounting principles generally accepted in the United States which conform in all material respects with accounting principles generally accepted in Canada.

2. SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist principally of cash on hand and demand deposits with a financial institution. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents include $3,005,291 and $2,535,761 at December 31, 2000 and 1999, respectively, that represent cash deposits made by the Company's customers for telephone wagering accounts. The liability for these deposits is included in accounts payable and accrued expenses.

SHORT-TERM INVESTMENTS

    Short-term investments are carried at cost (which approximates market). At December 31, 2000, these investments have been pledged as collateral for purse payments.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                               DECEMBER 31, 2000

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL

    Goodwill, which represents the excess cost of the racing entities (WTA and MLR) over the fair value of their assets and liabilities at the acquisition date, is being amortized over forty years.

RACETRACK PROPERTIES

    Racetrack properties are stated on the basis of cost. Depreciation is computed by the straight-line method over the useful lives of the assets. Useful lives for buildings, leasehold improvements, and furniture, fixtures and equipment are twenty-five years, twenty years and five to ten years, respectively.

ADVERTISING EXPENSE

    The cost of advertising is expensed as incurred.

INCOME TAXES

    The Company does not file a separate federal income tax return, but is included in a consolidated federal income tax return filed by its United States parent (Ladbroke Hotels USA Corporation) and other affiliated companies. Under a tax allocation agreement dated December 23, 1999 with Hilton International Company (HIC), the Company records no federal income tax provisions and resulting liabilities. All federal income tax liabilities are borne by HIC, commencing with the 1999 income tax year. For purposes of preparing these stand-alone financial statements, a federal tax provision has been calculated and included in amounts due to affiliates. Deferred income taxes relating to timing differences associated with the recognition of certain income and expense items for income tax purposes are recognized under this tax sharing arrangement.

    Separate state income tax returns are filed for the Company and its subsidiaries.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. EQUITY IN/ADVANCES FROM POOLED CASH AND CASH EQUIVALENTS

    The Company participates in a pooled cash and cash equivalents management system sponsored by its ultimate United States parent, Ladstock Holding Corporation (Ladstock). Monies included in the pool represent deposits and withdrawals made by the Company, Ladstock, and other United States affiliates. Cash and cash equivalents are allocated to the Company based on the bank's tracking of each subsidiary's activity. The balance at year-end represents the Company's allocated equity in or allocated advances from this pool less outstanding checks.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                               DECEMBER 31, 2000

3. EQUITY IN/ADVANCES FROM POOLED CASH AND CASH EQUIVALENTS (CONTINUED)
    The Company earns interest income or incurs interest expense based on its net daily position in the pool. The Company was allocated $1,771,945 and $2,923,647 of net interest income in 2000 and 1999, respectively, relating to the pool.

4. RELATED PARTIES

    LRC allocates corporate overhead expenses to its subsidiaries based on its pro rata percentage of consolidated revenues. Costs allocated to the Company were $2,043,286 and $2,684,494 for the years ended December 31, 2000 and 1999, respectively.

    Due to affiliate, net, represents amounts payable to LRC. Interest, net includes $903,721 in 2000 and $325,156 in 1999 relating to intercompany balances with LRC.

5. LONG-TERM LIABILITIES

    In 1999, the notes payable to affiliates were payable to Ladstock ($24,019,885) and LRC ($25,930,941) and bore interest at the LIBOR rate plus 1% and the LIBOR rate plus 5%, respectively. Effective January 1, 2000, interest expense was not charged by Ladstock and LRC on the outstanding notes payable balance. On June 30, 2000, all notes and related accrued interest were paid using funds from the pooled cash system. Interest expense included $4,597,117 relating to these notes payable for the year ended December 31, 1999.

6. LEASE COMMITMENTS

    The Company leases space for its off-track betting facilities under long-term noncancelable leases with initial lease terms of ten years. Several leases include options to extend the initial lease term by five or ten years. Additional amounts are payable based on provisions for contingent rentals based upon operating expenses and gross sales. These additional payments are charged to operations as rental expense in the year incurred. Rent expense relating to these properties for the years ended December 31, 2000 and 1999 was approximately $793,000 and $896,000, respectively. Minimum future rental payments relating to these leases are as follows:

2001........................................................  $  604,111
2002........................................................     578,278
2003........................................................     432,953
2004........................................................     209,394
2005........................................................      49,980
Thereafter..................................................      20,825
                                                              ----------
                                                              $1,895,541
                                                              ==========

7. INCOME TAXES

    In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes" (the Statement), which established financial accounting and reporting standards for the effects of income taxes. In 2000, the Company has elected to adopt the Statement,

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                               DECEMBER 31, 2000

7. INCOME TAXES (CONTINUED)
effective January 1, 1999. The only effect in adopting the Statement was to provide the required disclosures of the Statement; therefore, the adoption had no effect on the Company's financial position or results of operations for the year ended December 31, 2000 or 1999.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The noncurrent deferred tax liabilities as of December 31, 2000 and 1999 consisted of tax over book depreciation of $472,531 and $488,884, respectively.

    Income taxes paid during 2000 and 1999 amounted to approximately $734,000 and $735,000, respectively.

8. RETIREMENT PLANS

    The Company participates in multiemployer defined benefit and contribution plans for substantially all union employees. Expenses under these plans are based on stipulated rates per employee and totaled approximately $230,000 and $248,000 for the years ended December 31, 2000 and 1999, respectively. Accumulated plan benefit information for the multiemployer plans is not readily available.

    The Company also participates in a 401(k) retirement savings plan for salaried and certain hourly employees sponsored by LRC. Company contributions are made based on a percentage of employees' contributions up to a specified maximum. Costs charged to operations were approximately $109,000 in 2000 and $105,000 in 1999.

9. SIGNIFICANT EVENT

    On December 21, 2000, LRW and LRC entered into a stock purchase agreement (the Agreement) with Magna Entertainment Corporation (Magna) which included the sale of all issued and outstanding shares of common stock of LRP and another LRC holding. The proposed purchase price approximates $53,000,000 payable in cash, stock, and a promissory note. The sale is contingent upon Magna obtaining a license to operate a racetrack in Pennsylvania as well as other conditions stipulated in the Agreement. The accompanying financial statements do not reflect any adjustments relating to the asset-carrying amounts should a final agreement be reached.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                    CONTENTS


Report of Independent Auditors..............................   F-107

Audited Consolidated Financial Statements

  Consolidated Balance Sheets...............................   F-108
  Consolidated Statements of Operations.....................   F-109
  Consolidated Statements of Changes in Stockholder's
    Equity..................................................   F-110
  Consolidated Statements of Cash Flows.....................   F-111
  Notes to Consolidated Financial Statements................   F-112

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Ladbroke Racing Pennsylvania and Subsidiaries

    We have audited the accompanying consolidated balance sheets of Ladbroke Racing Pennsylvania and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in Note 7 to the financial statements, the Company has not adopted the provisions of Financial Accounting Standards Board Statement No. 109. The effect of this departure from generally accepted accounting principles on the accompanying financial statements has not been determined.

    In our opinion, except for the effects of the departure from generally accepted accounting principles in the method of accounting for income taxes as discussed in the preceding paragraph, the financial statement referred to above present fairly, in all material respects, the consolidated financial position of Ladbroke Racing Pennsylvania and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

January 28, 2000

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
                           ASSETS
Current assets:
Cash and cash equivalents...................................  $  2,368,484   $  1,346,366
Equity in pooled cash and cash equivalents..................    72,374,454     58,173,400
Short-term investments......................................       229,213        220,934
Accounts and other receivables..............................     2,638,956      1,365,881
Inventories.................................................       205,635        242,977
Prepaid expenses and other current assets...................       171,141        155,190
State income taxes receivable...............................       213,219        195,675
                                                              ------------   ------------
Total current assets........................................    78,201,102     61,700,423
Goodwill, net of accumulated amortization of $2,626,248 in
  1999 and $2,387,498 in 1998...............................     6,923,748      7,162,498
Racetrack properties:
Land........................................................     1,900,613      1,900,613
Buildings...................................................    10,053,695     10,053,695
Leasehold improvements......................................    16,398,164     15,482,297
Furniture, fixtures and equipment...........................    10,393,676     10,668,565
                                                              ------------   ------------
                                                                38,746,148     38,105,170
Less accumulated depreciation and amortization..............   (18,753,067)   (16,732,101)
                                                              ------------   ------------
Net racetrack properties....................................    19,993,081     21,373,069
                                                              ------------   ------------
Total assets................................................  $105,117,931   $ 90,235,990
                                                              ============   ============
            LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  9,973,737   $  4,822,085
  State income taxes payable................................       352,044        209,268
  Due to affiliates.........................................     7,524,600      5,635,328
  Notes and accrued interest payable to affiliates..........    27,326,523     25,664,410
  Outstanding pari-mutuel tickets payable...................       711,987        894,302
                                                              ------------   ------------
Total current liabilities...................................    45,888,891     37,225,393
Notes and accrued interest payable to affiliates............    31,610,818     28,675,815
Deferred income taxes.......................................       488,884        582,216
Stockholder's equity:
  Common stock--5,000 shares authorized, issued and
    outstanding, $1 par value...............................         5,000          5,000
Additional paid-in capital..................................    11,193,748     11,193,748
Retained earnings...........................................    15,930,590     12,553,818
                                                              ------------   ------------
Total stockholder's equity..................................    27,129,338     23,752,566
                                                              ------------   ------------
Total liabilities and stockholder's equity..................  $105,117,931   $ 90,235,990
                                                              ============   ============

                            See accompanying notes.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Revenues from operations:
  Pari-mutuel commissions and breakage......................  $57,539,712   $49,790,098
  Admissions................................................      102,737       124,319
  Food and beverage.........................................    4,298,185     5,056,501
  Parking...................................................          843         1,080
  Program sales.............................................      940,037     1,038,930
  Other operating income....................................    2,220,736     1,658,576
                                                              -----------   -----------
Total operating revenues....................................   65,102,250    57,669,504
Operating expenses:
  Purse payments............................................   13,564,519    13,029,175
  Salaries and wages........................................   11,533,047    12,143,408
  Operating expenses........................................   19,327,540    13,362,768
  Advertising and publicity.................................    1,123,648     1,113,873
  Equipment rental and other contractual services...........    1,190,606     1,018,791
  Establishment.............................................    4,545,418     4,418,711
  Depreciation and amortization.............................    2,278,784     2,546,885
  Loss on the sale of OTB site..............................           --       350,744
  General and administrative................................    4,672,175     5,156,190
                                                              -----------   -----------
Total operating expenses....................................   58,235,737    53,140,545
                                                              -----------   -----------
Income from operations......................................    6,866,513     4,528,959
Other expense:
  Interest (net)............................................   (1,675,116)   (1,683,425)
                                                              -----------   -----------
  Income before income taxes................................    5,191,397     2,845,534
Income taxes:
  Federal income taxes......................................    1,559,500       930,358
  State income taxes........................................      348,457       845,168
  Deferred income taxes.....................................      (93,332)     (321,000)
                                                              -----------   -----------
                                                                1,814,625     1,454,526
                                                              -----------   -----------
Net income..................................................  $ 3,376,772   $ 1,391,008
                                                              ===========   ===========

                             See accompanying notes

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                           ADDITIONAL
                                                 COMMON      PAID-IN      RETAINED
                                                 STOCK       CAPITAL      EARNINGS        TOTAL
                                                --------   -----------   -----------   -----------
Balance at December 31, 1997 (Unaudited)......   $5,000    $11,193,748   $11,162,810   $22,361,558
Net income....................................       --             --     1,391,008     1,391,008
                                                 ------    -----------   -----------   -----------
Balance at December 31, 1998..................    5,000     11,193,748    12,553,818    23,752,566
Net income....................................       --             --     3,376,772     3,376,772
                                                 ------    -----------   -----------   -----------
Balance at December 31, 1999..................   $5,000    $11,193,748   $15,930,590   $27,129,338
                                                 ======    ===========   ===========   ===========

                             See accompanying notes

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
OPERATING ACTIVITIES
Net income..................................................  $ 3,376,772   $ 1,391,008
  Adjustments to reconcile net income to net cash provided
    by
    operating activities:
    Depreciation and amortization...........................    2,278,784     2,546,885
    Loss on sale of OTB site................................           --       350,744
    Provision for deferred income taxes.....................      (93,332)     (321,000)
  Changes in operating assets and liabilities:
    Accounts and other receivables..........................   (1,273,075)     (294,445)
    Inventories.............................................       37,342        36,528
    Prepaid expenses and other current assets...............      (15,951)      104,313
    State income taxes receivable...........................      (17,544)        1,943
    Accounts payable and accrued expenses...................    5,151,652       457,920
    State income taxes payable..............................      142,776       209,268
    Due to affiliates.......................................    1,889,272     1,766,257
    Outstanding pari-mutuel tickets payable.................     (182,315)      (45,687)
                                                              -----------   -----------
Net cash provided by operating activities...................   11,294,381     6,203,734

INVESTING ACTIVITIES
Purchase of racetrack properties, net of disposals..........     (660,046)   (1,131,758)
Proceeds from sale of OTB site..............................           --       925,000
Increase in short-term Investments..........................       (8,279)           --
                                                              -----------   -----------
Net cash used by investing activities.......................     (668,325)     (206,758)

FINANCING ACTIVITIES
Increase in notes and accrued interest payable to
  affiliates................................................    4,597,116     4,389,378
                                                              -----------   -----------
Net cash provided by financing activities...................    4,597,116     4,389,378
                                                              -----------   -----------
Increase in cash and cash equivalents and equity in pooled
  cash and cash equivalents.................................   15,223,172    10,386,354
  Cash and cash equivalents and equity in pooled cash and
    cash equivalents at beginning of year...................   59,519,766    49,133,412
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS AND EQUITY IN POOLED CASH AND CASH
  EQUIVALENTS AT END OF YEAR................................  $74,742,938   $59,519,766
                                                              ===========   ===========

                             See accompanying notes

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. CORPORATE ORGANIZATION AND BASIS OF PRESENTATION

    Ladbroke Racing Pennsylvania (LRP) and its wholly owned subsidiaries, Washington Trotting Association, Inc. (WTA) and Mountain Laurel Racing, Inc.
(MLR), are engaged in racetrack and related operations involving harness racing events. LRP (the Company) is a wholly owned subsidiary of Ladbroke Racing Corporation (LRC). The ultimate parent corporation is Hilton Group PLC (formerly Ladbroke Group PLC), a United Kingdom corporation. Also included in these financial statements is Ladbroke Food Service (LFS), a wholly owned subsidiary of LRP, and Ladbroke Racing Management Pennsylvania (LRMP), a partnership owned equally by WTA and MLR which operates five off-track wagering locations in Western Pennsylvania.

    WTA and MLR are licensed and regulated by the Commonwealth of Pennsylvania in order to engage in racetrack and related operations involving harness racing events. The nature of these operations is highly dependent on regulations and statutes enacted by the Commonwealth of Pennsylvania.

    The financial statements have been prepared in accordance with accounting principles generally accepted in the United States which conform in all material respects with accounting principles generally accepted in Canada.

2. SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist principally of cash on hand and demand deposits with a financial institution. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents include $2,535,761 and $1,427,995 at December 31, 1999 and 1998, respectively, that represent cash deposits made by the Company's customers for telephone wagering accounts. The liability for these deposits is included in accounts payable and accrued expenses.

SHORT-TERM INVESTMENTS

    Short-term investments are carried at cost (which approximates market). At December 31, 1999, these investments have been pledged as collateral for purse payments.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market.

GOODWILL

    Goodwill, which represents the excess cost of the racing entities (WTA and MLR) over the fair value of their assets and liabilities at the acquisition date, is being amortized over forty years.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RACETRACK PROPERTIES

    Racetrack properties are stated on the basis of cost. Depreciation is computed by the straight-line method over the useful lives of the assets. Useful lives for buildings, leasehold improvements, and furniture, fixtures and equipment are twenty-five years, twenty years and five to ten years, respectively.

ADVERTISING EXPENSE

    The cost of advertising is expensed as incurred.

INCOME TAXES

    The Company does not file a separate federal income tax return, but is included in a consolidated federal income tax return filed by its United States parent (Ladbroke Hotels USA Corporation) and other affiliated companies.

    Under a tax allocation agreement dated December 23, 1999 with Hilton International Company (HIC), the Company records no federal income tax provisions and resulting liabilities. All federal income tax liabilities are borne by HIC, commencing with the 1999 income tax year. The tax effect of net operating loss carryforwards available for federal income tax purposes is recognized to the extent the carryforwards are available and can be utilized by HIC. For purposes of preparing these stand-alone financial statements, a federal tax provision has been calculated and included in amounts due to affiliates. Deferred income taxes relating to timing differences associated with the recognition of certain income and expense items for income tax purposes are recognized under this tax sharing arrangement. However, net deferred income tax benefits are not recorded since realization cannot be assured.

    Separate state income tax returns are filed for the Company and its subsidiaries.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. EQUITY IN/ADVANCES FROM POOLED CASH AND CASH EQUIVALENTS

    The Company participates in a pooled cash and cash equivalents management system sponsored by its ultimate United States parent, Ladstock Holding Corporation (Ladstock). Monies included in the pool represent deposits and withdrawals made by the Company, Ladstock, and other United States affiliates. Cash and cash equivalents are allocated to the Company based on the bank's tracking of each subsidiary's activity. The balance at year-end represents the Company's allocated equity in or allocated advances from this pool less outstanding checks.

    The Company earns interest income or incurs interest expense based on its net daily position in the pool. The Company was allocated $2,923,647 and $2,953,935 of net interest income in 1999 and 1998, respectively, relating to the pool.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                               DECEMBER 31, 1999

4. RELATED PARTIES

    LRC allocates corporate overhead expenses to its subsidiaries on a pro rata basis. Costs allocated to the Company were $2,684,494 and $1,978,584 for the years ended December 31, 1999 and 1998, respectively.

    Amounts due to affiliates represent primarily amounts payable to LRC. Interest (net) includes $325,156 in 1999 and $247,980 in 1998 relating to intercompany balances with LRC.

5. LONG-TERM LIABILITIES

    The notes payable to affiliates are payable to Ladstock ($24,019,885) and LRC ($25,930,941) and bear interest at the LIBOR rate plus 1% and the LIBOR rate plus 5%, respectively. The note due to Ladstock matures on December 31, 2000, and the note payable to LRC matures on December 31, 2006. Interest expense includes $4,597,117 and $4,389,399 relating to these notes payable for the years ended December 31, 1999 and 1998, respectively. There were no interest payments in 1999 or 1998, and such amounts have been added to the notes payable balance.

6. LEASE COMMITMENTS

    The Company leases space for its off-track betting facilities under long-term noncancelable leases with initial lease terms of ten years. Several leases include options to extend the initial lease term by five or ten years. Additional amounts are payable based on provisions for contingent rentals based upon operating expenses and gross sales. These additional payments are charged to operations as rental expense in the year incurred. Rent expense relating to these properties for the years ended December 31, 1999 and 1998 was approximately $896,000 and $900,000, respectively. Minimum future rental payments relating to these leases are as follows:

2000........................................................  $525,073
2001........................................................   245,237
2002........................................................    57,488
                                                              --------
                                                              $827,798
                                                              ========

7. INCOME TAXES

    In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes," which established financial accounting and reporting standards for the effects of income taxes. The Company has elected not to adopt Statement No. 109. While a provision for income taxes has not been determined in accordance with the pronouncement, management believes that the effect of not adopting Statement No. 109 is not material to the Company's financial position, results of operations or related financial statement disclosures.

    The state income tax provisions relate to the separate state income tax liabilities of the Company and its subsidiaries. Differences between taxable income for financial reporting and income tax purposes relate to permanent differences consisting principally of goodwill amortization and timing differences consisting primarily of depreciation expense. The Company's 1998 state taxable income was reduced by approximately $117,000 due to the utilization of available net operating loss carryforwards.

                 LADBROKE RACING PENNSYLVANIA AND SUBSIDIARIES

                               DECEMBER 31, 1999

7. INCOME TAXES (CONTINUED)
    The components of income tax expense are as follows:

                                                          1999         1998
                                                       ----------   ----------
Current..............................................  $1,907,957   $1,775,526
Deferred.............................................     (93,332)    (321,000)
                                                       ----------   ----------
Total................................................  $1,814,625   $1,454,526
                                                       ==========   ==========

    Income taxes paid during 1999 and 1998 amounted to approximately $735,000 and $740,000, respectively.

8. RETIREMENT PLANS

    The Company participates in multiemployer defined benefit and contribution plans for substantially all union employees. Expenses under these plans are based on stipulated rates per employee and totaled approximately $248,000 and $266,000 for the years ended December 31, 1999 and 1998, respectively. Accumulated plan benefit information for the multiemployer plans is not readily available.

    The Company also participates in a 401(k) retirement savings plan for salaried and certain hourly employees sponsored by LRC. Company contributions are made based on a percentage of employees' contributions up to a specified maximum. Costs charged to operations were approximately $105,000 in 1999 and $108,000 in 1998.

9. SIGNIFICANT EVENT

    In 1999, Hilton Group PLC announced its intention to divest its international betting and gaming businesses, including those involved in the ownership of the Company and its subsidiaries' operations. The accompanying financial statements do not reflect any adjustments relating to the asset-carrying amounts should a final agreement be reached.

10. IMPACT OF YEAR 2000 (UNAUDITED)

    The Company completed its Year 2000 readiness plan and experienced no significant operational problems and did not have to activate any contingency plan. The Company has determined it does not have continued exposure to the Year 2000 issue.

                              FINANCIAL STATEMENTS
                            SPORT BROADCASTING, INC.
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Sport Broadcasting, Inc.

    We have audited the accompanying balance sheets of Sport Broadcasting, Inc. as at December 31, 2000, 1999 and 1998 and the related statements of operations and deficit and cash flows for the periods then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Sport Broadcasting, Inc. as at December 31, 2000, 1999 and 1998 and the results of its operations and cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States.

                                                           /S/ ERNST & YOUNG LLP

Mississauga, Canada,

June 14, 2001.

                            SPORT BROADCASTING, INC.
                                 BALANCE SHEETS

                                              DECEMBER 31, 2000    DECEMBER 31, 1999    DECEMBER 31, 1998
                                              ------------------   ------------------   ------------------

                                                  ASSETS

Cash........................................               1                    1                    1
Investment (note 2).........................         796,855            1,443,349            2,390,096
                                                  ----------           ----------            ---------
TOTAL ASSETS................................         796,856            1,443,350            2,390,097
                                                  ==========           ==========            =========

                                               LIABILITIES

Accounts payable and accrued liabilities....              --                   --                   --
                                                  ----------           ----------            ---------
TOTAL LIABILITIES...........................              --                   --                   --
SHAREHOLDER'S EQUITY
Capital Stock (note 3 (a))..................               1                    1                    1
Contributed surplus (note 3(b)).............       4,522,500            3,150,000            2,500,000
Deficit.....................................      (3,725,645)          (1,706,651)            (109,904)
                                                  ----------           ----------            ---------
                                                     796,856            1,443,350            2,390,097
                                                  ----------           ----------            ---------
TOTAL LIABILITIES AND SHAREHOLDER'S
  EQUITY....................................         796,856            1,443,350            2,390,097
                                                  ==========           ==========            =========

                            SPORT BROADCASTING, INC.
                      STATEMENT OF OPERATIONS AND DEFICIT

                                            FOR THE YEAR ENDED   FOR THE YEAR ENDED   FOR THE PERIOD ENDED
                                            DECEMBER 31, 2000    DECEMBER 31, 1999     DECEMBER 31, 1998
                                            ------------------   ------------------   --------------------
Loss in equity accounted investment.......      (2,018,994)          (1,596,747)             (109,904)
                                                ----------           ----------            ----------
Net loss..................................      (2,018,994)          (1,596,747)             (109,904)
Deficit, Beginning of Year................      (1,706,651)            (109,904)                   --
                                                ----------           ----------            ----------
Deficit, End of Year......................      (3,725,645)          (1,706,651)             (109,904)
                                                ==========           ==========            ==========

                            SPORT BROADCASTING, INC.
                            STATEMENT OF CASH FLOWS

                                            FOR THE YEAR ENDED   FOR THE YEAR ENDED   FOR THE PERIOD ENDED
                                            DECEMBER 31, 2000    DECEMBER 31, 1999     DECEMBER 31, 1998
                                            ------------------   ------------------   --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..................................      (2,018,994)          (1,596,747)             (109,904)
Loss from equity investment...............       2,018,994            1,596,747               109,904
                                                ----------           ----------            ----------
                                                        --                   --                    --
                                                ----------           ----------            ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in The Racing Network
  (note 2)................................      (1,372,500)            (650,000)           (2,500,000)
                                                ----------           ----------            ----------
                                                (1,372,500)            (650,000)           (2,500,000)
                                                ----------           ----------            ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions (note 3(b)).........       1,372,500              650,000             2,500,000
Issuance of capital stock.................              --                   --                     1
                                                ----------           ----------            ----------
                                                 1,372,500              650,000             2,500,001
                                                ----------           ----------            ----------
CHANGE IN CASH............................              --                   --                     1
CASH, BEGINNING OF YEAR...................               1                    1                    --
                                                ----------           ----------            ----------
CASH, END OF YEAR.........................               1                    1                     1
                                                ==========           ==========            ==========

                            SPORT BROADCASTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       (DECEMBER 31, 2000, 1999 AND 1998)

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    Sport Broadcasting, Inc. (the "Company") is a Delaware Corporation formed in 1998 to acquire an interest in The Racing Network, LLC ("The Racing Network"), a limited liability company formed under the Delaware Limited Liability Company Act. On November 30, 1998, the Company entered into an agreement to acquire a 17.5% membership interest in The Racing Network. The Racing Network was incorporated to acquire, develop, own and operate a network for delivery of televised sporting events, primarily horse racing, by video signal to subscriber homes and offices throughout North America, using satellite technology.

    The financial statements have been prepared in accordance with accounting principles generally accepted in the United States which conform in all material respects with accounting principles generally accepted in Canada.

INVESTMENT

    The Company accounts for its investment in The Racing Network over which it has significant influence, on the equity basis of accounting, whereby the investment is initially recorded at cost, adjusted to recognize the Company's share of earnings or losses of the investee company and reduced by any dividends received.

2.  INVESTMENT

    The Company holds an 18.3% interest (1999: 18.3%, 1998: 17.5%) in The Racing Network.

    The following is a summary of the major components of the financial statements of The Racing Network:

                                                               2000          1999        1998
                                                            -----------   ----------   ---------
                                                                 $            $            $
BALANCE SHEETS
Current assets............................................    1,313,597    4,981,057   7,660,549
Long-term assets..........................................    4,455,224    5,259,796   1,041,405
Current liabilities.......................................    1,455,700    1,056,492     434,029
Long-term liabilities.....................................    4,133,952    4,725,000          --
STATEMENTS OF OPERATIONS
Revenues..................................................    2,532,269      288,495          --
Expenses..................................................   12,879,574    9,309,989     637,232
                                                            -----------   ----------   ---------
Loss from operations......................................  (10,347,305)  (9,021,494)   (637,232)
Other income (expense)....................................     (685,447)       1,154       9,212
                                                            -----------   ----------   ---------
Net loss..................................................  (11,032,752)  (9,020,340)   (628,020)
                                                            ===========   ==========   =========

    The Racing Network has incurred substantial losses since inception and such losses are expected to continue through 2001. In addition, the revenues have not been sufficient to cover the expenses. These factors raise substantial doubt about The Racing Network's ability to continue as a going concern. Management is working on a reformulated business plan and is analyzing the operating structure in efforts to expand and grow the revenue base and reduce operating expenses. The above financial

                            SPORT BROADCASTING, INC.

                       (DECEMBER 31, 2000, 1999 AND 1998)

2.  INVESTMENT (CONTINUED)
information does not reflect any adjustments that might be necessary if The Racing Network is unable to continue as a going concern.

3.  CAPITAL STOCK

(a) Common stock

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                 $          $          $
Authorized
  Unlimited number of common shares, par value of $0.01 per
    share
Issued
  100 shares (1999: 100, 1998: 100).........................         1          1          1
                                                              ========   ========   ========

(b) Contributed Surplus

    During the year ended December 31, 2000, the Company received capital contributions of $1,372,500 (1999: $650,000, 1998: $2,500,000) which were utilized to fund investment acquisitions.

4.  INCOME TAXES

    The Company has approximately $3.5 million (1999: $1.4 million, 1998: $nil) of losses available to reduce future income taxes. No benefit from these loss carryforwards have been reflected in these financial statements.

                              FINANCIAL STATEMENTS
                              REMINGTON PARK, INC.
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Remington Park, Inc.

    We have audited the accompanying balance sheets of Remington Park, Inc. (the "Company") as of December 31, 1998 and 1997 and the related statements of operations and accumulated deficit, stockholder's equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Remington Park, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

Youngstown, Ohio
                                             /s/ HILL, BARTH & KING LLC
                                             Certified Public Accountants
February 19, 1999 (except Note K for which the date is October 21, 1999)

                              REMINGTON PARK, INC.
                                 BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                                   1999            1998            1997
                                                              --------------   -------------   -------------
                                                               (UNAUDITED)
                                                   ASSETS
CURRENT ASSETS
  Cash and cash equivalents--NOTE F.........................    $   750,319     $   697,037     $   501,209
  Restricted cash...........................................      2,420,961         446,664         400,609
  Trade accounts receivable, less allowance for doubtful
    accounts of $27,246 at September 30, 1999, $26,433 at
    December 31, 1998 and $0 at December 31, 1997...........        706,785         306,743         890,243
  Inventories...............................................        160,075         162,833         202,791
  Prepaid expenses and other assets.........................        222,212         180,268         270,056
                                                                -----------     -----------     -----------
      Total Current Assets..................................      4,260,352       1,793,545       2,264,908
                                                                -----------     -----------     -----------
PROPERTY AND EQUIPMENT--NOTES B AND I
  Land improvements.........................................      4,042,534       3,989,282       4,527,282
  Buildings and structures..................................     29,825,932      30,135,806      32,047,806
  Machinery and equipment...................................      7,996,937       7,953,549       7,921,772
  Furniture and fixtures....................................      1,654,963       1,649,747       1,638,081
                                                                -----------     -----------     -----------
                                                                 43,520,366      43,728,384      46,134,941
  Less accumulated depreciation.............................     34,763,202      34,621,473      32,078,706
                                                                -----------     -----------     -----------
      Net Property and Equipment............................      8,757,164       9,106,911      14,056,235
                                                                -----------     -----------     -----------
OTHER ASSETS
  Land lease and other costs less amortization--NOTES E AND
    I.......................................................      1,322,601       1,392,987       1,943,765
                                                                -----------     -----------     -----------
                                                                $14,340,117     $12,293,443     $18,264,908
                                                                ===========     ===========     ===========
                               LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts payable..........................................    $ 1,886,155     $ 1,374,870     $ 2,851,255
  Unredeemed pari-mutuel tickets............................        249,321         445,909         465,585
  Advances payable to The Edward J. DeBartolo Corporation--
    NOTE G..................................................        156,674         453,771       5,934,012
  Accrued liabilities.......................................      1,176,728         926,162         782,715
  Percentage entitlements in excess of purses paid--NOTE
    C.......................................................      1,916,210         292,293         700,911
  Deferred revenue..........................................        517,925           6,972          90,974
                                                                -----------     -----------     -----------
      Total Current Liabilities.............................      5,903,013       3,499,977      10,825,452
                                                                -----------     -----------     -----------
OTHER LIABILITIES
  Long-term debt less principal due within one
    year--NOTE B............................................             --              --      30,000,000
  Other.....................................................         18,711              --              --
                                                                -----------     -----------     -----------
      Total Other Liabilities...............................         18,711              --      30,000,000
                                                                -----------     -----------     -----------
STOCKHOLDER'S EQUITY (DEFICIT)--NOTE G
  Common stock--$1.00 par value per share:
    Authorized 10,000 shares; issued and outstanding
      500 shares............................................            500             500             500
    Additional paid-in capital..............................     48,148,592      47,991,918       7,409,500
    Accumulated deficit.....................................    (39,730,699)    (39,198,952)    (29,970,544)
                                                                -----------     -----------     -----------
      Total Stockholder's Equity (Deficit)..................      8,418,393       8,793,466     (22,560,544)
                                                                -----------     -----------     -----------
                                                                $14,340,117     $12,293,443     $18,264,908
                                                                ===========     ===========     ===========

                 See accompanying notes to financial statements

                              REMINGTON PARK, INC.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,
                                ---------------------------   ------------------------------------------
                                    1999           1998           1998           1997           1996
                                ------------   ------------   ------------   ------------   ------------
                                (UNAUDITED)    (UNAUDITED)
REVENUES
Pari-Mutuel income............  $ 21,471,901   $ 23,079,261   $ 29,095,338   $ 33,085,838   $ 33,461,803
                                ------------   ------------   ------------   ------------   ------------
Less:
    Purses paid to horsemen...     7,376,329      7,754,755      9,819,313     11,438,288     11,450,284
    Amounts paid to the State
      of Oklahoma.............     2,509,253      2,674,986      3,362,670      3,801,826      3,620,381
    Breakage and breeders
      awards paid to the
      Oklahoma Breeding and
      Development Revolving
      Fund....................       690,455        778,825        990,960      1,157,359        775,645
    Commissions paid to host
      tracks..................     2,824,435      2,779,730      3,420,305      3,680,734      2,833,637
                                ------------   ------------   ------------   ------------   ------------
                                  13,400,472     13,988,296     17,593,248     20,078,207     18,679,947
                                ------------   ------------   ------------   ------------   ------------
Net Pari-Mutuel Income........     8,071,429      9,090,965     11,502,090     13,007,631     14,781,856
Concession revenue............     1,165,511      1,338,775      1,851,686      2,168,490      2,517,449
Other non-wagering revenues...     1,026,041      1,564,829      2,138,306      2,644,010      3,515,199
                                ------------   ------------   ------------   ------------   ------------
    Total Revenues............    10,262,981     11,994,569     15,492,082     17,820,131     20,814,504
Operating costs and expenses--
    NOTES E and G.............    10,405,855     12,920,768     16,994,450     20,177,827     21,064,646
Depreciation and
  amortization................       486,871      2,029,313      2,706,547      2,723,763      2,800,681
Provision for impairment of
  long-lived assets--NOTE I...            --      2,837,000      2,837,000      5,077,918             --
                                ------------   ------------   ------------   ------------   ------------
LOSS FROM OPERATIONS..........      (629,745)    (5,792,512)    (7,045,915)   (10,159,377)    (3,050,823)
                                ------------   ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSES)
    Interest income...........       102,800         90,392        122,477        116,336        106,130
    Interest
      expense--NOTE G.........        (4,802)    (1,907,474)    (2,304,970)    (2,539,923)    (2,481,557)
                                ------------   ------------   ------------   ------------   ------------
                                      97,998     (1,817,082)    (2,182,493)    (2,423,587)    (2,375,427)
                                ------------   ------------   ------------   ------------   ------------
NET LOSS......................      (531,747)    (7,609,594)    (9,228,408)   (12,582,964)    (5,426,250)
ACCUMULATED DEFICIT
    Beginning of period.......   (39,198,952)   (29,970,544)   (29,970,544)   (17,387,580)   (11,961,330)
                                ------------   ------------   ------------   ------------   ------------
    End of period.............  $(39,730,699)  $(37,580,138)  $(39,198,952)  $(29,970,544)  $(17,387,580)
                                ============   ============   ============   ============   ============
Basic and diluted loss per
  share of common stock.......  $     (1,063)  $    (15,219)  $    (18,457)  $    (25,166)  $    (10,853)
                                ============   ============   ============   ============   ============

                 See accompanying notes to financial statements

                              REMINGTON PARK, INC.
                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                          ADDITIONAL
                                                COMMON      PAID-IN     ACCUMULATED    TOTAL EQUITY
                                                STOCK       CAPITAL       DEFICIT       (DEFICIT)
                                               --------   -----------   ------------   ------------
Balance at December 31, 1995.................    $500     $ 7,409,500   $(11,961,330)  $(4,551,330)
Net loss, year ended December 31, 1996.......      --              --     (5,426,250)   (5,426,250)
                                                 ----     -----------   ------------   -----------
Balance at December 31, 1996.................     500       7,409,500    (17,387,580)   (9,977,580)
Net loss, year ended December 31, 1997.......      --              --    (12,582,964)  (12,582,964)
                                                 ----     -----------   ------------   -----------
Balance at December 31, 1997.................     500       7,409,500    (29,970,544)  (22,560,544)
1998 Contributions (NOTE J)..................      --      40,582,418             --    40,582,418
Net loss, year ended December 31, 1998.......      --              --     (9,228,408)   (9,228,408)
                                                 ----     -----------   ------------   -----------
Balance at December 31, 1998.................     500      47,991,918    (39,198,952)    8,793,466
1999 Contributions (NOTE J) (unaudited)......      --         156,674             --       156,674
Net loss, nine months ended September 30,
  1999 (unaudited)...........................      --              --       (531,747)     (531,747)
                                                 ----     -----------   ------------   -----------
Balance at September 30, 1999 (unaudited)....    $500     $48,148,592   $(39,730,699)  $ 8,418,393
                                                 ====     ===========   ============   ===========

                 See accompanying notes to financial statements

                              REMINGTON PARK, INC.

                            STATEMENTS OF CASH FLOWS

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,
                                              -------------------------   ----------------------------------------
                                                 1999          1998          1998           1997          1996
                                              -----------   -----------   -----------   ------------   -----------
                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................  $  (531,747)  $(7,609,594)  $(9,228,408)  $(12,582,964)  $(5,426,250)
  Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
    Provision for impairment of long-lived
      assets................................           --     2,837,000     2,837,000      5,077,918            --
    Depreciation and amortization...........      486,871     2,029,313     2,706,547      2,723,763     2,800,681
    Provision for doubtful accounts.........       27,246        25,000        26,433             --            --
    Gain on sale of equipment...............           --            --            --         (8,341)           --
    (Increase) decrease in restricted
      cash..................................   (1,974,297)     (416,662)      (46,055)       346,569       (97,411)
    (Increase) decrease in accounts
      receivable............................     (427,288)      282,266       557,067       (479,114)       14,450
    Increase (decrease) in inventories,
      prepaid expenses and other assets.....      (39,861)      (99,765)      129,746         32,081       (72,787)
    Increase (decrease) in accounts payable
      and purse liability...................    2,127,673    (1,386,886)   (1,885,003)     1,106,833     1,169,862
    Increase (decrease) in accrued
      liabilities and unredeemed pari-mutuel
      tickets...............................       53,978       333,057       123,771        (43,980)      195,555
    Increase in advances due to
      The Edward J. DeBartolo Corporation...     (540,423)    1,825,165     2,502,177      2,164,757     2,481,557
    Increase (decrease) in deferred
      revenue...............................      510,953       214,150       (84,002)       (20,850)      (35,090)
                                              -----------   -----------   -----------   ------------   -----------
    Net cash provided by (used in) operating
      activities............................     (306,895)   (1,966,956)   (2,360,727)    (1,683,328)    1,030,567
                                              -----------   -----------   -----------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of improvements and
      equipment.............................      (66,063)      (41,948)      (43,445)      (118,293)     (326,020)
    Proceeds from sale of property and
      equipment.............................           --            --            --        292,770            --
                                              -----------   -----------   -----------   ------------   -----------
    Net cash provided by (used in) investing
      activities............................      (66,063)      (41,948)      (43,445)       174,477      (326,020)
                                              -----------   -----------   -----------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net advances from
      The Edward J. DeBartolo Corporation...      400,000     2,600,000     2,600,000        900,000       302,919
    Proceeds from (payments on) note
      payable...............................       26,240            --            --             --    (1,350,000)
                                              -----------   -----------   -----------   ------------   -----------
    Net cash provided by (used in) financing
      activities............................      426,240     2,600,000     2,600,000        900,000    (1,047,081)
                                              -----------   -----------   -----------   ------------   -----------
Net increase (decrease) in cash and cash
  equivalents...............................       53,282       591,096       195,828       (608,851)     (342,534)
CASH AND CASH EQUIVALENTS
    Beginning of period.....................      697,037       501,209       501,209      1,110,060     1,452,594
                                              -----------   -----------   -----------   ------------   -----------
    End of period...........................  $   750,319   $ 1,092,305   $   697,037   $    501,209   $ 1,110,060
                                              ===========   ===========   ===========   ============   ===========

                 See accompanying notes to financial statements

                              REMINGTON PARK, INC.

                         NOTES TO FINANCIAL STATEMENTS

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION:

    The financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which conform, in all material respects, with accounting principles generally accepted in Canada.

NATURE OF OPERATIONS:

    The Company operates a thoroughbred horse racing track in Oklahoma City, Oklahoma. The Company operated 136, 147 and 156 days of live racing in 1998, 1997 and 1996, respectively, and has been awarded live race meetings totalling 123 days for 1999.

CASH AND CASH EQUIVALENTS:

    Restricted cash represents primarily amounts restricted for futurity purse escrow and supplement purse escrow to be paid during future live meets.

    The Company considers highly liquid debt instruments purchased with maturity dates of three months or less to be cash equivalents.

INVENTORIES:

    Inventories, consisting primarily of concession food items, are stated at lower of cost or market on the first-in, first-out method.

PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost less provision for impairment of long-lived assets (see Note I). Depreciation is computed on the straight-line method over the estimated useful lives of the assets:

                                                           15 to
Buildings.......................................       25 years
Improvements....................................  5 to 15 years
Furniture, fixtures and equipment...............  5 to 10 years

    The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management of the Company assesses the recoverability of long-lived assets by determining whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management.

                              REMINGTON PARK, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LAND LEASE COSTS:

    Land lease costs are stated net of amortization less provision for impairment of long-lived asset (see Note I). Land lease costs are being amortized on the straight-line method over the term of the lease.

DEFERRED REVENUE:

    Deferred revenue consists primarily of advance payments received on catering functions which are recognized as revenue when earned.

INCOME TAXES:

    The Company has been included in the consolidated federal income tax return of its parent, The Edward J. DeBartolo Corporation through December 1, 1998 (see Note G). Subsequent to December 1, 1998, the company files a separate federal income tax return. Income taxes of the Company are computed utilizing the separate return method. Under this method, the provision for income taxes is generally determined as if the Company filed a separate income tax return. The Company files a separate state income tax return.

    Income taxes are provided for amounts currently due and deferred amounts arising from temporary differences between the financial accounting and income tax basis of assets and liabilities.

ADVERTISING:

    Advertising costs are charged to operations when incurred and are included in operating expenses. The amounts charged to operations are as follows:


Year ended December 31:
  1998.............................................  $1,584,636
  1997.............................................   2,193,659
  1996.............................................   2,292,339
Nine months ended September 30 (unaudited):
  1999.............................................  $  749,011
  1998.............................................   1,268,719

EARNINGS PER SHARE:

    Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period which was 500 shares for all periods presented. The Company does not have any dilutive securities.

REVENUE RECOGNITION:

    The Company records revenues associated with horse racing on a daily basis. Horse racing revenues are shown net of state and local taxes, stakes, purses and awards.

                              REMINGTON PARK, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Management has estimated the fair value of its financial instruments using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimated fair values are not necessarily indicative of the amounts that could be realized in current market exchanges.

    CASH AND CASH EQUIVALENTS, RESTRICTED CASH, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND ACCRUED LIABILITIES--Due to the short period to maturity of these instruments, the carrying values as presented in the balance sheets are reasonable estimates of fair value.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS:

    In the opinion of management, the unaudited interim financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at September 30, 1999 and the results of operations and cash flows for the nine months ended September 30, 1999 and 1998.

NEW ACCOUNTING STANDARDS:

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for the Company's first quarter ended March 31, 2001. SFAS 133 requires that an entity recognize all derivative instruments either as assets or liabilities and measure those instruments at fair value. The Company has not determined the impact, if any, of this pronouncement on its financial statements.

RECLASSIFICATION:

    The financial statements for 1997 and 1996 have been reclassified to conform with the presentation for December 31, 1998. Such reclassifications had no effect on net results of operations.

NOTE B--LONG-TERM DEBT

    At December 31, 1997, long-term debt represented a note agreement payable to The Edward J. DeBartolo Corporation ("DeBartolo") with interest at the prime rate, and principal and interest payments due quarterly based on available cash flow as defined with all unpaid principal due December 31, 2001, collateralized by substantially all buildings, improvements and equipment. The principal balance at December 31, 1997 was $30,000,000.

    Effective December 1, 1998, DeBartolo made a capital contribution (see Note J) which in part was used to reduce the entire principal balance of this note agreement.

                              REMINGTON PARK, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE C--PURSE OVER/UNDER PAYMENTS

    The Oklahoma Horse Racing Commission (OHRC) Rules of Racing contain provisions relating to future purse overpayments and underpayments and specifically address how such amounts will be adjusted in purse distributions during future race meetings.

    At September 30, 1999, purses were underpaid during the thoroughbred race meeting which totalled $2,282,698. Also, at September 30, 1999, purses were overpaid during the quarter horse race meeting which totalled $366,488. The Company will include these amounts in its purse distribution during future race meetings.

    At December 31, 1998, purses were underpaid during the thoroughbred race meeting which totalled $161,014. Also, at December 31, 1998, purses were underpaid during the quarter horse race meeting which totalled $131,279. The Company included these amounts in its purse distribution during the 1999 race meetings.

    At December 31, 1997, purses were underpaid during the thoroughbred race meeting which totalled $277,619. Also at December 31, 1997, purses were underpaid during the quarter horse race meeting which totalled $423,292. The Company included these amounts in its purse distribution during the 1998 race meetings.

NOTE D--INCOME TAXES

    Following is a summary of deferred tax assets and liabilities:

                                                                              DECEMBER 31,
                                                      SEPTEMBER 30,    ---------------------------
                                                           1999            1998           1997
                                                      --------------   ------------   ------------
                                                       (UNAUDITED)
Deferred tax assets:
    Provision for impairment of long-lived assets...   $ 13,565,000    $ 13,565,000   $ 12,606,000
    Net operating loss carryforward.................      1,445,000       1,100,000     18,893,000
    Nondeductible accrued vacation and sick pay.....         66,000          66,000         61,500
    Income deferred for financial reporting
      purposes......................................             --           2,000         31,500
                                                       ------------    ------------   ------------
Total Deferred Tax Assets...........................     15,076,000      14,733,000     31,592,000
Deferred tax liability:
    Excess tax depreciation and amortization over
      financial reporting depreciation and
        amortization................................     (2,900,000)     (2,733,000)    (2,719,500)
                                                       ------------    ------------   ------------
Net Deferred Tax Assets Before Valuation
  Allowance.........................................     12,176,000      12,000,000     28,872,500
Valuation Allowance.................................    (12,176,000)    (12,000,000)   (28,872,500)
                                                       ------------    ------------   ------------
Net Deferred Tax Assets.............................   $         --    $         --   $         --
                                                       ============    ============   ============

    At December 31, 1998, the Company had an unused net operating tax loss carryover of approximately $3,300,000 with various expiration dates through 2013. These amounts are available for federal income tax purposes for offset against future taxable income based on filing a separate return effective December 1, 1998 (see Note G).

                              REMINGTON PARK, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE E--LEASES

    The Company occupies land for the racing facility under an operating lease which extends through 2013. The lease also contains options to renew for five 10-year periods after the initial term. Under the lease agreement, the Company made an initial payment of $4,000,000 which is being amortized over the initial lease term. In addition to the initial payment, the Company is obligated to pay additional rent based on minimum annual rental payments ranging from $110,710 to $132,850 and one-half of one percent of the "handle" in excess of $187,000,000 during each race season.

    The Company uses significant amounts of equipment under operating leases as part of its daily business operations. This equipment includes totalisator equipment, satellite uplink equipment, closed circuit color television equipment, track maintenance equipment and photofinish equipment. The majority of the equipment is leased on a raceday basis, with minimum rentals per live raceday as follows:

                                                                      MINIMUM DAILY         MINIMUM DAILY
                                                 MINIMUM RENTAL    RENTAL FOR ON TRACK   RENTAL FOR OFF-TRACK
                                                PER LIVE RACEDAY   SIMULCASTING CARDS      BETTING PARLORS
                                                ----------------   -------------------   --------------------
Year ended December 31:
  1998........................................       $5,700               $600                   $200
  1997........................................        3,000                600                    800
  1996........................................        3,000                575                    800
Nine months ended September 30 (unaudited):
  1999........................................        5,700                630                    150
  1998........................................        5,700                600                    200

    Following is a summary of future minimum rental payments under operating leases that have initial or remaining noncancellable terms in excess of one year as of December 31, 1998:

1999...............................................  $  177,000
2000...............................................     171,000
2001...............................................     168,000
2002...............................................     168,000
2003...............................................     168,000
Later years........................................   1,195,000
                                                     ----------
Total..............................................  $2,047,000
                                                     ==========

    Rent expense charged to operations is summarized below:


Year ended December 31:
  1998.............................................  $2,039,598
  1997.............................................   2,913,829
  1996.............................................   2,281,613
Nine months ended September 30 (unaudited):
  1999.............................................   1,458,933
  1998.............................................   1,549,651

                              REMINGTON PARK, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE F--CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash investments and receivables. The Company places its cash investments in investment grade short-term instruments and limits the amount of credit exposure to any one commercial issuer. The Company maintains significantly all of its bank deposit accounts in one financial institution in Oklahoma City, Oklahoma. These accounts at times exceed the federally insured limits. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

    The Company grants credit to other racetracks throughout the country and suite and season-seat rental customers in the ordinary course of business. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

NOTE G--CONTROLLING INTEREST AND RELATED PARTY TRANSACTIONS

CONTROLLING INTEREST:

    The Company was a wholly-owned subsidiary of DeBartolo. Effective
December 1, 1998, Oklahoma Racing, LLC. (a newly formed company owned by an affiliated individual) acquired all of the common stock owned by DeBartolo. The common stock acquired has been pledged to secure an acquisition note payable to DeBartolo. See Note K regarding subsequent event.

RELATED PARTY TRANSACTIONS:

    Included in the operating costs are certain expenses paid or incurred on behalf of the Company by DeBartolo. The Company reimbursed DeBartolo for these general and administrative expenses on a current basis as follows:


Year ended December 31:
  1998...............................................  $208,002
  1997...............................................   309,751
  1996...............................................   738,169
Nine months ended September 30 (unaudited):
  1999...............................................    81,097
  1998...............................................   181,063

    Effective December 1, 1998, DeBartolo contributed $10,582,418 of the advances and interest to the capital of the Company. Advances and interest payable to DeBartolo totalled $453,771 at December 31, 1998 and $5,934,012 at December 31, 1997. DeBartolo has agreed to advance an additional $3,000,000 in loans at the prime rate plus one percent to the company during 1999 to fund operating deficits as needed.

                              REMINGTON PARK, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE G--CONTROLLING INTEREST AND RELATED PARTY TRANSACTIONS (CONTINUED)
    Interest charged by DeBartolo on the note agreement referred to in Note B is summarized below:


Year ended December 31:
  1998.............................................  $2,308,356
  1997.............................................   2,532,740
  1996.............................................   2,481,557
Nine months ended September 30 (unaudited):
  1999.............................................          --
  1998.............................................   1,907,055

    No interest was charged by DeBartolo on net operating advances. Management fees charged by DeBartolo totalled $50,000 annually.

NOTE H--INVESTMENT SAVINGS RETIREMENT PLAN

    Effective February 1, 1998, the Company along with an affiliated company formed a defined contribution 401(k) pension plan, which covers substantially all of its employees. Individuals employed as of the effective date of the plan are eligible to participate in the pension plan. Employees hired after the effective date of the plan, must meet minimum service and age requirements in order to participate. The plan provides for discretionary company matching contributions. No discretionary contributions to the plan were made during 1998 or nine months ended September 30, 1999.

NOTE I--IMPAIRMENT OF LONG-LIVED ASSETS

    During 1998, the company provided an additional $2,837,000 provision for the impairment in the value of the racing facilities due to the continued deterioration in attendance and pari-mutuel handle in recent years. The provision was allocated to land improvements, buildings and structures and land lease costs on a pro rata basis. The company recorded a provision for the impairment of the racing facility of $5,077,918 and $NIL for the years ended December 31, 1997 and 1996 respectively. At December 31, 1998, the impairment reserve totalled $39,914,918.

NOTE J--NONCASH INVESTING ACTIVITIES

    Effective December 1, 1998, DeBartolo made a capital contribution of $40,582,418 which was used to reduce the note agreement and the advances and interest payable to DeBartolo as discussed in Notes B and G. In addition, at September 30, 1999, DeBartolo made an additional capital contribution of $156,674 which was used to reduce the advances payable to DeBartolo.

NOTE K--SUBSEQUENT EVENT

    On October 21, 1999, Oklahoma Racing, LLC entered into a definitive agreement to sell 100% of the outstanding common stock of the Company to Magna Entertainment Corp., a wholly-owned subsidiary of Magna International Inc., for $10,000,000. As part of the agreement, DeBartolo agreed to contribute $156,674 of advances to additional paid-in capital. This contribution to capital was reflected as of September 30, 1999 in the accompanying financial statements.

                              FINANCIAL STATEMENTS
                               THISTLEDOWN, INC.
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Thistledown, Inc.

    We have audited the accompanying balance sheets of Thistledown, Inc. as of December 31, 1998 and 1997 and the related statements of operations and accumulated deficit, stockholder's deficit and cash flows for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thistledown, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

Youngstown, Ohio                               /s/ HILL, BARTH & KING LLC
October 12, 1999 (except Note I for            Certified Public Accountants
which the date is October 21, 1999)

                               THISTLEDOWN, INC.
                                 BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                                   1999            1998            1997
                                                              --------------   -------------   -------------
                                                               (UNAUDITED)
                                                   ASSETS
Current Assets
  Cash and cash equivalents.................................    $ 2,366,651     $ 1,779,565     $   895,292
  Restricted cash...........................................      2,256,828       1,562,770       1,581,885
  Trade accounts receivable (less allowance for doubtful
    accounts of $89,624 at September 30, 1999, $89,830 at
    December 31, 1998 and $56,599 at December 31, 1997).....      2,296,486       2,027,847       1,665,173
  Inventories...............................................        163,576         143,103         155,923
  Purses paid in excess of percentage entitlements--NOTE
    C.......................................................        176,317              --              --
  Prepaid expenses and other assets.........................         32,295         176,061          50,123
                                                                -----------     -----------     -----------
    Total Current Assets....................................      7,292,153       5,689,346       4,348,396
                                                                -----------     -----------     -----------
Property And Equipment
  Land......................................................      1,002,700       1,002,700       1,002,700
  Land improvements.........................................      1,010,522       1,010,522       1,010,522
  Parking lot improvements..................................        198,007         198,007         198,007
  Buildings and structures..................................     39,600,666      39,591,161      39,576,955
  Furniture and equipment...................................      2,319,321       2,209,950       2,104,442
                                                                -----------     -----------     -----------
                                                                 44,131,216      44,012,340      43,892,626
  Less accumulated depreciation.............................     34,439,953      33,359,365      31,893,794
                                                                -----------     -----------     -----------
    Net Property and Equipment..............................      9,691,263      10,652,975      11,998,832
                                                                -----------     -----------     -----------
Other Assets
  Deferred racetrack improvement fund rebate--NOTE B........      1,085,964         792,131         503,587
  Deposits..................................................         47,398          33,944          31,222
                                                                -----------     -----------     -----------
    Total other assets......................................      1,133,362         826,075         534,809
                                                                -----------     -----------     -----------
                                                                $18,116,778     $17,168,396     $16,882,037
                                                                ===========     ===========     ===========

                                   LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
  Accounts payable..........................................    $ 3,579,044     $ 2,785,348     $ 2,737,170
  Unredeemed pari-mutuel tickets............................        683,528         639,306         651,091
  Due to The Edward J. DeBartolo Corporation................          2,757          35,611         850,700
  Accrued liabilities.......................................        814,042         593,868         600,925
  Percentage entitlements in excess of purses paid--NOTE
    C.......................................................             --         526,592         337,515
  Deferred revenue..........................................         11,872           1,684           6,822
                                                                -----------     -----------     -----------
    Total Current Liabilities...............................      5,091,243       4,582,409       5,184,223
                                                                -----------     -----------     -----------
Due to The Edward J. DeBartolo Corporation--NOTES G and I...     61,628,370      61,221,811      60,034,612
                                                                -----------     -----------     -----------
Deferred Income Taxes--NOTE D...............................      1,262,000       1,253,000       1,000,000
                                                                -----------     -----------     -----------
Stockholder's Deficit--Notes G And I
  Common stock--no par value per share: Authorized
    500 shares; issued and outstanding 250 shares...........            500             500             500
  Additional paid-in capital................................        100,000         100,000         100,000
  Accumulated deficit.......................................    (49,965,335)    (49,989,324)    (49,437,298)
                                                                -----------     -----------     -----------
    Total Stockholder's Deficit.............................    (49,864,835)    (49,888,824)    (49,336,798)
                                                                -----------     -----------     -----------
                                                                $18,116,778     $17,168,396     $16,882,037
                                                                ===========     ===========     ===========

                 See accompanying notes to financial statements

                               THISTLEDOWN, INC.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,
                                ---------------------------   ------------------------------------------
                                    1999           1998           1998           1997           1996
                                ------------   ------------   ------------   ------------   ------------
                                (UNAUDITED)    (UNAUDITED)
REVENUES
Pari-Mutuel income............  $ 25,781,914   $ 25,643,540   $ 34,283,820   $ 31,912,780   $ 26,933,567
                                ------------   ------------   ------------   ------------   ------------
Less:
  Purses paid to horsemen.....     9,170,440      9,040,027     12,115,337     10,970,292      9,509,854
  State of Ohio pari-mutuel
    taxes--net of racetrack
    improvement fund rebate...     2,821,673      2,987,503      3,937,712      3,597,768      3,991,419
  Breakage paid to
    Thoroughbred Health and
    Retirement Fund...........       254,045        274,471        356,977        351,631        303,161
  Amount paid to the
    Horsemen's Benevolent &
    Protection Association....        64,368         62,540         87,046         84,826         89,822
  Commission paid to host
    tracks....................     2,687,816      2,687,562      3,575,538      3,165,904      1,457,258
                                ------------   ------------   ------------   ------------   ------------
                                  14,998,342     15,052,103     20,072,610     18,170,421     15,351,514
                                ------------   ------------   ------------   ------------   ------------
Net Pari-Mutuel Income........    10,783,572     10,591,437     14,211,210     13,742,359     11,582,053
Non-wagering revenues.........     2,654,188      2,537,033      3,469,119      3,345,817      3,332,165
                                ------------   ------------   ------------   ------------   ------------
  Total Revenues..............    13,437,760     13,128,470     17,680,329     17,088,176     14,914,218
Operating costs and expenses--
  NOTES E, G and H............    12,020,154     12,275,347     16,027,163     16,234,915     14,903,093
Depreciation and
  amortization................     1,080,587      1,087,028      1,465,571      1,497,966      1,482,331
                                ------------   ------------   ------------   ------------   ------------
INCOME (LOSS) FROM
  OPERATIONS..................       337,019       (233,905)       187,595       (644,705)    (1,471,206)
                                ------------   ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSES)
  Interest earned.............       102,529         69,580         89,108         72,923         22,763
  Interest expense--NOTE G....      (406,559)      (448,910)      (575,729)      (742,836)      (545,736)
                                ------------   ------------   ------------   ------------   ------------
                                    (304,030)      (379,330)      (486,621)      (669,913)      (522,973)
                                ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) BEFORE
  INCOME TAXES................        32,989       (613,235)      (299,026)    (1,314,618)    (1,994,179)
Deferred income taxes--
  NOTE D......................         9,000        168,667        253,000        354,000        321,000
                                ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS).............        23,989       (781,902)      (552,026)    (1,668,618)    (2,315,179)
ACCUMULATED DEFICIT
  Beginning of period.........   (49,989,324)   (49,437,298)   (49,437,298)   (47,768,680)   (45,453,501)
                                ------------   ------------   ------------   ------------   ------------
  End of period...............  $(49,965,335)  $(50,219,200)  $(49,989,324)  $(49,437,298)  $(47,768,680)
                                ------------   ------------   ------------   ------------   ------------
Basic and diluted earnings
  (loss) per share of common
  stock.......................  $         96   $     (3,128)  $     (2,208)  $     (6,674)  $     (9,261)
                                ============   ============   ============   ============   ============

                 See accompanying notes to financial statements

                               THISTLEDOWN, INC.

                      STATEMENTS OF STOCKHOLDER'S DEFICIT

                                                           ADDITIONAL
                                                 COMMON     PAID-IN     ACCUMULATED
                                                 STOCK      CAPITAL       DEFICIT      TOTAL DEFICIT
                                                --------   ----------   ------------   -------------
Balance at December 31, 1995..................    $500      $100,000    $(45,453,501)  $(45,353,001)
Net loss, year ended December 31, 1996........      --            --      (2,315,179)    (2,315,179)
                                                  ----      --------    ------------   ------------
Balance at December 31, 1996..................     500       100,000     (47,768,680)   (47,668,180)
Net loss, year ended December 31, 1997........      --            --      (1,668,618)    (1,668,618)
                                                  ----      --------    ------------   ------------
Balance at December 31, 1997..................     500       100,000     (49,437,298)   (49,336,798)
Net loss, year ended December 31, 1998........      --            --        (552,026)      (552,026)
                                                  ----      --------    ------------   ------------
Balance at December 31, 1998..................     500       100,000     (49,989,324)   (49,888,824)
Net income, nine months ended September 30,
  1999 (unaudited)............................      --            --          23,989         23,989
                                                  ----      --------    ------------   ------------
Balance at September 30, 1999 (unaudited).....    $500      $100,000    $(49,965,335)  $(49,864,835)
                                                  ====      ========    ============   ============

                 See accompanying notes to financial statements

                               THISTLEDOWN, INC.

                            STATEMENTS OF CASH FLOWS

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                            -------------------------   --------------------------------------
                                               1999          1998          1998         1997          1996
                                            -----------   -----------   ----------   -----------   -----------
                                            (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).........................  $   23,989    $ (781,902)   $ (552,026)  $(1,668,618)  $(2,315,179)
Adjustments to reconcile net income (loss)
  to cash provided by (used in) operating
  activities:
  Depreciation and amortization...........   1,080,587     1,087,028     1,465,571     1,497,966     1,482,331
  Provision for doubtful accounts.........      26,003            --        39,098        46,467        19,560
  Deferred income taxes...................       9,000       168,667       253,000       354,000       321,000
  (Increase) decrease in restricted
    cash..................................    (694,058)     (315,496)       19,115      (241,656)   (1,340,229)
  Increase in accounts receivable.........    (294,642)      (64,810)     (401,773)     (247,808)   (1,082,062)
  (Increase) decrease in inventories......     (20,473)      (16,251)       12,820         1,083       (11,185)
  (Increase) decrease in prepaid
    expenses..............................     143,766       (32,265)     (125,938)       47,845       (25,647)
  Increase in purses paid in excess of
    percentage entitlements...............    (176,317)           --            --            --            --
  Increase in other assets................    (307,287)     (193,712)     (291,266)     (372,160)     (152,226)
  Increase (decrease) in accounts payable
    and accrued liabilities...............   1,013,870       287,022        41,121      (339,485)    2,192,388
  Increase (decrease) in unredeemed
    pari-mutuel tickets...................      44,222       117,510       (11,785)      218,318        92,059
  Increase (decrease) in percentage
    entitlements in excess of purses
    paid..................................    (526,592)      345,742       189,077         1,733       335,782
  Increase (decrease) in deferred
    revenue...............................      10,188        29,848        (5,138)        5,118         1,704
                                            ----------    ----------    ----------   -----------   -----------
  Net cash provided by (used in) operating
    activities............................     332,256       631,381       631,876      (697,197)     (481,704)
                                            ----------    ----------    ----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment......    (118,873)     (117,318)     (119,714)     (228,315)     (332,592)
                                            ----------    ----------    ----------   -----------   -----------
  Net cash used in investing activities...    (118,873)     (117,318)     (119,714)     (228,315)     (332,592)
                                            ----------    ----------    ----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net advances from
    The Edward J. DeBartolo Corporation...     373,703       421,379       372,111       989,948     1,364,585
                                            ----------    ----------    ----------   -----------   -----------
  Net cash provided by financing
    activities............................     373,703       421,379       372,111       989,948     1,364,585
                                            ----------    ----------    ----------   -----------   -----------
  Net Increase in cash and cash
    equivalents...........................     587,086       935,442       884,273        64,436       550,289
CASH AND CASH EQUIVALENTS
  Beginning of period.....................   1,779,565       895,292       895,292       830,856       280,567
                                            ----------    ----------    ----------   -----------   -----------
  End of period...........................  $2,366,651    $1,830,734    $1,779,565   $   895,292   $   830,856
                                            ==========    ==========    ==========   ===========   ===========

                 See accompanying notes to financial statements

                               THISTLEDOWN, INC.

                         NOTES TO FINANCIAL STATEMENTS

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION:

    The financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which conform, in all material respects, with accounting principles generally accepted in Canada.

NATURE OF OPERATIONS:

    The company formally changed its name from Carat Company, Inc. to Thistledown, Inc. on February 26, 1998. On January 9, 1998, Raceway Properties, Inc., a wholly-owned subsidiary of The Edward J. DeBartolo Corporation, was merged into the company. Raceway Properties, Inc. owned the land under the racing facility, certain buildings and equipment used by the company. The merger was accounted for using the pooling-of-interests method of accounting and all intercompany transactions have been eliminated.

    The company operates a thoroughbred horse racing track in Cleveland, Ohio. The company operated 187, 186 and 195 days of live racing in 1998, 1997 and 1996, respectively, and has been awarded live race meetings totalling 187 days for 1999.

CASH AND CASH EQUIVALENTS:

    The company considers highly liquid debt instruments purchased with maturity dates of three months or less to be cash equivalents.

    Restricted cash represents primarily amounts restricted for purse escrow and simulcast settlement escrow.

INVENTORIES:

    Inventories, consisting primarily of concession food items, are stated at lower of cost or market on the first-in, first-out method.

PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets:

Buildings...................................................  15 to 25 years
Improvements................................................   5 to 15 years
Furniture, fixtures and equipment...........................   5 to 10 years

    Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", establishes accounting standards for the impairment of long-lived assets. The company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management of the company assesses the recoverability of long-lived assets by determining

                               THISTLEDOWN, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management.

INCOME TAXES:

    The company has been included in the consolidated federal income tax return of its parent, The Edward J. DeBartolo Corporation ("DeBartolo"). Income taxes of the company are computed utilizing the separate return method. Under this method, the provision for income taxes is generally determined as if the company filed a separate income tax return. The company files a separate state income tax return.

    Income taxes are provided for amounts currently due and deferred amounts arising from temporary differences between the financial accounting and income tax basis of assets and liabilities.

ADVERTISING:

    Advertising costs are charged to operations when incurred and are included in operating expenses. The amounts charged to operations are as follows:

Year ended December 31:
  1998......................................................  $1,324,955
  1997......................................................   1,475,192
  1996......................................................   1,375,741
Nine months ended September 30 (unaudited):
  1999......................................................   1,111,920
  1998......................................................   1,147,844

EARNINGS PER SHARE:

    Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period which was 250 shares for all periods presented. The company does not have any dilutive securities.

REVENUE RECOGNITION:

    The Company records revenue associated with horse racing on a daily basis. Horse racing revenues are shown net of state and local taxes, stakes, purses and awards.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Management has estimated the fair value of its financial instruments using available market information and appropriate valuation methodologies. Considerable judgment is required in

                               THISTLEDOWN, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) interpreting market data to develop estimates of fair value. Accordingly, the estimated fair values are not necessarily indicative of the amounts that could be realized in current market exchanges.

    CASH AND CASH EQUIVALENTS, RESTRICTED CASH, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND ACCRUED LIABILITIES--Due to the short period to maturity of these instruments, the carrying values as presented in the balance sheets are reasonable estimates of fair value.

    DEFERRED RACETRACK IMPROVEMENT FUND REBATE--It is not practicable to estimate the fair value of the deferred racetrack improvement fund rebate due to the uncertainty of the timing of the realization of this instrument.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS:

    In the opinion of management, the unaudited interim financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at September 30, 1999 and the results of operations and cash flows for the nine months ended September 30, 1999 and 1998.

NEW ACCOUNTING STANDARDS:

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for the company's first quarter ended March 31, 2001. SFAS 133 requires that an entity recognize all derivative instruments either as assets or liabilities and measure those instruments at fair value. The company has not determined the impact, if any, of this pronouncement on its financial statements.

NOTE B--RACETRACK IMPROVEMENT FUND REBATE

    The State of Ohio has enacted a Capital Improvement--Tax Reduction bill (Ohio Revised Code 3769.20) to encourage the renovation of existing racing facilities. During 1999, the State extended the rebate period from December 31, 2004 to December 31, 2014. The rebates are approved by the State based on expenditures made on major improvements plus interest on the borrowed funds used for the project. During April 1998, the State approved a $9,801,163 rebate related to debt service on a 1986 major improvement project.

    The tax credit earned is equal to one percent of gross on-track pari-mutuel handle up to the amount of the approved rebate. As a result of limits on the amount of rebates earned that can be used to reduce current pari-mutuel taxes, not all earned rebates are realized currently. Any rebates earned and not realized currently will be available for offset against future pari-mutuel taxes until fully

                               THISTLEDOWN, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE B--RACETRACK IMPROVEMENT FUND REBATE (CONTINUED) realized. The company's policy is to recognize the rebates as they are earned based on one percent of gross on track pari-mutuel handle.

    Following is a summary of (1) the approved rebate which is unearned,
(2) the tax rebate earned and (3) the tax rebate credited to pari-mutuel taxes:

                                                                                       REBATE
                                                                                      CREDITED
                                                               APPROVED REBATE          OHIO
                                                           -----------------------   PARI-MUTUEL
                                                            UNEARNED      EARNED        TAXES
                                                           ----------   ----------   -----------
Year ended December 31:
  1998...................................................  $8,682,282   $1,413,191   $1,124,647
  1997...................................................     294,310    1,434,814    1,056,468
  1996...................................................   1,729,124    1,232,647    1,115,348
Nine months ended September 30 (unaudited):
  1999...................................................   7,551,298    1,124,985      831,115
  1998...................................................   9,063,184    1,049,096      862,403

NOTE C--PERCENTAGE ENTITLEMENTS AND PURSE DISTRIBUTIONS

    Ohio State Statutes require the company to distribute as purses an amount equal to the track's commission less 1.875% of gross pari-mutuel handle times 50% plus 20% of breakage. In addition, the company must pay 45% of breakage to the Thoroughbred Health and Retirement Fund. Purse overpayments and underpayments will be adjusted in purse distributions during future race meetings.

Purses were underpaid at the end of each period as follows:
  December 31, 1998.........................................  $526,592
                                                              ========
  December 31, 1997.........................................  $337,515
                                                              ========
Purses were overpaid at the end of:
  September 30, 1999 (unaudited)............................  $176,317
                                                              ========

                               THISTLEDOWN, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE D--INCOME TAXES

    Following is a summary of deferred tax liabilities:

                                                                                DECEMBER 31,
                                                          SEPTEMBER 30,    -----------------------
                                                               1999           1998         1997
                                                          --------------   ----------   ----------
                                                           (UNAUDITED)
Deferred tax liabilities:
  Excess tax depreciation and amortization over
    financial
    statement reporting depreciation and amortization...    $  893,000     $  984,000   $  829,000
  Racetrack improvement fund rebate recognized for
    financial statement reporting in excess of tax
    reporting...........................................       369,000        269,000      171,000
                                                            ----------     ----------   ----------
      Total Deferred Tax Liabilities....................    $1,262,000     $1,253,000   $1,000,000
                                                            ==========     ==========   ==========

    The primary reason for the difference between the expected tax benefit and the income tax provision is that the company did not receive a benefit for the company's net operating losses utilized by its parent company in its consolidated tax return.

NOTE E--LEASES

    The company uses significant amounts of equipment under operating leases as part of its daily business operations. This equipment includes totalisator equipment, satellite uplink equipment, closed circuit color television equipment, track maintenance equipment and photofinish equipment. The majority of the equipment is leased on a raceday basis, with minimum rentals as follows:

                                                   MINIMUM        MINIMUM RENTAL
                                                  RENTAL PER       FOR ON-TRACK
                                                 LIVE RACEDAY   SIMULCASTING CARDS
                                                 ------------   ------------------
Year ended December 31:
  1998.........................................     $4,292            $1,296
  1997.........................................      4,059             1,406
  1996.........................................      3,701             1,110
Nine months ended September 30 (unaudited):
  1999.........................................      3,844             1,535
  1998.........................................      4,292             1,296

    Following is a summary of future minimum rental payments under operating leases that have initial or remaining noncancellable terms in excess of one year as of December 31, 1998:

1999........................................................  $ 98,500
2000........................................................     4,000
                                                              --------
  Total.....................................................  $102,500
                                                              ========

                               THISTLEDOWN, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE E--LEASES (CONTINUED)
    Rent expense charged to operations is summarized below:

Year ended December 31:
  1998......................................................  $1,765,940
  1997......................................................   1,619,099
  1996......................................................   1,524,921
Nine months ended September 30 (unaudited):
  1999......................................................   1,283,199
  1998......................................................   1,295,697

NOTE F--CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the company to concentrations of credit risk are primarily cash investments and receivables. The company places its cash investments in investment grade short-term instruments and limits the amount of credit exposure to any one commercial issuer. The company maintains significantly all of its bank deposit accounts in one financial institution in Cleveland, Ohio. These accounts at times exceed the federally insured limits. The company believes it is not exposed to any significant credit risk on cash and cash equivalents.

    The company grants credit to other racetracks throughout the country. The company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

NOTE G--CONTROLLING INTEREST AND RELATED PARTY TRANSACTIONS

CONTROLLING INTEREST:

    The company is a wholly-owned subsidiary of DeBartolo. See Note I regarding subsequent event.

RELATED PARTY TRANSACTIONS:

    Included in the accompanying financial statements are certain expenses paid or incurred on behalf of the company by DeBartolo. The company reimburses DeBartolo for salaries and wages and related expenses and general and administrative expenses as follows:

                                                        SALARIES, WAGES    GENERAL AND
                                                          AND RELATED     ADMINISTRATIVE
                                                           EXPENSES          EXPENSES        TOTAL
                                                        ---------------   --------------   ----------
Year ended December 31:
  1998................................................    $8,508,074         $558,112      $9,066,186
  1997................................................     8,156,565          815,126       8,971,691
  1996................................................     7,740,070          503,288       8,243,358
Nine months ended September 30 (unaudited):
  1999................................................     5,807,765          373,517       6,181,282
  1998................................................     6,061,420          703,048       6,764,468

                               THISTLEDOWN, INC.

   (ALL AMOUNTS AS AT SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED
                   SEPTEMBER 30, 1999 AND 1998 ARE UNAUDITED)

NOTE G--CONTROLLING INTEREST AND RELATED PARTY TRANSACTIONS (CONTINUED)
    The accompanying balance sheets include notes, advances and related accrued interest payable to DeBartolo (see Note I) as summarized below:

                                                CURRENT PORTION   LONG-TERM PORTION
                                                ---------------   -----------------
December 31, 1998.............................     $ 35,611          $61,221,811
                                                   ========          ===========
December 31, 1997.............................     $850,700          $60,034,612
                                                   ========          ===========
September 30, 1999 (unaudited)................     $  2,757          $61,628,370
                                                   ========          ===========

    The current portion of the amount payable to DeBartolo at September 30, 1999 is to be repaid. The long-term portion of the amount payable to DeBartolo at September 30, 1999 will be contributed to additional paid-in capital (see
Note I).

    DeBartolo charged interest at the applicable federal rate (AFR) on a note payable related to the financing of certain racetrack improvements. Interest charged by DeBartolo is summarized as follows:

Year ended December 31:
  1998......................................................  $575,617
  1997......................................................   740,309
  1996......................................................   544,681
Nine months ended September 30 (unaudited):
  1999......................................................   406,459
  1998......................................................   448,778

    No interest was charged by DeBartolo on net operating advances. Management fees charged by DeBartolo totalled $50,000 annually.

NOTE H--INVESTMENT SAVINGS RETIREMENT PLAN

    Effective February 1, 1998, the company along with an affiliated company formed a defined contribution 401(k) pension plan, which covers substantially all of its employees that are not covered by a collective bargaining agreement or another retirement plan. Individuals employed as of the effective date of the plan are eligible to participate in the pension plan. Employees hired after the effective date of the plan, must meet minimum service and age requirements in order to participate. The plan provides for discretionary company matching contributions. No discretionary contributions to the plan were made during 1998 or 1999.

NOTE I--SUBSEQUENT EVENT

    On October 21, 1999, DeBartolo entered into a definitive agreement to sell 100% of the outstanding common stock of the company to Magna Entertainment Corp., a wholly-owned subsidiary of Magna International Inc., for $14,000,000. As part of the agreement, DeBartolo agreed to contribute $61,628,370 of notes, advances and related accrued interest to additional paid-in capital. These amounts are reflected as noncurrent liabilities in the accompanying balance sheets.

                       CONSOLIDATED FINANCIAL STATEMENTS
                    GULFSTREAM PARK RACING ASSOCIATION, INC.
                                 AND SUBSIDIARY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Gulfstream Park Racing Association, Inc. and Subsidiary

    We have audited the accompanying consolidated balance sheets of Gulfstream Park Racing Association, Inc. and Subsidiary (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gulfstream Park Racing Association, Inc. and Subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

Miami, Florida
March 10, 1999, except for Note 9 as to           /s/ PRICEWATERHOUSECOOPERS LLP

which the date is September 1, 1999                 Certified Public Accountants

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                               AUGUST 31,    DECEMBER 31,    DECEMBER 31,
                                                                  1999           1998            1997
                                                              ------------   -------------   -------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  7,832,459   $  2,375,511    $    605,194
  Restricted cash and cash equivalents......................       163,884        292,721         592,285
  Accounts receivable, less allowance for doubtful accounts
    of $101,012 at August 31, 1999 and $0 and $191,012 at
    December 31, 1998 and 1997, respectively................       156,441        121,445         128,135
  Note receivable...........................................        93,250         93,250              --
  Prepaid expenses..........................................       911,364        451,144         767,285
                                                              ------------   ------------    ------------
  Total current assets......................................     9,157,398      3,334,071       2,092,899
                                                              ------------   ------------    ------------
Property, plant and equipment:
  Land and improvements.....................................     9,401,638      9,401,638       9,012,699
  Buildings and improvements................................    24,214,826     23,323,001      22,485,253
  Furniture, fixtures and equipment.........................     5,070,935      5,089,592       4,138,418
                                                              ------------   ------------    ------------
                                                                38,687,399     37,814,231      35,636,370
  Less accumulated depreciation.............................    25,842,336     24,575,672      22,787,284
                                                              ------------   ------------    ------------
  Net property, plant and equipment.........................    12,845,063     13,238,559      12,849,086
                                                              ------------   ------------    ------------
Other assets:
  Investments, at cost......................................         2,500          2,500           2,500
  Deposits..................................................        12,450         12,450          12,480
  Deferred financing costs, net of accumulated amortization
    of $321,124 at August 31, 1999 and $295,948 and $231,614
    at December 31, 1998 and 1997, respectively.............           546         25,722          90,056
                                                              ------------   ------------    ------------
  Total other assets........................................        15,496         40,672         105,036
                                                              ------------   ------------    ------------
  Total assets..............................................  $ 22,017,957   $ 16,613,302    $ 15,047,021
                                                              ============   ============    ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts Payable:
    Trade...................................................  $    751,477   $  1,869,022    $  1,079,003
    Unearned income.........................................     1,844,036        512,187         428,458
  Mutuel tickets outstanding................................        48,833         32,798          23,891
  Accrued liabilities:
    Interest................................................            --        127,092              --
    Underpaid purses........................................       163,884        292,721         592,285
    Other accrued expenses..................................       824,146        381,107         507,511
  Income taxes payable......................................     1,506,420        399,454              --
  Notes payable.............................................     6,800,000        500,000              --
                                                              ------------   ------------    ------------
Total current liabilities...................................    11,938,796      4,114,381       2,631,148
Deferred income tax.........................................       694,270        586,809         731,159
Term note payable...........................................            --      6,800,000       7,800,000
Long-term debt..............................................    48,000,000     48,000,000      48,000,000
                                                              ------------   ------------    ------------
Total Liabilities...........................................    60,633,066     59,501,190      59,162,307
                                                              ------------   ------------    ------------
Commitments and contingencies (Note 5)
Stockholders' deficit:
  Common stock, $1 par value, authorized and issued 13,040
    shares; outstanding 11,232 shares.......................        13,040         13,040          13,040
  Additional paid-in capital................................    22,991,259     22,991,259      22,991,259
  Accumulated deficit.......................................   (59,853,908)   (64,126,687)    (65,354,085)
                                                              ------------   ------------    ------------
                                                               (36,849,609)   (41,122,388)    (42,349,786)
  Less:
  Treasury stock, 1,808 common shares at cost...............    (1,765,500)    (1,765,500)     (1,765,500)
                                                              ------------   ------------    ------------
Total stockholders' deficit.................................   (38,615,109)   (42,887,888)    (44,115,286)
                                                              ------------   ------------    ------------
Total liabilities and stockholders' deficit.................  $ 22,017,957   $ 16,613,302    $ 15,047,021
                                                              ============   ============    ============

   The accompanying notes are an integral part of these financial statements

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

                                       EIGHT MONTHS ENDED
                                           AUGUST 31,                   YEAR ENDED DECEMBER 31,
                                    -------------------------   ---------------------------------------
                                       1999          1998          1998          1997          1996
                                    -----------   -----------   -----------   -----------   -----------
                                    (UNAUDITED)   (UNAUDITED)
REVENUES:
  On-track wagering commissions...  $21,166,704   $21,064,663   $21,064,663   $20,896,273   $19,710,687
  Intertrack wagering
    commissions...................    4,327,102     4,134,875     4,110,273     4,370,064     3,766,721
  Interstate wagering and
    simulcast fees................   15,370,575    14,177,930    14,178,719    13,803,677    13,322,237
  Breakage income.................      930,803       983,233       983,233       949,286       891,837
  Escheated mutuel tickets........      551,106       546,823       546,823       576,608       422,991
  Stake fees for purses...........      966,140       989,750       989,750       941,545       953,410
                                    -----------   -----------   -----------   -----------   -----------
                                     43,312,430    41,897,274    41,873,461    41,537,453    39,067,883
Less: Stakes, purses, trophies and
  awards..........................   21,835,696    20,923,313    20,954,428    20,550,496    19,067,874
                                    -----------   -----------   -----------   -----------   -----------
Net pari-mutuel income............   21,476,734    20,973,961    20,919,033    20,986,957    20,000,009
Admissions
  General.........................      997,752     1,036,942     1,036,957     1,080,379     1,121,186
  Season boxes, passes and
    memberships...................      539,618       503,534       505,887       548,232       557,415
Program sales.....................      192,746       209,038       209,038       201,015       174,759
Parking...........................      158,527       137,503       137,503       144,274       151,744
Other revenues....................      664,396       632,813       839,849       560,876       749,476
                                    -----------   -----------   -----------   -----------   -----------
                                     24,029,773    23,493,791    23,648,267    23,521,733    22,754,589
                                    -----------   -----------   -----------   -----------   -----------
EXPENSES:
  Departmental expenses...........   11,983,727    11,663,616    14,343,052    13,977,248    12,981,229
  Property taxes..................      462,753       460,752       660,922       657,947       649,268
  Payroll taxes and licenses......      645,127       580,559       726,003       740,943       650.911
  Insurance.......................      386,681       395,216       567,662       427,374       736,396
  Utilities.......................      191,652       140,987       219,312       232,202       187,477
  Contributions...................       10,545        37,875        87,975        79,107        86,689
  Depreciation....................    1,266,664     1,289,600     1,795,401     1,877,575     2,031,431
  Amortization....................       25,176        42,889        64,334        64,334        64,334
  Other...........................           --            --       107,644        51,530        72,993
                                    -----------   -----------   -----------   -----------   -----------
                                     14,972,325    14,611,494    18,572,305    18,108,260    17,460,728
                                    -----------   -----------   -----------   -----------   -----------
    Operating Income..............    9,057,448     8,882,297     5,075,962     5,413,473     5,293,861
                                    -----------   -----------   -----------   -----------   -----------
OTHER INCOME (EXPENSE):
  Interest income.................      284,797       354,258       463,449       471,127       449,855
  Interest expense................   (2,325,559)   (2,571,445)   (3,771,610)   (3,880,246)   (3,946,487)
  Gain (loss) on sale of
    property......................           --            --         5,000            --     1,818,422
  Other...........................       66,133       255,850       315,195        19,760       378,752
                                    -----------   -----------   -----------   -----------   -----------
  Other expense, net..............   (1,974,629)   (1,961,337)   (2,987,966)   (3,389,359)   (1,299,458)
                                    -----------   -----------   -----------   -----------   -----------
  Income before provision for
    income taxes..................    7,082,819     6,920,960     2,087,996     2,024,114     3,994,403
Provision for income taxes........    2,810,040     2,852,575       860,598       918,299     1,631,200
                                    -----------   -----------   -----------   -----------   -----------
  Net Income......................  $ 4,272,779   $ 4,068,385   $ 1,227,398   $ 1,105,815   $ 2,363,203
                                    ===========   ===========   ===========   ===========   ===========
Basic and diluted earnings per
  share...........................  $    380.41   $    362.21   $    109.28   $     98.45   $    210.40
                                    ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                ADDITIONAL
                                      COMMON      PAID-IN     ACCUMULATED
                                      STOCK       CAPITAL       DEFICIT      TREASURY STOCK   TOTAL DEFICIT
                                     --------   -----------   ------------   --------------   -------------
Balances at December 31, 1995......  $13,040    $22,991,259   $(68,823,103)   $ (1,765,500)   $(47,584,304)
Net income, year ended
  December 31, 1996................       --             --      2,363,203              --       2,363,203
                                     -------    -----------   ------------    ------------    ------------
Balance at December 31, 1996.......   13,040     22,991,259    (66,459,900)     (1,765,500)    (45,221,101)
Net income, year ended
  December 31, 1997................       --             --      1,105,815              --       1,105,815
                                     -------    -----------   ------------    ------------    ------------
Balances at December 31, 1997......   13,040     22,991,259    (65,354,085)     (1,765,500)    (44,115,286)
Net income, year ended
  December 31, 1998................       --             --      1,227,398              --       1,227,398
                                     -------    -----------   ------------    ------------    ------------
Balances at December 31, 1998......   13,040     22,991,259    (64,126,687)     (1,765,500)    (42,887,888)
Net income, eight months ended
  August 31, 1999 (unaudited)......       --             --      4,272,779              --       4,272,779
                                     -------    -----------   ------------    ------------    ------------
Balances at August 31, 1999
  (unaudited)......................  $13,040    $22,991,259   $(59,853,908)   $ (1,765,500)   $(38,615,109)
                                     =======    ===========   ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            EIGHT MONTHS ENDED
                                                AUGUST 31,                 YEAR ENDED DECEMBER 31,
                                         -------------------------   ------------------------------------
                                            1999          1998          1998         1997         1996
                                         -----------   -----------   ----------   ----------   ----------
                                         (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income...........................  $4,272,779    $4,068,386    $1,227,398   $1,105,815   $2,363,203
                                         ----------    ----------    ----------   ----------   ----------
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation.........................   1,266,664     1,289,600     1,795,401    1,877,575    2,031,431
  Amortization of deferred financing
    costs..............................      25,176        42,889        64,334       64,334       64,334
  Gain on sale of property and
    equipment..........................          --            --        (5,000)          --   (1,818,422)
  Provision for bad debt...............          --            --        63,378       21,535       45,485
  Deferred income taxes................     107,462      (478,470)     (144,350)     153,819      520,245
Changes in assets and liabilities:
  Accounts receivable..................     (34,996)      (58,342)      (56,688)    (106,087)      42,798
  Note receivable......................          --      (193,250)      (93,250)          --           --
  Restricted cash and cash
    equivalents........................     128,837       353,491       299,564     (167,734)    (334,587)
  Prepaid expenses.....................    (460,220)      585,215       316,141     (126,981)     (56,185)
  Deposits.............................          --            --            30       70,000      (70,000)
  Accounts payable--trade..............  (1,117,545)     (314,114)      790,019     (772,323)     800,308
  Accounts payable--unearned income....   1,331,849      (343,164)       83,729     (100,874)     117,244
  Mutuel tickets outstanding...........      16,035        10,399         8,907        9,032        4,482
  Accrued liabilities--interest and
    other accrued expenses.............     315,947       742,200           688      231,126      107,386
  Accrued liabilities--underpaid
    purses.............................    (128,837)     (353,491)     (299,564)     165,999      345,284
  Income tax payable...................   1,106,965     2,216,745       399,454     (550,538)     431,191
                                         ----------    ----------    ----------   ----------   ----------
  Total adjustments....................   2,557,337     3,499,708     3,222,793      768,883    2,230,994
                                         ----------    ----------    ----------   ----------   ----------
Net cash provided by operating
  activities...........................   6,830,116     7,568,094     4,450,191    1,874,698    4,594,197
                                         ----------    ----------    ----------   ----------   ----------
Cash flows from investing activities:
  Proceeds from sale of property and
    equipment..........................          --            --            --           --    3,291,126
  Acquisition of property and
    equipment..........................    (873,168)     (351,335)   (2,179,874)  (1,774,061)  (1,728,721)
                                         ----------    ----------    ----------   ----------   ----------
Net cash provided by (used in)
  investing activities.................    (873,168)     (351,335)   (2,179,874)  (1,774,061)   1,562,405
                                         ----------    ----------    ----------   ----------   ----------
Cash flows from financing activities:
  Repayments of term note payable......    (500,000)     (500,000)     (500,000)  (1,500,000)  (3,200,000)
  Repayments under line of credit......          --            --            --           --   (2,000,000)
                                         ----------    ----------    ----------   ----------   ----------
Net cash (used in) financing
  activities...........................    (500,000)     (500,000)     (500,000)  (1,500,000)  (5,200,000)
                                         ----------    ----------    ----------   ----------   ----------
Net increase (decrease) in cash and
  cash equivalents.....................   5,456,948     6,716,759     1,770,317   (1,399,363)     956,602
Cash and cash equivalents, beginning of
  period...............................   2,375,511       605,194       605,194    2,004,557    1,047,955
                                         ----------    ----------    ----------   ----------   ----------
Cash and cash equivalents, end of
  period...............................  $7,832,459    $7,321,953    $2,375,511   $  605,194   $2,004,557
                                         ==========    ==========    ==========   ==========   ==========
Supplemental disclosure of cash flow
  information:
Cash paid during the period for income
  taxes................................  $1,068,072    $  878,096    $  896,831   $1,705,041   $  589,000
                                         ==========    ==========    ==========   ==========   ==========
Cash paid during the period for
  interest.............................  $2,390,864    $1,889,306    $3,578,926   $3,882,003   $3,966,307
                                         ==========    ==========    ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (ALL AMOUNTS AS AT AUGUST 31, 1999 AND FOR THE EIGHT MONTH PERIODS ENDED
                    AUGUST 31, 1999 AND 1998 ARE UNAUDITED)

1. DESCRIPTION OF BUSINESS:

    Gulfstream Park Racing Association, Inc. and its wholly-owned subsidiary (the "Company"), operate a pari-mutuel horse racing facility in Broward County, Florida. As provided in the Florida statutes, the Company was authorized to operate 63 day racing meets during the years ended December 31, 1998 and 1997 and 64 day racing meets during the year ended December 31, 1996. The Company operates during the prime winter racing season under current Florida pari-mutuel legislation. A change in legislation could affect the Company's operating dates and significantly impact future operations.

OWNERSHIP

    Until August 31, 1999, the Company was a wholly-owned subsidiary of Gulfstream Holdings, Inc. ("Gulfstream").

2. SIGNIFICANT ACCOUNTING POLICIES:

    The significant accounting policies used by the Company in the preparation of the accompanying consolidated financial statements are as follows:

BASIS OF PRESENTATION

    The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which conform, in all material respects, with accounting principles generally accepted in Canada.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Gulfstream Park Racing Association and its subsidiary. All significant intercompany balances and transactions have been eliminated on consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, which at times may exceed FDIC insurance limits. As of December 31, 1998, the Company had approximately $3 million of cash in excess of these limits. The

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY

    (ALL AMOUNTS AS AT AUGUST 31, 1999 AND FOR THE EIGHT MONTH PERIODS ENDED
                    AUGUST 31, 1999 AND 1998 ARE UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
Company places its cash and cash equivalents with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets:

Buildings...................................................       25 years
Improvements................................................  7 to 15 years
Furniture, fixtures and equipment...........................        5 years

    When assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized in current operations. Maintenance and repair costs are charged to expense as incurred, and renewals and improvements are capitalized.

DEFERRED FINANCING COSTS

    The Company capitalized costs associated with the acquisition of the $15,000,000 credit facility, as described in Note 4, and is amortizing these costs using the straight-line method over the term of the financing.

INCOME TAXES

    The Company utilizes the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year which the differences are expected to reverse.

PURSES

    The Company is required to distribute a specific amount of purses and owners' awards based on a percentage of the pari-mutuel handle, plus additional other amounts. At December 31, 1998 and 1997, purses and owners' awards were underpaid by $292,721 and $592,285, respectively, as shown in the accompanying consolidated balance sheets. At December 31, 1998 and 1997, $292,721 and $592,285, respectively, was held in restricted cash accounts in connection with this liability.

ASSET IMPAIRMENT

    The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount in an asset may not be recoverable. Management of the Company assesses the recoverability of long-lived assets by determining whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY

    (ALL AMOUNTS AS AT AUGUST 31, 1999 AND FOR THE EIGHT MONTH PERIODS ENDED
                    AUGUST 31, 1999 AND 1998 ARE UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management.

EARNINGS PER SHARE

    Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period which was 11,232 shares for the periods presented. The Company does not have any dilutive securities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Management has estimated that the fair market value of its financial instruments using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop estimates of fair market. Accordingly, the estimated fair values are not necessarily indicative of the amounts that could be realized in current market exchanges.

CASH AND CASH EQUIVALENTS, RESTRICTED CASH AND CASH EQUIVALENTS, ACCOUNTS
  RECEIVABLE, NOTE RECEIVABLE, PREPAID EXPENSES, ACCOUNTS PAYABLE AND ACCRUED LIABILITIES, MUTUEL TICKETS OUTSTANDING INCOME TAXES PAYABLE AND NOTES PAYABLE--

    Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of fair value.

TERM NOTE PAYABLE AND LONG-TERM DEBT--

    The fair value of the Company's term note payable and long-term debt based on current rates for debt with similar terms and maturities, are not materially different from their carrying value.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash investments and receivables. The Company places its cash investments in investment grade short-term instruments and limits the amount of credit exposure to any one commercial issuer. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of receivable accounts.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at August 31, 1999 and the results of operations and cash flows for the eight months ended August 31, 1999 and 1998.

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY

    (ALL AMOUNTS AS AT AUGUST 31, 1999 AND FOR THE EIGHT MONTH PERIODS ENDED
                    AUGUST 31, 1999 AND 1998 ARE UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
NEW ACCOUNTING STANDARDS

    In June, 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for the Company's first quarter ended March 31, 2001. SFAS 133 requires that an entity recognize all derivative instruments either as assets or liabilities and measure those instruments at fair value. The Company has not determined the impact, if any, of this pronouncement on its consolidated financial statements.

RECLASSIFICATION

    Certain amounts have been reclassified to conform to the December 31, 1998 presentation.

3. INCOME TAXES:

    The provision for income taxes consists of the following:

                                              EIGHT MONTHS ENDED
                                                  AUGUST 31,                YEAR ENDED DECEMBER 31,
                                           -------------------------   ---------------------------------
                                              1999          1998         1998        1997        1996
                                           -----------   -----------   ---------   --------   ----------
                                           (UNAUDITED)   (UNAUDITED)
Current provision:
  Federal................................  $2,307,569    $2,844,179    $ 858,065   $652,744   $  942,601
  State..................................     395,009       486,866      146,883    111,736      168,355
                                           ----------    ----------    ---------   --------   ----------
                                            2,702,578     3,331,045    1,004,948    764,480    1,110,956
                                           ----------    ----------    ---------   --------   ----------
Deferred provision:
  Federal................................      91,755      (408,536)    (123,252)   131,337      450,183
  State..................................      15,707       (69,934)     (21,098)    22,482       70,061
                                           ----------    ----------    ---------   --------   ----------
                                              107,462      (478,470)    (144,350)   153,819      520,244
                                           ----------    ----------    ---------   --------   ----------
                                           $2,810,040    $2,852,575    $ 860,598   $918,299   $1,631,200
                                           ==========    ==========    =========   ========   ==========

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY

    (ALL AMOUNTS AS AT AUGUST 31, 1999 AND FOR THE EIGHT MONTH PERIODS ENDED
                    AUGUST 31, 1999 AND 1998 ARE UNAUDITED)

3. INCOME TAXES: (CONTINUED)
    The significant components of the net deferred tax liability as of August 31, 1999, December 31, 1998 and 1997 were as follows:

                                                AUGUST 31, 1999    DECEMBER 31, 1998    DECEMBER 31, 1997
                                                ----------------   ------------------   ------------------
                                                  (UNAUDITED)
Deferred tax assets:
  Deferred income.............................      $   3,393           $ 205,335            $ 169,241
  State deferred taxes........................         34,501              29,161               36,334
  Other.......................................        168,232             164,062              139,119
  Valuation allowance.........................        (99,219)            (99,219)             (99,219)
                                                    ---------           ---------            ---------
                                                      106,907             299,339              245,475
Deferred tax liabilities:
  Property and equipment......................       (801,177)           (886,148)            (976,634)
                                                    ---------           ---------            ---------
Net deferred tax liability....................      $(694,270)          $(586,809)           $(731,159)
                                                    =========           =========            =========

    The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has established a valuation allowance against deferred tax assets of $99,219 at December 31, 1998.

    The reconciliation between the statutory income tax provision and the actual tax provision for the eight month periods ended August 31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996 is shown as follows:

                                           EIGHT MONTHS ENDED
                                               AUGUST 31,               YEARS ENDED DECEMBER 31,
                                        -------------------------   --------------------------------
                                           1999          1998         1998       1997        1996
                                        -----------   -----------   --------   --------   ----------
                                        (UNAUDITED)   (UNAUDITED)
Income tax at Federal statutory
  rate................................  $2,478,987    $2,422,336    $746,248   $708,441   $1,398,041
State taxes, net of federal benefit...     266,965       271,006      81,760     87,242      154,971
Other.................................      64,088       159,233      32,590    122,616       78,188
                                        ----------    ----------    --------   --------   ----------
Income tax provision..................  $2,810,040    $2,852,575    $860,598   $918,299   $1,631,200
                                        ==========    ==========    ========   ========   ==========

4. NOTES PAYABLE:

    During the year, the Company had a $15,000,000 credit facility from a financial institution. The credit facility consists of a $2,000,000 revolving line of credit and a $13,000,000 term loan. The line of credit expired on May 31, 1998, and bore interest at LIBOR plus .55%, plus a commitment fee of ..2%. As of December 31, 1998, the outstanding balances on the term loan was $7,300,000. The term loan calls for annual principal payments of $500,000 with a balloon payment due at maturity. The line of credit and the term loan are collateralized by the assets of the Company, and a nonrecourse guarantee and pledge agreement by Gulfstream. The credit facility contains covenants which restrict borrowings and the payment of dividends, requires the maintenance of certain financial ratios and limits capital

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY

    (ALL AMOUNTS AS AT AUGUST 31, 1999 AND FOR THE EIGHT MONTH PERIODS ENDED
                    AUGUST 31, 1999 AND 1998 ARE UNAUDITED)

4. NOTES PAYABLE: (CONTINUED)
expenditures. The term loan, with interest rates indexed to market rates, approximates fair-market value at December 31, 1998 and August 31, 1999.

    On February 16, 1999, the Company amended its term loan arrangement through February 16, 2000 with interest at LIBOR plus 1.25%. All other terms of the arrangement are substantially identical to the previous terms.

5. LONG-TERM DEBT:

    At December 31, 1998, the Company had $48,000,000 in long-term debt outstanding to Orient Corporation (USA). This debt is collateralized by substantially all of the Company's assets, and is subordinate to the credit facility. The Company pays interest at TIBOR plus .80% (5.3% at December 31,
1998). The Company entered into an interest rate agreement which limits the applicable interest rate through December 31, 1999. This debt matures on December 31, 2004, with annual payments of $500,000 commencing in 2000 with a balloon payment due at maturity. The long-term debt, with interest rates indexed to market rates, approximates fair market value at December 31, 1998. (see
Note 9)

6. COMMITMENTS AND CONTINGENCIES:

CONTRACTS

(I) CONCESSION CONTRACT

    During 1998, the Company entered into a five-year concession contract. Under the terms of the agreement, the concessionaire is entitled to a guarantee of $125,000 in the first year and $100,000 thereafter in return for their services. In the event profits from concessions in a given year exceed guaranteed amounts (the "excess"), the Company is entitled to receive a portion of the excess. The Company's entitlement is the first $100,000 of the excess plus a portion of any additional excess earned above $100,000. (see Note 9)

(II) SERVICE AGREEMENTS

    The Company is engaged in a totalisator service agreement that provides that the Company pay a minimum service charge that is based on a multiple applied to all wagers plus a $1,000 fee for each racing day. This agreement will expire at December 31, 1999.

    The Company is committed to a service agreement to provide on-track audio and video support operations through December 31, 2001. The service charge paid by the Company for each racing day is $3,730.

    In December, 1998, the Company entered into a five-year operating lease agreement for phone equipment. Under the terms of the agreement, the Company is obligated to pay $13,402 per month with a fair market value purchase option at the end of the third and fifth year.

            GULFSTREAM PARK RACING ASSOCIATION, INC. AND SUBSIDIARY

    (ALL AMOUNTS AS AT AUGUST 31, 1999 AND FOR THE EIGHT MONTH PERIODS ENDED
                    AUGUST 31, 1999 AND 1998 ARE UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
LITIGATION AND OTHER

    The Company is a defendant in certain legal and other actions arising in the normal course of business. Management believes that the outcome of these actions will not have a material effect on the Company's financial position or results of operations.

7. RELATED PARTY TRANSACTIONS:

    An officer of the Company is a partner in a law firm which performed various legal services for the Company. Charges from this law firm for legal services and other reimbursable costs amounted to approximately $44,900 and $21,400 for the eight month periods ended August 31, 1999 and 1998 and approximately $29,100, $94,300 and $34,300 for the years ended December 31, 1998, 1997 and
1996, respectively.

    The Company has an agreement to pay a consulting fee and loan guarantee fee to Gulfstream. Such payments amounted to $39,659 and $122,772 for the eight month periods ended August 31, 1999 and 1998 and $244,772, $255,368 and $256,980
in the years ended December 31, 1998, 1997 and 1996, respectively.

8. EMPLOYEE BENEFIT PLAN:

    Effective January 1, 1995, the Company adopted a 401(k) profit sharing plan (the "Plan") to provide retirement benefits for its employees. All employees who meet certain eligibility requirements are able to participate in the Plan. Discretionary matching contributions are determined each year by the Company. The Company contributed to the Plan approximately $54,600 and $71,300 during the eight month periods ended August 31, 1999 and 1998 and approximately $85,100, $82,900 and $86,700, during the years ended December 31, 1998, 1997 and 1996, respectively.

9. SUBSEQUENT EVENTS:

    a) On September 1, 1999, Magna Entertainment Corp., a wholly-owned subsidiary of Magna International Inc., acquired all of the outstanding common stock of the Company. Under the terms of the purchase and sale agreement, $48,000,000 in long-term debt was repaid immediately before the sale, with funds provided by the seller through an addition to paid-up capital. The interest rate agreements associated with this long-term debt were cancelled.

    b) The concession contract (Note 6 (i)) was waived in 1999 due to losses incurred. These losses were shared by the Company and the concessionaire.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER MAGNA ENTERTAINMENT CORP. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THE PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THESE SECURITIES.

                              -------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 --------
Prospectus Summary.............................       1
Risk Factors...................................       8
Forward-Looking Statements.....................      19
Use of Proceeds................................      20
Price Range of Class A Subordinate Voting Stock
 and Exchangeable Shares.......................      21
Dividend Policy................................      22
Capitalization.................................      23
Selected Financial and Operating Information...      24
Management's Discussion and Analysis of Results
 of Operations and Financial Position..........      26
Our Business...................................      38
Management.....................................      58
Principal Stockholders.........................      67
Relationship with Magna International..........      68
Description of Capital Stock...................      71
Corporate Constitution.........................      75
Canadian Federal Income Tax Considerations for
 Canadian Residents............................      77
United States Federal Tax Considerations for
 Non-U.S. Residents............................      79
Underwriting...................................      82
Legal Matters..................................      84
Experts........................................      85
Transfer Agent and Registrar...................      85
Additional Information.........................      85
Index to Consolidated Financial Statements.....     F-1


                           MAGNA ENTERTAINMENT CORP.

                               20,000,000 SHARES

                              CLASS A SUBORDINATE
                                  VOTING STOCK

                                 -------------
                                   PROSPECTUS
                                 -------------

                            BEAR, STEARNS & CO. INC.
                            BMO NESBITT BURNS CORP.
                               CIBC WORLD MARKETS


                                         , 2002


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

A COPY OF THIS PRELIMINARY SHORT FORM PROSPECTUS HAS BEEN FILED WITH THE SECURITIES REGULATORY AUTHORITIES IN EACH OF THE PROVINCES OF CANADA BUT HAS NOT YET BECOME FINAL FOR THE PURPOSE OF THE SALE OF SECURITIES. INFORMATION CONTAINED IN THIS PRELIMINARY SHORT FORM PROSPECTUS MAY NOT BE COMPLETE AND MAY HAVE TO BE AMENDED. THE SECURITIES MAY NOT BE SOLD UNTIL A RECEIPT FOR THE SHORT FORM PROSPECTUS IS OBTAINED FROM THE SECURITIES REGULATORY AUTHORITIES.


THIS SHORT FORM PROSPECTUS HAS BEEN FILED UNDER PROCEDURES IN EACH OF THE PROVINCES OF CANADA THAT PERMIT CERTAIN INFORMATION ABOUT THESE SECURITIES TO BE DETERMINED AFTER THE PROSPECTUS HAS BECOME FINAL AND THAT PERMIT THE OMISSION OF THAT INFORMATION FROM THIS PROSPECTUS. THE PROCEDURES REQUIRE THE DELIVERY TO PURCHASERS OF A SUPPLEMENTED PREP PROSPECTUS CONTAINING THE OMITTED INFORMATION WITHIN A SPECIFIED PERIOD OF TIME AFTER AGREEING TO PURCHASE ANY OF THESE SECURITIES.

THIS SHORT FORM PROSPECTUS CONSTITUTES A PUBLIC OFFERING OF THESE SECURITIES ONLY IN THOSE JURISDICTIONS WHERE THEY MAY BE LAWFULLY OFFERED FOR SALE AND THEREIN ONLY BY PERSONS PERMITTED TO SELL SUCH SECURITIES. INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. FOR THE PURPOSE OF THE PROVINCE OF QUEBEC, THIS SIMPLIFIED PROSPECTUS CONTAINS INFORMATION TO BE COMPLETED BY CONSULTING THE PERMANENT INFORMATION RECORD. COPIES OF THE DOCUMENTS INCORPORATED BY REFERENCE AND OF THE PERMANENT INFORMATION RECORD MAY BE OBTAINED ON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF MAGNA ENTERTAINMENT CORP., 337 MAGNA DRIVE, AURORA, ONTARIO, CANADA L4G 7K1 (TELEPHONE
(905) 726-2462).

NO SECURITIES REGULATORY AUTHORITY HAS EXPRESSED AN OPINION ABOUT THESE SECURITIES AND IT IS AN OFFENCE TO CLAIM OTHERWISE.


        PRELIMINARY SHORT FORM BASE PREP PROSPECTUS DATED MARCH 8, 2002


NEW ISSUE

                           MAGNA ENTERTAINMENT CORP.

                                     CDN. $

             20,000,000 SHARES OF CLASS A SUBORDINATE VOTING STOCK

We are offering 20,000,000 shares of our Class A Subordinate Voting Stock for sale in Canada and the United States.


Our Class A Subordinate Voting Stock is traded on the Nasdaq National Market under the symbol "MIEC" and on The Toronto Stock Exchange under the symbol "MIE.A". On March 7, 2002, the last sale price of our Class A Subordinate Voting Stock on the Nasdaq National Market was U.S. $9.16 and on The Toronto Stock Exchange was Cdn. $14.52. The offering price has been determined by us based on negotiations with Bear, Stearns & Co. Inc., BMO Nesbitt Burns Inc. and CIBC World Markets Corp., who are the representatives of the underwriters of this offering. Persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Subordinate Voting Stock. For a description of these activities, see "Underwriting".



We are negotiating a proposed credit facility with the Canadian chartered bank affiliate of BMO Nesbitt Burns Inc., and may therefore be considered a "connected issuer" of both BMO Nesbitt Burns Inc. and its U.S. affiliate, BMO Nesbitt Burns Corp., within the meaning of applicable Canadian securities legislation in connection with this offering. See "Underwriting".



See "Risk Factors" beginning on page 8 to read about the risks that you should consider before buying shares of our Class A Subordinate Voting Stock.


                           --------------------------

         PRICE: CDN.$     PER SHARE OF CLASS A SUBORDINATE VOTING STOCK

                                              PRICE TO PUBLIC       UNDERWRITING COMMISSION      PROCEEDS TO US(1)
Per Share...............................           Cdn. $                    Cdn. $                    Cdn. $
Total(2)................................           Cdn. $                    Cdn. $                    Cdn. $

----------------------------------

(1) Before deducting expenses of this offering, estimated to be Cdn. $   in the
    aggregate.

(2) We have granted the underwriters an option, exercisable at any time within 30 days of the date of the closing of this offering, to purchase up to 3,000,000 shares of our Class A Subordinate Voting Stock at the offering price per share solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total price to public,
    underwriting commission and proceeds to us would be Cdn. $     , Cdn. $
    and Cdn. $     respectively. This prospectus also qualifies the distribution of this option and the shares issuable upon its exercise.


The underwriters, as principals, conditionally offer these shares of Class A Subordinate Voting Stock, subject to prior sale, if, as and when issued by us and accepted by the underwriters in accordance with the conditions contained in the underwriting agreement referred to under "Underwriting", and subject to the approval of certain legal matters on our behalf by Osler, Hoskin & Harcourt LLP and Sidley Austin Brown & Wood LLP, and on behalf of the underwriters by Torys LLP and Latham & Watkins. THE UNDERWRITERS MAY OFFER THE CLASS A SUBORDINATE VOTING STOCK AT A LOWER PRICE THAN STATED ABOVE. SEE "UNDERWRITING".



Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that definitive share certificates evidencing the shares offered under the prospectus will be available for delivery at closing,
which will take place on or about      , 2002, but in any event no later than
     , 2002.


We are incorporated under the laws of a foreign jurisdiction and, although our executive offices are located in Canada, a significant portion of our assets are located outside of Canada. It may not be possible for investors to collect from us judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Exchange Rates........................         i
Prospectus Summary....................         1
Risk Factors..........................         8
Forward-Looking Statements............        19
Use of Proceeds.......................        20
Price Range of Class A Subordinate
  Voting Stock and Exchangeable
  Shares..............................        21
Dividend Policy.......................        22
Capitalization........................        23
Selected Financial and Operating
  Information.........................        24
Management's Discussion and Analysis
  of Results of Operations and
  Financial Position..................        26
Our Business..........................        38
Management............................        58
Principal Stockholders................        67
Relationship with Magna
  International.......................        68
Description of Capital Stock..........        71



                                          PAGE
                                        --------

Corporate Constitution................        75
Canadian Federal Income Tax
  Considerations for Canadian
  Residents...........................        77
United States Federal Tax
  Considerations for Non-U.S.
  Residents...........................        79
Underwriting..........................        82
Legal Matters.........................        84
Experts...............................        85
Transfer Agent and Registrar..........        85
Additional Information................        85
Canadian Eligibility for Investment...        86
Canadian Purchasers' Statutory
  Rights..............................        86
Incorporation of Certain Information
  by Reference........................        87
Index to Consolidated Financial
  Statements..........................       F-1
Certificate of the Company............       C-1
Certificate of the Underwriters.......       C-2


                            ------------------------

                                 EXCHANGE RATES


    The Canadian dollar exchange rate for U.S. dollars based on the noon buying rate in New York City for cable transfers payable in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on March 7, 2002 was U.S. $1.00 = Cdn. $1.5823. The following table sets forth, for the fiscal years, periods and dates indicated, certain information concerning the Noon Buying Rate.



                                                        AT PERIOD END   AVERAGE(1)     HIGH       LOW
                                                        -------------   ----------   --------   --------
                                                                    (CDN. $ PER U.S. $1.00)
1998..................................................     1.5375         1.4894      1.5770     1.4075
1999..................................................     1.4440         1.4827      1.5375     1.4440
2000..................................................     1.4995         1.4870      1.5600     1.4350
2001..................................................     1.5925         1.5485      1.6023     1.4933


------------------------

(1) The average of the Noon Buying Rate on the last business day of each month during the period.

                      CANADIAN ELIGIBILITY FOR INVESTMENT

    Shares of our Class A Subordinate Voting Stock offered hereby will be eligible investments, without resort to the so-called "basket provisions", or their purchase will not be prohibited, in each case subject to general investment provisions, and, in some cases, subject to prudent investment requirements and to additional requirements relating to investment or lending policies or goals, and subject to restrictions and prohibitions on investments made in the capacity of fiduciary or administrator under the following statutes:

    - INSURANCE COMPANIES ACT (Canada);

    - TRUST AND LOAN COMPANIES ACT (Canada);

    - PENSION BENEFITS STANDARDS ACT, 1985 (Canada);

    - PENSION BENEFITS ACT (Ontario);

    - TRUSTEE ACT (Ontario);

    - AN ACT RESPECTING TRUST COMPANIES AND SAVINGS COMPANIES (Quebec) (for a trust company or savings company, as defined therein, incorporated under the laws of the Province of Quebec, which invests its own funds);

    - AN ACT RESPECTING INSURANCE (Quebec) (for an insurer, as defined therein, incorporated under the laws of the Province of Quebec, other than a mutual association, professional corporation or a guarantee fund corporation);

    - SUPPLEMENTAL PENSION PLANS ACT (Quebec);


    - EMPLOYMENT PENSION PLANS ACT (Alberta);


    - INSURANCE ACT (Alberta);

    - FINANCIAL INSTITUTIONS ACT (British Columbia);

    - THE INSURANCE ACT (Manitoba); and

    - THE PENSION BENEFITS ACT (Manitoba).


    Provided our Class A Subordinate Voting Stock is listed on a prescribed stock exchange (which currently includes the Nasdaq National Market and The Toronto Stock Exchange), our Class A Subordinate Voting Stock will be a qualified investment under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans. Our Class A Subordinate Voting Stock will be foreign property under the Tax Act for the purposes of the tax imposed under Part XI of the Tax Act on those trusts (other than registered education savings plans), and on registered pension plans and certain other persons exempt from tax under Part I of the Tax Act.


                     CANADIAN PURCHASERS' STATUTORY RIGHTS

    Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages, if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents, filed with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference into and form an integral part of this short form prospectus:


    - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (which constitutes our annual information form for the purposes of Canadian securities laws, and which contains our audited consolidated financial statements for the fiscal years ended December 31, 2000 and 1999, the five-month period ended December 31, 1998 and the year ended July 31, 1998, together with the related notes and auditors' reports, and management's discussion and analysis);


    - our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2001 (which contains our unaudited consolidated financial statements for the nine month periods ended September 30, 2001 and 2000, together with the related notes and management's discussion and analysis);


    - our Definitive Proxy Statement on Schedule 14A dated April 5, 2001 relating to the meeting of stockholders held on May 11, 2001, except for the sections titled "Corporate Governance, Human Resources and Compensation Committee Report" and "Executive Compensation--Comparative Stock Performance Graph";


    - our material change reports filed with the Canadian securities regulatory authorities on:

      - January 11, 2001, in connection with the appointment of Jim McAlpine as our new President and Chief Executive Officer;

      - February 13, 2001, in connection with our expectation to report a loss of $0.11 to $0.12 per share for the fourth quarter of 2000, and income of approximately $0.01 per share for the 2000 fiscal year;

      - April 16, 2001, in connection with the completion of the acquisition of Ladbroke Racing Pennsylvania Inc.'s account wagering operations, The Meadows harness track, four off-track betting facilities and an interest in The Racing Network;

      - May 4, 2001, in connection with our financial results for the three month period ended March 31, 2001;

      - August 7, 2001, in connection with the selection of GMR-NY LLC as the successful bidder to acquire the New York City Off-Track Betting operation;

      - October 31, 2001, in connection with the offering being made by this prospectus;


      - November 6, 2001, in connection with our financial results for the nine-month period ended September 30, 2001;



      - November 8, 2001, in connection with our acquisition of Multnomah Greyhound Park in Portland, Oregon; and



      - February 15, 2002, in connection with our financial results as at and for the three months and year ended December 31, 2001; and



    - our press release dated February 11, 2002 announcing our financial results as at and for the three months and year ended December 31, 2001.


    Material change reports (excluding confidential material change reports), interim consolidated financial statements (including management's discussion and analysis in the quarterly reports for such periods), annual audited consolidated financial statements, including the auditors' report thereon, and information circulars which are required to be filed by us with Canadian securities regulatory authorities after the date of this prospectus and prior to the termination of any offering under this prospectus shall be deemed to be incorporated by reference in this prospectus.

    INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH THE SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Secretary, 337 Magna Drive, Aurora, Ontario L4G 7K1 Canada, telephone number (905) 726-2462. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from our Secretary at the above-mentioned address and telephone number.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The making of a modifying or a superseding statement shall not be an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

    Upon a new Annual Report on Form 10-K and the related annual audited consolidated financial statements being filed by us, with and, where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous Annual Report on Form 10-K, the previous annual financial statements and all quarterly financial statements (including management's discussion and analysis in the quarterly reports for such periods), material change reports and proxy statements filed prior to the commencement of our financial year in which the new information form is filed shall be deemed no longer to be incorporated into this prospectus for purposes of further offers and sales of securities hereunder.

    This prospectus has been filed under procedures in each of the provinces of Canada that permit certain information about our Class A Subordinate Voting Stock to be determined after the prospectus has become final and that permit the omission of that information from this prospectus. The procedures require the delivery to purchasers of a supplemented PREP prospectus containing the omitted information within a specified time after agreeing to purchase any of our Class A Subordinate Voting Stock. All disclosures contained in a supplemented PREP prospectus that is not contained in the base PREP prospectus will be incorporated by reference into the base PREP prospectus as of the date of the supplemented PREP prospectus.

                               COMPILATION REPORT

To the Directors of
Magna Entertainment Corp.


    We have reviewed, as to compilation only, the accompanying pro forma consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2001. This pro forma statement of operations and comprehensive income (loss) has been prepared for inclusion in the prospectus relating to the sale and issuance of shares of Class A Subordinate Voting Stock of Magna Entertainment Corp. In our opinion, the unaudited pro forma consolidated statement of operations and comprehensive income (loss) has been properly compiled to give effect to the proposed transactions and assumptions described in the notes thereto.



Toronto, Canada,
March 8, 2002                                                          /s/ ERNST & YOUNG LLP

                           CERTIFICATE OF THE COMPANY



Dated: March 8, 2002


    This short form prospectus, together with the documents and information incorporated herein by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required under securities legislation of each province of Canada. For the purpose of the Province of Quebec, this simplified prospectus, as supplemented by the permanent information record, will, as of the date of the supplemented prospectus, contain no misrepresentation likely to affect the value or the market price of the securities to be distributed.

            (Signed) JIM MCALPINE                         (Signed) GRAHAM J. ORR
    President and Chief Executive Officer      Executive Vice-President and Chief Financial
                                                                  Officer

                      On behalf of the Board of Directors


         (Signed) J. TERRENCE LANNI                      (Signed) PETER M. GEORGE
                  Director                                       Director

                        CERTIFICATE OF THE UNDERWRITERS


Dated: March 8, 2002


    To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each province of Canada. For the purpose of the Province of Quebec, to our knowledge, this simplified prospectus, as supplemented by the permanent information record, will, as of the date of the supplemented prospectus contain no misrepresentation likely to affect the value or market price of the securities to be distributed.

                                   BMO NESBITT BURNS INC.

                              By: (Signed) FREDERICK J. MIFFLIN

                                  CIBC WORLD MARKETS INC.

                               By: (Signed) DANIEL J. McCARTHY

    The following includes the names of every person or company having an interest, directly or indirectly, to the extent of not less than 5% in the capital of the underwriters:

BMO NESBITT BURNS INC.: a wholly-owned subsidiary of BMO Nesbitt Burns Corporation Limited, an indirect majority-owned subsidiary of a Canadian chartered bank; and

CIBC WORLD MARKETS INC.: a wholly-owned subsidiary of a Canadian chartered bank.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*


U.S. and Canadian registration fees.........................  $   50,710
Blue Sky....................................................       5,000
Accounting fees.............................................     300,000
Legal fees..................................................     800,000
Printing, mailing and administrative fees...................     250,000
Nasdaq and TSE listing fees.................................      60,000
NASD fees...................................................      30,500
Miscellaneous...............................................       5,000
                                                              ----------
TOTAL.......................................................  $1,501,210
                                                              ==========


------------------------

* All amounts are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 145 of the Delaware General Corporation Law, our by-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was or has agreed to become one of our directors, officers, employees or agents, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our indemnification obligation extends to costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person or on his or her behalf in connection with such an action, suit or proceeding and any appeal therefrom, if any such person acted in good faith in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation also provides that, to the extent permitted by law, our directors will have no liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our officers and directors and the officers and directors of our subsidiaries are covered by liability insurance, subject to a deductible for executive indemnification. The policy does not provide coverage for losses arising from the violation of, or the enforcement of, environmental laws and regulations.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On November 12, 1999, we issued 650,695 shares of our Class A Subordinate Voting Stock, par value $0.01, to The Edward J. DeBartolo Corporation as partial consideration for the purchase of all the issued and outstanding stock of Thistledown, Inc. and Remington Park, Inc. from The Edward J. DeBartolo Corporation and Oklahoma Racing LLC. The aggregate purchase price was $24.0 million of which $19.5 million was paid in cash and $4.5 million was paid through the issuance of the Class A Subordinate Voting Stock. This issuance was made in reliance on the exemption from registration provided in Section 4(2) of the United States Securities Act of 1933 for transactions by an issuer not involving any public offering.

    On December 10, 1999, we issued 1,012,195 shares of our Class A Subordinate Voting Stock to Ladbroke Racing Corporation as partial consideration for the purchase of all the issued and outstanding stock of Ladbroke Land Holdings, Inc. and Pacific Racing Association Inc. The aggregate amount of consideration for the transaction was $87.0 million of which $60.0 million was paid in cash, $7.0 million was paid through the issuance of our Class A Subordinate Voting Stock and $20.0 million was paid by way of an interest-free promissory note. This issuance was made in reliance on the exemption from registration provided in Section 4(2) of the United States Securities Act of 1933 for transactions by an issuer not involving any public offering.

    On February 29, 2000, we issued 267,416 shares of our Class A Subordinate Voting Stock to Great Lakes Downs, Inc. and Great Lakes Downs Cafe, Inc., as consideration for the assets and approximately $9.3 million of liabilities of Great Lakes Downs racetrack in Muskegon, Michigan. The aggregate amount of consideration for the transaction was $1.8 million, paid through the issuance of our Class A Subordinate Voting Stock. This issuance was made in reliance on the exemption from registration provided in Section 4(2) of the United States Securities Act of 1933 for transactions by an issuer not involving any public offering.


    On April 5, 2001, we issued 3,178,297 shares of our Class A Subordinate Voting Stock as partial consideration for the purchase of Ladbroke Racing Pennsylvania Inc. and Sport Broadcasting, Inc. (collectively the "Ladbroke Companies"). The aggregate purchase price, including transaction costs, was $46.6 million, net of cash acquired of $7.0 million. The total purchase price was satisfied by cash payments of $20.1 million, the issuance of two promissory notes totalling $13.25 million which bear interest at 6% with the first note in the amount of $6,625,000 maturing on the first anniversary of the closing date and the second note in the amount of $6,625,000 maturing on the second anniversary of the closing date, and by the issuance of shares of Class A Subordinate Voting Stock valued at $13.25 million. This issuance was made in reliance on the exemption from registration provided in Section 4(2) of the United States Securities Act of 1933 for transactions by an issuer not involving any public offering.



    On October 26, 2001, we issued 330,962 shares of our Class A Subordinate Voting Stock as partial consideration for the purchase of Multnomah Greyhound Park. The aggregate purchase price was $5.9 million, net of cash acquired of $0.3 million, of which approximately one-third was satisfied with the issuance of our Class A Subordinate Voting Stock and the balance was paid in cash. The issuance was made in reliance on the exemption from registration provided in
Section 4(2) of the United States Securities Act of 1933 for transactions by an issuer not involving any public offering.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The following documents are filed as part of this Registration Statement.


     EXHIBIT NO.                          DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------

         1              Form of Underwriting Agreement

         3.1            Restated Certificate of Incorporation of Magna Entertainment
                        Corp. (2)

         3.2            By-laws of Magna Entertainment Corp. (2)

         4              Form of Stock Certificate for Class A Subordinate Voting
                        Stock (1)

         5              Opinion of Sidley Austin Brown & Wood LLP

        10.2            Stock Purchase Agreement dated as of June 30, 1999 between
                        Magna Entertainment Corp. and Gulfstream Park Racing
                        Association Inc. (1)

        10.3 Stock Purchase Agreement dated as of October 21, 1999 between Magna Entertainment Corp., The Edward J. DeBartolo
                        Corporation and Oklahoma Racing LLC (1)

     EXHIBIT NO.                          DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
        10.3            Stock Purchase Agreement dated as of November 5, 1999
                        between Magna Entertainment Corp. and Ladbroke Racing
                        Corporation (1)

        10.4            Exchangeable Share Support Agreement dated as of
                        February 14, 2000 among Magna Entertainment Corp. and MEC
                        Holdings (Canada) Inc. (1)

        10.5            Voting and Exchange Agreement dated as of February 14, 2000 among Magna Entertainment Inc., Magna Entertainment Corp.
                        and MEC Holding (Canada) Inc. (1)

        10.6            Term Loan Credit Agreement dated as of November 15, 1999, as amended from time to time, between The Santa Anita
                        Companies, Inc. and Wells Fargo Bank, National Association
                        (1)

        10.7            Revolving Credit Agreement dated as of January 1, 2001
                        between Los Angeles Turf Club, Incorporated and Wells Fargo
                        Bank, National Association (4)

        10.8            Forbearance Agreement dated as of February 8, 2000 between
                        Magna International Inc. and Magna Entertainment Corp. (1)

        10.9            Access Agreement dated as of March 1, 1999 between Magna
                        International Inc. and Magna Liegenschaftsverwaltungs-GmbH
                        (1)

        10.10           Magna Entertainment Corp. Long-Term Incentive Plan (3)

        10.11           Employment Agreement with Donald Amos dated August 3, 2000
                        (4)

        10.12           Employment Agreement with Graham J. Orr dated October 5,
                        2000 (4)

        10.13           Employment Agreement with Gary M. Cohn dated November 1,
                        2000 (4)

        10.14           Purchase Agreement dated as of August 25, 2000 between Magna
                        Entertainment Corp., BMOC Acquisitions XIV, LLC and
                        PaineWebber Real Estate Securities, Inc. (incorporated by
                        reference to exhibit 2 to registrant's Report on Form 8-K
                        filed February 2, 2001)

        10.15           Lease dated as of November 17, 2000 between Bay Meadows
                        Operating Company LLC and PW Acquisition IV, LLC (4)

        10.16 Amendment No. 1 to the Term Loan Credit Agreement dated as of November 15, 1999, between The Santa Anita Companies,
                        Inc. and Wells Fargo Bank, National Association (4)

        10.17 Amendment No. 2 to the Term Loan Credit Agreement dated as of November 15, 1999, between The Santa Anita Companies,
                        Inc. and Wells Fargo Bank, National Association (4)

        10.18           Stock Purchase Agreement dated as of December 21, 2000 among
                        Ladbroke Racing Wyoming, Inc., Ladbroke Racing Corporation
                        and Magna Entertainment Corp. (incorporated by reference to exhibit 2 to registrant's Report on Form 8-K filed
                        March 16, 2001)

        10.19 Amendment No. 1, effective as of the Closing Date, to the Stock Purchase Agreement, dated as of December 21, 2000
                        (incorporated by reference to exhibit 2.1 to registrant's
                        Report on Form 8-K filed March 16, 2001)

        10.20           Amending letter agreement dated March 28, 2001 to the Stock
                        Purchase Agreement dated as of December 21, 2000
                        (incorporated by reference to exhibit 2.2 to registrant's
                        Report on Form 8-K filed March 16, 2001)

        10.21           Preferred Access Agreement dated December 21, 2001 between
                        MEC Holdings (Canada) Inc. and Magna International Inc.

     EXHIBIT NO.                          DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
        10.22           Stock Purchase Agreement dated June 27, 2001 between Magna
                        Entertainment Corp. and Arthur L. McFadden

        10.23           Commercial Lease dated June 30, 2001 between Portland
                        Meadows Management, LLC and MEC Oregon Racing, Inc.

        21              Subsidiaries of the Registrant

        23.1            Consent of Ernst & Young LLP in respect of the Audited
                        Consolidated Financial Statements of Magna Entertainment
                        Corp.

        23.2            Consent of Ernst & Young LLP in respect of the Audited
                        Financial Statements of Los Angeles Turf Club, Inc.

        23.3            Consent of Ernst & Young LLP in respect of the Audited
                        Combined Financial Statements of Golden Gate Fields
                        (consisting of Pacific Racing Association's operations
                        subject to the licensing provisions of the California Horse
                        Racing Board, Ladbroke Racing California, Inc. and Ladbroke
                        Land Holdings, Inc. (wholly owned subsidiaries of Ladbroke
                        Racing Corporation))

        23.4 Consent of Ernst & Young LLP in respect of the combined financial statements of Bay Meadows Operating Company, LLC and Bay Meadows Catering

        23.5            Consent of Ernst & Young LLP in respect of the financial
                        statements of Ladbroke Racing Pennsylvania and Subsidiaries

        23.6 Consent of Ernst & Young LLP in respect of the financial statements of Sport Broadcasting, Inc.

        23.7            Consent of Hill, Barth & King LLC in respect of the Audited
                        Financial Statements of Remington Park, Inc.

        23.8            Consent of Hill, Barth & King LLC in respect of the Audited
                        Financial Statements of Thistledown, Inc.

        23.9            Consent of PricewaterhouseCoopers LLP in respect of the
                        Audited Consolidated Financial Statements of Gulfstream Park
                        Racing Association, Inc. and Subsidiary

        24              Powers of Attorney


------------------------


(1) Incorporated by reference to the corresponding exhibit number of the registrant's Registration Statement on Form S-1 originally filed on January 14, 2000 (File number 333-94791).


(2) Incorporated by reference to the corresponding exhibit number of the registrant's Report on Form 8-K filed March 16, 2000.

(3) Incorporated by reference to the corresponding exhibit number of the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.


(4) Incorporated by reference to the corresponding exhibit number of the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.


    (b) Financial Statement Schedules

    The financial statement schedules are omitted because they are not required, are not applicable or the information is shown in the consolidated financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Magna Entertainment Corp. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Ontario, Canada, on this 8th day of March, 2002.


                                                       MAGNA ENTERTAINMENT CORP.

                                                       By:               /s/ JIM MCALPINE
                                                            -----------------------------------------
                                                                           Jim McAlpine
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.


                        NAME                                       TITLE
                        ----                                       -----
                          *
     -------------------------------------------       Chairman and Director
                   Frank Stronach

                          *
     -------------------------------------------       Vice-Chairman and Director
                  Jerry D. Campbell

                                                       President and Chief Executive
                  /s/ JIM MCALPINE                       Officer and Director
     -------------------------------------------         (Principal Executive
                    Jim McAlpine                         Officer)

                                                       Executive Vice-President and
                  /s/ GRAHAM J. ORR                      Chief Financial Officer
     -------------------------------------------         (Principal Financial
                    Graham J. Orr                        Officer)

                  /s/ DOUG TATTERS                     Vice-President and Controller
     -------------------------------------------         (Principal Accounting
                    Doug Tatters                         Officer)

                          *
     -------------------------------------------       Vice-President, Corporate
                   Andrew Stronach                       Development and Director

     -------------------------------------------       Director
                  William G. Davis


                                     III-1

                        NAME                                       TITLE
                        ----                                       -----
                          *
     -------------------------------------------       Director
                   Peter M. George

                          *
     -------------------------------------------       Director
                  Joseph W. Harper

                          *
     -------------------------------------------       Director
                   Terrence Lanni

                          *
     -------------------------------------------       Director
                     Jack Liebau

     -------------------------------------------       Director
                  Edward C. Lumley

                          *
     -------------------------------------------       Director
                    Gino Roncelli

                          *
     -------------------------------------------       Director
                  Ronald J. Volkman

     -------------------------------------------       Director
                   John C. York II

                  /s/ GARY M. COHN                     As attorney-in-fact for the
     -------------------------------------------         officers and/or directors
                    Gary M. Cohn                         marked by an asterisk


                                     III-2

                               INDEX TO EXHIBITS


     EXHIBIT NO.                          DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------

         1              Form of Underwriting Agreement

         3.1            Restated Certificate of Incorporation of Magna Entertainment
                          Corp. (2)

         3.2            By-laws of Magna Entertainment Corp. (2)

         4              Form of Stock Certificate for Class A Subordinate Voting
                          Stock (1)

         5              Opinion of Sidley Austin Brown & Wood LLP

        10.1            Stock Purchase Agreement dated as of June 30, 1999 between
                          Magna Entertainment Corp. and Gulfstream Park Racing
                          Association Inc. (1)

        10.2            Stock Purchase Agreement dated as of October 21, 1999
                          between Magna Entertainment Corp., The Edward J. DeBartolo
                          Corporation and Oklahoma Racing LLC (1)

        10.3            Stock Purchase Agreement dated as of November 5, 1999
                          between Magna Entertainment Corp. and Ladbroke Racing
                          Corporation (1)

        10.4            Exchangeable Share Support Agreement dated as of
                          February 14, 2000 among Magna Entertainment Corp. and MEC
                          Holdings (Canada) Inc. (1)

        10.5            Voting and Exchange Agreement dated as of February 14, 2000 among Magna Entertainment Inc., Magna Entertainment Corp.
                          and MEC Holding (Canada) Inc. (1)

        10.6            Term Loan Credit Agreement dated as of November 15, 1999, as amended from time to time, between The Santa Anita
                          Companies, Inc. and Wells Fargo Bank, National Association
                          (1)

        10.7            Revolving Credit Agreement dated as of January 1, 2001
                          between Los Angeles Turf Club, Incorporated and Wells
                          Fargo Bank, National Association (4)

        10.8            Forbearance Agreement dated as of February 8, 2000 between
                          Magna International Inc. and Magna Entertainment Corp. (1)

        10.9            Access Agreement dated as of March 1, 1999 between Magna
                          International Inc. and Magna Liegenschaftsverwaltungs-GmbH
                          (1)

        10.10           Magna Entertainment Corp. Long-Term Incentive Plan (3)

        10.11           Employment Agreement with Donald Amos dated August 3, 2000
                          (4)

        10.12           Employment Agreement with Graham J. Orr dated October 5,
                          2000 (4)

        10.13           Employment Agreement with Gary M. Cohn dated November 1,
                          2000 (4)

        10.14           Purchase Agreement dated as of August 25, 2000 between Magna
                          Entertainment Corp., BMOC Acquisitions XIV, LLC and
                          PaineWebber Real Estate Securities, Inc. (incorporated by
                          reference to exhibit 2 to registrant's Report on Form 8-K
                          filed February 2, 2001)

        10.15           Lease dated as of November 17, 2000 between Bay Meadows
                          Operating Company LLC and PW Acquisition IV, LLC (4)

        10.16           Amendment No. 1 to the Term Loan Credit Agreement dated as of November 15, 1999, between The Santa Anita Companies,
                          Inc. and Wells Fargo Bank, National Association (4)


                                     III-3

     EXHIBIT NO.                          DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
        10.17           Amendment No. 2 to the Term Loan Credit Agreement dated as of November 15, 1999, between The Santa Anita Companies,
                          Inc. and Wells Fargo Bank, National Association (4)

        10.18           Stock Purchase Agreement dated as of December 21, 2000 among
                          Ladbroke Racing Wyoming, Inc., Ladbroke Racing Corporation
                          and Magna Entertainment Corp. (incorporated by reference
                          to exhibit 2 to registrant's Report on Form 8-K filed
                          March 16, 2001)

        10.19           Amendment No. 1, effective as of the Closing Date, to the
                          Stock Purchase Agreement, dated as of December 21, 2000
                          (incorporated by reference to exhibit 2.1 to registrant's
                          Report on Form 8-K filed March 16, 2001)

        10.20           Amending letter agreement dated March 28, 2001 to the Stock
                          Purchase Agreement dated as of December 21, 2000
                          (incorporated by reference to exhibit 2.2 to registrant's
                          Report on Form 8-K filed March 16, 2001)

        10.21           Preferred Access Agreement dated December 21, 2001 between
                          MEC Holdings (Canada) Inc. and Magna International Inc.

        10.22           Stock Purchase Agreement dated June 27, 2001 between Magna
                          Entertainment Corp. and Arthur L. McFadden

        10.23           Commercial Lease dated June 30, 2001 between Portland
                          Meadows Management, LLC and MEC Oregon Racing, Inc.

        21              Subsidiaries of the Registrant

        23.1            Consent of Ernst & Young LLP in respect of the Audited
                          Consolidated Financial Statements of Magna Entertainment
                          Corp.

        23.2            Consent of Ernst & Young LLP in respect of the Audited
                          Financial Statements of Los Angeles Turf Club, Inc.

        23.3            Consent of Ernst & Young LLP in respect of the Audited
                          Combined Financial Statements of Golden Gate Fields
                          (consisting of Pacific Racing Association's operations
                          subject to the licensing provisions of the California
                          Horse Racing Board, Ladbroke Racing California, Inc. and
                          Ladbroke Land Holdings, Inc. (wholly owned subsidiaries of
                          Ladbroke Racing Corporation))

        23.4            Consent of Ernst & Young LLP in respect of the combined
                          financial statements of Bay Meadows Operating Company, LLC and Bay Meadows Catering

        23.5            Consent of Ernst & Young LLP in respect of the financial
                          statements of Ladbroke Racing Pennsylvania and Subsidiaries

        23.6            Consent of Ernst & Young LLP in respect of the financial
                          statements of Sport Broadcasting, Inc.

        23.7            Consent of Hill, Barth & King LLC in respect of the Audited
                          Financial Statements of Remington Park, Inc.

        23.8            Consent of Hill, Barth & King LLC in respect of the Audited
                          Financial Statements of Thistledown, Inc.

        23.9            Consent of PricewaterhouseCoopers LLP in respect of the
                          Audited Consolidated Financial Statements of Gulfstream
                          Park Racing Association, Inc. and Subsidiary


                                     III-4

     EXHIBIT NO.                          DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
        24              Powers of Attorney

------------------------


(1) Incorporated by reference to the corresponding exhibit number of the registrant's Registration Statement on Form S-1 originally filed on January 14, 2000 (File number 333-94791).


(2) Incorporated by reference to the corresponding exhibit number of the registrant's Report on Form 8-K filed March 16, 2000.

(3) Incorporated by reference to the corresponding exhibit number of the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.


(4) Incorporated by reference to the corresponding exhibit number of the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.


                                     III-5